As filed with the Securities and Exchange Commission on September 15, 2003
                                                   Registration No. 333-________
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             PROVIDENT BANCORP, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

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
           Delaware                            6712                   Being applied for
-------------------------------    ----------------------------    ----------------------
(State or Other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)    Identification Number)

                               400 Rella Boulevard
                           Montebello, New York 10901
                                 (845) 369-8040
   ---------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 George Strayton
                               400 Rella Boulevard
                           Montebello, New York 10901
                                 (845) 369-8040
   ---------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)

                                   Copies to:
                              John J. Gorman, Esq.
                                 Ned Quint, Esq.
                       Luse Gorman Pomerenk & Schick, P.C.
                     5335 Wisconsin Avenue, N.W., Suite 400
                             Washington, D.C. 20015

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: :

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: 9

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: 9

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: 9

                                             CALCULATION OF REGISTRATION FEE
========================================================================================================================

                                                                Proposed maximum    Proposed maximum
        Title of each class of               Amount to be         offering price        aggregate           Amount of
      securities to be registered             registered             per share       offering price     registration fee
------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value per share    18,253,750 shares         $10.00         $182,537,500 (1)         $14,768
------------------------------------------------------------------------------------------------------------------------

Participation Interests                    835,650 interests             --                   --                  (2)
========================================================================================================================

(1)      Estimated solely for the purpose of calculating the registration fee.
(2) The securities of Provident Bancorp, Inc. to be purchased by the Provident Bank 401(k) Plan are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                             PROVIDENT BANCORP, INC.
                      (Holding Company for Provident Bank)
                     Up to 15,525,000 Shares of Common Stock

         Provident Bancorp, Inc., a Delaware corporation, is offering shares of common stock for sale in connection with the conversion of Provident Bancorp, MHC from the mutual to the stock form of organization. The shares of common stock we are offering represent the ownership interest in Provident Bancorp, Inc., a federal corporation, now owned by Provident Bancorp, MHC. The existing shares of Provident Bancorp, Inc. common stock held by the public will be exchanged for new shares of common stock of Provident Bancorp, Inc., a Delaware corporation. All shares of common stock are being offered for sale at a price of $10.00 per share. For a period of 20 trading days after the offering, our shares of common stock will trade on the Nasdaq National Market under the symbol "PBCPD." Thereafter, our trading symbol will revert to "PBCP."

    If you are or were a depositor or are a borrower of Provident Bank:
    .    You may have priority rights to purchase shares of common stock.
    If you are currently a stockholder of Provident Bancorp, Inc.:
    . You may purchase additional shares of common stock in the offering after priority orders are filled.
    . Each of your shares of common stock will be exchanged at the conclusion of the offering for between 2.5985 and 3.5156 new shares of common stock of Provident Bancorp, Inc., a Delaware corporation.
    . Your percentage ownership will remain essentially equivalent to your current percentage ownership interest in Provident Bancorp, Inc., subject to the issuance of shares in connection with a pending acquisition described in this document and the issuance of shares to a charitable foundation, described below.
    If you are a participant in the Provident Bank 401(k) Plan:
    . You may direct that all or part of your current account balances in this plan be invested in shares of common stock.
    . You will receive a supplement to this prospectus that describes your rights under the plan.
    If you fit none of the categories above, but are interested in purchasing shares of our common stock:
    . You may purchase shares of common stock after priority orders are filled.

         We are offering up to 15,525,000 shares of common stock for sale on a best efforts basis. We may sell up to 17,853,750 shares of common stock because of demand for the shares or changes in market conditions, without resoliciting subscribers. In addition, we will issue 400,000 shares of common stock and contribute $1.0 million in cash to a charitable foundation to be established by Provident Bank. We must issue a minimum of 11,475,000 shares in the offering in order to complete the offering and the exchange of existing shares. Under certain circumstances, we may include shares issued in connection with a pending acquisition described in this document in order to meet this minimum requirement.

         The minimum number of shares you can order is 25 shares. The offering is expected to expire at ____:00 a.m., New York Time, December ___, 2003. We may extend this expiration date without notice to you until February ___, 2004, unless the Office of Thrift Supervision approves a later date, which may not be beyond January ____, 2006. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond February ___, 2004 or the number of shares of common stock to be sold is increased to more than 17,853,750 shares or decreased to less than 11,475,000 shares. If the offering is extended beyond February ___, 2004, subscribers will have the right to modify or rescind their purchase orders. Funds received during the offering will be held in a segregated account at Provident Bank and will earn interest at our passbook savings rate.

         Ryan Beck & Co., Inc. will assist us in selling our shares of common stock on a best efforts basis. Ryan Beck & Co., Inc. is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

                                OFFERING SUMMARY
                             Price: $10.00 per Share

                                                                                        Adjusted
                                                   Minimum            Maximum           Maximum
                                               ---------------    ---------------    ---------------
       Number of shares:                            11,475,000         15,525,000         17,853,750
       Gross offering proceeds:                $   114,750,000    $   155,250,000    $   178,537,500
       Estimated offering expenses:            $     2,597,000    $     2,982,000    $     3,203,000
       Estimated net proceeds:                 $   112,153,000    $   152,268,000    $   175,334,000
       Estimated net proceeds per share:       $          9.77    $          9.81    $          9.82

    This investment involves a degree of risk, including the possible loss of principal.

                Please read "Risk Factors" beginning on page ___.

         These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                 RYAN BECK & CO.

                The date of this prospectus is ___________, 2003

  [MAP SHOWING PROVIDENT BANK'S AND ELLENVILLE NATIONAL BANK'S COMBINED MARKET
                               AREA APPEARS HERE]


                                TABLE OF CONTENTS

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                                                                                                  Page
                                                                                                  ----
SUMMARY..............................................................................................1
RISK FACTORS........................................................................................16
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF PROVIDENT BANCORP AND SUBSIDIARIES................23
FORWARD-LOOKING STATEMENTS..........................................................................26
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING.................................................27
OUR DIVIDEND POLICY.................................................................................28
MARKET FOR THE COMMON STOCK.........................................................................29
HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE..............................................31
CAPITALIZATION......................................................................................32
THE ACQUISITION OF E.N.B. HOLDING COMPANY, INC. AND RELATED PRO FORMA DATA..........................33
PRO FORMA CONVERSION AND ACQUISITION DATA...........................................................40
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE FOUNDATION...................48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............49
BUSINESS OF PROVIDENT BANCORP AND PROVIDENT BANK....................................................69
SUPERVISION AND REGULATION..........................................................................95
TAXATION...........................................................................................103
MANAGEMENT OF PROVIDENT BANCORP....................................................................105
BENEFICIAL OWNERSHIP OF COMMON STOCK...............................................................115
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS..................................................116
THE CONVERSION.....................................................................................117
PROVIDENT BANK CHARITABLE FOUNDATION...............................................................140
RESTRICTIONS ON ACQUISITION OF PROVIDENT BANCORP...................................................144
DESCRIPTION OF CAPITAL STOCK OF PROVIDENT BANCORP FOLLOWING THE CONVERSION.........................148
TRANSFER AGENT.....................................................................................149
EXPERTS............................................................................................149
LEGAL MATTERS......................................................................................149
WHERE YOU CAN FIND ADDITIONAL INFORMATION..........................................................149
PROVIDENT BANCORP, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................F-1

                                     SUMMARY

         The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Provident Bancorp, Inc. common stock for new shares of Provident Bancorp, Inc. common stock. It may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

The Companies

         Provident Bancorp, MHC

         Provident Bancorp, MHC is the federally chartered mutual holding company of Provident Bancorp, Inc., a federal corporation. Provident Bancorp, MHC's principal business activity is the ownership of 4,416,000 shares of common stock of Provident Bancorp, or 55.5% of the issued and outstanding shares as of June 30, 2003. After the completion of the mutual-to-stock conversion, Provident Bancorp, MHC will no longer exist.

         Provident Bancorp, MHC's executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is
(845) 369-8040.

         Provident Bancorp, Inc. (a federal corporation)

         Provident Bancorp, Inc. is a federally chartered corporation that owns all of the outstanding common stock of Provident Bank. At June 30, 2003, Provident Bancorp had consolidated assets of $1.1 billion, deposits of $857.5 million and stockholders' equity of $115.7 million. After the completion of the mutual-to-stock conversion, Provident Bancorp will cease to exist, but will be succeeded by a new Delaware corporation with the name Provident Bancorp, Inc. As of June 30, 2003, Provident Bancorp had 7,953,075 shares of common stock issued and outstanding. As of that date, Provident Bancorp, MHC owned 4,416,000 shares of common stock of Provident Bancorp, representing 55.5% of the issued and outstanding shares of common stock. The remaining 3,537,075 shares were held by the public.

         Provident Bancorp, Inc.'s executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is
(845) 369-8040.

         Provident Bancorp, Inc. (a Delaware Corporation)

         Provident Bancorp, Inc. is a newly-formed Delaware corporation that will own all of the outstanding common stock of Provident Bank upon completion of the mutual-to-stock conversion and the offering. Provident Bancorp also proposes to acquire E.N.B. Holding Company and its subsidiary, Ellenville National Bank. Concurrently with the completion of the conversion and offering, Provident Bancorp, a Delaware corporation, will be the successor to Provident Bancorp, a federal corporation.

         Our executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is (845) 369-8040.

         Provident Bank

         Provident Bank is a full-service, community-oriented savings association that provides financial services to individuals, families and businesses through 18 branch offices and 25 ATMs throughout Rockland and Orange Counties, New York.

         Originally organized in 1888 as a New York State-chartered mutual savings and loan association, in January 1999 Provident Bank reorganized into the mutual holding company structure and became the wholly-owned subsidiary of Provident Bancorp. As part of the mutual holding company reorganization, Provident Bancorp conducted an initial public offering and sold 46.7% of its shares of common stock to depositors. At September 30, 1998 we operated 11 branch offices. Subsequent to the mutual holding company reorganization and initial stock offering, we have broadened our market reach through de novo branching and our acquisition in April 2002 of The National Bank of Florida, located in Florida, New York. At the time of the acquisition, The National Bank of Florida had assets of $104.0 million and deposits of $88.2 million.

         In April 2002, Provident Bank organized Provident Municipal Bank as a wholly-owned subsidiary. Provident Municipal Bank is a New York State-chartered commercial bank that is engaged in the business of accepting deposits from municipalities in our market area.

         Provident Bank's business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans and leases, consumer loans and in investment securities and mortgage-backed securities.

         Provident Bank's executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is (845) 369-8040.

Our Organizational Structure

         In 1999, Provident Bank's mutual predecessor reorganized into the mutual holding company form of organization. As a part of the mutual holding company reorganization, Provident Bancorp sold 46.7% of its shares of common stock to depositors in a subscription offering. The majority of the outstanding shares of common stock were issued to Provident Bancorp, MHC. Provident Bancorp, MHC is a mutual holding company that has no stockholders. Provident Bancorp owns 100% of the outstanding shares of Provident Bank.

         Pursuant to the terms of Provident Bancorp, MHC's plan of conversion and reorganization, Provident Bancorp, MHC will convert from the mutual holding company to the fully public form of corporate structure. As part of the conversion, we are offering for sale in a subscription offering and a community offering the majority ownership interest of Provident Bancorp that is currently held by Provident Bancorp, MHC. Upon the completion of the conversion and offering, Provident Bancorp, MHC will cease to exist, and we will complete the transition from partial to full public stock ownership. Existing public stockholders of Provident Bancorp will receive new shares of common stock of Provident Bancorp (our newly-formed Delaware corporation that will be the successor to the current Provident Bancorp) in exchange for their existing shares of Provident Bancorp at the completion of the conversion.

         The following chart shows our current organizational structure, which is commonly referred to as the "two-tier" mutual holding company structure:

                                                  Public
             Provident Bancorp, MHC            Stockholders

    55.5% of Provident                                  44.5% of Provident
    Bancorp common stock                                Bancorp common stock

                             Provident Bancorp, Inc.

                                           100% of common stock

                                 Provident Bank

                                           100% of common stock

                            Provident Municipal Bank

After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:

                               Public Stockholders
                      (including the charitable foundation)

                                           100% of common stock

                             Provident Bancorp, Inc.

                                           100% of common stock

                                 Provident Bank

                                           100% of common stock

                            Provident Municipal Bank

Business Strategy

         Highlights of our business strategy are:

         .        Operating as a community bank;

         .        Enhancing customer services;

         .        Growing and diversifying our loan portfolio; and

         .        Expanding our retail banking franchise.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Management Strategy" for a discussion of our business strategy.

Reasons for the Conversion

         The primary reasons for converting and raising additional capital are:

         . to provide us with the capital to acquire E.N.B. Holding Company and its subsidiary, Ellenville National Bank, as discussed below;

         . to facilitate growth through other acquisitions and de novo branching as opportunities arise;

         . to support internal growth through lending in communities we serve;

         . to enhance existing products and services and support the development of new products and services;

         .        to improve our overall competitive position; and

         .        to enhance stockholder returns through higher earnings.

         As a fully converted stock holding company, we will have greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since Provident Bancorp, MHC is required to own a majority of our outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof and will, therefore, enhance our ability to compete with other bidders when acquisition opportunities arise. Other than our agreement to acquire E.N.B. Holding Company, Inc., we currently have no arrangements or understandings regarding any specific acquisition.

E.N.B. Holding Company, Inc. Acquisition

         At the time we adopted our plan of conversion and reorganization, we entered into an agreement to acquire E.N.B. Holding Company, Inc. E.N.B. Holding Company is a New York corporation that owns all of the outstanding common stock of Ellenville National Bank. As of June 30, 2003, E.N.B.

Holding Company had consolidated assets of $341.7 million, deposits of $307.7 million, and stockholders' equity of $29.9 million. Ellenville National Bank is a national bank that was chartered in 1956. Ellenville National Bank conducts its business through nine branch offices and ten ATMs located in the New York Counties of Orange, Sullivan and Ulster. Ellenville National Bank's business consists primarily of accepting deposits from customers and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans, commercial business loans, consumer loans, one- to four-family and multi-family residential real estate loans and in investment securities and mortgage-backed securities.

         As part of the acquisition of E.N.B. Holding Company, Ellenville National Bank will be merged into Provident Bank, and as a result, Provident Bank will operate 27 branch offices. The E.N.B. Holding Company acquisition will expand our presence in Orange County, New York and will provide an entry for Provident Bank into Ulster and Sullivan Counties, New York. Stockholders of E.N.B. Holding Company will receive $4,830 for each share of E.N.B. Holding Company common stock (with a total value of $73.5 million) in the form of:

         (i)      cash;

         (ii) shares of common stock of Provident Bancorp, a Delaware corporation (valued at $10.00 per share); or

         (iii)    a combination of cash and shares of common stock,

provided that the aggregate merger consideration to be paid to all stockholders of E.N.B. Holding Company will consist of 50% cash and 50% shares of Provident Bancorp common stock. We expect to issue 3,677,320 shares of common stock to E.N.B. Holding Company's stockholders in exchange for their shares of E.N.B. Holding Company common stock. In the event that we sell more than $181.3 million of shares of common stock in the offering (excluding shares we issue to the Provident Bank Charitable Foundation and excluding shares we issue in exchange for existing shares of common stock of Provident Bancorp, a federal corporation), then the number of shares to be issued to stockholders of E.N.B. Holding Company will be increased.

         The acquisition of E.N.B. Holding Company is not contingent on completion of the conversion and the related stock offering. The merger agreement provides that if the conversion and stock offering are not completed by March 31, 2004, E.N.B. Holding Company can elect to: (i) proceed with the merger transaction and E.N.B. Holding Company stockholders will receive merger consideration of $4,500 per share in cash, or (ii) terminate the merger and receive a fee of $3.7 million. The merger is subject to approval by the stockholders of Provident Bancorp, Inc. and E.N.B. Holding Company and by the Office of Thrift Supervision. We anticipate completing simultaneously the conversion, the stock offering and the merger in January 2004, although no assurance can be given that we will be able to complete these transactions by that date.

Terms of the Conversion and Offering

         Pursuant to Provident Bancorp, MHC's plan of conversion and reorganization, our organization will convert from a partially public to a fully public form of holding company structure. In connection with the conversion, we are selling the ownership interest in Provident Bancorp currently held by Provident Bancorp, MHC.

         We are offering between 11,475,000 and 15,525,000 shares of common stock to eligible depositors and borrowers of Provident Bank, our employee benefit plans and, to the extent shares remain available, to our existing public stockholders, depositors of Ellenville National Bank and the general public. The number of shares of common stock to be sold may be increased up to 17,853,750 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 17,853,750 or decreased to less than 11,475,000, or the offering is extended beyond February ___, 2004, you will not have the opportunity to change or cancel your stock order.

         We also will issue 400,000 shares of common stock and contribute $1.0 million in cash to a charitable foundation to be established by Provident Bank.

         If we do not receive orders for at least 11,475,000 shares of common stock, then we may issue up to 3,677,320 unsubscribed shares to E.N.B. Holding Company stockholders as merger consideration in order to complete the offering and conversion at the minimum of the offering range. If 3,677,320 offering shares are so issued to E.N.B. Holding Company, the minimum number of shares that must be sold in the offering is 7,797,680. If none of the offering shares are so issued because we receive orders for at least 11,475,000 shares of common stock, then the 3,677,320 shares of common stock to be issued to E.N.B. Holding Company stockholders will be in addition to the total shares issued in the conversion and offering. The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Ryan Beck & Co., Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Ryan Beck & Co. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

         We are offering the shares of common stock of Provident Bancorp in a "subscription offering" in the following descending order of priority:

         (1) First, to depositors with accounts at Provident Bank with aggregate balances of at least $50 on June 30, 2002.

         (2) Second, to Provident Bancorp's and Provident Bank's tax-qualified plans, including our employee stock ownership plan and 401(k) Plan.

         (3) Third, to depositors with accounts at Provident Bank with aggregate balances of at least $50 on September 30, 2003.

         (4) Fourth, to depositors of Provident Bank as of [other member date] and to borrowers of Provident Bank as of January 7, 1999 whose borrowings remained outstanding as of [other member date].

         Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a "community offering," with a preference given first to natural persons residing in the New York counties of Rockland and Orange, then to Provident Bancorp public stockholders as of [stockholder date] and then to depositors of Ellenville National Bank as of [stockholder date]. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a "syndicated community offering" managed by Ryan Beck & Co. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.

How We Determined the Offering Range and the $10.00 Per Share Stock Price

         The amount of common stock we are offering is based on an independent appraisal of the estimated market value of Provident Bancorp, assuming the conversion, offering and acquisition of E.N.B. Holding Company are completed. RP Financial, LC., our independent appraiser, has estimated that, as of August 29, 2003, this market value ranged from $247.4 million to $320.4 million, with a midpoint of $283.9 million. Based on this valuation, the ownership interest of Provident Bancorp, MHC being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Provident Bancorp will range from 11,475,000 shares to 15,525,000 shares. In addition, we will issue 400,000 shares and contribute $1.0 million in cash to the charitable foundation. The contribution of cash and our shares of common stock to the charitable foundation will have the effect of reducing our pro forma valuation. See "Comparison of Valuation and Pro Forma Information With and Without the Foundation." The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The appraisal is based in part on Provident Bancorp's financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 11 publicly traded savings bank and thrift holding companies that RP Financial considered comparable to Provident Bancorp.

         The following table presents a summary of selected pricing ratios for the peer group companies and Provident Bancorp. Provident Bancorp's pro forma price-to-earnings multiple is annualized based on earnings for the nine months ended June 30, 2003, while information for the peer group companies is based on earnings for the twelve months ended June 30, 2003. All other information presented is as of June 30, 2003. Compared to the average pricing of the peer group, Provident Bancorp's pro forma pricing ratios at the maximum of the offering range indicated a premium of 29% on a price-to-earnings basis, a discount of 37% on a price-to-book basis and a discount of 26% on a price-to-tangible book basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering.

                                                Pro forma                pro forma                 pro forma
                                            price-to-earnings           price-to-book          price-to-tangible
                                                multiple                 value ratio           book value ratio
                                            -----------------           -------------          -----------------
Provident Bancorp
  Maximum...............................          22.73x                     109.77%                  141.87%
  Minimum...............................          17.44                       96.81                   130.67

Valuation of peer group companies as
 of August 29, 2003
  Averages..............................          17.67x                     173.43%                  192.46%
  Medians...............................          17.39                      154.67                   179.93

         The independent appraisal does not indicate market value. Do not assume or expect that the valuation of Provident Bancorp as indicated above means that, after the conversion and offering, the shares of common stock will trade at or above the $10.00 purchase price.

         The independent appraisal will be updated prior to the completion of the conversion. If the appraised value changes to either below $247.4 million or above $362.3 million, we will resolicit persons who had submitted stock orders, providing them an opportunity to modify or cancel their stock orders.

The Exchange of Existing Shares of Provident Bancorp Common Stock

         If you are currently a stockholder of Provident Bancorp, a federal corporation, your shares will be cancelled and exchanged for shares of common stock of Provident Bancorp, a Delaware corporation, at the conclusion of the conversion. The number of shares of common stock you receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of Provident Bancorp. In addition, if options to purchase shares of Provident Bancorp common stock are exercised before consummation of the conversion, there will be an increase in the percentage of shares of Provident Bancorp held by public stockholders, an increase in the number of shares of common stock issued to public stockholders in the share exchange and a decrease in the exchange ratio and the offering range. The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares a hypothetical owner of Provident Bancorp common stock would receive in the exchange for their shares of common stock owned at the consummation of the conversion, depending on the number of shares of common stock issued in the offering. The table excludes the effect of the issuance of shares of common stock to the charitable foundation and the effect of the issuance of shares of common stock to stockholders of E.N.B. Holding Company.

                                                        New Shares to be Exchanged  Total Shares of            New Shares to
                             New Shares to be Issued      for Existing Shares of    Common Stock to             be Received
                                 in This Offering            Provident Bancorp       be Issued in                 for 100
                            --------------------------  --------------------------  Conversion and   Exchange    Existing
                              Amount         Percent        Amount       Percent       Offering        Ratio      Shares
                            ----------      ----------  ------------    ----------  ---------------  --------  -------------
Minimum .................   11,475,000/(1)/       55.5%    9,191,109          44.5%   20,666,109       2.5985          259
Midpoint ................   13,500,000            55.5    10,813,069          44.5    24,313,069       3.0571          305
Maximum .................   15,525,000            55.5    12,435,029          44.5    27,960,029       3.5156          351
15% above Maximum .......   17,853,750            55.5    14,300,284          44.5    32,154,034       4.0430          404

----------
(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares of common stock in the offering, then Provident Bancorp may issue up to 3,677,320 unsubscribed offering shares to E.N.B. Holding Company, Inc. stockholders as merger consideration in order to complete the offering at the minimum of the offering range. If 3,677,320 shares of common stock are so issued, the minimum number of shares of common stock that must be sold in the offering is 7,797,680. If none of the offering shares are so issued, the 3,677,320 shares of common stock to be issued to E.N.B. Holding Company, Inc. stockholders will be in addition to the total shares issued in the conversion and offering.

         If you own shares of Provident Bancorp common stock in a brokerage account in "street name," you do not need to take any action to exchange your shares of common stock. If you own shares in the form of Provident Bancorp stock certificates, you will receive a transmittal form with instructions to surrender your stock certificates after consummation of the conversion. New certificates of Provident Bancorp common stock will be mailed to you within five business days after the exchange agent receives properly executed transmittal forms and certificates.

         No fractional shares of Provident Bancorp common stock will be issued to any public stockholder of Provident Bancorp. For each fractional share that would otherwise be issued, Provident Bancorp will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price. Current stockholders of Provident Bancorp do not have dissenters' or appraisal rights in connection with the conversion.

Limits on How Much Common Stock You May Purchase

         The minimum number of shares of common stock that may be purchased is 25.

         If you are not currently a Provident Bancorp stockholder -

         No individual may purchase more than 40,000 shares of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed 80,000 shares:

         . your spouse or relatives of you or your spouse living in your house;

         . companies, trusts or other entities in which you have a financial interest or hold a position; or

         .        other persons who may be acting in concert with you.

         If you are currently a Provident Bancorp stockholder -

         In addition to the above purchase limitations, there is an ownership limitation. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any new shares you and they receive in the exchange for existing Provident Bancorp common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion. Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.

How You May Purchase Shares of Common Stock

         In the subscription offering and community offering, you may pay for your shares only by:

         (1)      personal check, bank check or money order; or

         (2) authorizing us to withdraw funds from the types of Provident Bank deposit accounts designated on the stock order form.

         Provident Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Provident Bank line of credit to pay for shares of common stock.

         You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Provident Bancorp, Inc. or authorization to withdraw from one or more of your Provident Bank deposit accounts, provided that we receive the stock order form before __________, 2003, which is the end of the offering period. We will pay interest at Provident Bank's passbook savings rate from the date funds are received until completion or termination of the conversion. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Provident Bank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be withdrawn or changed.

         You may subscribe for shares of common stock using funds in your individual retirement account, or IRA, at Provident Bank or elsewhere. However, common stock must be held in a self-directed retirement account, such as those offered by a brokerage firm or Provident Bank's Investment Management and Trust Department. By regulation, Provident Bank's individual retirement accounts that were not established through our Investment Management and Trust Department are not self-directed, so they cannot be invested in our common stock. If you wish to use some or all of the funds in your Provident Bank individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm or our Investment Management and Trust Department. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your individual retirement account or other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Our Issuance of Shares of Common Stock and Our Contribution of Cash to the Charitable Foundation

         To further our commitment to our local community, we intend to establish a charitable foundation as part of the conversion. We will issue shares of common stock and cash to the charitable foundation. We will issue 400,000 shares of our common stock, having an initial market value of $4.0 million. The value of the shares of common stock to be issued to the charitable foundation (at $10.00 per share), together with up to $1.0 million in cash, will equal $5.0 million. As a result of the contribution of cash and common stock to the charitable foundation, we will record a pre-tax expense of approximately $3.0 million during the quarter in which the conversion is completed. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities.

         The issuance of these additional shares of common stock to the charitable foundation will:

         . dilute the voting interests of purchasers of shares of our common stock in the offering, and

         . result in an expense, and a reduction in earnings, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit, during the quarter in which the contribution is made.

         The establishment and funding of the Provident Bank Charitable Foundation must be approved by members of Provident Bancorp, MHC and stockholders of Provident Bancorp, Inc. Consummation of the conversion and the offering of common stock, however, is not conditioned upon member or stockholder approval of the charitable foundation.

         See "Risk Factors--The Issuance of Shares and Cash to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2004," "Comparison of Valuation and Pro Forma Information With and Without the Foundation" and "Provident Bank Charitable Foundation."

Delivery of Stock Certificates

         Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

How We Intend to Use the Proceeds From the Offering

         We estimate net proceeds from the offering will be between $112.2 million and $152.3 million, or $175.3 million if the offering range is increased by 15%. Provident Bancorp intends to retain between $32.2 million and $68.5 million of the net proceeds, or $87.7 million if the offering range is increased by 15%). Approximately $79.9 million to $83.8 million of the net proceeds (or $87.7 million if the offering range is increased by 15%) will be invested in Provident Bank.

         The net proceeds will be used for the cash merger consideration portion of the acquisition of E.N.B. Holding Company, Inc. (approximately $36.8 million), for the loan to the employee stock ownership plan to fund its purchase of shares of common stock (between $5.9 million and $8.0 million, or $9.1 million if the offering is increased by 15%) and for general corporate purposes. Provident Bancorp may use the funds to pay cash dividends and repurchase shares of common stock. Funds invested in Provident Bank will be used to support increased lending and new products and services. The net proceeds retained by Provident Bancorp and Provident Bank also may be used for future business expansion through acquisitions of banking or financial services companies or by establishing new branches. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

You May Not Sell or Transfer Your Subscription Rights

         Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. In addition, you may not add the names of others for joint stock registration unless they were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.

Deadline for Orders of Common Stock

         If you wish to purchase shares of common stock, a properly completed original stock order form, together with payment for the shares of common stock, must be received by the Stock Information Center no later than ___:00 a.m., New York Time, on December ___, 2003, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by delivery to our Stock Information Center. Stock order forms may not be delivered to our branch offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond February ___, 2004 or the number of shares of common stock to be sold is increased to more than 17,853,750 shares or decreased to less than 11,475,000 shares. If the subscription offering and/or community offering extend beyond February ___, 2004, we will be required to resolicit subscriptions before proceeding with the offering.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

         If we do not receive orders for at least 11,475,000 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

         (i) issue up to 3,677,320 unsubscribed shares to stockholders of E.N.B. Holding Company, Inc. as merger consideration;

         (ii)     increase the purchase and ownership limitations; and

         (iii) seek regulatory approval to extend the offering beyond the February ___, 2004 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Purchases by Officers and Directors

         We expect our directors and executive officers, together with their associates, to subscribe for ___________ shares of common stock in the offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own ___________ shares of common stock, or ____% of our total outstanding shares of common stock at the midpoint of the offering range.

Benefits to Management and Potential Dilution to Stockholders Resulting From the Conversion

         Our tax-qualified employee stock ownership plan expects to purchase up to 5% of the shares of common stock we sell in the offering (including shares we issue to the Provident Bank Charitable Foundation), or 796,250 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to the total of 5% of shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees. Assuming the employee stock ownership plan purchases 796,250 shares in the offering, we will recognize additional compensation expense of $8.0 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

         We also intend to consider the implementation of a stock based recognition and retention plan and a stock option plan no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion, the stock recognition and retention plan will reserve a number of shares equal to 4% of the shares sold in the offering, or up to 637,000 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If the shares of common stock awarded under the stock recognition and retention plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 1.9% in their ownership interest in Provident Bancorp. The stock option plan will reserve a number of shares equal to 10% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation), or up to 1,592,500 shares of common stock at the maximum of the offering range, for key employees and directors upon their exercise. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 4.6% in their ownership interest in Provident Bancorp. Awards made under these plans would be subject to vesting over a period of years.

         We also will convert options previously awarded under our current stock option plan into options to purchase shares of Provident Bancorp common stock upon completion of the conversion, with the number and exercise price to be adjusted, based on the exchange ratio. The term and vesting period of the previously awarded options will remain unchanged.

         The following table summarizes the number of shares of common stock and aggregate dollar value of grants that are expected under the new stock recognition and retention plan and the new stock option plan as a result of the conversion. A portion of the stock grants shown in the table below may be made to non-management employees.

                                         Number of Shares to be Granted or Purchased                        Value of Grants (1)
                                         -------------------------------------------     Dilution        --------------------------
                                                                           As a          Resulting
                                                                         Percentage        From
                                              At                         of Common       Issuance
                                           Minimum       At Maximum       Stock to       of Shares           At             At
                                              of             of             be           for Stock        Minimum        Maximum
                                           Offering       Offering     Issued in the      Benefit       of Offering    of Offering
                                            Range          Range          Offering       Plans /(2)/       Range          Range
                                         ------------   ------------   -------------    ------------    ------------   ------------
                                                                         (dollars in thousands)
Employee stock ownership plan ........        593,750        796,250             5.0%             --    $      5,938   $      7,963
Recognition and retention plan .......        475,000        637,000             4.0             1.9           4,750          6,370
Stock option plan ....................      1,187,500      1,592,500            10.0             4.6              --             --
                                         ------------   ------------   -------------                    ------------   ------------
   Total .............................      2,256,250      3,025,750            19.0%            6.5%   $     10,688   $     14,333
                                         ============   ============   =============                    ============   ============

----------
(1) The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted.
(2)      Calculated at maximum of offering range.

Market for Common Stock

         Existing publicly held shares of our common stock trade on the Nasdaq National Market under the symbol "PBCP." Upon completion of the conversion, the new shares of common stock of Provident Bancorp will replace existing shares and will be traded on the Nasdaq National Market. For a period of 20 trading days following completion of the conversion, our trading symbol will be "PBCPD." Thereafter it will revert to "PBCP." Ryan Beck & Co. currently intends to remain a market maker in the common stock and will assist us in obtaining additional market makers.

Our Dividend Policy

         Provident Bancorp currently pays a quarterly cash dividend of $0.15 per share, which equals $0.60 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the annualized dividends to equal $0.23, $0.20, $0.17 and $0.15 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.3%, 2.0%, 1.7% and 1.5%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay after the conversion will preserve the dividend amount that Provident Bancorp stockholders currently receive adjusted to reflect the exchange ratio. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

         See "Selected Consolidated Financial and Other Data of Provident Bancorp and Subsidiaries" and "Market for the Common Stock" for information regarding our historical dividend payments.

Tax Consequences

         As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Provident Bancorp, MHC, Provident Bancorp, Provident Bank, persons eligible to subscribe in the subscription offering, or existing stockholders of Provident Bancorp. Existing stockholders of Provident Bancorp who receive cash in lieu of fractional share interests in new shares of Provident Bancorp will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Conditions to Completion of the Conversion

         We cannot complete the conversion and related offering unless:

         . The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Provident Bancorp, MHC (depositors and certain borrowers of Provident Bank);

         . The plan of conversion and reorganization is approved by at least two-thirds of the votes eligible to be cast by stockholders of Provident Bancorp common stock;

         . The plan of conversion and reorganization is approved by at least a majority of the votes cast by stockholders of Provident Bancorp common stock, excluding those shares held by Provident Bancorp, MHC;

         . We issue at least the minimum number of shares of common stock offered, which may include up to 3,677,320 shares of common stock of Provident Bancorp issued to the stockholders of E.N.B. Holding Company, Inc. as merger consideration; and

         . We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

         Provident Bancorp, MHC intends to vote its ownership interest in favor of the plan of conversion and reorganization. At June 30, 2003, Provident Bancorp, MHC owned 55.5% of the outstanding shares of common stock of Provident Bancorp. The directors and executive officers of Provident Bancorp and their affiliates owned approximately _________ shares of Provident Bancorp, or _____% of the outstanding shares of common stock, excluding shares that can be acquired upon the exercise of stock options. They intend to vote those shares in favor of the plan of conversion and reorganization.

How You Can Obtain Additional Information

         Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or stock offering, please call our Stock Information Center, toll free, at (____) ____-______, Monday through Friday between 9:00 a.m. and 4:00 p.m., New York Time. The Stock Information Center will be closed weekends and bank holidays.

         TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF DECEMBER ___, 2003 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO DECEMBER ___, 2003 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO DECEMBER ___, 2003.

                                  RISK FACTORS

         You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Our Commercial Real Estate, Commercial Business and Construction Loans Expose Us to Increased Credit Risks.

         At June 30, 2003, our portfolio of commercial real estate loans totaled $179.9 million, or 25.9% of total loans, our portfolio of commercial business loans totaled $45.3 million, or 6.5% of total loans, and our portfolio of construction loans totaled $7.3 million, or 1.1% of total loans. We plan to continue to emphasize originating these types of loans. Commercial real estate, commercial business and construction loans generally have greater credit risk than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful business operations of the borrowers. These loans typically have larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Many of our borrowers also have more than one commercial real estate, commercial business or construction loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Changes in the Value of Goodwill Could Reduce Our Earnings.

         On April 23, 2002, we completed our acquisition of The National Bank of Florida. We recorded the assets acquired and liabilities assumed from The National Bank of Florida at their fair values at the closing date. The excess amount we paid for The National Bank of Florida over the fair value of the net assets acquired was recorded as goodwill, which is an intangible asset. At June 30, 2003, the balance of goodwill on our balance sheet was $13.5 million. In addition, we expect to record $48.5 million in goodwill as a result of our acquisition of E.N.B. Holding Company.

         We are required by accounting principles generally accepted in the United States to test goodwill for impairment at least annually. Testing for impairment of goodwill involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions used. If our goodwill (including the goodwill we expect to record as a result of our acquisition of E.N.B. Holding Company) were fully impaired and we were required to charge-off all of our goodwill, the pro forma reduction to our stockholders' equity would be approximately $2.18 per share, assuming we sell 13,500,000 shares in the offering.

We May Have Difficulty Managing Our Growth, Which May Divert Resources and Limit Our Ability to Successfully Expand Our Operations.

         We have grown substantially from $757.9 million of total assets and $595.1 million of total deposits at December 31, 1998 to $1.1 billion of total assets and $857.5 million of total deposits at June 30, 2003. We expect that our assets, deposits, number of customers and scale of our operations will continue to grow significantly.

         Since 1998, we have expanded our branch network by both acquiring financial institutions and establishing de novo branches. At September 30, 1998, we had 11 branch offices, compared with 18 at June 30, 2003, and after our acquisition of E.N.B. Holding Company, we will operate 27 branches. In addition, during the next four years, we expect to open one new branch office per year. We cannot assure you that our ongoing branch expansion strategy will be accretive to our earnings, or that it will be accretive to earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to generate significant deposits and make sufficient loans to produce enough income to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.

         We have incurred substantial expenses to build our management team and personnel, develop our delivery systems and establish our infrastructure to support future growth. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures, and to manage a growing number of client relationships. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner, and we may discover deficiencies in our existing systems and controls. Thus, we cannot assure you that our growth strategy will not place a strain on our administrative and operational infrastructure or require us to incur additional expenditures beyond current projections to support our future growth. Our future profitability will depend in part on our continued ability to grow. We cannot assure you that we will be able to sustain our historical growth rate or even be able to grow at all.

Provident Bancorp's Financial Success Depends on the Success of the Merger.

         Provident Bancorp's future growth and profitability depends, in part, on its ability to successfully complete its acquisition with E.N.B. Holding Company and manage the combined operations. For the merger to be successful, Provident Bancorp will have to succeed in combining the personnel and operations of Provident Bancorp and E.N.B. Holding Company and in achieving expense savings by eliminating selected redundant operations. Provident Bancorp cannot assure you that its plan to integrate and operate the combined operations will be timely or efficient, or that it will successfully retain existing customer relationships of Ellenville National Bank.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

         Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the repayment of these loans may be insufficient to cover any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets, if any, serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which may require additions to our allowance. Any material additions to our allowance for loan losses would materially decrease our net income.

         Our business strategy calls for continued growth of commercial real estate loans, commercial business loans and construction loans. These loans typically expose us to greater risk than one- to four-family residential real estate loans. As we further increase the amount of these loans in our loan portfolio, we may increase our provisions for loan losses, which could adversely affect our earnings.

         In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provisions for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities could have a material adverse effect on our results of operations and financial condition.

The Issuance of Shares and Cash to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2004

         We intend to establish a charitable foundation in connection with the reorganization. We will make a contribution to the charitable foundation in the form of shares of Provident Bancorp common stock and cash. We will issue 400,000 shares of common stock to the charitable foundation, or 2.6% of the shares of common stock to be sold at the midpoint of the offering range. The balance of the contribution to the charitable foundation will consist of a cash payment of $1.0 million. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in our 2004 fiscal year by approximately $3.0 million. Persons purchasing shares in the offering will have their ownership and voting interests in Provident Bancorp, Inc. diluted by 1.2% due to the issuance of additional shares of common stock to the charitable foundation.

Our Continuing Concentration of Loans in Our Primary Market Area May Increase Our Risk.

         Our success depends primarily on the general economic conditions in the counties in which we conduct business, and in the New York metropolitan area in general. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in Rockland and Orange Counties, New York. Following our proposed acquisition of E.N.B. Holding Company, we will also provide banking services to customers in Sullivan and Ulster Counties, New York. The local economic conditions in our market area have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations. Additionally, because we have a significant amount of commercial real estate loans, decreases in tenant occupancy may also have a negative effect on the ability of many of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

Changes in Market Interest Rates Could Adversely Affect Our Financial Condition and Results of Operations.

         Our financial condition and results of operations are significantly affected by changes in market interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income that we earn on our interest-earning assets and the interest expense that we pay on our interest-bearing liabilities. Because our interest-bearing liabilities generally reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would tend to result in a decrease in our net interest income. We have taken steps to mitigate this risk such as holding fewer longer-term residential mortgages, as well as investing excess funds in short-term investments.

         We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest at rates that are comparable to the interest rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and/or may make it more difficult for borrowers to repay adjustable rate loans.

         Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At June 30, 2003, our investment and mortgage-backed securities available for sale totaled $251.9 million. Unrealized gains on securities available for sale, net of tax, amounted to $4.0 million and are reported as a separate component of stockholders' equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity.

Our Ability to Grow May be Limited If We Cannot Make Acquisitions.

         In an effort to fully deploy the additional capital we raise in the offering, and to increase our loan and deposit growth, we will continue to seek to expand our banking franchise by acquiring other financial institutions or branches primarily in our market area. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating them. We compete with other financial institutions with respect to proposed acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, we cannot assure you that we can successfully integrate any acquired financial institutions or branches into our banking organization in a timely or efficient manner, that we will be successful in retaining existing customer relationships or that we can achieve anticipated operating efficiencies.

Strong Competition Within Our Market Area May Limit Our Growth and
Profitability.

         Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than we have, and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.

We Operate in a Highly Regulated Environment and We May be Adversely Affected by Changes in Laws and Regulations.

         Provident Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Provident Bank's deposits. Provident Municipal Bank is subject to extensive regulation, supervision and examination by the New York State Banking Department, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Provident Municipal Bank's deposits. As a savings and loan holding company, Provident Bancorp is subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of a financial institution, the classification of assets by a financial institution and the adequacy of a financial institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Provident Bank, Provident Municipal Bank, Provident Bancorp and our operations.

         Our operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on of our operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

Our Return On Stockholders' Equity Will be Reduced as a Result of the Offering.

         Net income divided by average stockholders' equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock.

The Implementation of Stock-based Benefit Plans May Dilute Your Ownership Interest.

         We will consider adopting a stock option plan and a recognition and retention plan following the offering, subject to receipt of stockholder approval. These stock-based benefit plans will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares of common stock of Provident Bancorp. While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 6.5% (approximately 4.6% dilution for the stock option plan and approximately 1.9% dilution for the recognition and retention plan) in the event newly issued shares are used to fund stock options and stock awards made under these plans.

Our Recognition and Retention Plan Will Increase Our Costs, Which Will Reduce Our Profitability and Stockholders' Equity.

         We will consider implementing a recognition and retention plan after the offering, subject to receipt of stockholder approval. Under this plan, our officers and directors may be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation). The shares of common stock awarded under the recognition plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. The recognition and retention plan cannot be implemented until at least six months after the completion of the offering. If the plan is adopted within 12 months after the completion of the conversion, it is subject to Office of Thrift Supervision regulations. If the shares of common stock to be awarded under the plan are repurchased in the open market (rather than issued directly by Provident Bancorp) and cost the same as the purchase price in the offering, the reduction to stockholders' equity from the plan would be between $4.8 million at the minimum of the offering range and $6.4 million at the adjusted maximum of the offering range.

We May Be Required to Change the Way We Recognize Expense for Our Stock Options.

         We account for our stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, we recognize compensation expense only if the exercise price of an option is less than fair value of the underlying stock on the date of the grant. Statement of Financial Accounting Standards No. 123,

"Accounting for Stock-Based Compensation," encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits our continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under Statement of Financial Accounting Standards No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period. Our net income will decrease if the Financial Accounting Standards Board requires us to recognize expense using the intrinsic-value-based method of accounting for stock options. See Note 3 of the Notes to Consolidated Financial Statements.

Our Failure to Effectively Utilize the Net Proceeds of the Offering Could Reduce Our Profitability.

         Provident Bancorp intends to contribute approximately 50% of the net proceeds of the offering to Provident Bank. Provident Bancorp may use the remaining net proceeds to finance the acquisition of other financial institutions or financial services companies, establish or acquire branches, pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, or for other general corporate purposes. Provident Bancorp expects to use a portion of the net proceeds to fund the purchase of shares of common stock in the offering by the employee stock ownership plan. Provident Bank may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

A Breach of Information Security Could Negatively Affect our Earnings.

         Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks, and over the internet. We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted. In addition, we rely on the services of a variety of vendors to meet our data processing and communication needs. If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others. These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

The Future Price of the Common Stock May be Less Than the Purchase Price in the Offering.

         We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $10.00 purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies has traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Provident Bancorp, and the outlook for the financial institutions industry in general.

Various Factors May Make Takeover Attempts More Difficult to Achieve.

         Our board of directors has no current intention to sell control of Provident Bancorp. Provisions of our certificate of incorporation and bylaws, federal regulations, Delaware law and various other factors may make it more difficult for companies or persons to acquire control of Provident Bancorp without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

         . Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

         .        Certificate of incorporation and statutory provisions.
                  Provisions of the certificate of incorporation and bylaws of Provident Bancorp and Delaware law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. These provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, supermajority voting requirements for certain business combinations and the election of directors to staggered terms of three years. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

         . Required change in control payments and issuance of stock options. We have entered into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of Provident Bancorp or Provident Bank. We have also issued stock options to key employees and directors that will require payments to them in connection with a change in control of Provident Bancorp. These payments may have the effect of increasing the costs of acquiring Provident Bancorp, thereby discouraging future attempts.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                      OF PROVIDENT BANCORP AND SUBSIDIARIES

         The following tables set forth selected consolidated historical financial and other data of Provident Bancorp for the years and at the dates indicated. In January 1999, Provident Bank reorganized from a mutual savings association into the mutual holding company structure. Prior to that date, Provident Bancorp had no significant assets, liabilities or operations and, accordingly, the financial and other data prior to that date represents the consolidated financial condition and results of operations of Provident Bank. The information at September 30, 2002 and 2001 and for the years ended September 30, 2002, 2001 and 2000 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Provident Bancorp beginning at page F-2 of this prospectus. The information at September 30, 2000, 1999 and 1998 and for the years ended September 30, 1999 and 1998 was derived in part from audited consolidated financial statements that are not included in this prospectus. The information at and for the nine months ended June 30, 2003 and 2002 is unaudited. However, in the opinion of management of Provident Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended June 30, 2003, are not necessarily indicative of the results that may be expected for future periods.

                                                                                      At September 30,
                                           At June 30,    ------------------------------------------------------------------------
                                               2003           2002           2001           2000           1999           1998
                                           ------------   ------------   ------------   ------------   ------------   ------------
                                                                               (In thousands)
Selected Financial Condition Data:

Total assets ...........................   $  1,114,698   $  1,027,701   $    881,260   $    844,303   $    814,518   $    691,068
Loans, net/(1)/ ........................        682,555        660,816        606,146        589,822        566,521        463,667
Securities available for sale ..........        251,913        206,146        163,928        162,157        148,387         97,983
Securities held to maturity ............         82,787         86,791         71,355         48,586         56,782         98,402
Deposits ...............................        857,534        799,626        653,100        608,976        586,640        573,174
Borrowings .............................        116,732        102,968        110,427        127,571        117,753         49,931
Equity .................................        115,737        110,867        102,620         90,986         90,299         55,200

                                                Nine Months Ended
                                                     June 30,
                                           ---------------------------
                                               2003           2002
                                           ------------   ------------
                                                (In thousands)
Selected Operating Data:

Interest and dividend income ...........   $     43,715   $     44,329
Interest expense .......................          9,311         13,200
                                           ------------   ------------
   Net interest income .................         34,404         31,129
Provision for loan losses ..............            800            600
                                           ------------   ------------
   Net interest income after provision
    for loan losses ....................         33,604         30,529
Non-interest income ....................          7,188          3,852
Non-interest expense /(2)/ .............         27,136         22,902
                                           ------------   ------------
Income before income tax expense .......         13,656         11,479
Income tax expense .....................          4,989          4,209
                                           ------------   ------------
   Net income ..........................   $      8,667   $      7,270
                                           ============   ============

                                                                   Years Ended September 30,
                                           ------------------------------------------------------------------------
                                               2002           2001           2000           1999           1998
                                           ------------   ------------   ------------   ------------   ------------
                                                                       (In thousands)
Selected Operating Data:

Interest and dividend income ...........   $     59,951   $     60,978   $     58,899   $     52,267   $     47,948
Interest expense .......................         17,201         26,244         26,034         21,589         20,880
                                           ------------   ------------   ------------   ------------   ------------
   Net interest income .................         42,750         34,734         32,865         30,678         27,068
Provision for loan losses ..............            900          1,440          1,710          1,590          1,737
                                           ------------   ------------   ------------   ------------   ------------
   Net interest income after provision
    for loan losses ....................         41,850         33,294         31,155         29,088         25,331
Non-interest income ....................          5,401          4,706          3,391          3,103          3,080
Non-interest expense /(2)/ .............         32,161         26,431         25,808         26,303         21,823
                                           ------------   ------------   ------------   ------------   ------------
Income before income tax expense .......         15,090         11,569          8,738          5,888          6,588
Income tax expense .....................          5,563          4,087          2,866          1,958          2,346
                                           ------------   ------------   ------------   ------------   ------------
   Net income ..........................   $      9,527   $      7,482   $      5,872   $      3,930   $      4,242
                                           ============   ============   ============   ============   ============

                                                  (footnotes on following pages)

                                                     At or for the Nine
                                                    Months Ended June 30,
                                                ----------------------------
                                                    2003            2002
                                                ------------    ------------
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to
 average total assets) /(3)/ ................           1.09%           1.04%
Return on equity (ratio of net income to
 average equity) /(3)/ ......................          10.27            9.20
Average interest rate spread /(3)//(4)/ .....           4.38            4.25
Net interest margin /(3)//(5)/ ..............           4.64            4.68
Efficiency ratio /(6)/ ......................          65.24           65.47
Non-interest expense to average total
 assets /(3)/ ...............................           3.41            3.28
Average interest-earning assets to
 average interest-bearing liabilities .......         120.65          121.20

Per Share and Related Data:
Basic earnings per share /(7)/ ..............   $       1.12    $       0.94
Diluted earnings per share ..................           1.11            0.93
Dividends per share /(8)/ ...................           0.42            0.29
Dividend payout ratio /(9)/ .................          37.50%          30.85%
Book value per share /(10)/ .................   $      14.55    $      13.48

Asset Quality Ratios:
Non-performing assets to total assets .......           0.48%           0.47%
Non-performing loans to total loans .........           0.77            0.72
Allowance for loan losses to
 non-performing loans .......................         205.87          215.79
Allowance for loan losses to total loans ....           1.59            1.55

Capital Ratios:
Equity to total assets at end of period .....          10.38%          10.41%
Average equity to average assets ............          10.59           11.34
Tier 1 leverage ratio (bank only) ...........           8.34            8.10

Other Data:
Number of full service offices ..............             18              17

                                                                  At or for the Years Ended September 30,
                                                ----------------------------------------------------------------------------
                                                    2002            2001            2000            1999            1998
                                                ------------    ------------    ------------    ------------    ------------
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to
 average total assets) /(3)/ ................           0.99%           0.87%           0.70%           0.52%           0.64%
Return on equity (ratio of net income to
 average equity) /(3)/ ......................           8.92            7.71            6.58            5.03            7.94
Average interest rate spread /(4)/ ..........           4.33            3.56            3.51            3.66            3.78
Net interest margin /(3)//(5)/ ..............           4.71            4.20            4.12            4.24            4.28
Efficiency ratio /(6)/ ......................          66.79           67.02           71.18           77.86           72.39
Non-interest expense to average total
 assets .....................................           3.36            3.06            3.08            3.47            3.29
Average interest-earning assets to
 average interest-bearing liabilities .......         120.03          120.20          118.54          119.28          114.88

Per Share and Related Data:
Basic earnings per share /(7)/ ..............   $       1.24    $       0.98    $       0.76    $       0.40    $         --
Diluted earnings per share ..................           1.22            0.97            0.76            0.40              --
Dividends per share /(8)/ ...................           0.41            0.22            0.15            0.06              --
Dividend payout ratio /(9)/ .................          33.06%          22.45%          19.74%          15.00%             --
Book value per share /(10)/ .................   $      13.86    $      12.79    $      11.26    $      10.91    $         --

Asset Quality Ratios:
Non-performing assets to total assets .......           0.49%           0.27%           0.50%           0.62%           0.94%
Non-performing loans to total loans .........           0.74            0.37            0.67            0.81            1.30
Allowance for loan losses to
 non-performing loans .......................         209.59          400.66          189.85          133.78           80.33
Allowance for loan losses to total loans ....           1.55            1.48            1.28            1.08            1.05

Capital Ratios:
Equity to total assets at end of period .....          10.79%          11.64%          10.78%          11.09%           7.99%
Average equity to average assets ............          11.15           11.24           10.67           10.29            8.05
Tier 1 leverage ratio (bank only) ...........           8.45           10.20            9.59            9.56            7.37

Other Data:
Number of full service offices ..............             17              15              13              12              11

----------
/(1)/    Excludes loans held for sale.
/(2)/ Non interest expense for fiscal 1999 includes special charges totaling approximately $1.5 million in connection with a computer system conversion ($1.1 million) and establishment of the employee stock ownership plan ($371,000).
/(3)/    Ratios for the nine months ended June 30, 2003 and 2002 are annualized.
/(4)/ The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
/(5)/ The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
/(6)/ The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
/(7)/ Basic earnings per share for fiscal 1999 was computed for the nine-month period following the stock offering based on net income of approximately $3.2 million for that period and 8,041,018 average common shares.
/(8)/ The following table sets forth aggregate cash dividends paid per period, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date.

                                                 For the Nine Months
                                                    Ended June 30,               For the Years Ended September 30,
                                               -----------------------   -------------------------------------------------
                                                  2003         2002         2002         2001         2000         1999
                                               ----------   ----------   ----------   ----------   ----------   ----------
                                                                             (In thousands)
         Dividends paid to public
          stockholders .....................   $    1,418   $    1,000   $    1,435   $      807   $      563   $      235
         Dividends paid to Provident
          Bancorp, MHC .....................          453          500          500           --          486          132
                                               ----------   ----------   ----------   ----------   ----------   ----------
         Total dividends paid ..............   $    1,871   $    1,500   $    1,935   $      807   $    1,049   $      367
                                               ==========   ==========   ==========   ==========   ==========   ==========

No dividends were paid during the year ended September 30, 1998, as no common stock was outstanding during that period. Payments listed above exclude cash dividends waived by Provident Bancorp, MHC during the same periods of $1.4 million, $781,000, $1.3 million, $972,000, $177,000 and $132,000, respectively.
Provident Bancorp, MHC began waiving dividends in May 1999, and, as of June 30, 2003, had waived dividends totaling $4.0 million.

                                         (footnotes continued on following page)

/(9)/ The dividend payout ratio represents dividends per share divided by basic earnings per share. For fiscal 1999, the payout ratio is based on dividends of $0.06 per share and nine-month earnings of $0.40 per share. Based on six-month earnings of $0.29 per share for the third and fourth quarters of fiscal 1999, the dividend payout ratio would have been 20.69%.
/(10)/ Book value per share is based on total stockholders' equity and 7,953,075, 8,035,420, 7,997,512, 8,024,166, 8,077,800 and 8,280,000
         outstanding common shares at June 30, 2003 and June 30, 2002, and September 30, 2002, 2001, 2000 and 1999, respectively. For this purpose, common shares include unallocated the employee stock ownership plan shares but exclude treasury shares.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which can be identified by the use of such words such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and words of similar meaning. These forward-looking statements include, but are not limited to:

         .        statements of our goals, intentions and expectations;

         . statements regarding our business plans, prospects, growth and operating strategies;

         . statements regarding the asset quality of our loan and investment portfolios; and

         .        estimates of our risks and future costs and benefits.

         These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

         The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

         . general economic conditions, either nationally or in our market areas, that are worse than expected;

         .        competition among depository and other financial institutions;

         . inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

         . operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

         . governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

         .        adverse changes in the securities markets;

         . changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

         . our ability to enter new markets successfully and capitalize on growth opportunities;

         .        our ability to successfully integrate acquired entities;

         .        changes in consumer spending, borrowing and savings habits;

         . changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

         .        changes in our organization, compensation and benefit plans.

         Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see "Risk Factors" beginning on page ___.

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

         Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $112.2 million and $152.3 million, or $175.3 million if the offering range is increased by 15%. Provident Bancorp estimates that it will invest in Provident Bank between $79.9 million and $83.8 million, or $87.7 million if the offering range is increased by 15%. We intend to retain between $32.2 million and $68.5 million of the net proceeds, or $87.7 million if the offering range is increased by 15% of which approximately $36.8 million will be used to finance the cash merger consideration portion of the acquisition of E.N.B. Holding Company, Inc., and between $5.9 million and $8.0 million (or $9.1 million if the offering range is increased) will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock.

         A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and distribution of the net proceeds is as follows:

                                                                                                  Adjusted
                                              Minimum /(1)/      Midpoint         Maximum          Maximum
                                             --------------   --------------  --------------   --------------
Offering proceeds......................      $  114,750,000   $  135,000,000  $  155,250,000   $  178,537,500
Less offering expenses.................           2,597,000        2,790,000       2,982,000        3,203,000
                                             --------------   --------------  --------------   --------------
   Net offering proceeds...............      $  112,153,000   $  132,210,000  $  152,268,000   $  175,335,000
                                             ==============   ==============  ==============   ==============

Distribution of net proceeds:
   To Provident Bank...................      $   79,923,000   $   81,857,000  $   83,792,000   $   87,667,500
   Retained by Provident Bancorp.......      $   32,230,000   $   50,353,000  $   68,476,000   $   87,667,500

----------
(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then offering proceeds would be $78.0 million, net offering proceeds would be $75.7 million, Provident Bancorp would contribute substantially all of the net offering proceeds to Provident Bank.

         Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Provident Bank's deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Provident Bancorp May Use the Proceeds It Retains From the Offering:

         .        to finance the cash portion of the purchase price of E.N.B.
                  Holding Company, Inc. in the amount of approximately $36.8 million;

         . to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering (between $5.9 million and $8.0 million);

         . to finance the acquisition of financial institutions, branches or other financial service companies, although, except for the proposed acquisition of E.N.B. Holding Company, Inc., we do not currently have any agreements or understandings regarding any specific acquisition transaction;

         .        to pay cash dividends to stockholders;

         .        to repurchase shares of our common stock;

         .        to invest in securities; and

         .        for other general corporate purposes.

         Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

         Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

Provident Bank May Use the Net Proceeds It Receives From the Offering:

         . to fund new loans, including single-family mortgage loans, multi-family residential and commercial mortgage loans, commercial business loans, acquisition development and construction loans and consumer loans;

         . to expand its retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, although, except for the proposed acquisition of Ellenville National Bank, we do not now have any agreements or understandings regarding any acquisition transaction;

         . to enhance existing products and services and to support new products and services;

         .        to invest in securities; and

         .        for other general corporate purposes.

         Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

                               OUR DIVIDEND POLICY

         Provident Bancorp currently pays a quarterly cash dividend of $0.15 per share, which equals $0.60 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the annualized dividends to equal $0.23, $0.20, $0.17 and $0.15 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.3%, 2.0%, 1.7% and 1.5% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their Provident Bancorp common stock. The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

         Under the rules of the Office of Thrift Supervision, Provident Bank will not be permitted to pay dividends on its capital stock to Provident Bancorp, its sole stockholder, if Provident Bank's stockholder's equity would be reduced below the amount of the liquidation account. In addition, Provident Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. See "The Conversion--Liquidation Rights." For information concerning additional federal and state law and regulations regarding the ability of Provident Bank to make capital distributions, including the payment of dividends to Provident Bancorp, see "Taxation--Federal Taxation" and "Supervision and Regulation--Federal Banking Regulation."

         Unlike Provident Bank, Provident Bancorp is not restricted by Office of Thrift Supervision regulations on the payment of dividends to its stockholders, although the source of dividends will depend on the net proceeds retained by Provident Bancorp and earnings thereon, and dividends from Provident Bank. Provident Bancorp, however, is subject to the requirements of Delaware law, which generally limits dividends to an amount equal to the excess of its stockholders' equity over its statutory capital or, if there is no excess, to its net earnings for the current and/or immediately preceding fiscal year.

         Additionally, under the rules of the Office of Thrift Supervision, during the three-year period following the completion of the conversion, Provident Bancorp may not take any action to declare an extraordinary dividend to our stockholders that would be treated as a tax-free return of capital for federal income tax purposes.

         See "Selected Consolidated Financial and Other Data of Provident Bancorp and Subsidiaries" and "Market for the Common Stock" for information regarding our historical dividend payments.

                           MARKET FOR THE COMMON STOCK

         Provident Bancorp's common stock is currently traded on the Nasdaq National Market under the trading symbol "PBCP." There is an established market for Provident Bancorp's common stock. At August 31, 2003, we had 11 market makers, including Ryan Beck & Co. Upon completion of the conversion, the new shares of common stock of Provident Bancorp, a Delaware corporation, will replace existing shares and be traded on the Nasdaq National Market. Ryan Beck & Co. intends to remain a market maker in the common stock following the conversion and will assist Provident Bancorp in obtaining other market makers after the conversion. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or, if developed, will be maintained. For a period of 20 trading days following completion of our offering, our symbol will be "PBCPD," after which it will revert back to "PBCP."

         The development and maintenance of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our shares of common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. Purchasers of our shares of common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

         The following table sets forth the high and low trading prices for shares of Provident Bancorp common stock and cash dividends paid per share for the periods indicated. As of June 30, 2003, there were 3,537,075 publicly held shares of Provident Bancorp common stock issued and outstanding (excluding shares held by Provident Bancorp, MHC). In connection with the conversion, each existing share of common stock of Provident Bancorp will be converted into a right to receive a number of new shares of common stock, based upon the exchange ratio that is described in other parts of this prospectus.

Fiscal Year Ending September 30, 2004              High                    Low               Dividend Paid Per Share
-------------------------------------           ----------              ----------           -----------------------
First quarter (through November 10)             $                       $                          $       --/(1)/

Fiscal Year Ended September 30, 2003               High                    Low               Dividend Paid Per Share
-------------------------------------           ----------              ----------           -----------------------
Fourth quarter                                  $                       $                          $     0.15
Third quarter                                        33.06                   31.20                       0.15
Second quarter                                       31.50                   30.00                       0.14
First quarter                                        31.50                   27.75                       0.13

Fiscal Year Ended September 30, 2002               High                    Low               Dividend Paid Per Share
-------------------------------------           ----------              ----------           -----------------------
Fourth quarter                                  $    29.15              $    27.69                 $     0.12
Third quarter                                        28.97                   26.50                       0.11
Second quarter                                       28.90                   26.50                       0.10
First quarter                                        29.64                   21.58                       0.08

----------
(1) Dividend for the first quarter [will be] paid on ____________, 2003 at $_____ per share.

         On July 1, 2003, the business day immediately preceding the public announcement of the conversion, and on November 10, 2003, the closing prices of Provident Bancorp common stock as reported on the Nasdaq National Market were $33.10 per share and $____ per share, respectively. At November 10, 2003, Provident Bancorp had approximately ______ stockholders of record. On the effective date of the conversion, all publicly held shares of Provident Bancorp common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Provident Bancorp common stock determined pursuant to the exchange ratio. See "The Conversion -- Share Exchange Ratio." Options to purchase shares of Provident Bancorp common stock will be converted into options to purchase a number of shares of Provident Bancorp common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock."

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

         At June 30, 2003, Provident Bank and Ellenville National Bank exceeded all of the applicable regulatory capital requirements. The table below assumes that Ellenville National Bank was regulated by the Office of Thrift Supervision as of June 30, 2003 and sets forth the historical equity capital and regulatory capital of Provident Bank and Ellenville National Bank at June 30, 2003 and the pro forma regulatory capital of Provident Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price, the issuance of up to 3,677,320 shares of common stock as partial consideration for the acquisition of E.N.B. Holding Company, and the merger of Ellenville National Bank with and into Provident Bank. The table further assumes the receipt by Provident Bank of between $79.9 million and $87.7 million of the net offering proceeds.

                                                                           Pro Forma at June 30,
                                                                             2003, Based Upon
                                                                        the Acquisition and Sale or
                                               Provident Bank            Issuance in Conversion of
                                               Historical at           ----------------------------
                                               June 30, 2003             11,475,000 Shares (1)
                                        ---------------------------    ----------------------------
                                                          Percent                         Percent
                                                         of Assets                       of Assets
                                           Amount          (3)            Amount            (3)
                                        ------------   ------------    ------------   -------------
                                                         (Dollars in thousands)
Equity capital .......................  $    109,251           9.82%   $    215,778           14.02%

Tangible capital .....................  $     91,149           8.35%   $    146,123           10.00%
Tangible requirement .................        16,372           1.50          21,918            1.50
                                        ------------   ------------    ------------   -------------
Excess ...............................  $     74,777           6.85%   $    124,205            8.50%
                                        ============   ============    ============   =============

Core (leverage) capital ..............  $     91,149           8.35%   $    146,123           10.00%
Core (leverage) requirement (4) ......        43,658           4.00          58,449            4.00
                                        ------------   ------------    ------------   -------------
Excess ...............................  $     47,491           4.35%   $     87,674            6.00%
                                        ============   ============    ============   =============

Total risk-based capital (5) .........  $     98,976          15.06%   $    156,488           17.42%
Risk-based requirement ...............        52,587           8.00          71,848            8.00
                                        ------------   ------------    ------------   -------------
Excess ...............................  $     46,389           7.06%   $     84,641            9.42%
                                        ============   ============    ============   =============

                                       Pro Forma at June 30, 2003, Based Upon the Acquisition and Sale or Issuance in Conversion of
                                       --------------------------------------------------------------------------------------------
                                             13,500,000 Shares              15,525,000 Shares            17,853,750 Shares (2)
                                        ---------------------------    ---------------------------    -----------------------------
                                                          Percent                        Percent                         Percent
                                                         of Assets                      of Assets                       of Assets
                                           Amount           (3)           Amount           (3)           Amount            (3)
                                        ------------   ------------    ------------   ------------    ------------   --------------
                                                                        (Dollars in thousands)
Equity capital .......................  $    215,891          14.02%   $    216,003          14.02%   $    217,889            14.11%

Tangible capital .....................  $    146,236          10.00%   $    146,348          10.00%   $    148,234            10.11%
Tangible requirement .................        21,935           1.50          21,952           1.50          21,998             1.50
                                        ------------   ------------    ------------   ------------    ------------   --------------
Excess ...............................  $    124,299           8.50%   $    124,396           8.50%   $    126,235             8.61%
                                        ============   ============    ============   ============    ============   ==============

Core (leverage) capital ..............  $    146,236          10.00%   $    146,348          10.00%   $    148,234            10.11%
Core (leverage) requirement (4) ......        58,494           4.00          58,539           4.00          58,661             4.00
                                        ------------   ------------    ------------   ------------    ------------   --------------
Excess ...............................  $     87,741           6.00%   $     87,809           6.00%   $     89,573             6.11%
                                        ============   ============    ============   ============    ============   ==============

Total risk-based capital (5) .........  $    156,601          17.43%   $    156,713          17.44%   $    158,599            17.64%
Risk-based requirement ...............        71,866           8.00          71,884           8.00          71,932             8.00
                                        ------------   ------------    ------------   ------------    ------------   --------------
Excess ...............................  $     84,735           9.43%   $     84,830           9.44%   $     86,666             9.64%
                                         ============   ============    ============   ============    ============  ==============

----------
(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then pro forma equity would be $211.6 million or 13.79% of pro forma assets, pro forma tangible capital would be $142.1 million or 9.75% of pro forma assets, pro forma core capital would be $142.1 million or 9.75% of pro forma assets, and pro forma total risk-based capital would be $152.4 million or 16.99% of pro forma risk-based assets. See " The Acquisition of E.N.B. Holding Company, Inc. and Related Pro Forma Data."
(2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.
(3) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4) The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(5) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

                                 CAPITALIZATION

         The following table presents the historical consolidated capitalization of Provident Bancorp and E.N.B. Holding Company at June 30, 2003 and the pro forma consolidated capitalization of Provident Bancorp after giving effect to the conversion and acquisition of E.N.B. Holding Company, based upon the assumptions set forth in the "Pro Forma Conversion and Acquisition Data" section.

                                                 Provident      E.N.B. Holding
                                                   Bancorp         Company
                                                Historical at    Historical at
                                                June 30, 2003    June 30, 2003
                                                -------------   --------------
                                                    (Dollars in thousands)
Deposits (5) ................................   $     857,534   $      307,698
Borrowed funds ..............................         116,732               --
                                                -------------   --------------
   Total deposits and borrowed funds ........   $     974,266   $      307,698
                                                ============-   ==============
Stockholders' equity:
  Preferred stock, $0.01 par value,
   10,000,000 shares authorized
   (post-conversion) (6)
  Common stock $0.01 par value,
   75,000,000 shares authorized
   (post-conversion); shares to be
   issued as reflected (6)(7) ...............             828              400
  Additional paid-in capital (6)  ...........          37,252              945
  Retained earnings (8) .....................          83,376           31,341
  Accumulated other comprehensive
   income ...................................           4,059              871
Less:
  Expense of contribution to
   foundation ...............................              --               --
Plus:
  The benefit of contribution to
   foundation (9) ...........................              --               --
Less:
  Treasury stock (10) .......................          (7,469)          (3,657)
  Common stock to be acquired by
   the employee stock ownership
   plan (11) ................................          (1,691)              --
  Common stock to be acquired by
   the recognition and retention
   plan (12) ................................            (618)              --
                                                -------------   --------------
  Total stockholders' equity ................   $     115,737   $       29,900
                                                =============   ==============
  Total stockholders' equity as a
   percentage of total assets ...............           10.38%            8.75%
  Tangible stockholders' equity as
   a percentage of total assets .............            9.06%            8.75%

                                                                  Pro Forma, Based Upon the Acquisition and Sale or Issuance in
                                                                                           Conversion of
                                                 Acquisition    -----------------------------------------------------------------
                                                 Adjustments      11,475,000        13,500,000       15,525,000       17,853,750
                                                    (1)(2)        Shares (3)          Shares           Shares         Shares (3)
                                                ------------     ------------      ------------     ------------     ------------
                                                                             (Dollars in thousands}
Deposits (5) ................................   $         946   $    1,166,178     $  1,166,178     $  1,166,178     $  1,166,178
Borrowed funds ..............................              --          116,732          116,732          116,732          116,732
                                                -------------   --------------     ------------     ------------     ------------
   Total deposits and borrowed funds ........   $         946   $    1,282,910     $  1,282,910     $  1,282,910     $  1,282,910
                                                =============   ==============     ============     ============     ============
Stockholders' equity:
  Preferred stock, $0.01 par value,
   10,000,000 shares authorized
   (post-conversion) (6)
  Common stock $0.01 par value,
   75,000,000 shares authorized
   (post-conversion); shares to be
   issued as reflected (6)(7) ...............           3,277              247              284              320              362
  Additional paid-in capital (6)  ...........          32,151          183,290          203,310          223,333          246,356
  Retained earnings (8) .....................         (31,341)          84,002           84,002           84,002           84,002
  Accumulated other comprehensive income ....            (871)           4,059            4,059            4,059            4,059
Less:
  Expense of contribution to foundation .....              --           (5,000)          (5,000)          (5,000)          (5,000)
Plus:
  The benefit of contribution to
   foundation (9) ...........................              --            2,000            2,000            2,000            2,000
Less:
  Treasury stock (10) .......................           3,657               --               --               --               --
  Common stock to be acquired by
   the employee stock ownership
   plan (11) ................................              --           (7,629)          (8,641)          (9,654)         (10,818)
  Common stock to be acquired by
   the recognition and retention
   plan (12) ................................              --           (5,368)          (6,178)          (6,988)          (7,920)
                                                -------------   --------------     ------------     ------------     ------------
  Total stockholders' equity ................   $       6,873   $    255,601       $    273,836     $    292,072     $    313,041
                                                =============   ==============     ============     ============     ============
  Total stockholders' equity as a
   percentage of total assets ...............              --            16.29%           17.26%           18.20%           19.25%
  Tangible stockholders' equity as
   a percentage of total assets .............              --            12.07%           13.08%           14.07%           15.18%

                                                   (footnotes on following page)

----------
(1) Acquisition adjustments include $6.822 million of after-tax expenses, net of $626,000 of assets of Provident Bancorp, MHC consolidated with Provident Bancorp, Inc. Acquisition adjustments do not reflect anticipated integration costs of $720,000 ($432,000 net of taxes).
(2) E.N.B. Holding Company has 250,000 authorized shares of common stock, par value $20.00 per share. E.N.B. Holding Company common stock and additional paid-in capital have been reclassified to conform to the $0.01 par value of Provident Bancorp common stock.
(3) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then total stockholders' equity would be $219.2, total stockholders' equity as a percentage of total assets would be 14.31%, and tangible stockholders' equity as a percentage of total assets would be 9.98%. See "The Acquisition of E.N.B. Holding Company, Inc. and Related Pro Forma Data."
(4) As adjusted to give effect to an increase in the number of shares of common stock which could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings, or regulatory considerations.
(5) Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(6) Provident Bancorp currently has 10,000,000 authorized shares of preferred stock and 20,000,000 authorized shares of common stock, par value $0.10 per share. Pro forma Provident Bancorp common stock and additional paid-in capital have been increased to reflect the number of shares of Provident Bancorp common stock to be outstanding, including shares issued to the charitable foundation.
(7) No effect has been given to the issuance of additional shares of Provident Bancorp common stock pursuant to an additional stock option plan. If this plan is implemented, an amount up to 10% of the shares of Provident Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. No effect has been given to the exercise of options currently outstanding. See "Management of Provident Bancorp--Stock Benefit Plans."
(8) The retained earnings of Provident Bank will be substantially restricted after the conversion. See "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation." Pro forma retained earnings reflects consolidation of $116.4 million of capital from Provident Bancorp, MHC.
(9) Represents the tax effect of the contribution to the charitable foundation based on a 40.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of Provident Bancorp's annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(10) Pro forma data assumes the cancellation of treasury stock as a result of the conversion and exchange of shares.
(11) Assumes that 5.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Provident Bancorp. The loan will be repaid principally from Provident Bank's contributions to the employee stock ownership plan. Since Provident Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Provident Bancorp's consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders' equity.
(12) Assumes a number of shares of common stock equal to 4% of the common stock to be sold in the offering will be purchased by the stock recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Provident Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to capital will be offset by a charge to operations. Implementation of the stock recognition and retention plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares of Provident Bancorp, the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 25,218,429, 28,946,389, 32,674,349 and 36,961,504, respectively, total stockholders' equity would be $260.4 million, $279.4 million, $298.4 million and $320.3 million, respectively, and total stockholders' ownership in Provident Bancorp would be diluted by approximately 1.9%.
(13) For financial statement presentation purposes, the common stock related to the recognition and retention plan is included in treasury stock.

                 THE ACQUISITION OF E.N.B. HOLDING COMPANY, INC.
                           AND RELATED PRO FORMA DATA

General

         On July 1, 2003, we entered into an agreement to acquire E.N.B. Holding Company, Inc., which is the holding company of Ellenville National Bank, a national bank headquartered in Ellenville, New York. Ellenville National Bank operates nine branch offices and ten ATMs in the New York Counties of Orange, Sullivan and Ulster. As of June 30, 2003, E.N.B. Holding Company, Inc. had consolidated assets of $341.7 million, deposits of $307.7 million and stockholders' equity of $29.9 million. Ellenville National Bank will be merged with and into Provident Bank. Following this merger, Provident Bank will operate 27 branch offices. The merger will give Provident Bank a market presence in two adjacent counties in which it does not currently operate: Sullivan and Ulster.

         The merger agreement provides that each share of E.N.B. Holding Company, Inc. common stock will be converted into the right to receive the merger consideration of $4,830 per share, in the form of:

         (i)      cash;

         (ii) shares of common stock of Provident Bancorp, a Delaware corporation; or

         (iii)    a combination thereof.

         The merger agreement provides that the aggregate merger consideration will be 50% cash and 50% shares of Provident Bancorp common stock. At June 30, 2003, E.N.B. Holding Company, Inc. had 15,227 shares of common stock issued and outstanding. The shares of Provident Bancorp common stock to be issued to E.N.B. Holding Company, Inc. stockholders in the merger will be valued at the $10.00 per share purchase price in the offering. Accordingly, if an E.N.B. Holding Company, Inc. stockholder elects to receive all of the merger consideration in the form of shares of Provident Bancorp common stock, and the election is accepted, the stockholder will receive 483 shares of Provident Bancorp common stock for each share of E.N.B. Holding Company, Inc. common stock held by such stockholder. Provident Bancorp expects to issue 3,677,320 shares of common stock to E.N.B. Holding Company, Inc. stockholders. The merger agreement provides that in the event Provident Bancorp sells more than $181.3 million of shares of common stock in the offering (excluding shares we issue to the Provident Bank Charitable Foundation and shares we issue in exchange for existing shares of common stock of Provident Bancorp, a federal corporation), the number of shares to be issued to stockholders of E.N.B. Holding Company will be increased so that stockholders of E.N.B. Holding Company would have the same percentage ownership in Provident Bancorp following the conversion and merger as they would if Provident Bancorp had sold $181.3 million of shares of common stock in the offering.

         Any shares of Provident Bancorp common stock to be issued in connection with the merger will be issued immediately following completion of the mutual-to-stock conversion of Provident MHC and related stock offering of Provident Bancorp. If Provident Bancorp does not receive orders for at least 11,475,000 shares in the subscription and community offerings, then, in Provident Bancorp's discretion, in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. However, the merger is not contingent upon the completion of the mutual-to-stock conversion by Provident Bancorp, MHC. The merger is subject to stockholder approval of Provident Bancorp, Inc. and E.N.B. Holding Company, as well as approval by the Office of Thrift Supervision. If the conversion is not completed by March 31, 2004, E.N.B. Holding Company, Inc. can elect to (i) proceed with the merger transaction and E.N.B. Holding Company stockholders will receive $4,500 per share in cash, or (ii) terminate the merger and receive a termination fee of $3.7 million.

         We anticipate simultaneously completing the conversion, offering and merger in January 2004, although no assurance can be given that we will be able to complete these transactions by that date.

Selected Consolidated Financial and Other Data of E.N.B. Holding Company and Subsidiaries

         The following tables set forth selected consolidated historical financial and other data of E.N.B. Holding Company, Inc. for the years and at the dates indicated. The information at and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 is derived in part from audited consolidated financial statements that are not included in this prospectus. The information at and for the six months ended June 30, 2003 and 2002 is unaudited. However, in the opinion of management of E.N.B. Holding Company, Inc., all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2003, are not necessarily indicative of the results that may be expected for future periods.

                                             June 30,                                   December 31,
                                           ------------   ------------------------------------------------------------------------
                                               2003           2002           2001           2000           1999           1998
                                           ------------   ------------   ------------   ------------   ------------   ------------
                                                                              (In thousands)
Selected Financial Condition Data:

Total assets ...........................   $    341,676   $    310,197   $    281,164   $    246,324   $    231,025   $    206,149
Loans, net .............................        199,758        182,320        156,767        135,760        112,052         96,047
Securities available for sale ..........        105,334         92,600         87,144         79,248         72,547         72,357
Securities held to maturity ............          4,646          7,280          8,827         10,825         12,161         13,902
Deposits ...............................        307,698        277,876        254,571        222,611        211,735        185,782
Equity .................................         29,900         28,182         24,630         21,658         17,741         18,768

                                                 Six Months Ended
                                                     June 30,
                                           ---------------------------
                                               2003           2002
                                           ------------   ------------
                                                  (In thousands)
Selected Operating Data:

Interest and dividend income ...........   $      9,817   $      9,440
Interest expense .......................          1,934          2,230
                                           ------------   ------------
   Net interest income .................          7,883          7,210
Provision for loan losses ..............            268            370
                                           ------------   ------------
   Net interest income after provision
    for loan losses ...................          7,615          6,840
Non-interest income ....................          1,256          1,302
Non-interest expense ...................          6,142          5,444
                                           ------------   ------------
Income before income tax expense .......          2,729          2,698
Income tax expense .....................            996            918
                                           ------------   ------------
   Net income ..........................   $      1,733   $      1,780
                                           ============   ============

                                                                   Years Ended December 31,
                                           ------------------------------------------------------------------------
                                               2002           2001           2000           1999           1998
                                           ------------   ------------   ------------   ------------   ------------
                                                                        (In thousands)
Selected Operating Data:

Interest and dividend income ...........   $     19,110   $     18,813   $     17,553   $     15,139   $     14,117
Interest expense .......................          4,407          6,506          6,276          5,043          4,941
                                           ------------   ------------   ------------   ------------   ------------
   Net interest income .................         14,703         12,307         11,277         10,096          9,176
Provision for loan losses ..............            580          1,100            500            350            425
                                           ------------   ------------   ------------   ------------   ------------
   Net interest income after provision
    for loan losses ...................         14,123         11,207         10,777          9,746          8,751
Non-interest income ....................          2,588          2,758          2,376          2,080          1,944
Non-interest expense ...................         10,922          9,371          8,951          8,237          7,975
                                           ------------   ------------   ------------   ------------   ------------
Income before income tax expense .......          5,789          4,594          4,202          3,589          2,720
Income tax expense .....................          1,986          1,590          1,462          1,241            910
                                           ------------   ------------   ------------   ------------   ------------
   Net income ..........................   $      3,803   $      3,004   $      2,740   $      2,348   $      1,810
                                           ============   ============   ============   ============   ============

                                                            At or For the
                                                      Six Months Ended June 30,
                                                     ----------------------------
                                                         2003            2002
                                                     ------------    ------------
Selected Financial Ratios and Other Data:

Performance Ratios:

Return on assets (ratio of net income to average
 total assets) /(6)/ .............................           1.07%           1.23%
Return on equity (ratio of net income to average
 equity) /(6)/ ...................................          12.12%          14.42%
Average interest rate spread /(1)/ /(6)/..........           4.78%           4.82%
Net interest margin /(2)/ /(6)/...................           5.24%           5.39%
Efficiency ratio /(3)/ ...........................          67.21%          63.96%
Non-interest expense to average total assets /(6)/           3.79%           3.76%
Average interest-earning assets to
 average interest-bearing liabilities ............          136.2%          134.6%

Per Share and Related Data:

Basic earnings per share .........................   $     113.81    $     118.25
Dividends per share ..............................   $       8.00    $       8.00
Dividend payout ratio /(4)/  .....................           7.03%           6.77%
Book value per share /(5)/ .......................   $   1,963.62    $   1,791.21

Asset Quality Ratios:

Non-performing assets to total assets ............           0.17%           0.17%
Non-performing loans to total loans ..............           0.30%           0.28%
Allowance for loan losses to
 non-performing loans ............................         425.13%         435.30%
Allowance for loan losses to total
 loans ...........................................           1.25%           1.23%

Capital Ratios:

Equity to total assets at end of period ..........           8.75%           9.12%
Average equity to average assets .................           8.82%           8.52%
Tier 1 leverage ratio (bank only) ................           8.50%           8.74%

                                                                          At or For the Years Ended December 31,
                                                     ----------------------------------------------------------------------------
                                                         2002            2001            2000            1999            1998
                                                     ------------    ------------    ------------    ------------    ------------
Selected Financial Ratios and Other Data:

Performance Ratios:

Return on assets (ratio of net income to average
 total assets) ...................................           1.27%           1.12%           1.14%           1.07%           0.92%
Return on equity (ratio of net income to average
 equity) .........................................          14.38%          12.74%          14.52%          12.86%          10.02%
Average interest rate spread /(1)/ ...............           4.71%           4.02%           4.20%           4.35%           4.27%
Net interest margin /(2)/ ........................           5.30%           4.97%           5.17%           5.09%           5.05%
Efficiency ratio /(3)/ ...........................          63.17%          62.20%          65.56%          67.65%          71.71%
Non-interest expense to average total assets .....           3.64%           3.50%           3.74%           3.76%           4.00%
Average interest-earning assets to average
 interest-bearing liabilities ....................          137.3%          135.9%          133.9%          134.9%          137.6%

Per Share and Related Data:

Basic earnings per share .........................   $     252.04    $     201.50    $     184.23    $     159.75    $     124.50
Dividends per share ..............................   $      76.00    $      60.00    $      60.00    $      56.00    $      48.00
Dividend payout ratio /(4)/ ......................          30.15%          29.78%          32.57%          35.36%          38.70%
Book value per share /(5)/ .......................   $   1,850.79    $   1,636.22    $   1,454.24    $   1,194.97    $   1,283.87

Asset Quality Ratios:

Non-performing assets to total assets ............           0.28%           0.10%           0.43%           0.38%           0.77%
Non-performing loans to total loans ..............           0.48%           0.19%           0.72%           0.70%           1.29%
Allowance for loan losses to non-performing
 loans ...........................................         262.06%         655.78%         168.38%         173.51%          92.45%
Allowance for loan losses to total loans .........           1.25%           1.21%           1.21%           1.21%           1.20%

Capital Ratios:

Equity to total assets at end of period ..........           9.09%           8.76%           8.79%           7.68%           9.10%
Average equity to average assets .................           8.80%           8.80%           7.88%           8.34%           9.14%
Tier 1 leverage ratio (bank only) ................           8.61%           8.85%           8.83%           8.72%           8.90%

----------
/(1)/ The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
/(2)/ The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
/(3)/ The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
/(4)/ The dividend payout ratio represents dividends per share divided by basic earnings per share.
/(5)/ Book value per share is based on total stockholders' equity and outstanding common shares at the respective period ends. For this purpose, common shares exclude treasury shares.
/(6)/    Ratios for the six months ended June 30, 2003 and 2002 are annualized.

Unaudited Pro Forma Condensed Consolidated Financial Information

         The following unaudited pro forma condensed consolidated balance sheet at June 30, 2003 and unaudited pro forma condensed consolidated statements of income for the nine months ended June 30, 2003 and for the year ended September 30, 2002, give effect to the merger based on the assumptions set forth below. The unaudited pro forma consolidated financial information is based on unaudited consolidated financial information of Provident Bancorp and E.N.B. Holding Company, Inc. at and for the nine months ended June 30, 2003, the audited consolidated financial statements of Provident Bancorp for the year ended September 30, 2002 and the audited consolidated financial statements of E.N.B. Holding Company for the year ended December 31, 2002. The unaudited pro forma consolidated financial information gives effect to the E.N.B. Holding Company, Inc. merger using the purchase method of accounting under accounting principles generally accepted in the United States of America. However, integration costs and expected cost savings related to integration are not included.

         The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of Provident Bancorp contained elsewhere in this document.

         The unaudited pro forma net income derived from the above assumptions is qualified by the statements set forth above and should not be considered indicative of the market value of Provident Bancorp common stock or the actual or future results of operations of Provident Bancorp for any period. The pro forma data may be materially affected by the actual gross and net proceeds from the sale of shares in the stock offering and other factors.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

                                                                     At June 30, 2003 /(1)/
                                          ----------------------------------------------------------------------------------
                                                               E.N.B. Holding            Pro Forma
                                          Provident Bancorp     Company, Inc.            Acquisition            Combined
                                              Historical         Historical          Adjustments (2)(3)         Pro Forma
                                          -----------------   ---------------      ----------------------    ---------------
                                                                        (In thousands)
Assets:
   Cash and cash equivalents...........   $         43,473    $        22,075      $             (44,609)    $        20,939
   Securities available for sale.......             251,913           105,334                          --            357,247
   Securities held to maturity.........              82,787             4,646                          --             87,433
   Loans, net /(4)/....................             685,109           199,758                       3,700            888,567
   Premises and equipment, net.........              11,616             6,441                      (1,500)            16,557
   Goodwill............................              13,540                --                      48,460             62,000
   Other identifiable intangibles......               1,156                --                       3,093              4,249
   Other assets........................              25,104             3,422                          --              8,526
                                          -----------------   ---------------      ----------------------    ---------------
     Total assets......................   $      1,114,698    $       341,676      $                9,144    $     1,465,518
                                          =================   ===============      ======================    ===============

Liabilities:
   Deposits............................   $         857,534   $       307,698      $                  946    $     1,166,178
   Borrowed funds......................             116,732                --                         --             116,732
   Other liabilities...................              24,695             4,078                       1,325             30,098
                                          -----------------   ---------------      ----------------------    ---------------
     Total liabilities.................             998,961           311,776                       2,271          1,313,008

Stockholders' Equity:
   Common stock........................                 828               400                         (32)               N/A/(5)/
   Additional paid-in capital..........              37,252               945                      35,460                N/A/(5)/
   Retained earnings...................              83,376            31,341                     (31,341)               N/A/(5)/
   Accumulated other comprehensive
    income.............................               4,059               871                        (871)               N/A/(5)/
   Less: Common stock held by
    employee stock ownership plan......              (1,691)               --                          --                N/A/(5)/
   Less: Common stock acquired by
    recognition and retention plan....                 (618)               --                          --                N/A/(5)/
   Treasury stock......................              (7,469)           (3,657)                      3,657                N/A/(5)/
                                          -----------------   ---------------      ----------------------    ---------------
     Total stockholders' equity........             115,737            29,900                       6,873                N/A/(5)/
                                          -----------------   ---------------      ----------------------    ---------------
                                                                                                                         N/A/(5)/
     Total liabilities and
      stockholders' quity..............   $       1,114,698   $       341,676      $                9,144    $           N/A/(5)/
                                          =================   ===============      ======================    ===============

----------
(1) Assumes that the acquisition of E.N.B. Holding Company, Inc. was completed at June 30, 2003.
(2) Assumes a purchase price of $73.546 million to be paid in equal amounts of common stock (3,677,320 shares at $10.00 per share) and cash ($36.773 million) paid from securities held for sale, along with after-tax acquisition expenses of $6.8 million. Excludes estimated integration costs of $432,000, after tax, in connection with the merger.
(3) Assumes purchase accounting adjustments at June 30, 2003. Adjustments include an increase in value for loans ($3.7 million) and an increase in the value of deposits ($946,000). In addition, an estimated core deposit intangible asset is recorded ($3.1 million). A net deferred tax liability is reflected at a marginal rate of 40.0% for the tax effect on the fair market value adjustments and the deductible portion of the acquisition expenses.
(4)      Includes loans held for sale.
(5) The issuance of shares of common stock, in the merger will occur only if the acquisition and conversion are completed. Accordingly, pro forma information regarding stockholders equity is not provided for the acquisition only. For pro forma stockholders' equity information that reflects the acquisition and the conversion, See "Pro Forma Conversion and Acquisition Data."

Unaudited Pro Forma Condensed Consolidated Statements of Income

                                                            For the Nine Months Ended June 30, 2003 (1)
                                           ------------------------------------------------------------------------------
                                              Provident       E.N.B. Holding          Pro Forma
                                               Bancorp         Company, Inc.         Acquisition              Combined
                                             Historical          Historical        Adjustments (2)(3)         Pro Forma
                                           ---------------    ---------------     --------------------     --------------
Interest income........................    $        43,715    $        14,658     $             (1,760)    $       56,613
Interest expense.......................              9,311              2,999                     (707)            11,603
                                           ---------------    ---------------     --------------------     --------------
     Net interest income...............             34,404             11,659                   (1,053)            45,010
Provision for loan losses..............                800                328                       --              1,128
                                           ---------------    ---------------     --------------------     --------------
     Net interest income after
      provision .......................             33,604             11,331                   (1,053)            43,882
Noninterest income.....................              7,188              1,898                       --              9,086
Noninterest expense....................             27,136              8,902                      861/(4)/        36,899
                                           ---------------    ---------------     --------------------     --------------
Income before income taxes.............             13,656              4,327                   (1,914)            16,069
Income taxes...........................              4,989              1,553                     (766)             5,776
                                           ---------------    ---------------     --------------------     --------------
     Net income........................    $         8,667    $         2,774     $             (1,148)    $       10,293
                                           ===============    ===============     ====================     ==============
Earnings Per Share:
   Basic...............................    $          1.12                                                 $          N/A/(5)/
   Diluted.............................    $          1.11                                                 $          N/A/(5)/
Shares Used for Calculating:
   Basic...............................          7,714,631                                                            N/A/(5)/
   Diluted.............................          7,828,819                                                            N/A/(5)/

                                                               For the Year Ended September 30, 2002 (1)
                                           ------------------------------------------------------------------------------
                                              Provident        E.N.B. Holding          Pro Forma
                                               Bancorp          Company, Inc.         Acquisition             Combined
                                             Historical        Historical (6)      Adjustments (2)(3)        Pro Forma
                                           ---------------    ----------------    --------------------     --------------
Interest income........................    $        59,951    $        19,110     $             (2,220)    $       76,841
Interest expense.......................             17,201              4,407                     (804)            20,804
                                           ---------------    ---------------     --------------------     --------------
     Net interest income...............             42,750             14,703                   (1,416)            56,037
Provision for loan losses..............                900                580                       --              1,480
                                           ---------------    ---------------     --------------------     --------------
     Net interest income after
      provision .......................             41,850             14,123                   (1,416)            54,557
Noninterest income.....................              5,401              2,588                       --              7,989
Noninterest expense....................             32,161             10,922                    1,061/(4)/        44,144
                                           ---------------    ---------------     --------------------     --------------
Income before income taxes.............             15,090              5,789                   (2,477)            18,402
Income taxes...........................              5,563              1,986                     (991)             6,558
                                           ---------------    ---------------     --------------------     --------------
     Net income........................    $         9,527    $         3,803     $             (1,486)    $       11,844
                                           ===============    ===============     ====================     ==============
Earnings Per Share:
   Basic...............................    $          1.24                                                 $          N/A/(5)/
   Diluted.............................    $          1.22                                                 $          N/A/(5)/
Shares Used for Calculating:
   Basic...............................          7,702,253                                                            N/A/(5)/
   Diluted.............................          7,820,055                                                            N/A/(5)/

----------
(1) Assumes that the conversion and acquisition of E.N.B. Holding Company, Inc. were completed at the beginning of the periods presented.
(2) Included in interest income is lost earnings on after-tax merger-related costs that include 50% of the purchase price that is to be paid in cash ($36.773 million) and after-tax acquisition expenses ($6.8 million). These funds were applied to a reinvestment rate of 1.09% for the nine months ended June 30, 2003 for the year ended September 30, 2002.
(3) Purchase accounting adjustments are amortized using a level yield over the estimated life of the related assets and liabilities.
(4)      Noninterest expenses do not reflect anticipated cost savings.
(5) The issuance of shares of common stock in the acquisition will occur only if the acquisition and conversion are completed. Accordingly, pro forma information regarding earnings per share and share information is not provided for the acquisition only. For pro forma earnings per share and share information that reflects the merger and the conversion, see "Pro Forma Conversion and Acquisition Data."
(6) E.N.B. Holding Company historical financial information is presented for the year ended December 31, 2002.

                    PRO FORMA CONVERSION AND ACQUISITION DATA

         The following tables summarize historical data of Provident Bancorp and pro forma data of Provident Bancorp at or for the nine months ended June 30, 2003 and the year ended September 30, 2002. This information is based on assumptions set forth in "The Acquisition of E.N.B. Holding Company, Inc. and Related Pro Forma Data" and is also based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion, offering and acquisition. No effect has been given in the table to the possible issuance of additional shares of common stock pursuant to any stock option plan that may be adopted by our stockholders no earlier than six months after the conversion. Moreover, pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of Provident Bank, to the recoverability of intangibles or the tax effect of the recapture of the bad debt reserve. See "The Conversion--Liquidation Rights."

         The net proceeds in the tables are based upon the following assumptions:

         (1) all shares of common stock will be sold in the subscription and community offerings;

         (2) 150,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

         (3) our employee stock ownership plan will purchase 5% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) with a loan from Provident Bancorp. The loan will be repaid in substantially equal principal payments over a period of 20 years;

         (4) we will issue 400,000 shares of common stock and contribute $1.0 million in cash to the charitable foundation;

         (5) Ryan Beck & Co. will receive a fee equal to 1.0% of the dollar amount of shares of common stock sold in the offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans or by our officers, directors and employees, and their immediate families, or shares issued to the charitable foundation. No fee will be payable to Ryan Beck & Co. with respect to shares issued to stockholders of E.N.B. Holding Company, except under limited circumstances when such shares are issued as part of the offering so that we can sell at least 11,475,000 shares of common stock in the offering; and

         (6) total expenses of the offering, including the marketing fees to be paid to Ryan Beck & Co., will be between $2.6 million at the minimum of the offering range and $3.2 million at the maximum of the offering range, as adjusted.

         We calculated pro forma consolidated net earnings for the nine months ended June 30, 2003 and the year ended September 30, 2002 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.09% (0.65% on an after-tax basis) for the nine months ended June 30, 2003 and for the year ended September 30, 2002, which represents the yield on the one-year U.S. Treasury Bill as of June 30, 2003 (which Provident Bancorp considers to more accurately reflect the pro forma reinvestment rate than an arithmetic average method in light of changes in interest rates in recent periods). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that Provident Bancorp will retain between $32.2 million and $68.5 million of the estimated net proceeds in the offering, or $87.7 million if the offering range is increased by 15%. The actual net proceeds from the sale of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $112.2 million and $152.3 million, or $175.3 million if the offering range is increased by 15%. It is assumed that all shares of common stock will be sold in the subscription and community offerings.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders' equity is not intended to represent the fair market value of the shares of common stock.

                                                                        At or For the Nine Months Ended June 30, 2003
                                                                         Based upon the Sale At $10.00 Per Share of
                                                          ------------------------------------------------------------------------
                                                             11,475,000         13,500,000         15,525,000         17,853,750
                                                             Shares (1)          Shares             Shares            Shares (2)
                                                          ---------------    ---------------    ---------------    ---------------
                                                                      (Dollars in thousands, Except Per Share Amounts)
Gross proceeds ........................................   $       114,750    $       135,000    $       155,250    $       178,538
Expenses ..............................................             2,597              2,790              2,982              3,203
                                                          ---------------    ---------------    ---------------    ---------------
   Estimated net proceeds .............................           112,153            132,210            152,268            175,335
Common stock acquired by employee stock
 ownership plan (3) ...................................            (5,938)            (6,950)            (7,963)            (9,127)
Common stock acquired by recognition and
 retention plan (4) ...................................            (4,750)            (5,560)            (6,370)            (7,302)
Cash contribution to foundation .......................            (1,000)            (1,000)            (1,000)            (1,000)
Assets received from the MHC ..........................               626                626                626                626
                                                          ---------------    ---------------    ---------------    ---------------
   Estimated net proceeds, as adjusted ................   $       101,091    $       119,326    $       137,561    $       158,532
                                                          ===============    ===============    ===============    ===============

For the nine months ended June 30, 2003
Consolidated net earnings (10):
   Historical combined with acquisition ...............   $        10,293    $        10,293    $        10,293    $        10,293
Pro forma adjustments:
   Income on adjusted net proceeds ....................               496                585                675                778
   Employee stock ownership plan (3) ..................              (134)              (156)              (179)              (205)
   Recognition and retention plan (4) .................              (428)              (500)              (573)              (657)
                                                          ---------------    ---------------    ---------------    ---------------
     Pro forma net earnings (10) ......................   $        10,227    $        10,222    $        10,216    $        10,209
                                                          ===============    ===============    ===============    ===============

Earnings per share (5):
   Historical combined with acquisition ...............   $          0.43    $          0.37    $          0.33    $          0.29
Pro forma adjustments:
   Income on adjusted net proceeds ....................              0.03               0.03               0.03               0.03
   Employee stock ownership plan (3) ..................             (0.01)             (0.01)             (0.01)             (0.01)
   Recognition and retention plan (4) .................             (0.02)             (0.02)             (0.02)             (0.02)
                                                          ---------------    ---------------    ---------------    ---------------
     Pro forma earnings per share (5)(6) ..............   $          0.43    $          0.37    $          0.33    $          0.29
                                                          ===============    ===============    ===============    ===============

Offering price to pro forma net earnings per share ....             17.44x             20.27x             22.73x             25.86x
Number of shares used in earnings per share
 calculations .........................................        23,849,066         27,341,592         30,834,120         34,850,529

At June 30, 2003
Stockholders' equity:
   Historical combined with acquisition ...............   $       152,510    $       152,510    $       152,510    $       152,510
   MHC capital consolidation ..........................               626                626                626                626
   Estimated net proceeds .............................           112,153            132,210            152,268            175,335
   Shares issued to the charitable foundation .........             4,000              4,000              4,000              4,000
   Tax benefit of contribution to the charitable
   foundation .........................................            (3,000)            (3,000)            (3,000)            (3,000)
   Common stock acquired by employee stock
    ownership plan (3) ................................            (5,938)            (6,950)            (7,963)            (9,127)
   Common stock acquired by recognition and
    retention plan (4) ................................            (4,750)            (5,560)            (6,370)            (7,302)
                                                          ---------------    ---------------    ---------------    ---------------
       Pro forma stockholders' equity (7) .............           255,601            273,836            292,071            313,042
   Intangible assets (8) ..............................            66,250             66,250             66,250             66,250
                                                          ---------------    ---------------    ---------------    ---------------
       Pro forma tangible stockholders' equity ........   $       189,351    $       207,586    $       225,821    $       246,792
                                                          ===============    ===============    ===============    ===============

                                                   (continued on following page)

(continued from previous page)

                                                                        At or For the Nine Months Ended June 30, 2003
                                                                         Based Upon the Sale at $10.00 Per Share of
                                                          ------------------------------------------------------------------------
                                                             11,475,000         13,500,000         15,525,000        17,853,750
                                                             Shares (1)            Shares             Shares          Shares (2)
                                                          ---------------    ---------------    ---------------    ---------------
                                                                      (Dollars in thousands, Except Per Share Amounts)
Stockholders' equity per share (9):
   Historical combined with acquisition ...............   $          6.16    $          5.37    $          4.76    $          4.21
   MHC capital consolidation ..........................              0.03               0.02               0.02               0.02
   Estimated net proceeds .............................              4.53               4.66               4.75               4.84
   Shares issued to the charitable foundation .........              0.16               0.14               0.12               0.11
   Tax benefit of contribution to the charitable
   foundation .........................................             (0.12)             (0.11)             (0.09)             (0.08)
   Common stock acquired by employee stock
    ownership plan (3) ................................             (0.24)             (0.24)             (0.25)             (0.25)
   Common stock acquired by recognition and
    retention plan (4) ................................             (0.19)             (0.20)             (0.20)             (0.20)
                                                          ---------------    ---------------    ---------------    ---------------
       Pro forma stockholders' equity per share
       (7)(9) .........................................   $         10.33    $          9.64    $          9.11    $          8.65
                                                          ===============    ===============    ===============    ===============
       Pro forma tangible stockholders' equity
        per share .....................................   $          7.65    $          7.31    $          7.05    $          6.81
                                                          ===============    ===============    ===============    ===============

Offering price as percentage of pro forma
 stockholders' equity per share .......................             96.81%            103.73%            109.77%            115.61%
Offering price as percentage of pro forma
 tangible stockholders' equity per share ..............            130.67%            136.76%            141.87%            146.81%

Number of shares used in book value per share
calculations ..........................................        24,743,429         28,390,389         32,037,349         36,231,354

----------
(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then estimated proceeds would be $75.7 million, pro forma net earnings per share would be $0.50 and the offering price to pro forma net earnings per share would be 15.00x, pro forma stockholders' equity and tangible stockholders' equity per share would be $10.41 and $7.26, respectively, and the offering price as a percentage of pro forma stockholders' equity per share and the offering price as a percentage of pro forma tangible stockholders' equity per share would be 96.06% and 137.74%, respectively.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.
(3) Assumes that 5% of shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Provident Bancorp. Provident Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal payment of the debt. Provident Bank's total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Provident Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 22,266, 26,062, 29,859 and 34,226 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(4) If approved by Provident Bancorp's stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (including shares we issue to the Provident Bank Charitable Foundation). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Provident Bancorp or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Provident Bancorp. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 15% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the nine months ended June 30, 2003 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 1.4%.

                                         (footnotes continued on following page)

(5) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See notes 3 and 4. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(6) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Provident Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.7%.
(7) The retained earnings of Provident Bank will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."
(8) Intangible assets represents the outstanding balance of goodwill ($62.0 million) and customer lists ($4.3 million) as of June 30, 2003.
(9) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.5985, 3.0571, 3.5156 and 4.0430, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(10) Does not give effect to the non-recurring expense that will be recognized in 2004 as a result of the establishment of the charitable foundation. We will recognize an after-tax expense for the amount of the aggregate contribution to the charitable foundation, which after-tax expense is expected to be $3.0 million.

                                                                        At or For the Year Ended September 30, 2002
                                                                         Based upon the Sale at $10.00 Per Share of
                                                          ------------------------------------------------------------------------
                                                             11,475,000         13,500,000         15,525,000        17,853,750
                                                            Shares (1)            Shares             Shares           Shares (2)
                                                          ---------------    ---------------    ---------------    ---------------
                                                                      (Dollars in thousands, Except Per Share Amounts)
Gross proceeds ........................................   $       114,750    $       135,000    $       155,250    $       178,538
Expenses ..............................................             2,597              2,790              2,982              3,203
                                                          ---------------    ---------------    ---------------    ---------------
   Estimated net proceeds .............................           112,153            132,210            152,268            175,335
Common stock acquired by employee stock
 ownership plan (3) ...................................            (5,938)            (6,950)            (7,963)            (9,127)
Common stock acquired by recognition and retention
 plan (4) .............................................            (4,750)            (5,560)            (6,370)            (7,302)
Cash contributed to the charitable foundation .........            (1,000)            (1,000)            (1,000)            (1,000)
Assets received from the MHC ..........................               626                626                626                626
                                                          ---------------    ---------------    ---------------    ---------------
   Estimated net proceeds, as adjusted ................   $       101,091    $       119,326    $       137,561    $       158,532
                                                          ===============    ===============    ===============    ===============

For the year ended September 30, 2002
Consolidated net earnings (10):
   Historical combined with acquisition ...............   $        11,844    $        11,844    $        11,844    $        11,844
Pro forma adjustments:
   Income on adjusted net proceeds ....................               661                780                900              1,037
   Employee stock ownership plan (3) ..................              (178)              (209)              (239)              (274)
   Recognition and retention plan (4) .................              (570)              (667)              (764)              (876)
                                                          ---------------    ---------------    ---------------    ---------------
     Pro forma net earnings (10) ......................   $        11,757    $        11,748    $        11,741    $        11,731
                                                          ===============    ===============    ===============    ===============

Earnings per share (5):
   Historical combined with acquisition ...............   $          0.50    $          0.43    $          0.38    $          0.34
Pro forma adjustments:
   Income on adjusted net proceeds ....................              0.03               0.03               0.03               0.03
   Employee stock ownership plan (3) ..................             (0.01)             (0.01)             (0.01)             (0.01)
   Recognition and retention plan (4) .................             (0.02)             (0.02)             (0.02)             (0.03)
                                                          ---------------    ---------------    ---------------    ---------------
     Pro forma earnings per share (5) (6) .............   $          0.50    $          0.43    $          0.38    $          0.33
                                                          ===============    ===============    ===============    ===============

Offering price to net earnings per share ..............             20.00x             23.26x             26.32x             30.30x
Number of shares used in earnings per share
 calculations .........................................        23,833,713         27,323,488         30,813,262         34,826,506

At September 30, 2002
Stockholders' equity:
   Historical combined with acquisition ...............   $       146,147    $       146,147    $       146,147    $       146,147
   MHC capital consolidation ..........................               626                626                626                626
   Estimated net proceeds .............................           112,153            132,210            152,268            175,335
   Shares issued to the charitable foundation .........             4,000              4,000              4,000              4,000
   After tax cost of contribution to the charitable
   foundation .........................................            (3,000)            (3,000)            (3,000)            (3,000)
   Common stock acquired by employee stock ownership
    plan (3) ..........................................            (5,938)            (6,950)            (7,963)            (9,127)
   Common stock acquired by recognition and retention
    plan (4) ..........................................            (4,750)            (5,560)            (6,370)            (7,302)
                                                          ---------------    ---------------    ---------------    ---------------
       Pro forma stockholders' equity (7) .............           249,238            267,473            285,708            306,679
   Intangible assets (8) ..............................            66,594             66,594             66,594             66,594
                                                          ---------------    ---------------    ---------------    ---------------
       Pro forma tangible stockholders' equity ........   $       182,644    $       200,879    $       219,114    $       240,085
                                                          ===============    ===============    ===============    ===============

                                                   (continued on following page)

(continued from previous page)

                                                                        At or For the Year Ended September 30, 2002
                                                                         Based upon the Sale At $10.00 Per Share of
                                                          ------------------------------------------------------------------------
                                                             11,475,000         13,500,000         15,525,000        17,853,750
                                                            Shares (1)            Shares             Shares           Shares (2)
                                                          ---------------    ---------------    ---------------    ---------------
                                                                      (Dollars in thousands, Except Per Share Amounts)
Stockholders' equity per share (9):
   Historical combined with acquisition ...............   $          5.91    $          5.15    $          4.56    $          4.03
   MHC capital consolidation ..........................              0.03               0.02               0.02               0.02
   Estimated net proceeds .............................              4.53               4.66               4.75               4.84
   Shares issued to the charitable foundation .........              0.16               0.14               0.12               0.11
   Tax benefit of contribution to the charitable
   foundation .........................................             (0.12)             (0.11)             (0.09)             (0.08)
   Common stock acquired by employee stock
    ownership plan (3) ................................             (0.24)             (0.24)             (0.25)             (0.25)
   Common stock acquired by recognition and
    retention plan (4) ................................             (0.19)             (0.20)             (0.20)             (0.20)
                                                          ---------------    ---------------    ---------------    ---------------
      Pro forma stockholders' equity
       per share (7) (9) ..............................   $        10.078    $          9.42    $          8.91    $          8.47
                                                          ===============    ===============    ===============    ===============
      Pro forma tangible stockholders' equity
       per share ......................................   $          7.38    $          7.08    $          6.84    $          6.62
                                                          ===============    ===============    ===============    ===============

Offering price as percentage of pro forma
 stockholders' equity per share .......................             99.21%            106.16%            112.23%            118.06%
Offering price as percentage of pro forma
 tangible stockholders' equity per share ..............            135.47%            141.33%            146.21%            150.91%

Number of shares used in book value per share
 calculations .........................................        24,743,429         28,390,389         32,037,349         36,231,354

----------
(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then estimated proceeds would be $75.7 million, pro forma net earnings per share would be $0.57 and the offering price to pro forma net earnings per share would be 17.54x, pro forma stockholders' equity and tangible stockholders' equity per share would be $10.11 and $6.94, respectively, and the offering price as a percentage of pro forma stockholders' equity per share and the offering price as a percentage of pro forma tangible stockholders' equity per share would be 98.91% and 144.05%, respectively.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.
(3) Assumes that 5% of shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Provident Bancorp. Provident Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal payment of the debt. Provident Bank's total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Provident Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 29,687, 34,750, 39,812 and 45,634 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(4) If approved by Provident Bancorp's stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (including shares we issue to the Provident Bank Charitable Foundation). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Provident Bancorp or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Provident Bancorp. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the year ended September 30, 2002 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 1.9%.

                                         (footnotes continued on following page)

(5) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See notes 3 and 4. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(6) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Provident Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.7%.
(7) The retained earnings of Provident Bank will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."
(8) Intangible assets represents the outstanding balance of goodwill ($62.0 million) and customer lists ($4.250 million) as of September 30, 2002.
(9) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.5985, 3.0571, 3.5156 and 4.0430, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(10) Does not give effect to the non-recurring expense that will be recognized in 2004 as a result of the establishment of the charitable foundation. We will recognize an after-tax expense for the amount of the aggregate contribution to the charitable foundation, which after-tax expense is expected to be $3.0 million.

                COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                         WITH AND WITHOUT THE FOUNDATION

         As reflected in the table below, if the charitable foundation is not established and funded as part of the conversion, RP Financial estimates that the pro forma valuation of Provident Bancorp would be greater, and as a result a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, the pro forma valuation of Provident Bancorp is $247.4 million, $283.9 million, $320.4 million and $362.3 million with the charitable foundation, as compared to $251.1 million, $288.9 million, $326.7 million and $370.2 million, respectively, without the charitable foundation. There is no assurance that in the event the foundation were not formed that the appraisal prepared at that time would conclude that the pro forma market value of Provident Bancorp would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

         For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the nine months ended June 30, 2003 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the conversion was completed at June 30, 2003, with and without the foundation. Pro forma financial rates are annualized. The valuation amounts referred to in the table below relate to the value of the shares sold to the depositors and the public and the shares issued to stockholders of E.N.B. Holding Company.

                                                            11,475,000 Shares Sold (1)              13,500,000 Shares Sold
                                                        ----------------------------------    ----------------------------------
                                                             With              Without             With              Without
                                                          Foundation         Foundation         Foundation         Foundation
                                                        ---------------    ---------------    ---------------    ---------------
                                                                  (Dollars in thousands, except Per Share amounts)

Estimated offering amount ...........................   $       114,750    $       119,000    $       135,000    $       140,000
Pro forma market capitalization .....................           247,434            251,088            283,904            288,909
Total assets ........................................         1,568,610          1,571,794          1,586,844          1,590,705
Total liabilities ...................................         1,313,073          1,313,073          1,313,073          1,313,073
Pro forma stockholders' equity ......................           255,601            258,786            273,836            277,697
Pro forma net income ................................            10,227             10,252             10,222             10,246
Pro forma stockholders' equity per share ............             10.33              10.29               9.64               9.62
Pro forma net income per share ......................              0.43               0.42               0.37               0.37
Pro forma pricing ratios:
Offering price as a percentage of pro forma
 stockholders' equity per share ....................              96.81%             97.18%            103.73%            103.95%
Offering price to pro forma net income per share ....             17.44x             17.86x             20.27x             20.27x
Pro forma financial ratios:
Return on assets ....................................              0.87%              0.87%              0.86%              0.86%
Return on equity ....................................              5.34%              5.28%              4.98%              4.92%
Equity to assets ....................................             16.29%             16.46%             17.26%             17.46%

                                                              15,525,000 Shares Sold                17,853,750 Shares Sold
                                                        ----------------------------------    ----------------------------------
                                                             With              Without             With              Without
                                                          Foundation         Foundation         Foundation         Foundation
                                                        ---------------    ---------------    ---------------    ---------------
                                                                  (Dollars in thousands, except Per Share amounts)

Estimated offering amount ...........................   $       155,250    $       161,000    $       178,538    $       185,150
Pro forma market capitalization .....................           320,373            326,729            362,314            370,222
Total assets ........................................         1,605,080          1,609,615          1,626,050          1,631,363
Total liabilities ...................................         1,313,073          1,313,073          1,313,073          1,313,073
Pro forma stockholders' equity ......................           292,072            296,608            313,041            318,355
Pro forma net income ................................            10,216             10,239             10,209             10,231
Pro forma stockholders' equity per share ............              9.11               9.07               8.65               8.60
Pro forma net income per share ......................              0.33               0.33               0.29               0.29
Pro forma pricing ratios:
Offering price as a percentage of pro forma
 stockholders' equity per share ....................             109.77%            110.25%            115.61%            116.28%
Offering price to pro forma net income per share ....             22.73x             22.73x             25.86x             25.86x
Pro forma financial ratios:
Return on assets ....................................              0.85%              0.85%              0.84%              0.84%
Return on equity ....................................              4.66%              4.60%              4.35%              4.28%
Equity to assets ....................................             18.20%             18.43%             19.25%             19.51%


----------
/(1)/ If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued, the offering price as a percentage of pro forma stockholders' equity per share, the offering price to pro forma net income per share, return on assets and return on equity without the foundation would be 96.34%, 15.31x, 0.85% and 6.04%, respectively, compared 96.06%, 15.00x, 0.85%
         and 6.11% with the charitable foundation, respectively.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The discussion and analysis that follows focuses on the factors affecting our consolidated financial condition at June 30, 2003, September 30, 2002 and September 30, 2001 and our consolidated results of operations for the nine months ended June 30, 2003 and 2002 and for the years ended September 30, 2002, 2001 and 2000. The consolidated financial statements and related notes appearing elsewhere in this prospectus should be read in conjunction with this review. The financial condition and results of operations reported at June 30, 2003 and for the nine-month period ended June 30, 2003 are not necessarily indicative of the financial condition and results of operations for the fiscal year ending September 30, 2003.

         On April 23, 2002, we completed our acquisition of The National Bank of Florida, a commercial bank in Orange County, New York, which had assets of $104.0 million and deposits of $88.2 million. The acquisition was accounted for as a purchase, resulting in goodwill and other intangible assets of $15.3 million. Amounts attributable to The National Bank of Florida, which was merged into Provident Bank, are included in our consolidated financial statements from the date of acquisition.

         Following the completion of the conversion, our non-interest expense can be expected to increase because of the increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan and the adoption of the recognition and retention plan, if approved by our stockholders.

         Assuming that 17,853,750 shares are sold in the offering and 400,000 shares are issued to the Provident Bank Charitable Foundation:

         (i) the employee stock ownership plan will acquire 912,688 shares of common stock with a $9.1 million loan that is expected to be repaid over 20 years, resulting in an annual expense (pre-tax) of approximately $456,000 (assuming that the common stock maintains a value of $10.00 per share); and

         (ii) the recognition and retention plan would award a number of shares equal to 4% of the shares sold in the offering (including shares we issue to the Provident Bank Charitable Foundation), or 730,150 shares to eligible participants, which would be expensed as the awards vest. Assuming all shares are awarded under the recognition and retention plan at a price of $10.00 per share, and that the awards vest over five years, the corresponding annual expense (pre-tax) associated with shares awarded under the recognition and retention plan would be approximately $1.5 million.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share.

General

         Our results of operations depend primarily on our net interest income, which is the difference between the interest income on our earning assets, such as loans and securities, and the interest expense paid on our deposits and borrowings. Results of operations are also affected by non-interest income and expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of banking fees and service charges, gains (losses) on sales of loans and securities available for sale and net increases in the cash surrender value of bank-owned life insurance ("BOLI") contracts. Our non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising and promotion expense and data processing expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Critical Accounting Policies

         Our accounting and reporting policies are prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting policies considered critical to our financial results include the allowance for loan losses, accounting for goodwill and other intangible assets, accounting for deferred income taxes and the recognition of interest income.

         The methodology for determining the allowance for loan losses is considered by management to be a critical accounting policy due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the allowance for loan losses considered necessary. We evaluate our assets at least quarterly, and review their risk components as a part of that evaluation. See Note 3, Summary of Significant Accounting Policies--Allowance for Loan Losses in our Notes to Consolidated Financial Statements for a discussion of the risk components. We consistently review the risk components to identify any changes in trends. Accounting for goodwill is considered to be a critical policy because goodwill must be tested for impairment at least annually using a "two-step" approach that involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions utilized. If goodwill is determined to be impaired, it would be expensed in the period in which it became impaired.

         We also use judgment in the valuation of other intangible assets (core deposit base intangibles). A core deposit base intangible asset has been recorded for core deposits (defined as checking, money market and savings deposits) that were acquired in an acquisition that was accounted as a purchase business combination. The core deposit base intangible asset has been recorded using the assumption that the acquired deposits provide a more favorable source of funding than more expensive wholesale borrowings. An intangible asset has been recorded for the present value of the difference between the expected interest to be incurred on these deposits and interest expense that would be expected if these deposits were replaced by wholesale borrowings, over the expected lives of the core deposits. If we find these deposits have a shorter life than was estimated, we will write down the asset by expensing the amount that is impaired.

         We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change.

         Interest income on loans, securities and other interest-earning assets is accrued monthly unless management considers the collection of interest to be doubtful. Loans are placed on nonaccrual status when payments are contractually past due 90 days or more, or when management has determined that the borrower is unlikely to meet contractual principal or interest obligations. At such time, unpaid interest is reversed by charging interest income. Interest payments received on nonaccrual loans (including impaired loans) are recognized as income unless future collections are doubtful. Loans are returned to accrual status when collectibility is no longer considered doubtful (generally, when all payments have been brought current).

Management Strategy

         We operate as an independent community bank that offers a broad range of customer-focused financial services as an alternative to money center banks in our market area. Over the years, management has invested in the infrastructure and staffing to support our strategy of serving the financial needs of individuals, businesses and municipalities in our market area. This has resulted in a change in our business mix, providing a favorable platform for long-term sustainable growth. Highlights of management's business strategy are as follows:

         Operating as a Community Bank. As an independent community bank, we emphasize the local nature of our decision-making to respond more effectively to the needs of our customers while providing a full range of financial services to the individuals, corporations and municipalities in our market area. We offer a broad range of financial products to meet the changing needs of the marketplace, including internet banking, cash management services and sweep accounts. In addition, we offer asset management and trust services to meet the investing needs of individuals, corporations and not-for-profit entities. As a result, we are able to provide locally the financial services required to meet the needs of the majority of existing and potential customers in our market.

         Enhancing Customer Service. We are committed to providing superior customer service as a way to differentiate us from our competition. As part of our commitment to service, we have established Sunday banking and extended service hours. In addition, we offer multiple access channels to our customers, including our branch and ATM network, internet banking, our Customer Care Telephone Center and our Automated Voice Response system. We reinforce in our employees a commitment to customer service through extensive training, recognition programs and measurement of service standards.

         Growing and Diversifying our Loan Portfolio. We offer a broad range of loan products to commercial businesses, real estate owners, developers and individuals. To support this activity, we have developed commercial, consumer and residential loan departments staffed with experienced professionals to promote the continued growth and prudent management of loan assets. We have experienced consistent and significant growth in our commercial loan portfolio over the years while continuing to grow our residential mortgage and consumer lending businesses. As a result, we believe that we have developed a diversified loan portfolio with a favorable mix of loan types, maturities and yields.

         Expanding our Retail Banking Franchise. Management intends to continue expansion of its retail banking franchise and to increase the number of households and businesses served in our market area. Our strategy is to deliver exceptional customer service, which depends on up-to-date technology and convenient access, as well as courteous personal contact from a trained and motivated workforce. This approach has resulted in continued growth in core deposits, which has improved our overall cost of funds. Management intends to maintain this strategy, which will require ongoing investment in retail banking locations and technology to support exceptional service levels for the Bank's customers.

Management of Interest Rate Risk

         Management believes that our most significant form of market risk is interest rate risk. The general objective of our interest rate risk management is to determine the appropriate level of risk given our business strategy, and then manage that risk in a manner that is consistent with our policy to reduce the exposure of our net interest income to changes in market interest rates. Provident Bank's asset/liability management committee ("ALCO"), which consists of senior management, evaluates the interest rate risk inherent in certain assets and liabilities, our operating environment, and capital and liquidity requirements, and modifies our lending, investing and deposit gathering strategies accordingly. A committee of the Board of Directors reviews the ALCO's activities and strategies, the effect of those strategies on our net interest margin, and the effect that changes in market interest rates would have on the economic value of our loan and securities portfolios as well as the intrinsic value of our deposits and borrowings.

         We actively evaluate interest rate risk in connection with our lending, investing, and deposit activities. We emphasize the origination of residential fixed-rate mortgage loans that are repaid monthly and bi-weekly, fixed-rate commercial mortgage loans, adjustable-rate residential and commercial mortgage loans, and consumer loans. Depending on market interest rates and our capital and liquidity position, we may retain all of the fixed-rate, fixed-term residential mortgage loans that we originate or we may sell all or a portion of such longer-term loans, generally on a servicing-retained basis. We also invest in short-term securities, which generally have lower yields compared to longer-term investments. Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans and securities helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. These strategies may adversely affect net interest income due to lower initial yields on these investments in comparison to longer-term, fixed-rate loans and investments.

         Management monitors interest rate sensitivity primarily through the use of a model that simulates net interest income under varying interest rate assumptions. Management also evaluates this sensitivity using a model that estimates the change in Provident Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. Both models assume estimated loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes.

         The table below sets forth, as of June 30, 2003, the estimated changes in our NPV and our net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

                                       NPV                                     Net Interest Income
                  ---------------------------------------------   ---------------------------------------------
                                  Estimated Increase (Decrease)                       Increase (Decrease) in
   Change in                                  in NPV              Estimated Net   Estimated Net Interest Income
 Interest Rates    Estimated      -----------------------------      interest     -----------------------------
 (basis points)      NPV            Amount            Percent         Income        Amount           Percent
                  -----------     -----------      ------------   -------------   -----------      ------------
                                             (Dollars in thousands)
    +300          $   121,580     $   (37,328)            (23.5)% $      40,939   $    (1,904)             (4.4)%
    +200              139,047         (19,861)            (12.5)         41,606        (1,237)             (2.9)
    +100              153,163          (5,745)             (3.6)         42,575          (268)             (0.6)
       0              158,908              --                --          42,843            --                --
    -100              158,023            (885)             (0.6)         41,953          (890)             (2.1)
    -200              155,071          (3,837)             (2.4)         40,565        (2,278)             (5.3)

         The table set forth above indicates that at June 30, 2003, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 0.6% decrease in NPV and a 2.1% decrease in net interest income. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 12.5% decrease in NPV and a 2.9% decrease in net interest income.

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The NPV and net interest income table presented above assumes that the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data does not reflect any actions management may undertake in response to changes in interest rates. The table also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provides an indication of our sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Analysis of Net Interest Income

         Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

         The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

                                                             Nine Months Ended June 30,
                                   ---------------------------------------------------------------------------------------
                                                     2003                                         2002
                                   -----------------------------------------   -------------------------------------------
                                     Average                                     Average
                                   Outstanding                                 Outstanding
                                     Balance     Interest    Yield/Rate/(1)/     Balance        Interest   Yield/Rate/(1)/
                                   -----------  ----------   ---------------   -----------    -----------  ---------------
                                                               (Dollars in thousands)
Interest-earning assets:
Loans /(2)/......................  $   679,212  $   33,199              6.54%  $   623,140    $    33,434             7.17%
Securities available for sale....      218,738       7,158              4.38       178,150          7,209             5.41
Securities held to maturity......       81,652       3,066              5.02        73,385          3,337             6.08
Other............................       11,173         292              3.49        14,648            349             3.19
                                   -----------  ----------                     -----------    -----------
   Total interest-earning
    assets.......................      990,775      43,715              5.90       889,323         44,329             6.66
                                                ----------                                    -----------
Non-interest-earning assets......       74,639                                      42,837
                                   -----------                                 -----------
   Total assets..................  $ 1,065,414                                 $   932,160
                                   ===========                                 ===========

Interest-bearing liabilities:
Savings deposits /(3)/...........  $   269,528       1,207              0.60   $   209,202          1,610             1.03
Money market deposits............      119,100         786              0.88       102,591          1,074             1.40
NOW deposits.....................       82,189         169              0.27        71,617            230             0.43
Certificates of deposit..........      241,683       3,985              2.20       233,546          5,967             3.42
Borrowings.......................      108,688       3,164              3.89       116,805          4,319             4.94
                                   -----------  ----------                     -----------    -----------
   Total interest-bearing
    liabilities..................      821,188       9,311              1.52       733,761         13,200             2.41
                                                ----------                                    -----------
Non-interest-bearing
 liabilities.....................      131,425                                      92,693
                                   -----------                                 -----------
   Total liabilities.............      952,613                                     826,454
Stockholders' equity.............      112,801                                     105,706
                                   -----------                                 -----------
   Total liabilities and
    stockholders' equity.........  $ 1,065,414                                 $   932,160
                                   ===========                                 ===========

Net interest income..............               $   34,404                                    $    31,129
                                                ==========                                    ===========
Net interest rate spread /(4)/...                                       4.38%                                         4.25%
Net interest-earning assets /(5)/  $   169,587                                 $   155,562
                                   ===========                                 ===========
Net interest margin /(6)/........                                       4.64%                                         4.68%
Ratio of interest-earning
 assets to interest-bearing
 liabilities.....................       120.65%                                     121.20%

                                                   (footnotes on following page)

                                                               Years Ended September 30,
                                   --------------------------------------------------------------------------------
                                                   2002                                         2001
                                   -------------------------------------       ------------------------------------
                                     Average                                     Average
                                   Outstanding                                 Outstanding
                                     Balance     Interest     Yield/Rate         Balance      Interest   Yield/Rate
                                   -----------  ----------    ----------       -----------   ----------  ----------
                                                                    (Dollars in thousands)
Interest-earning assets:
Loans /(1)/......................  $   630,710  $   44,967          7.13%      $   590,298   $   46,434        7.87%
Securities available for sale....      185,326       9,869          5.33           159,185        9,598        6.03
Securities held to maturity             73,548       4,627          6.29            66,253        4,318        6.52
Other............................       18,138         488          2.69            10,983          628        5.72
                                   -----------  ----------                     -----------   ----------
   Total interest-earning assets.      907,722      59,951          6.60           826,719       60,978        7.38
                                                ----------                                   ----------
Non-interest-earning assets             50,192                                      36,624
                                   -----------                                 -----------
   Total assets..................  $   957,914                                 $   863,343
                                   ===========                                 ===========

Interest-bearing liabilities:
Savings deposits /(2)/...........  $   227,143       2,289          1.01       $   177,994        2,898        1.63
Money market deposits............      106,133       1,435          1.35            86,717        2,245        2.59
NOW deposits.....................       73,403         315          0.43            57,806          365        0.63
Certificates of deposit..........      236,133       7,662          3.24           251,299       13,915        5.54
Borrowings.......................      113,446       5,500          4.85           113,975        6,821        5.98
                                   -----------  ----------                     -----------   ----------
   Total interest-bearing
    liabilities..................      756,258      17,201          2.27           687,791       26,244        3.82
                                                ----------                                   ----------
Non-interest-bearing
 liabilities.....................       94,869                                      78,547
                                   -----------                                 -----------
   Total liabilities.............      851,127                                     766,338
Stockholders' equity.............      106,787                                      97,005
                                   -----------                                 -----------
   Total liabilities and
    stockholders' equity.........  $   957,914                                 $   863,343
                                   ===========                                 ===========

Net interest income..............               $   42,750                                   $   34,734
                                                ==========                                   ==========
Net interest rate spread /(3)/...                                   4.33%                                      3.56%
Net interest-earning assets /(4)/  $   151,464                                 $   138,928
                                   ===========                                 ===========
Net interest margin /(5)/........                                   4.71%                                      4.20%
Ratio of interest-earning
 assets to interest-bearing
 liabilities.....................       120.03%                                     120.20%

                                       Years Ended September 30,
                                   ---------------------------------
                                                 2000
                                   ---------------------------------
                                     Average
                                   Outstanding
                                     Balance    Interest  Yield/Rate
                                   -----------  --------  ----------

Interest-earning assets:
Loans /(1)/......................  $   577,119  $ 45,043        7.80%
Securities available for sale....      159,287     9,719        6.10
Securities held to maturity             52,515     3,549        6.76
Other............................        9,119       588        6.45
                                   -----------  --------
   Total interest-earning assets.      798,040    58,899        7.38
                                                --------
Non-interest-earning assets             38,770
                                   -----------
   Total assets..................  $   836,810
                                   ===========

Interest-bearing liabilities:
Savings deposits /(2)/...........  $   177,077     3,435        1.94
Money market deposits............       77,475     2,029        2.62
NOW deposits.....................       52,052       470        0.90
Certificates of deposit..........      244,279    12,787        5.23
Borrowings.......................      122,315     7,313        5.98
                                   -----------  --------
   Total interest-bearing
    liabilities..................      673,198    26,034        3.87
                                                --------
Non-interest-bearing
 liabilities.....................       74,316
                                   -----------
   Total liabilities.............      747,514
Stockholders' equity.............       89,296
                                   -----------
   Total liabilities and
    stockholders' equity.........  $   836,810
                                   ===========

Net interest income..............               $ 32,865
                                                ========
Net interest rate spread /(3)/...                               3.51%
Net interest-earning assets /(4)/  $   124,842
                                   ===========
Net interest margin /(5)/........                               4.12%
Ratio of interest-earning
 assets to interest-bearing
 liabilities.....................       118.54%

----------
/(1)/ Yields and rates for the nine months ended June 30, 2003 and 2002 are annualized.
/(2)/ Balances include the effect of net deferred loan origination fees and costs, and the allowance for loan losses.
/(3)/    Includes club accounts and interest-bearing mortgage escrow balances.
/(4)/ Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
/(5)/ Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
/(6)/ Net interest margin represents net interest income divided by average total interest-earning assets.

         The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                                   Years Ended September 30,
                                 Nine Months Ended June 30,     -------------------------------------------------------------------
                                       2003 vs. 2002                      2002 vs. 2001                      2001 vs. 2000
                             ---------------------------------  --------------------------------   --------------------------------
                             Increase (Decrease)                Increase (Decrease)                Increase (Decrease)
                                    Due to            Total            Due to           Total            Due to            Total
                             -------------------     Increase   -------------------    Increase    -------------------    Increase
                              Volume      Rate      (Decrease)   Volume      Rate     (Decrease)    Volume      Rate     (Decrease)
                             -------   ---------    ----------  -------   ---------   ----------   -------    --------   ----------
                                                                          (In thousands)
Interest-earning assets:
   Loans...................  $ 2,924   $  (3,159)   $     (235) $ 3,093   $  (4,560)  $   (1,467)  $ 1,060    $    331   $    1,391
   Securities available
    for sale...............    1,472      (1,523)          (51)   1,464      (1,193)         271        (6)       (115)        (121)
   Securities held to
    maturity...............      351        (622)         (271)     465        (156)         309       899        (130)         769
   Other...................      (88)         31           (57)     290        (430)        (140)      112         (72)          40
                             -------   ---------    ----------  -------   ---------   ----------   -------    --------   ----------

     Total interest-earning
      assets...............    4,659      (5,273)         (614)   5,312      (6,339)      (1,027)    2,065          14        2,079
                             -------   ---------    ----------  -------   ---------   ----------   -------    --------   ----------

Interest-bearing
 liabilities:
   Savings deposits........      387        (790)         (403)     680      (1,289)        (609)       23        (560)        (537)
   Money market deposits         155        (443)         (288)     427      (1,237)        (810)      239         (23)         216
   NOW deposits............       31         (92)          (61)      83        (133)         (50)       48        (153)        (105)
   Certificates of
    deposit................      204      (2,186)       (1,982)    (793)     (5,460)      (6,253)      369         759        1,128
   Borrowings..............     (285)       (870)       (1,155)     (32)     (1,289)      (1,321)     (492)         --         (492)
                             -------   ---------    ----------  -------   ---------   ----------   -------    --------   ----------

     Total interest-bearing
      liabilities..........      492      (4,381)       (3,889)     365      (9,408)      (9,043)      187          23          210
                             -------   ---------    ----------  -------   ---------   ----------   -------    --------   ----------

Change in net interest
 income....................  $ 4,167   $    (892)   $    3,275  $ 4,947   $   3,069   $    8,016   $ 1,878    $     (9)  $    1,869
                             =======   =========    ==========  =======   =========   ==========   =======    ========   ==========

Comparison of Financial Condition at June 30, 2003 and September 30, 2002

         Total assets. Total assets as of June 30, 2003 were $1.11 billion, an increase of $87.0 million, or 8.5% over assets of $1.03 billion at September 30, 2002. The increase resulted from increases in both loans and securities.

         Securities. Total securities increased to $334.7 million at June 30, 2003 from $292.9 million at September 30, 2002. The increase was primarily in mortgage backed securities, which increased $52.7 million during the nine-month period ended June 30, 2003, as we continued to purchase additional securities funded by growth in deposits and advances from the Federal Home Loan Bank of New York.

         Net loans. Net loans as of June 30, 2003 were $682.6 million, an increase of $21.8 million, or 3.3%, over net loan balances of $660.8 million at September 30, 2002. Residential loans continued to grow during the nine-month period, posting an increase of $13.7 million, or 3.7%, over balances at September 30, 2002. Most of the net loan growth was primarily in bi-weekly mortgages. Commercial mortgages increased by $16.6 million, or 10.2%, as originations of $64.1 million surpassed repayments of $47.5 million. Commercial and industrial loans increased by $4.0 million, or 9.6%, as we continued our efforts to expand our customer account relationships through the extension of these general business purpose loans. At $5.4 million, or 0.48% of total assets, non-performing assets were up slightly from $5.0 million, or 0.49% of total assets at September 30, 2002.

         Deposits. Deposits increased by $57.9 million to $857.5 million, an increase of 7.2% over balances of $799.6 million at September 30, 2002. Deposit growth occurred in transaction account, savings and money market account products, while certificates of deposit declined slightly. The largest deposit growth occurred in savings and money market accounts, which increased to $406.6 million at June 30, 2003 from $363.0 million at September 30, 2002, an increase of $43.6 million, or 12.0%. Transaction accounts posted an increase of $25.5 million, or 13.2%, to $218.6 million. During the same time period, total certificates of deposit declined by $11.2 million as municipal certificates of deposit grew to $7.9 million, while all other certificates decreased to $224.4 million. The overall deposit increase was primarily due to improved marketing efforts, coupled with new product offerings. Total municipal deposits amounted to $19.8 million at June 30, 2003 compared to $8.8 million at September 30, 2002. We began accepting municipal deposits in April 2002 after we formed Provident Municipal Bank.

         Borrowings. Borrowings from the Federal Home Loan Bank of New York increased by $13.7 million during the nine-month period to $116.7 million at June 30, 2003 from $103.0 million at September 30, 2002, primarily to fund new loans and investments as noted above.

         Stockholders' Equity. Stockholders' equity increased by $4.8 million to $115.7 million at June 30, 2003 compared to $110.9 million at September 30, 2002. In addition to net income of $8.7 million for the nine-month period, equity increased by $1.4 million due to the allocation of employee stock ownership plan shares, the vesting of shares issued under our recognition and retention plan and the exercise of stock options. Partially offsetting these increases were cash dividends and stock repurchases, each of which reduced stockholders' equity by $1.9 million, and the change in after-tax unrealized gains on securities available for sale, which decreased equity by $1.5 million.

         During the first nine months of fiscal 2003, we repurchased 60,700 shares of our common stock, bringing the total shares repurchased to 391,251 shares under our previously announced repurchase programs, which authorized the repurchase of up to 553,990 shares including the March 2003 authorization of 177,250 shares. We held a total of 326,925 treasury shares at June 30, 2003, net of option-related reissuances.

Comparison of Financial Condition at September 30, 2002 and September 30, 2001

         Total Assets. Total assets as of September 30, 2002 were $1.03 billion, an increase of $146.4 million, or 16.6%, over total assets of $881.3 million at September 30, 2001. Total assets increased by $90.7 million in April 2002 as a result of the acquisition of The National Bank of Florida. Average total assets for the year ended September 30, 2002 were $957.9 million, an increase of $94.6 million, or 11.0%, over average total assets of $863.3 million in fiscal 2001.

         Securities. The total securities portfolio increased by $57.6 million, or 24.5%, to $292.9 million at September 30, 2002 from $235.3 million at September 30, 2001. Securities of The National Bank of Florida retained in our portfolio totaled $18.2 million, most of which were classified as available for sale. Securities of The National Bank of Florida that did not meet the rating guidelines established within our investment policy were sold shortly after the acquisition was completed. Securities available for sale increased by $42.2 million, or 25.8%, primarily reflecting an increase in U.S. Government and Agency securities. Available for sale mortgage-backed securities declined slightly to $58.6 million at September 30, 2002 from $59.5 million at the previous year-end. Securities held to maturity increased by $15.4 million, or 21.6%, to $86.8 million at September 30, 2002 from $71.4 million at September 30, 2001. Mortgage-backed securities held to maturity increased by $10.9 million, while state and municipal securities held to maturity increased by $4.5 million during the current fiscal year.

         Net Loans. Net loans as of September 30, 2002 were $660.8 million, an increase of $54.7 million, or 9.0%, over net loan balances of $606.1 million at September 30, 2001. Net loans of The National Bank of Florida of $23.1 million were recorded at the acquisition date. Including the addition of The National Bank of Florida's commercial loans, we experienced fiscal 2002 growth of $41.5 million, or 23.0%, in the commercial loan portfolio, which consisted of commercial real estate, commercial business and construction loans. Within the commercial portfolio, commercial business loans contributed $9.9 million, or 23.9%, of the increase. We originated these loans primarily for the purpose of financing equipment acquisition or other general small business purposes, and the increase is of significance in that we actively pursue such loans in an effort to expand our customer account relationships. Commercial real estate loans accounted for the largest portion of the commercial loan portfolio growth, increasing by $34.0 million, or 26.3%. This increase was a result of our focus on generating high-quality real estate transactions, which contribute high yields with relatively low risk. Despite heavy refinancing activity, residential mortgage loans grew during fiscal 2002 as well, posting an increase of $7.9 million, or 2.2%, over balances on September 30, 2001. Consumer loans grew to $83.4 million, up from $76.9 million at September 30, 2001, an increase of $6.5 million, or 8.5%. As our market area realized substantial increases in real estate values, our customers took advantage of additional real estate equity, generating an increase of $8.6 million in home equity lines of credit. Average total loans were $630.7 million in fiscal 2002, an increase of $40.4 million, or 6.8%, over average total loans of $590.3 million in fiscal 2001. At September 30, 2002, non-performing loans were 0.74% of total loans, compared to 0.37% at September 30, 2001.

         Deposits. Deposits as of September 30, 2002 were $799.6 million, up $146.5 million, or 22.4%, from September 30, 2001. We recorded deposits of $88.2 million on the date we acquired The National Bank of Florida. Our deposit mix shifted along with our deposit growth. Transaction accounts (demand and NOW deposits) represented 24% of deposits at September 30, 2002, compared to 21% at September 30, 2001. Similarly, savings and money market account balances, which totaled $363.0 million at September 30, 2002, represented 45% of deposits at that date, compared to 41% at the prior year end. Certificates of deposit declined to 31% of deposits at September 30, 2002 from 38% at September 30, 2001. This shift in mix to lower cost transaction and savings accounts had a positive impact on earnings in fiscal 2002.

         Borrowings. Total borrowings decreased by $7.4 million, or 6.8%, to $103.0 million at September 30, 2002 from $110.4 million at September 30, 2001. The significant deposit growth was sufficient to fund increases in the securities and loan portfolios, and we were therefore able to pay down our borrowings.

         Stockholders' Equity. Stockholders' equity increased by $8.3 million to $110.9 million at September 30, 2002, compared to $102.6 million at September 30, 2001. In addition to net income of $9.5 million for the 2002 fiscal year, equity increased by $1.2 million for the change in after-tax net unrealized gains on securities available for sale. The allocation of employee stock ownership plan shares and the vesting of shares issued under our recognition and retention plan increased equity by a total of $1.5 million. Partially offsetting these increases were cash dividends and purchases of treasury stock, which reduced stockholders' equity by $1.9 million and $2.0 million, respectively.

         During fiscal 2002, we repurchased 69,317 shares of our common stock. As of September 30, 2002 we had repurchased a total of 330,551 shares under our two previously announced repurchase programs, which authorized total repurchases of up to 376,740 shares. We held a total of 282,488 treasury shares at September 30, 2002, net of stock option-related reissuances.

Comparison of Operating Results for the Nine Months Ended June 30, 2003 and June 30, 2002

         Net income for the nine months ended June 30, 2003, was $8.7 million, an increase of $1.4 million, or 19.2%, compared to net income of $7.3 million for the nine months ended June 30, 2002. Basic and diluted earnings per share increased to $1.12 and $1.11, respectively, for the nine months ended June 30, 2003, compared to $0.94 and $0.93, respectively, for the nine months ended June 30, 2002. The increase in net income reflected a $3.3 million, or 86.6%, increase in non-interest income and a $3.3 million, or 10.5% increase in net interest income, which was partially offset by a $4.2 million, or 18.5% increase in non-interest expense, a $780,000, or 18.5% increase in income tax expense and a $200,000 increase in the provision for loan losses.

         Interest Income. Interest income declined $614,000, or 1.4%, to $43.7 million for the nine months ended June 30, 2003 from $44.3 million for the nine months ended June 30, 2002. The decrease was due to lower average yields on loans and investment securities, which was offset in large part by higher average balances in both assets classes. The decrease in yields was primarily due to lower market interest rates, while the increase in loans and investment securities was due to increased loan originations between periods and our acquisition of The National Bank of Florida in April 2002. Average interest-earning assets for the nine months ended June 30, 2003 were $990.8 million, an increase of $101.5 million, or 11.4%, over average interest-earning assets for the nine-months ended June 30, 2002 of $889.3 million. Average yields on interest earning assets decreased by 76 basis points, to 5.90% for the nine months ended June 30, 2003 to 6.66% for the nine months ended June 30, 2002.

         Total interest income on loans declined $235,000 to $33.2 million for the nine months ended June 30, 2003 from $33.4 million for the nine months ended June 30, 2002. The decrease was due to slight decreases in interest income on residential mortgage loans and consumer loans. Income earned on residential mortgage loans decreased $857,000, or 4.4%, to $18.8 million from $19.6 million, as a 73 basis point decrease in the average yield offset a $22.9 million, or 6.3% increase in average residential mortgage loans. Income earned on consumer loans decreased $436,000, or 12.2%, to $3.1 million from $3.6 million, as a 115 basis point decrease in the yield offset a $5.7 million, or 7.5% increase in average consumer loans. Interest income on the commercial loan portfolio increased $1.1 million, or 10.3%, as a $27.6 million increase in average commercial loans to $213.2 million offset a 29 basis point decrease in average yield.

         Interest income on investment securities and other earning assets decreased $379,000 to $10.5 million for the nine months ended June 30, 2003. A 96 basis point decrease in the average yield offset a $45.4 million, or 17.0%, increase in the average portfolio.

         Interest Expense. Interest expense for the nine months ended June 30, 2003 decreased by $3.9 million, or 29.5%, to $9.3 million compared to interest expense of $13.2 million for the nine months ended June 30, 2002, as decreases in rates in all categories of interest-bearing deposits offset increases in average balances in all categories of interest bearing deposits, and accompanied a decrease in the average balance of borrowings. A 122 basis point decrease in the rate paid on certificate of deposit accounts, from 3.42% to 2.20%, offset an $8.1 million, or 3.5%, increase in the average balance of these accounts to $241.7 million, resulting in a $2.0 million reduction in interest expense. The average interest rate paid on savings and money market accounts decreased by 43 and 52 basis points, respectively, to 0.60% and 0.88%, respectively, for the nine months ended June 30, 2003, from 1.03% and 1.40%, respectively, for the nine months ended June 30, 2002. Interest expense on borrowings decreased by $1.2 million, or 26.7%, due to both a 105 basis point decrease in the average rate to 3.89% and a decrease in the average balance of $8.1 million, or 6.9%, to $108.7 million for the nine months ended June 30, 2003.

         Net Interest Income. For the nine months ended June 30, 2003, net interest income increased by $3.3 million, or 10.5% to $34.4 million from $31.1 million for the same period in 2002. Interest income decreased by $614,000, or 1.4%, as an increase in average earning assets of $101.5 million to $990.8 million, was completely offset by a decline in yield of 76 basis points to 5.90%. The cost of interest bearing-liabilities declined by $3.9 million as the average rate paid on interest- bearing liabilities dropped 89 basis points to 1.52%, which partially offset an increase in average balances of $87.4 million to $821.2 million. Net interest margin decreased from 4.68% to 4.64% and net interest spread improved from 4.25% to 4.38%.

         Provision for Loan Losses. We record provisions for loan losses, which are charged to earnings, in order to maintain the allowance for loan losses at a level to absorb probable loan losses inherent in the existing portfolio. In determining the allowance for loan losses, management considers past loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates, and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the allowance at the required level. We recorded $800,000 and $600,000 in loan loss provisions during the nine months ended June 30, 2003 and 2002, respectively. An additional $537,000 in the allowance for loan losses was recorded, however, because we absorbed the loan portfolio of The National Bank of Florida in April 2002. At June 30, 2003 the allowance for loan losses totaled $11.1 million, or 1.59% of the loan portfolio, compared to $10.2 million at June 30, 2002, or 1.55% of the loan portfolio. Net charge-offs totaled $128,000 (an annual rate of 0.03% of the average loan portfolio) and $38,000 (an annual rate of 0.01% of the average loan portfolio) for the nine months ended June 30, 2003 and June 30, 2002, respectively. The increase in the allowance was primarily attributed to an increase in the loan portfolio of $34.8 million, or 5.29%.

         In considering the amount of the loan loss reserve, we consider long-term historical loss rates and we add or subtract amounts based on current trends and conditions. In addition, we apply set percentages on loans that are delinquent, criticized or classified. We increased loan loss reserves between periods as a result of increases in the commercial real estate loan portfolio (to $179.9 million at June 30, 2003 from $163.3 million at September 30, 2002) and commercial business loan portfolio (to $45.3 million at June 30, 2003 from $41.3 million at September 30, 2002), which are generally higher-risk loan categories; continued growth in larger and more complex loan transactions; and a modest increase in our assessment of risk in the non-classified business loan portfolio, primarily commercial mortgage and commercial and industrial loans.

         Non-Interest Income. Non-interest income for the nine-month period ended June 30, 2003 increased to $7.2 million, an increase of $3.3 million, or 86.6%, compared to $3.9 million for the same nine-month period last year. Realized gains on securities available for sale and sales of loans were $1.9 million and $836,000, respectively, for the current period, representing a combined increase of $2.4 million over the securities and loan sales gains of $380,000 for the same period last year. Banking fees and services charges increased to $3.4 million for the current nine-month period, an increase of $467,000, or 15.9%, over the same period in the prior fiscal year. The increase was primarily attributable to volume-related increases in transaction account fees of $333,000 resulting from the new and acquired branches. Other income increased by $518,000, or 95.9%, to $1.1 million for the nine-month period ended June 30, 2003, from $540,000 for the same period in the prior fiscal year. The increase is primarily due to $324,000 in income from $12.0 million in BOLI contracts that we purchased in December 2002 and an increase of $217,000 in loan prepayment penalties, which totaled $306,000 for the current nine-month period compared to $89,000 for the same period in the prior fiscal year.

         Non-Interest Expense. Non-interest expense increased by $4.2 million, or 18.5%, to $27.1 million for the nine months ended June 30, 2003, compared to $22.9 million for the nine months ended June 30, 2002. Increases in compensation and benefits and in occupancy and office operations directly attributable to new branches were $592,000 and $279,000, respectively. Compensation and benefits increased by an additional $2.3 million, of which $324,000 represented the payout of an employment agreement, $253,000 was attributable to the increased cost of stock-based compensation plans, $261,000 was due to additional retirement plan and other deferred compensation expense, $167,000 was related to higher health insurance premiums and the remaining increase was due to annual salary increases of approximately 4.0% and additional administration staff. Additional increases in non-interest expense categories for the nine months ended June 30, 2003 were additional advertising costs of $259,000, or 25.1%, related to new branches and products, and a volume-related increase of $384,000, or 29.2%, in data processing costs. Consulting fees increased by $372,000 as we retained professional assistance for technological development.

         Amortization of the core deposit intangible increased by $195,000 as the premium associated with the acquisition of The National Bank of Florida in April 2002 was amortized for the nine-month period in 2003. Other non-interest expense increased by $180,000, or 4.4%, primarily due to increases in correspondent bank expense and charitable contributions of $63,000 and $109,000, respectively.

         Income Taxes. Income tax expense was $5.0 million for the nine months ended June 30, 2003 compared to $4.2 million for the same period in 2002. The effective tax rates were 36.5% and 36.7%, respectively, as a greater portion of our increase in pre-tax income was subject to the marginal tax rates, which offset increases in tax-advantaged investments.

Comparison of Operating Results for the Years Ended September 30, 2002 and September 30, 2001

         Net income for the year ended September 30, 2002 was $9.5 million, an increase of $2.0 million, or 27.3%, compared to net income of $7.5 million in fiscal 2001. Basic and diluted earnings per share increased to $1.24 and $1.22, respectively, for the 2002 fiscal year compared to $0.98 and $0.97, respectively, for fiscal 2001. The increase in net income reflects an $8.0 million or 23.1% increase in net interest income, a $695,000, or 14.8%, increase in non-interest income and a $540,000 decrease in the provision for loan losses, offset in part by increases of $5.7 million or 21.7% in non-interest expense and $1.5 million or 36.1% in income tax expense.

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         Interest Income. Interest income for the fiscal year ended September
30, 2002 declined slightly to $60.0 million, a decrease of $1.0 million, or 1.7% compared to the prior year. The small decrease was primarily due to lower average yields on loans and securities, offset in large part by higher average balances in both asset classes, due, in part, to our acquisition of The National Bank of Florida. Average interest-earning assets for the year ended September 30, 2002 were $907.7 million, an increase of $81.0 million, or 9.8%, over average interest-earning assets for the year ended September 30, 2001 of $826.7 million. Average loan balances grew by $40.4 million and average balances of securities and other earning assets increased by $40.6 million. Average yields on interest earning assets fell by 78 basis points to 6.60% for the year ended September 30, 2002, from 7.38% for the year ended September 30, 2001. Lower market interest rates were the primary reason for the decline in asset yields. Lower yields were also due, in part, to the change in interest-earning asset mix, as we maintained high balances in cash and short-term securities in the weeks before and after our acquisition of The National Bank of Florida.

         Total interest income on loans for the year ended September 30, 2002 declined to $45.0 million, down 3.2% from $46.4 million for the prior fiscal year. Interest income on the commercial loan portfolio (commercial real estate, commercial business and construction loans) for the year ended September 30, 2002 decreased to $14.2 million, down 4.1% from commercial loan interest income of $14.8 million for the prior fiscal year. The average commercial loan portfolio grew $17.1 million to $189.5 million, but the impact of that increase was more than offset by a 110 basis-point decline in average yield. The lower average yield was due, in part, to the effect on commercial business loans of the significantly lower average prime rate of 4.86% in fiscal 2002 compared to 6.57% in fiscal 2001. Interest income on consumer loans declined by $1.0 million, or 17.4% for the year. Our fixed-rate consumer loans have short average maturities, and our adjustable-rate consumer loans float with the prime rate. Income earned on residential mortgage loans was $26.0 million for the year ended September 30, 2002, up 0.6% compared to the prior year, as yields declined by 34 basis points to 7.15% from 7.49%, reflecting the impact of lower market rates and refinancing activity, while average balances increased.

         Interest income on securities and other earning assets increased to $15.0 million for the year ended September 30, 2002, compared to $14.5 million for the prior fiscal year. Average balances of securities and other earning assets grew by $40.6 million, or 17.2% to $277.0 million, which more than offset a 74 basis-point decline in yields.

         Interest Expense. Interest expense for the fiscal year ended September 30, 2002 fell by $9.0 million to $17.2 million, a decrease of 34.5% compared to interest expense of $26.2 million for fiscal 2001. The sharp decrease was primarily due to lower rates paid on interest-bearing deposits and borrowings, as well as lower average balances in certificate-of-deposit accounts and a higher concentration of non-interest-bearing and low interest-bearing deposits in fiscal 2002. Average rates paid on interest-bearing liabilities (deposits and borrowings) for the year ended September 30, 2002 declined by 155 basis points to 2.27% from 3.82% in the prior fiscal year. The average interest rate paid on certificates of deposit fell by 230 basis points to 3.24% for the year ended September 30, 2002, from 5.54% for the prior year. For the year ended September 30, 2002, average balances of lower-cost savings and money market accounts increased by $49.1 million and $19.4 million, respectively, while average balances of certificates of deposit declined by $15.2 million compared to average balances for the year ended September 30, 2001. The average interest rates paid on savings and money market accounts fell by 62 and 124 basis points to 1.01% and 1.35%, respectively, for the year ended September 30, 2002, from 1.63% and 2.59% for the prior year. Interest expense on borrowings declined by $1.3 million, primarily due to the 113 basis point decrease in the average rate to 4.85% in fiscal 2002 from 5.98% in fiscal 2001.

         Net Interest Income. Net interest income for the year ended September 30, 2002 increased to $42.7 million, compared to $34.7 million for the year ended September 30, 2001, an increase of $8.0 million

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or 23.1%. Net interest income increased due to a $12.6 million increase in average net earning assets to $151.5 million, from $138.9 million, as well as a 77 basis-point increase in net interest rate spread, to 4.33%, from 3.56% in the prior year. Net interest margin increased to 4.71% for the year ended September 30, 2002, up from 4.20% in the prior year.

         The significant increase in net interest income in fiscal 2002 were due, in large part, to the relative changes in the yield and cost of our assets and liabilities as a result of decreasing market interest rates in calendar 2001 and 2002. This decrease in market interest rates reduced our cost of interest-bearing liabilities faster and to a greater extent than the rates on our interest-earning assets such as loans and securities. However, even in the current rate environment, this trend is not likely to continue, as average yields on assets such as residential mortgage and consumer loans have more recently declined at an accelerated pace. The presently high net interest margins could come under near-term pressure in both rising rate and falling rate scenarios. Should market interest rates increase with an economic recovery, the cost of our interest-bearing liabilities would likely increase faster than the rates on its interest-earning assets. In addition, the impact of rising rates could be compounded if deposit customers move funds from savings accounts back to higher-rate certificate of deposit accounts. Should market interest rates continue to fall, management anticipates that the rates on interest-earning assets would likely decline to a greater extent than the cost of interest-bearing liabilities, as the latter rates may have reached market minimums.

         Provision for Loan Losses. We recorded $900,000 and $1.4 million in loan loss provisions for the years ended September 30, 2002 and September 30, 2001 respectively. At September 30, 2002 the allowance for loan losses totaled $10.4 million, or 1.55% of the loan portfolio, compared to $9.1 million, or 1.48% of the loan portfolio at September 30, 2001. Net charge-offs for the year ended September 30, 2002 were $177,000 (an annual rate of 0.03% of the average loan portfolio) and there were net recoveries of $30,000 for the year ended September 30, 2001.

         The increase in the reserve was primarily attributable to growth in the loan portfolio of $55.9 million, representing an increase of 9.09%. In addition, higher risk loan categories, primarily commercial real estate loans and commercial business loans provided most of this increase. In April 2002, we acquired $23.6 million in loans as part of our acquisition of The National Bank of Florida. An additional $537,000 in the allowance for loan losses was recorded for the addition of the loan portfolio of The National Bank of Florida. The reserve requirement was also increased as loans that were delinquent, criticized or classified grew to $9.0 million at September 30, 2002 from $7.5 million at September 30, 2001, an increase of $1.5 million. An increase in commercial mortgage loans of $2.9 million was partially offset by a decrease in the retail categories (residential mortgages, equity lines of credit and consumer loans) of $1.2 million and a decrease in commercial and industrial loans of $294,000.

         We decreased the percentage reserve requirements in the retail loan portfolio to reflect the lower level of delinquencies, the benefits of lower interest rates in the credit portfolio, and appreciation in residential real estate values. Conversely, we increased the percentage reserve requirements for commercial business loans and commercial mortgages primarily to reflect the negative trends in delinquencies and classifications, continued growth in larger, more complex loans, and some negative trends in the risk ratings of the performing loan portfolio.

         Non-Interest Income. Non-interest income for the fiscal year ended September 30, 2002 was $5.4 million compared to $4.7 million for the fiscal year ended September 30, 2001, an increase of $695,000, or 14.8%. This increase was primarily attributable to an increase of $646,000, or 18.2%, in banking fees and service charges, reflecting increases in transaction account volumes and the use of debit cards for which fee income increased by $231,000, or 196.0%. Also, our trust services grew during 2002, generating fee income of $139,000 for the current year compared to $66,000 for the prior year, an

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increase of $73,000, or 110.6%. Sales of securities available for sale and residential mortgage loans resulted in a combined gain of $607,000 in fiscal 2002 compared to $531,000 in fiscal 2001, an increase of $76,000.

         Non-Interest Expense. Non-interest expense for the fiscal year ended September 30, 2002 was $32.2 million, a $5.8 million, or 21.7%, increase over non-interest expense of $26.4 million for the fiscal year ended September 30, 2001. The increase was primarily attributable to an increase in compensation and employee benefits of $3.1 million, or 22.1%, relating to annual merit raises of approximately 4.0%, the addition of former employees of The National Bank of Florida who continue to staff its two former branches, and increased staffing for a new branch we opened prior to the acquisition of The National Bank of Florida. Additional occupancy and data processing costs were also attributable largely to the addition of these three new branches, growing by $547,000 and $329,000, respectively, compared to fiscal 2001. Other non-interest expenses were $1.3 million higher than the prior fiscal year, reflecting growth in our business as well as a charge of $240,000 in the current year to resolve a reconciliation issue relating to refinanced residential mortgage loans. Expenses associated with the integration of The National Bank of Florida totaled $531,000 for the current year. Amortization of the core deposit intangible recorded in the acquisition of The National Bank of Florida totaled $286,000 for the 2002 fiscal year, a decrease of $73,000 compared to similar expenses in the prior fiscal year, which represented the final amortization of intangible assets associated with two 1996 branch acquisitions.

         Income Taxes. Income tax expense was $5.6 million for the fiscal year ended September 30, 2002 compared to $4.1 million for fiscal 2001, representing effective tax rates of 36.9% and 35.3%, respectively. The higher effective tax rate in fiscal 2002 primarily reflects a higher level of non-deductible employee stock ownership plan expenses and the effect of graduated federal tax rates.

Comparison of Operating Results for the Years Ended September 30, 2001 and September 30, 2000

         Net income for the year ended September 30, 2001 was $7.5 million, an increase of $1.6 million, or 27.4%, compared to net income of $5.9 million for the year ended September 30, 2000. Basic and diluted earnings per share increased to $0.98 and $0.97, respectively, for the 2001 fiscal year compared to $0.76 for fiscal 2000. The growth and changes in mix of assets and liabilities provided a 5.7% increase in net interest income, to $34.7 million from $32.9 million. Non-interest income grew by 38.8%, to $4.7 million from $3.4 million, while non-interest expense increased by $623,000, or 2.4%.

         Interest Income. Interest income for the fiscal year ended September 30, 2001 grew by $2.1 million, or 3.5%, over the prior fiscal year to $61.0 million, primarily due to increased loan and securities volumes. Average interest-earning assets for the fiscal year ended September 30, 2001 were $826.7 million, an increase of $28.7 million, or 3.6%, compared to average interest-earning assets in the fiscal year ended September 30, 2000 of $798.0 million. Average loan balances grew by $13.2 million, while the average balances of securities and other earning assets increased by a combined $15.5 million. Although market interest rates declined significantly during fiscal 2001, the average yield on total earning assets remained the same as the average yield for the prior fiscal year. The average yield on loans increased by seven basis-points, to 7.87%, from 7.80%, reflecting the higher rates in effect when the loans were originated, as many of these loans carry fixed rates. The average yield on securities, which have shorter average maturities, declined somewhat during fiscal 2001, leaving the average earning asset yield unchanged on an overall basis.

         Interest Expense. Interest expense increased by $210,000, or 0.8%, to $26.2 million for the fiscal year ended September 30, 2001 from $26.0 million for the fiscal year ended September 30, 2000. This was the net result of a $14.6 million, or 2.2%, increase in the average balance of total interest-

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bearing liabilities in fiscal 2001 compared to fiscal 2000, offset by a five basis-point decrease in the average rate paid on such liabilities over the same period.

         Interest expense on savings and NOW accounts decreased in fiscal 2001 by $537,000 and $105,000, respectively, attributable to declines in the average rates paid of 31 basis points and 27 basis points, respectively. An increase of $216,000 in interest expense on money market deposits, to $2.2 million from $2.0 million, partially offset the lower interest expense on savings and NOW accounts. This increase was due to a $9.2 million increase in the average balance to $86.7 million from $77.5 million, which was partially offset by a three basis-point decrease in the average rate paid to 2.59% from 2.62%.

         Interest expense on certificates of deposit increased by $1.1 million to $13.9 million from $12.8 million, due to a 31 basis-point increase in the average rate paid to 5.54% from 5.23%, as well as a $7.0 million increase in the average balance to $251.3 million from $244.3 million. The increase in average rate paid occurred despite a decline in market interest rates, as certificates of deposit added to the portfolio from June through December of 2000 were opened at relatively high rates as part of management's strategy to increase certificate of deposit balances.

         Interest expense on borrowings from the Federal Home Loan Bank of New York decreased by $492,000 due to a decrease of $8.3 million in the average balance to $114.0 million from $122.3 million.

         Net Interest Income. For the fiscal years ended September 30, 2001 and 2000, net interest income was $34.7 million and $32.9 million, respectively. The $1.9 million increase in net interest income was primarily attributable to a $14.1 million increase in net earning assets (interest-earning assets less interest-bearing liabilities), to $138.9 million from $124.8 million, combined with a five basis-point increase in the net interest rate spread to 3.56% from 3.51%. Our net interest margin increased to 4.20% in the year ended September 30, 2001 from 4.12% in the year ended September 30, 2000.

         Provision for Loan Losses. We recorded $1.4 million and $1.7 million in loan loss provisions for the years ended September 30, 2001 and September 30, 2000 respectively. At September 30, 2001 the allowance for loan losses totaled $9.1 million, or 1.48% of the loan portfolio, compared to $7.7 million, or 1.28% of the loan portfolio at September 30, 2000. For the year ended September 30, 2001 there was a net recovery of $30,000 compared to net charge-offs of $259,000 (an annual rate of 0.04% of the average loan portfolio) for the year ended September 30, 2000.

         The increase in the reserve requirement was primarily attributable to a national and local economic recession, which was notably exacerbated by the events of September 11, 2001; an increase in the overall loan portfolio of $17.8 million; growth in the criticized and classified business loan categories (primarily commercial business loans and commercial real estate loans); and growth in the origination of larger, more complex loans.

         Non-Interest Income. Non-interest income for the fiscal year ended September 30, 2001 was $4.7 million, an increase of $1.3 million over non-interest income for the fiscal year ended September 30, 2000, primarily reflecting higher collection of service charges on deposits, fees on asset management and trust services, and other fee income, which together increased by $561,000, or 20.3%. We also recorded gains on sales of securities of $531,000 for the 2001 fiscal year, compared to only $9,000 of such gains for fiscal 2000. Other non-interest income increased by $263,000 over the prior fiscal year, including a $118,000 gain recognized in connection with the final repayment of a construction loan.

         Non-Interest Expense. Non-interest expense for the fiscal year ended September 30, 2001 totaled $26.4 million, or $623,000 more than non-interest expense of $25.8 million for the fiscal year

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

ended September 30, 2000. Compensation expense increased by $620,000 and occupancy and office operations increased by $456,000, both related partially to the opening of the new branch in Bardonia and preparation for opening a new supermarket branch in New City, which began operations in October 2001. Compensation expense also grew due to normal annual merit increases and staff additions. Also, advertising and promotion expenses increased by $411,000, or $37.5%, which related to the opening of the new branches and the introduction of new product lines. In addition, other non-interest expense in the 2001 fiscal year were higher by $335,000, or 7.8%, primarily because expenses in fiscal 2000 were reduced by the reversal of $318,000 in accruals made in fiscal 1999 for operational losses that did not materialize as originally expected. These increases were partially offset by a decrease of $1.3 million in the amortization of intangible assets arising from branch purchases, as the amounts associated with 1996 branch purchases became fully amortized in fiscal 2001.

         Income Taxes. Income tax expense was $4.1 million for the fiscal year ended September 30, 2001 compared to $2.9 million for fiscal 2000, representing effective tax rates of 35.3% and 32.8%, respectively. The higher effective tax rate in fiscal 2001 primarily reflects a lower level of state tax benefits from the real estate investment trust subsidiary in relation to total pre-tax income.

Liquidity and Capital Resources

         The overall objective of our liquidity management is to ensure the availability of sufficient cash funds to meet all financial commitments and to take advantage of investment opportunities. We manage liquidity in order to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

         Our primary sources of funds are deposits, principal and interest payments on loans and securities, and, to a lesser extent, wholesale borrowings, the proceeds from maturing securities and short-term investments, and the proceeds from the sales of loans and securities. The scheduled amortization of loans and securities, as well as proceeds from borrowings, are predictable sources of funds. Other funding sources, however, such as deposit inflows, mortgage prepayments and mortgage loan sales are greatly influenced by market interest rates, economic conditions and competition.

         Our cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows in our consolidated financial statements beginning on page F-2 of this document. Our primary investing activities are the origination of residential one- to four-family and commercial real estate loans, and the purchase of investment securities and mortgage-backed securities. During the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, our loan originations totaled $278.9 million, $150.4 million, $202.5 million, $139.3 million and $135.5 million, respectively. Purchases of securities available for sale totaled $128.1 million, $67.6 million, $73.5 million, $51.4 million and $35.7 million for the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, respectively. Purchases of securities held to maturity totaled $27.5 million, $34.5 million, $34.4 million, $30.4 million and $4.7 million for the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, respectively. These activities were funded primarily by deposit growth (a financing activity), and by principal repayments on loans and securities. Loan origination commitments totaled $104.5 million at June 30, 2003, and consisted of $46.3 million at adjustable or variable rates and $58.2 million at fixed rates. Unused lines of credit granted to customers were $79.1 million at June 30, 2003. We anticipate that we will have sufficient funds available to meet current loan commitments and lines of credit.

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         In December 2002 we invested $12.0 million in BOLI contracts. These investments are illiquid and are therefore classified as other assets. Earnings from BOLI are derived from the net increase in cash surrender value of the BOLI contracts.

         Deposit flows are generally affected by the level of market interest rates, the interest rates and other conditions on deposit products offered by our banking competitors, and other factors. The net increase in total deposits (excluding deposits acquired as part of the acquisition of The National Bank of Florida) was $57.9 million, $55.8 million, $58.4 million, $44.1 million and $22.3 million for the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, respectively. Certificates of deposit that are scheduled to mature in one year or less from June 30, 2003 totaled $168.8 million. Based upon prior experience and our current pricing strategy, management believes that a significant portion of such deposits will remain with us.

         Although we sold $11.0 million in federal funds in June 2003, we generally remain fully invested and utilize additional sources of funds through Federal Home Loan Bank overnight advances, of which none were outstanding at June 30, 2003. At June 30, 2003 we had the ability to borrow an additional $202.7 million under our credit facilities with the Federal Home Loan Bank.

         If the conversion and stock offering are not completed by March 31, 2004, E.N.B. Holding Company can elect to: (i) proceed with the merger transaction and E.N.B. Holding Company stockholders will receive merger consideration of $4,500 per share in cash, or (ii) terminate the merger and receive a fee of $3.7 million. In the event that E.N.B. Holding Company determined to proceed with an all-cash election and the conversion is not completed, Provident Bancorp would likely need to raise additional capital to achieve pro forma regulatory capital levels that would permit the receipt of regulatory approvals of the merger. Provident Bancorp's existing mutual holding company structure does not permit the issuance of additional shares of common stock as merger consideration without completion of the conversion. The capital to be raised would likely be in the form of debt, preferred securities or trust preferred securities issued by Provident Bancorp. The ability to complete such an offering and the terms of such an offering would be subject to market conditions at that time, and there can be no assurance that Provident Bancorp would be able to complete such an offering and subsequently complete the merger on an all-cash basis.

Recent Accounting Standards

         In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." This statement removes acquisitions of financial institutions from the scope of both Statement of Financial Accounting Standards No. 72 and FASB Interpretation No. 9, and requires that those transactions be accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." As a result, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the statement. We do not currently have any SFAS No. 72 goodwill and, as a result, the adoption of this statement is not expected to have a material impact on our financial statements.

         In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition

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for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results. The provisions of this standard are not expected to have a material impact on our consolidated financial statements.

         In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," for certain decisions made by the Board as part of the Derivative Implementation Group process. This statement is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. Management does not expect that the provisions of Statement of Financial Accounting Standards No. 149 will have a material impact on our financial condition or results of operations.

         Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" was issued in May 2003. Under this statement, certain freestanding financial instruments that embody obligations for the issuer and that are now classified in equity, must be classified as liabilities (or as assets in some circumstances). Generally, Statement of Financial Accounting Standards No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this standard is not expected to have a material impact on our consolidated financial statements.

         FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," was issued in November 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation also requires a guarantor to recognize, at fair value, a liability for the obligation at inception of the guarantee (effective for guarantees issued or modified after December 31, 2002). The provisions of this interpretation are not expected to have a material impact on our consolidated financial statements.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"), to provide guidance on the identification of entities controlled through means other than voting rights. FIN No. 46 specifies how a business enterprise should evaluate its interests in a variable interest entity to determine whether to consolidate that entity. A variable interest entity must be consolidated by its primary beneficiary if the entity does not effectively disperse risks among the parties involved. A public company with a variable interest in an entity created before February 1, 2003 must apply FIN No. 46 in the first interim or annual period beginning after June 15, 2003. The adoption of FIN No. 46 is not expected to have a material effect on our consolidated financial statements.

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

                          BUSINESS OF PROVIDENT BANCORP
                               AND PROVIDENT BANK

Provident Bancorp, Inc.

         Provident Bancorp, Inc. is a federally chartered corporation that owns all of the outstanding common stock of Provident Bank. At June 30, 2003, Provident Bancorp had consolidated assets of $1.1 billion, deposits of $857.5 million and stockholders' equity of $115.7 million. As of June 30, 2003, Provident Bancorp had 7,953,075 shares of common stock issued and outstanding. As of that date, Provident Bancorp, MHC owned 4,416,000 shares of common stock of Provident Bancorp, representing 55.5% of the issued and outstanding shares of common stock. The remaining 3,537,075 shares are held by the public. Upon completion of the conversion and stock offering, Provident Bancorp, Inc., a Delaware corporation, will succeed to all of the business and operations of Provident Bancorp, Inc., a federal corporation, and the federal corporation will cease to exist.

Provident Bank

         Provident Bank is a full-service, community-oriented savings bank that provides financial services to individuals, families and businesses through 18 branch offices and 25 ATMs throughout Rockland and Orange Counties, New York.

         Originally organized in 1888 as a New York State-chartered mutual savings and loan association, in January 1999 Provident Bank reorganized into the mutual holding company structure as the wholly-owned subsidiary of Provident Bancorp, which simultaneously conducted an initial public offering. On September 30, 1998 we operated 11 branch offices. Subsequent to the mutual holding company reorganization and initial stock offering, we have broadened our market reach through de novo branching and our acquisition of The National Bank of Florida in April 2002, which had assets of $104.0 million and deposits of $88.2 million.

         In April 2002, Provident Bank organized Provident Municipal Bank as a wholly-owned subsidiary. Provident Municipal Bank is a New York State-chartered commercial bank that is engaged in the business of accepting deposits from municipalities in our market area, as New York State law requires municipalities located in the State of New York to deposit funds with commercial banks, effectively forbidding these municipalities from depositing funds with savings institutions, including federally chartered savings associations, such as Provident Bank.

         We have entered into an agreement to acquire E.N.B. Holding Company, Inc., which through its subsidiary, Ellenville National Bank, operated nine branches and had assets of $341.7 million and deposits of $307.7 million at June 30, 2003. This acquisition will increase our presence in Orange County and will provide an initial branch presence in the New York counties of Ulster and Sullivan.

         Provident Bank's business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans and leases, consumer loans and in investment securities and mortgage-backed securities.

Market Area

         Provident Bank is an independent community bank offering a broad range of financial services to businesses and individuals as an alternative to money center banks in our market area. At June 30, 2003,

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our 18 full-service banking offices consisted of 13 offices in Rockland County,
New York and five offices in contiguous Orange County, New York. Two of the Orange County offices are a result of our acquisition of The National Bank of Florida, located in Florida, New York, which was completed in April 2002. Our primary market for deposits is currently concentrated around the areas where our full-service banking offices are located. Our primary lending area consists of Rockland and Orange Counties as well as contiguous counties.

         Rockland and Orange counties constitute a suburban market with a broad employment base. They also serve as bedroom communities for nearby New York City and other suburban areas including Westchester County and northern New Jersey. Orange County is one of the two fastest growing counties in New York State. The economic environment in Rockland, Orange and contiguous counties continues to be favorable and has supported increased commercial and residential activity in recent years.

         The population of Rockland and Orange Counties increased by approximately 9% and 12%, respectively, between 1990 and 2002, while the population of the State of New York as a whole increased by 6% during the same period.

         The economy of our primary market area is based on a mixture of service, manufacturing and wholesale/retail trade. Approximately 44% and 45% of the workforces of Rockland and Orange Counties, respectively, are employed in managerial, professional or administrative support positions. Other employment is provided by a variety of industries and state and local governments. The diversity of the employment base is evidenced by the many major employers in our market area, including Rockland and Orange Counties also have numerous small business employers. As of April 2003, the unemployment rates in Rockland County (3.3%) and Orange County (4.1%) were lower than the rates for the State of New York (5.9%) and the United States as a whole (6.0%).

Lending Activities

         General. We originate commercial real estate loans, commercial business loans and construction loans (collectively referred to as the "commercial loan portfolio"). We are also one of the largest originators in our market area of fixed-rate and adjustable-rate ("ARM") residential mortgage loans collateralized by one- to four-family residential real estate. In addition, we originate consumer loans such as home equity lines of credit, homeowner loans and personal loans. We retain most of the loans we originate, although we may sell longer-term one- to four-family residential loans and participations in some commercial loans.

         Commercial Real Estate Lending. We originate real estate loans secured predominantly by first liens on commercial real estate. The commercial real estate properties are predominantly non-residential properties such as office buildings, shopping centers, retail strip centers, industrial and warehouse properties and, to a lesser extent, more specialized properties such as churches, mobile home parks, restaurants and motel/hotels. We may, from time to time, purchase commercial real estate loan participations. We target commercial real estate loans with initial principal balances between $1.0 million and $3.0 million. Loans secured by commercial real estate totaled $179.9 million, or 25.9% of our total loan portfolio at June 30, 2003, and consisted of 342 loans outstanding with an average loan balance of approximately $527,000, although there are a large number of loans with balances substantially greater than this average. Substantially all of our commercial real estate loans are secured by properties located in our primary market area.

         Most of our commercial real estate loans are written as five-year adjustable-rate or ten-year fixed-rate mortgages and typically have balloon maturities of ten years. Amortization on these loans is

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

typically based on 15- to 20-year payout schedules. We also originate some 15- to 20-year fixed-rate, fully amortizing loans. Margins generally range from 175 basis points to 300 basis points above the applicable Federal Home Loan Bank advance rate.

         In the underwriting of commercial real estate loans, we generally lend up to 75% of the property's appraised value. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize primarily the ratio of the property's projected net cash flow to the loan's debt service requirement (generally requiring a ratio of 120%), computed after deduction for a vacancy factor and property expenses we deem appropriate. In addition, a personal guarantee of the loan is generally required from the principal(s) of the borrower. We require title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, and flood insurance, if appropriate, in order to protect our security interest in the underlying property.

         Commercial real estate loans generally carry higher interest rates and have shorter terms than those on one- to four-family residential mortgage loans. Commercial real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

         Commercial Business Loans. We make various types of secured and unsecured commercial loans to customers in our market area for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. The terms of these loans generally range from less than one year to seven years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to (i) a lending rate that is determined internally, or (ii) a short-term market rate index. At June 30, 2003, we had 720 commercial business loans outstanding with an aggregate balance of $45.3 million, or 6.5% of the total loan portfolio. As of June 30, 2003, the average commercial business loan balance was approximately $63,000, although there are a large number of loans with balances substantially greater than this average.

         Commercial credit decisions are based upon a credit assessment of the loan applicant. A determination is made as to the applicant's ability to repay in accordance with the proposed terms as well as an overall assessment of the risks involved. An evaluation is made of the applicant to determine character and capacity to manage. Personal guarantees of the principals are generally required. In addition to an evaluation of the loan applicant's financial statements, a determination is made of the probable adequacy of the primary and secondary sources of repayment to be relied upon in the transaction. Credit agency reports of the applicant's credit history supplement the analysis of the applicant's creditworthiness. Checking with other banks and trade investigations also may be conducted. Collateral supporting a secured transaction also is analyzed to determine its marketability. For small business loans and lines of credit, generally those not exceeding $250,000, we use a credit scoring system that enables us to process the loan requests quickly and efficiently. Commercial business loans generally bear higher interest rates than residential loans of like duration, but they also involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower's business and the sufficiency of collateral, if any.

         One- to Four-Family Real Estate Lending. We offer conforming and non-conforming, fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years and maximum loan

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

amounts generally of up to $1.1 million. This portfolio totaled $379.8 million, or 54.8% of our total loan portfolio at June 30, 2003.

         We currently offer both fixed- and adjustable-rate conventional mortgage loans with terms of 10 to 30 years that are fully amortizing with monthly or bi-weekly loan payments. One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and loans that conform to such guidelines are referred to as "conforming loans." We generally originate both fixed-rate and ARM loans in amounts up to the maximum conforming loan limits as established by Fannie Mae and Freddie Mac, which are currently $322,700 for single-family homes. Private mortgage insurance is generally required for loans with loan-to-value ratios in excess of 80%. We also originate loans above conforming limits, referred to as "jumbo loans," that have been underwritten to the credit standards of Fannie Mae or Freddie Mac. These loans are generally eligible for sale to various firms that specialize in the purchase of such non-conforming loans, although we retained in our portfolio all such loans originated in fiscal 2002, totaling $8.1 million, and for the first nine months of fiscal 2003, totaling $15.6 million. In our market area, due to our proximity to New York City, such larger residential loans are not uncommon. We also originate loans at higher rates that do not meet the credit standards of Fannie Mae or Freddie Mac, but are deemed to be acceptable risks. The amount of such loans originated for the first nine months of fiscal 2003 was $9.1 million, all of which were retained in our loan portfolio.

         We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. Depending on market interest rates and our capital and liquidity position, we may retain all of our newly originated longer term fixed-rate, fixed-term residential mortgage loans or from time to time we may decide to sell all or a portion of such loans in the secondary mortgage market to government sponsored entities such as Fannie Mae and Freddie Mac or other purchasers. Our bi-weekly one- to four-family residential mortgage loans that are retained in our portfolio result in shorter repayment schedules than conventional monthly mortgage loans, and are repaid through an automatic deduction from the borrower's savings or checking account. As of June 30, 2003, bi-weekly loans totaled $150.1 million, or 39.3% of our residential loan portfolio. We retain the servicing rights on a large majority of loans sold to generate fee income and reinforce our commitment to customer service, although we may also sell non-conforming loans to mortgage banking companies, generally on a servicing-released basis. As of June 30, 2003, loans serviced for others totaled $79.7 million.

         We currently offer several ARM loan products secured by residential properties with rates that are fixed for a period ranging from six months to seven years. After the initial term, the interest rate on these loans is generally reset every year based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board and subject to certain periodic and lifetime limitations on interest rate changes. Many of the borrowers who select these loans have shorter-term credit needs than those who select long-term, fixed-rate loans. ARM loans generally pose different credit risks than fixed-rate loans primarily because the underlying debt service payments of the borrowers rise as interest rates rise, thereby increasing the potential for default. At June 30, 2003, our ARM portfolio included $6.9 million in loans that re-price every six months, $49.6 million in loans that re-price once a year and $181,000 in loans that reprice periodically after an initial fixed-rate period of three years or more.

         We require title insurance on all of our one- to four-family mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. Loans with initial loan-to-value ratios in excess of 80% must have private mortgage insurance, although occasional exceptions may be made. Nearly all residential loans must have a

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

mortgage escrow account from which disbursements are made for real estate taxes and for hazard and flood insurance.

         Construction Loans. We originate land acquisition, development and construction loans to builders in our market area. These loans totaled $7.3 million, or 1.1% of our total loan portfolio at June 30, 2003.

         Acquisition loans help finance the purchase of land intended for further development, including single-family houses, multi-family housing, and commercial income property. In some cases, we may make an acquisition loan before the borrower has received approval to develop the land as planned. In general, the maximum loan-to-value ratio for a land acquisition loan is 60% of the appraised value of the property. We also make development loans to builders in our market area to finance improvements to real estate, consisting mostly of single-family subdivisions, typically to finance the cost of utilities, roads, sewers and other development costs. Builders generally rely on the sale of single-family homes to repay development loans, although in some cases the improved building lots may be sold to another builder. The maximum amount loaned is generally limited to the cost of the improvements. Advances are made in accordance with a schedule reflecting the cost of the improvements.

         We also grant construction loans to area builders, often in conjunction with development loans. In the case of residential subdivisions, these loans finance the cost of completing homes on the improved property. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction. Repayment of construction loans on residential subdivisions is normally expected from the sale of units to individual purchasers. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. We commit to provide the permanent mortgage financing on most of our construction loans on income-producing property.

         Land acquisition, development and construction lending exposes us to greater credit risk than permanent mortgage financing. The repayment of land acquisition, development and construction loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Development and construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

         Consumer Loans. We originate a variety of consumer and other loans, including homeowner loans, home equity lines of credit, new and used automobile loans, and personal unsecured loans, including fixed-rate installment loans and variable lines-of-credit. As of June 30, 2003, consumer loans totaled $81.3 million, or 11.7% of the total loan portfolio.

         At June 30, 2003, the largest group of consumer loans consisted of $75.8 million of loans secured by junior liens on residential properties. We offer fixed-rate, fixed-term second mortgage loans, referred to as homeowner loans, and we also offer adjustable-rate home equity lines of credit. As of June 30, 2003, homeowner loans totaled $27.8 million or 4.0% of our total loan portfolio. The disbursed portion of home equity lines of credit totaled $48.0 million, or 6.9% of our total loan portfolio at June 30, 2003, with $24.2 million remaining undisbursed.

         Other consumer loans include personal loans and loans secured by new or used automobiles. As of June 30, 2003, these loans totaled $5.5 million, or 0.8% of our total loan portfolio. We originate

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

automobile loans directly to our customers and have no outstanding agreement with automobile dealerships to generate indirect loans. We require borrowers to maintain collision insurance on automobiles securing consumer loans, with us listed as loss payee. Personal loans also include secured and unsecured installment loans for other purposes. Unsecured installment loans generally have shorter terms than secured consumer loans, and generally have higher interest rates than rates charged on secured installment loans with comparable terms. Personal loans are generally unsecured and carry higher interest rates and shorter terms than homeowner loans or automobile loans.

         Our procedures for underwriting consumer loans include an assessment of an applicant's credit history and the ability to meet existing obligations and payments on the proposed loan. Although an applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan amount.

         Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate rapidly, such as automobiles. In addition, the repayment of consumer loans depends on the borrower's continued financial stability, as their repayment is more likely than a single family mortgage loan to be adversely affected by job loss, divorce, illness or personal bankruptcy.

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

         Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, excluding loans held for sale, by type of loan at the dates indicated.

                                                                           September 30,
                                                   ------------------------------------------------------------
                                 June 30, 2003            2002                 2001                 2000
                             -------------------   ------------------   ------------------   ------------------
                               Amount    Percent    Amount    Percent     Amount   Percent    Amount    Percent
                             ----------  -------   ---------  -------   ---------  -------   ---------  -------
                                                             (Dollars in thousands)
 One- to four-family
  residential mortgage
  loans....................  $  379,794     54.8%  $ 366,111     54.6%  $ 358,198     58.2%  $ 343,871     57.5%
                             ----------  -------   ---------  -------   ---------  -------   ---------  -------

 Commercial real estate
  loans....................     179,945     25.9     163,329     24.3     129,295     21.0     124,988     20.9
 Commercial business loans.      45,306      6.5      41,320      6.2      31,394      5.1      27,483      4.6
 Construction loans........       7,312      1.1      17,020      2.5      19,490      3.2      29,599      5.0
                             ----------  -------   ---------  -------   ---------  -------   ---------  -------
    Total commercial loans.     232,563     33.5     221,669     33.0     180,179     29.3     182,070     30.5
                             ----------  -------   ---------  -------   ---------  -------   ---------  -------

 Home equity lines of
  credit...................      48,026      6.9      39,727      5.9      31,125      5.1      28,021      4.7
 Homeowner loans...........      27,771      4.0      36,880      5.5      39,501      6.4      37,027      6.2
 Other consumer loans......       5,456      0.8       6,812      1.0       6,266      1.0       6,486      1.1
                             ----------  -------   ---------  -------   ---------  -------   ---------  -------
    Total consumer loans...      81,253     11.7      83,419     12.4      76,892     12.5      71,534     12.0
                             ----------  -------   ---------  -------   ---------  -------   ---------  -------

 Total loans...............     693,610    100.0%    671,199    100.0%    615,269    100.0%    597,475    100.0%
                                         =======              =======              =======              =======

 Allowance for loan losses.     (11,055)             (10,383)              (9,123)              (7,653)
                             ----------            ---------            ---------            ---------

 Total loans, net..........  $  682,555            $ 660,816            $ 606,146            $ 589,822
                             ==========            =========            =========            =========

                                         September 30,
                             ---------------------------------------
                                    1999                 1998
                             ------------------   ------------------
                              Amount    Percent    Amount    Percent
                             ---------  -------   ---------  -------
                                     (Dollars in thousands)
 One- to four-family
  residential mortgage
  loans....................  $ 344,731     60.2%  $ 290,334     62.0%
                             ---------  -------   ---------  -------

 Commercial real estate
  loans....................    110,382     19.3      71,149     15.1
 Commercial business loans.     30,768      5.4      24,372      5.2
 Construction loans........     19,147      3.3      20,049      4.3
                             ---------  -------   ---------  -------
    Total commercial loans.    160,297     28.0     115,570     24.6
                             ---------  -------   ---------  -------

 Home equity lines of
  credit...................     25,380      4.4      26,462      5.7
 Homeowner loans...........     34,852      6.1      27,208      5.8
 Other consumer loans......      7,463      1.3       8,999      1.9
                             ---------  -------   ---------  -------
    Total consumer loans...     67,695     11.8      62,669     13.4
                             ---------  -------   ---------  -------

 Total loans...............    572,723    100.0%    468,573    100.0%
                                        =======              =======

 Allowance for loan losses.     (6,202)              (4,906)
                             ---------            ---------

 Total loans, net..........  $ 566,521            $ 463,667
                             =========            =========

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

         Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at September 30, 2002. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

                          One- to Four-Family   Commercial Real Estate   Commercial Business    Construction /(2)/
                          -------------------   ----------------------   -------------------   --------------------
                                     Weighted                 Weighted              Weighted               Weighted
                                      Average                  Average               Average                Average
                           Amount      Rate       Amount        Rate      Amount       Rate      Amount      Rate
                          ---------  --------   ---------     --------   ---------  --------   ---------   --------
                                                           (Dollars in thousands)
Due During the Years
 Ending September 30,
2003 /(1)/.............   $  11,205      7.03%  $  25,236         6.93%  $  29,133      6.10%  $  15,222       5.39%
2004 to 2007...........      33,627      6.94      50,789         7.36       9,244      7.47       1,722       5.58
2008 and beyond........     321,279      6.90      87,304         7.80       2,943      7.32          76       8.56
                          ---------             ---------                ---------             ---------

         Total.........   $ 366,111      6.91%  $ 163,329         7.53%  $  41,320      6.49%  $  17,020       5.42%
                          =========             =========                =========             =========

                                Consumer                 Total
                          --------------------   --------------------
                                      Weighted               Weighted
                                       Average                Average
                            Amount      Rate     Amount        Rate
                          ---------   --------   ---------   --------
                                     (Dollars in thousands)
Due During the Years
Ending September 30,
2003 /(1)/.............   $  47,035       5.57%  $ 127,831       6.06%
2004 to 2007...........      17,229       8.24     112,611       7.35
2008 and beyond........      19,155       7.32     430,757       7.11
                          ---------              ---------

         Total.........   $  83,419       6.52%  $ 671,199       6.95%
                          =========              =========

----------
/(1)/ Includes demand loans, loans having no stated repayment schedule or maturity, and overdraft loans.
/(2)/    Includes land acquisition loans.

         The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at September 30, 2002 that are contractually due after September 30, 2003.

                                                           Due After September 30, 2003
                                                     ---------------------------------------
                                                        Fixed       Adjustable      Total
                                                     -----------   -----------   -----------
                                                                  (In thousands)
One- to four-family residential mortgage loans...    $   287,069   $    67,837   $   354,906
                                                     -----------   -----------   -----------

Commercial real estate loans.....................         52,004        86,089       138,093
Commercial business loans........................          9,460         2,727        12,187
Construction loans...............................            226         1,572         1,798
                                                     -----------   -----------   -----------
         Total commercial loans..................         61,690        90,388       152,078
                                                     -----------   -----------   -----------

Consumer loans...................................         36,384            --        36,384
                                                     -----------   -----------   -----------

         Total loans.............................    $   385,143   $   158,225   $   543,368
                                                     ===========   ===========   ===========

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

         Loan Originations, Purchases, Sales and Servicing. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders in our market area. This includes competing banks, savings banks, credit unions, mortgage banking companies and life insurance companies that may also actively compete for local commercial real estate loans. Loan originations are derived from a number of sources, including branch office personnel, existing customers, borrowers, builders, attorneys, real estate broker referrals and walk-in customers.

         Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand, while declining interest rates may stimulate increased loan demand. Accordingly, the volume of loan origination, the mix of fixed and adjustable-rate loans, and the profitability of this activity can vary from period to period. One- to four-family residential mortgage loans are generally underwritten to current Fannie Mae and Freddie Mac seller/servicer guidelines, and closed on standard Fannie Mae/Freddie Mac documents. If such loans are sold, the sales are conducted using standard Fannie Mae/Freddie Mac purchase contracts and master commitments as applicable. One- to four-family mortgage loans may be sold both to Fannie Mae and Freddie Mac on a non-recourse basis whereby foreclosure losses are generally the responsibility of the purchaser and not Provident Bank.

         We are a qualified loan servicer for both Fannie Mae and Freddie Mac. Our policy has been to retain the servicing rights for all conforming loans sold, and to continue to collect payments on the loans, maintain tax escrows and applicable fire and flood insurance coverage, and supervise foreclosure proceedings if necessary. We retain a portion of the interest paid by the borrower on the loans as consideration for its servicing activities.

         Loan Approval Authority and Underwriting. We have four levels of lending authority beginning with the Board of Directors. The Board grants lending authority to the Director Loan Committee, the majority of the members of which are Directors. The Director Loan Committee, in turn, may grant authority to the Management Loan Committee and individual loan officers. In addition, designated members of management may grant authority to individual loan officers up to specified limits. Our lending activities are subject to written policies established by the Board. These policies are reviewed periodically.

         The Director Loan Committee may approve loans in accordance with applicable loan policies, up to the limits established in our policy governing loans to one borrower. This policy places limits on the aggregate dollar amount of credit that may be extended to any one borrower and related entities. Loans exceeding the maximum loan-to-one borrower limit described below require approval by the Board of Directors. The Management Loan Committee may approve loans of up to an aggregate of $650,000 to any one borrower and related borrowers. Two loan officers with sufficient loan authority acting together may approve loans up to $350,000. The maximum individual authority to approve an unsecured loan is $50,000, however, for credit-scored small business loans, the maximum individual authority is $150,000.

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

         We have established a risk rating system for our commercial business loans, commercial and multi-family real estate loans, and acquisition, development and construction loans to builders. The risk rating system assesses a variety of factors to rank the risk of default and risk of loss associated with the loan. These ratings are performed by commercial credit personnel who do not have responsibility for loan originations. We determine our maximum loan-to-one-borrower limits based upon the rating of the loan. The large majority of loans fall into three categories. The maximum for the best-rated borrowers is $11.5 million, for the next group of borrowers is $8.5 million, and for the third group is $4.0 million. Sublimits apply based on reliance on any single property, and for commercial business loans.

         In connection with our residential and commercial real estate loans, we generally require property appraisals to be performed by independent appraisers who are approved by the Board. Appraisals are then reviewed by the appropriate loan underwriting areas. Under certain conditions, appraisals may not be required for loans under $250,000 or in other limited circumstances. We also require title insurance, hazard insurance and, if indicated, flood insurance on property securing mortgage loans. Title insurance is not required for consumer loans under $100,000, such as home equity lines of credit and homeowner loans.

         Loan Origination Fees and Costs. In addition to interest earned on loans, we also receive loan origination fees. Such fees vary with the volume and type of loans and commitments made, and competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money. We defer loan origination fees and costs, and amortize such amounts as an adjustment to yield over the term of the loan by use of the level-yield method. Deferred loan origination costs (net of deferred fees) were $1.0 million at June 30, 2003.

         To the extent that originated loans are sold with servicing retained, we capitalize a mortgage servicing asset at the time of the sale in accordance with applicable accounting standards (Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"). The capitalized amount is amortized thereafter (over the period of estimated net servicing income) as a reduction of servicing fee income. The unamortized amount is fully charged to income when loans are prepaid. Originated mortgage servicing rights with an amortized cost of $557,000 are included in other assets at June 30, 2003. See also Notes 3 and 6 of the Notes to Consolidated Financial Statements.

         Loans to One Borrower. At June 30, 2003, our five largest aggregate amounts loaned to any one borrower and certain related interests (including any unused lines of credit) consisted of secured and unsecured financing of $8.2 million, $7.1 million, $7.0 million, $6.8 million and $6.5 million. See "Supervision and Regulation--Federal Banking Regulation--Loans to One Borrower" for a discussion of applicable regulatory limitations.

Delinquent Loans, Other Real Estate Owned and Classified Assets

         Collection Procedures. A computer-generated late notice is sent by the 16th day after the payment due date on a loan requesting the payment due plus any late charge that was assessed. Accounts are distributed to a collector or account officer to contact borrowers, determine the reason for delinquency and arrange for payment, and accounts are monitored electronically for receipt of payments. If payments are not received within 30 days of the original due date, a letter demanding payment of all arrearages is sent and contact efforts are continued. If payment is not received within 60 days of the due date, loans are generally accelerated and payment in full is demanded. Failure to pay within 90 days of the original due date generally results in legal action, notwithstanding ongoing collection efforts. Unsecured consumer loans are charged-off after 120 days. For commercial loans, procedures may vary depending upon individual circumstances.

         Loans Past Due and Non-performing Assets. Loans are reviewed on a regular basis, and are placed on non-accrual status when either principal or interest is 90 days or more past due. In addition, loans are placed on non-accrual status when, in the opinion of management, there is sufficient reason to question the borrower's ability to continue to meet contractual principal or interest payment obligations. Interest accrued and unpaid at the time a loan is placed on non-accrual status is reversed from interest income. Interest payments received on non-accrual loans are not recognized as income unless warranted based on the borrower's financial condition and payment record. At June 30, 2003, we had non-accrual loans of $5.4 million.

         Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the fair value of the property is less than the loan balance, the difference is charged against the allowance for loan losses.

         The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

                                                    Loans Delinquent For
                                   ----------------------------------------------------
                                           60-89 Days               90 Days and Over                Total
                                   ------------------------    ------------------------    ------------------------
                                     Number        Amount        Number        Amount        Number        Amount
                                   ----------    ----------    ----------    ----------    ----------    ----------
                                                                 (Dollars in thousands)
At June 30, 2003
   One- to four-family........             11    $      915            14    $    1,727            25    $    2,642
   Commercial real estate.....              4           601             6         3,488            10         4,089
   Commercial business........              3           120             3            39             6           159
   Construction...............             --            --            --            --            --            --
   Consumer...................             12            77             3           116            15           193
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             30    $    1,713            26    $    5,370            56    $    7,083
                                   ==========    ==========    ==========    ==========    ==========    ==========

At September 30, 2002
   One- to four-family........              6    $      577            22    $    2,291            28    $    2,868
   Commercial real estate.....             --            --             3         2,492             3         2,492
   Commercial business........             --            --            --            --            --            --
   Construction...............             --            --            --            --            --            --
   Consumer...................              7            37            14           171            21           208
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             13    $      614            39    $    4,954            52    $    5,568
                                   ==========    ==========    ==========    ==========    ==========    ==========

At September 30, 2001
   One- to four-family........              9    $      935            21    $    1,684            30         2,619
   Commercial real estate.....              2           213             3           418             5           631
   Commercial business........             --            --            --            --            --            --
   Construction...............             --            --            --            --            --            --
   Consumer...................              9           277             8           175            17           452
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             20    $    1,425            32    $    2,277            52    $    3,702
                                   ==========    ==========    ==========    ==========    ==========    ==========

At September 30, 2000
   One- to four-family........             14    $    1,180            26    $    2,496            40    $    3,676
   Commercial real estate.....              2           270             5         1,149             7         1,419
   Commercial business........             --            --            --            --            --            --
   Construction...............             --            --             1            27             1            27
   Consumer...................              7           162            18           359            25           521
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             23    $    1,612            50    $    4,031            73    $    5,643
                                   ==========    ==========    ==========    ==========    ==========    ==========

         Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

                                                                           September 30,
                                         June 30,    --------------------------------------------------------------
                                          2003          2002         2001         2000         1999         1998
                                        ---------    ---------    ---------     ---------    ---------    ---------
                                                                   (Dollars in thousands)
Non-accrual loans:
   One- to four-family..............    $   1,727    $   2,291    $   1,684     $   2,496    $   2,839    $   2,965
   Commercial real estate...........        3,488        2,492          418         1,149        1,133          871
   Commercial business..............           39           --           --            --          208          368
   Construction.....................           --           --           --            27           27        1,256
   Consumer.........................          116          171          175           359          429          647
                                        ---------    ---------    ---------     ---------    ---------    ---------
     Total non-performing loans.....        5,370        4,954        2,277         4,031        4,636        6,107
                                        ---------    ---------    ---------     ---------    ---------    ---------

Real estate owned:
   One- to four-family..............           --           41          109           154          403           92
   Commercial real estate...........           --           --           --            --           --          274
                                        ---------    ---------    ---------     ---------    ---------    ---------
     Total real estate owned........           --           41          109           154          403          366
                                        ---------    ---------    ---------     ---------    ---------    ---------

Total non-performing assets.........    $   5,370    $   4,995    $   2,386     $   4,185    $   5,039    $   6,473
                                        =========    =========    =========     =========    =========    =========

Ratios:
   Non-performing loans to total
    loans...........................         0.77%        0.74%        0.37%         0.67%        0.81%        1.30%
   Non-performing assets to total
    assets..........................         0.48         0.49         0.27          0.50         0.62         0.94

         For the nine months ended June 30, 2003 and the year ended September 30, 2002, gross interest income that would have been recorded had the non-accrual loans at the end of the period remained on accrual status throughout the period amounted to $294,000 and $371,000, respectively. Interest income actually recognized on such loans totaled $153,000 and $83,000, respectively.

         Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the savings institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of June 30, 2003, we had $3.1 million of assets designated as special mention.

         When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as deemed prudent by management. The allowance for loan losses represents amounts that have been established to recognize losses inherent in the loan portfolio that are both probable and reasonably estimable at the date of the financial statements. When we classify problem assets as loss, we charge-off such amount. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our regulatory agencies, which can order the establishment of additional loss allowances. Management regularly reviews our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets at June 30, 2003, classified assets consisted of substandard assets of $4.4 million and doubtful assets of $31,000 (loans).

         Allowance for Loan Losses. We provide for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in management's judgment, deserve current recognition in estimating probable losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United State of America. The allowance for loan losses consists of amounts specifically allocated to non-performing loans and potential problem loans (if any) as well as allowances determined for each major loan category. Loan categories such as single-family residential mortgages and consumer loans are generally evaluated on an aggregate or "pool" basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of:

         .        levels of, and trends in, delinquencies and non-accruals;

         .        trends in volume and terms of loans;

         .        effects of any changes in lending policies and procedures;

         . experience, ability, and depth of lending management and staff;

         .        national and local economic trends and conditions;

         . concentrations of credit by such factors as location, industry, inter-relationships, and borrower; and

         .        for commercial loans, trends in risk ratings.

The carrying value of loans are periodically evaluated and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, our regulatory agencies periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         The following table sets forth activity in our allowance for loan losses for the periods indicated.

                                            At or For the
                                          Nine Months Ended
                                               June 30,               At or For the Years Ended September 30,
                                         -------------------   -----------------------------------------------------
                                           2003       2002       2002        2001       2000       1999       1998
                                         --------   --------   --------    --------   --------   --------   --------
                                                                        (Dollars in thousands)
Balance at beginning of year........     $ 10,383   $  9,123   $  9,123    $  7,653   $  6,202   $  4,906   $  3,779
                                         --------   --------   --------    --------   --------   --------   --------

Charge-offs:
   One- to four-family..............           --         --         --         (25)      (168)        (9)       (13)
   Commercial real estate...........         (132)        --        (31)         --         (1)        --        (87)
   Commercial business..............           --         --       (130)         (1)        (6)      (567)       (10)
   Construction.....................           --         --         --          --         --         --       (355)
   Consumer.........................         (100)      (137)      (163)       (133)      (195)      (346)      (200)
                                         --------   --------   --------    --------   --------   --------   --------
     Total charge-offs..............         (232)      (137)      (324)       (159)      (370)      (922)      (665)

Recoveries:
   One- to four-family..............           --         --         --          --         24         --         --
   Commercial real estate...........           --         --         --          96         --        101         --
   Commercial business..............           27         --         40          42         24        194         --
   Construction.....................           --         --         --          --         --        286          2
   Consumer.........................           77         99        107          51         63         47         53
                                         --------   --------   --------    --------   --------   --------   --------
     Total recoveries...............          104         99        147         189        111        628         55

Net (charge-offs) recoveries........         (128)       (38)      (177)         30       (259)      (294)      (610)
Allowance recorded in acquisition
  of The National Bank of Florida...           --        537        537          --         --         --         --
Provision for loan losses                     800        600        900       1,440      1,710      1,590      1,737
                                         --------   --------   --------    --------   --------   --------   --------

Balance at end of year                   $ 11,055   $ 10,222   $ 10,383    $  9,123   $  7,653   $  6,202   $  4,906
                                         ========   ========   ========    ========   ========   ========   ========

Ratios:
Net charge-offs to average loans
 outstanding (annualized)...........         0.02%      0.01%      0.03%         --%      0.04%      0.06%      0.14%
Allowance for loan losses to
 non-performing loans...............       205.87     215.79     209.59      400.66     189.85     133.78      80.33
Allowance for loan losses to
 total loans........................         1.59       1.55       1.55        1.48       1.28       1.08       1.05

         Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category (excluding loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                                        September 30,
                                                                        --------------------------------------------
                                         June 30, 2003                                      2002
                          --------------------------------------------  --------------------------------------------
                                                          Percent of                                    Percent of
                                                         Loans in Each                                 Loans in Each
                          Allowance for   Loan Balances   Category to   Allowance for   Loan Balances   Category to
                           Loan Losses     by Category    Total Loans    Loan Losses     by Category    Total Loans
                          -------------   -------------  -------------  -------------   -------------  -------------
                                                             (Dollars in thousands)
One- to four-family.....  $       1,789   $     379,794           54.8% $       3,315   $     366,111           54.6%
Commercial real estate..          5,734         179,945           25.9          4,275         163,329           24.3
Commercial business.....          2,249          45,306            6.5            925          41,320            6.2
Construction............            249           7,312            1.1            871          17,020            2.5
Consumer................          1,034          81,253           11.7            997          83,419           12.4
                          -------------   -------------  -------------  -------------   -------------  -------------

   Total................  $      11,055   $     693,610          100.0% $      10,383   $     671,199          100.0%
                          =============   =============  =============  =============   =============  =============

                                          September 30,
                          --------------------------------------------
                                              2001
                          --------------------------------------------
                                                          Percent of
                                                         Loans in Each
                          Allowance for   Loan Balances   Category to
                           Loan Losses     by Category    Total Loans
                          -------------   -------------  -------------
                                     (Dollars in thousands)
One- to four-family.....  $       2,638   $     358,198           58.2%
Commercial real estate..          3,930         129,295           21.0
Commercial business.....            841          31,394            5.1
Construction............            871          19,490            3.2
Consumer................            843          76,892           12.5
                          -------------   -------------  -------------

   Total................  $       9,123   $     615,269          100.0%
                          =============   =============  =============

                                                                  September 30,
                          ------------------------------------------------------------------------------------------
                                               2000                                         1999
                          --------------------------------------------  --------------------------------------------
                                                          Percent of                                    Percent of
                                                         Loans in Each                                 Loans in Each
                          Allowance for   Loan Balances   Category to   Allowance for   Loan Balances   Category to
                           Loan Losses     by Category    Total Loans    Loan Losses     by Category    Total Loans
                          -------------   -------------  -------------  -------------   -------------  -------------
                                                             (Dollars in thousands)
One- to four-family.....  $       2,423   $     343,871           57.5% $       2,091   $     344,731           60.2%
Commercial real estate..          3,210         124,988           20.9          2,416         110,382           19.3
Commercial business.....            481          27,483            4.6            254          30,768            5.4
Construction............            733          29,599            5.0            614          19,147            3.3
Consumer................            806          71,534           12.0            827          67,695           11.8
                          -------------   -------------  -------------  -------------   -------------  -------------

   Total................  $       7,653   $     597,475          100.0% %       6,202   $     572,723          100.0%
                          =============   =============  =============  =============   =============  =============


                                          September 30,
                          --------------------------------------------
                                               1998
                          --------------------------------------------
                                                          Percent of
                                                         Loans in Each
                          Allowance for   Loan Balances   Category to
                           Loan Losses     by Category    Total Loans
                          -------------   -------------  -------------
                                      (Dollars in thousands)
One- to four-family.....  $       1,320   $     290,334           62.0%
Commercial real estate..          1,976          71,149           15.1
Commercial business.....            376          24,372            5.2
Construction............            301          20,049            4.3
Consumer................            933          62,669           13.4
                          -------------   -------------  -------------

   Total................  $       4,906   $     468,573          100.0%
                          =============   =============  =============

Securities Activities

         Our securities investment policy is established by our Board of Directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy. The Board's asset/liability committee oversees our investment program and evaluates on an ongoing basis our investment policy and objectives. Our chief financial officer, or our chief financial officer acting with our chief executive officer, is responsible for making securities portfolio decisions in accordance with established policies. Our chief financial officer, chief executive officer and certain other executive officers have the authority to purchase and sell securities within specific guidelines established by the investment policy. In addition, all transactions are reviewed by the Board's asset/liability committee at least quarterly.

         Our current investment policy generally permits securities investments in debt securities issued by the U.S. Government and U.S. Agencies, municipal bonds, and corporate debt obligations, as well as investments in preferred and common stock of government agencies and government sponsored enterprises such as Fannie Mae, Freddie Mac and the Federal Home Loan Bank of New York (federal agency securities) and, to a lesser extent, other equity securities. Securities in these categories are classified as "investment securities" for financial reporting purposes. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations ("CMOs") issued or backed by securities issued by these government agencies. Also permitted are investments in securities issued or backed by the Small Business Administration, privately issued mortgage-backed securities and asset-backed securities collateralized by auto loans, credit card receivables, and home equity and home improvement loans. Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk.

         SFAS No. 115 requires that, at the time of purchase, we designate a security as held to maturity, available for sale, or trading, depending on our ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not have a trading portfolio.

         Government Securities. At June 30, 2003, we held government securities available for sale with a fair value of $125.1 million, consisting primarily of U.S. Treasury and agency obligations with short- to medium-term maturities (one to five years). While these securities generally provide lower yields than other investments such as mortgage-backed securities, our current investment strategy is to maintain investments in such instruments to the extent appropriate for liquidity purposes, as collateral for borrowings, and for prepayment protection.

         Corporate and Municipal Bonds. At June 30, 2003, we held $12.9 million in corporate debt securities, at fair value, all of which were classified as available for sale. Although corporate bonds may offer a higher yield than that of a U.S. Treasury or agency security of comparable duration, corporate bonds also have a higher risk of default due to adverse changes in the creditworthiness of the issuer. In recognition of this potential risk, our policy limits investments in corporate bonds to securities with maturities of ten years or less and rated "A" or better by at least one nationally recognized rating agency, and to a total investment of no more than $5.0 million per issuer and a total corporate bond portfolio limit of $40.0 million. The policy also limits investments in municipal bonds to securities with maturities of 20 years or less and rated AA or better by at least one nationally recognized rating agency, and favors issues that are insured unless the issuer is a local government entity within our service area. Such local entity obligations generally are not rated, and are subject to internal credit reviews. In addition, the policy imposes an investment limitation of $2.0 million per municipal issuer and a total municipal bond portfolio limit of 5% of assets. At June 30, 2003, we held $19.8 million in bonds issued by states and political subdivisions, $18.5 million of which were classified as held to maturity at amortized cost and $1.3 million of which were classified as available for sale at fair value.

         Equity Securities. At June 30, 2003, our equity securities available for sale had a fair value of $1.3 million and consisted of stock issued by Freddie Mac and Fannie Mae, and certain other equity investments. We also held $5.8 million (at cost) of Federal Home Loan Bank of New York common stock, a portion of which must be held as a condition of membership in the Federal Home Loan Bank System, with the remainder held as a condition to our borrowing under the Federal Home Loan Bank advance program.

         Mortgage-Backed Securities. We purchase mortgage-backed securities in order to: (i) generate positive interest rate spreads with minimal administrative expense; (ii) lower credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae; and (iii) increase liquidity. We invest primarily in mortgage-backed securities issued or sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae. To a lesser extent, we also invest in securities backed by agencies of the U.S. Government. At June 30, 2003, our mortgage-backed securities portfolio totaled $175.6 million, consisting of $111.4 million available for sale at fair value and $64.2 million held to maturity at amortized cost. The total mortgage-backed securities portfolio includes CMOs of $30.9 million, consisting of $26.6 million available for sale at fair value and $4.3 million held to maturity at amortized cost. The remaining mortgage-backed securities of $144.7 million were pass-through securities, consisting of $84.8 million available for sale at fair value and $59.9 million held to maturity at amortized cost.

         Mortgage-backed securities are created by pooling mortgages and issuing a security collateralized by the pool of mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although most of our mortgage-backed securities are collateralized by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors, such as us, and guarantee the payment of principal and interest to these investors. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby affecting the net yield on such securities. We review prepayment estimates for our mortgage-backed securities at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates, and to determine the yield and estimated maturity of the mortgage-backed securities portfolio. Periodic reviews of current prepayment speeds are performed in order to ascertain whether prepayment estimates require modification, that would cause amortization or accretion adjustments.

         A portion of our mortgage-backed securities portfolio is invested in CMOs or collateralized mortgage obligations, including Real Estate Mortgage Investment Conduits ("REMICs"), backed by Fannie Mae and Freddie Mac. CMOs and REMICs are types of debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into "tranches" or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders. Our practice is to limit fixed-rate CMO investments primarily to the early-to-intermediate tranches, which have the greatest cash flow stability. Floating rate CMOs are purchased with emphasis on the relative trade-offs between lifetime rate caps, prepayment risk, and interest rates.

         Available for Sale Portfolio. The following table sets forth the composition of our available for sale portfolio at the dates indicated.

                                                                                         September 30,
                                                             ----------------------------------------------------------------------
                                         June 30, 2003               2002                    2001                    2000
                                     ----------------------  ----------------------  ----------------------  ----------------------
                                     Amortized               Amortized               Amortized               Amortized
                                       Cost      Fair Value    Cost      Fair Value    Cost      Fair Value     Cost     Fair Value
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------
                                                                            (In thousands)
Investment Securities:
   U.S. Government securities....    $  15,271   $   15,399  $  21,199   $   21,658  $  22,125   $   22,975  $  33,004   $   32,851
   Federal agency obligations....      106,108      109,687     87,878       91,625     26,744       28,182     37,934       37,546
   Corporate debt securities.....       12,020       12,855     30,079       32,144     48,367       50,872     30,975       30,588
   State and municipal
    securities...................        1,293        1,274         --           --         --           --     11,697       10,981
   Equity securities.............        1,051        1,305      1,113        2,071      1,290        2,372      3,201        4,383
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total investment securities
    available for sale...........      135,743      140,520    140,269      147,498     98,526      104,401    116,811      116,349
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

Mortgage-Backed Securities:
   Pass-through securities:
     Fannie Mae..................       69,903       70,836     20,076       21,121     18,225       18,815     17,767       17,723
     Freddie Mac.................        8,429        8,961     10,591       11,023      6,361        6,842      2,344        2,383
     Other.......................        4,390        5,030      4,430        5,000      4,481        4,529      6,582        6,494
   CMOs and REMICs...............       26,568       26,566     21,352       21,504     28,811       29,341     19,553       19,208
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total mortgage-backed
    securities available for
    sale.........................      109,290      111,393     56,449       58,648     57,878       59,527     46,246       45,808
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total securities available
    for sale.....................    $ 245,033   $  251,913  $ 196,718   $  206,146  $ 156,404   $  163,928  $ 163,057   $  162,157
                                     =========   ==========  =========   ==========  =========   ==========  =========   ==========

         At June 30, 2003, our available for sale U. S. Treasury securities portfolio, at fair value, totaled $15.4 million, or 1.4% of total assets, and the federal agency securities portfolio, at fair value, totaled $109.7 million, or 9.8% of total assets. Of the combined U.S. Government and agency portfolio, based on amortized cost, $23.0 million had maturities of one year or less and a weighted average yield of 4.40%, and $98.3 million had maturities of between one and five years and a weighted average yield of 3.74%. The agency securities portfolio includes both non-callable and callable debentures. The agency debentures are callable on a quarterly basis following an initial holding period of from twelve to twenty-four months.

         Available for sale corporate debt securities, at fair value, totaled $12.9 million at June 30, 2003. These securities all had maturities of less than five years, with a weighted average yield of 6.50%. Equity securities available for sale at June 30, 2003 had a fair value of $1.3 million.

         At June 30, 2003, $84.8 million of our available for sale mortgage-backed securities, at fair value, consisted of pass-through securities, which totaled 7.6% of total assets. At the same date, the fair value of our available for sale CMO portfolio totaled $26.6 million, or 2.4% of total assets, and consisted of CMOs issued by government sponsored agencies such as Fannie Mae and Freddie Mac with a weighted average yield of 3.60%. We own both fixed-rate and floating-rate CMOs. The underlying mortgage collateral for our portfolio of CMOs available for sale at June 30, 2003 had contractual maturities of over ten years. However, as with mortgage-backed pass-through securities, the actual maturity of a CMO may be less than its stated contractual maturity due to prepayments of the underlying mortgages and the terms of the CMO tranche owned.

         Held to Maturity Portfolio. The following table sets forth the composition of our held to maturity portfolio at the dates indicated.

                                                                                         September 30,
                                                             ----------------------------------------------------------------------
                                         June 30, 2003               2002                    2001                    2000
                                     ----------------------  ----------------------  ----------------------  ----------------------
                                     Amortized               Amortized               Amortized               Amortized
                                       Cost      Fair Value    Cost      Fair Value    Cost      Fair Value     Cost     Fair Value
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------
                                                                            (In thousands)
Investment Securities:
   State and municipal
    securities...................    $  18,544   $   19,665  $  16,409   $   17,325  $  11,906   $   12,160  $   2,991   $    2,957
   Equity securities.............           --           --         --           --         --           --        397          397
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total investment
    securities held to maturity.        18,544       19,665     16,409       17,325     11,906       12,160      3,388        3,354
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

Mortgage-Backed Securities:
   Pass-through securities:
     Ginnie Mae..................        1,259        1,334      2,785        2,988      3,510        3,611      4,279        4,275
     Fannie Mae..................       27,321       28,156     28,600       30,177     23,616       24,421     16,578       16,440
     Freddie Mac.................       31,362       32,062     34,693       35,788     26,477       27,394     17,105       16,902
     Other.......................           --           --         --           --      1,491        1,542      2,283        2,343
   CMOs and REMICs...............        4,301        4,359      4,304        4,428      4,355        4,532      4,953        5,060
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total mortgage-backed
    securities held to maturity..       64,243       65,911     70,382       73,381     59,449       61,500     45,198       45,020
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total securities held to
    maturity.....................    $  82,787   $   85,576  $  86,791   $   90,706  $  71,355   $   73,660  $  48,586   $   48,374
                                     =========   ==========  =========   ==========  =========   ==========  =========   ==========

         At June 30, 2003, our held to maturity mortgage-backed securities portfolio totaled $64.2 million at amortized cost, consisting of: $60.4 million with a weighted average yield of 5.04% and contractual maturities within five years; $466,000 with a weighted average yield of 8.10% and contractual maturities of five to ten years; and $3.4 million with a weighted average yield of 6.08% and contractual maturities of over ten years. CMOs of $4.3 million are included in this portfolio. While the contractual maturity of the CMOs underlying collateral is greater than ten years, the actual period to maturity of the CMOs may be shorter due to prepayments on the underlying mortgages and the terms of the CMO tranche owned.

         Portfolio Maturities and Yields. The composition and maturities of the investment debt securities portfolio and the mortgage-backed securities portfolio at June 30, 2003 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

                                                       More than One Year     More than Five Years
                                One Year or Less       through Five Years      through Ten Years       More than Ten Years
                              --------------------    --------------------    --------------------    --------------------
                                          Weighted                Weighted                Weighted                Weighted
                              Amortized   Average     Amortized   Average     Amortized   Average     Amortized   Average
                                 Cost      Yield        Cost       Yield        Cost       Yield        Cost       Yield
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
                                                                  (Dollars in thousands)
Available for Sale:

Mortgage-Backed Securities

     Fannie Mae............   $     363       6.05%   $  53,541       4.26%   $  15,999       4.22%   $      --         --%
     Freddie Mac...........         163       1.59       17,155       4.75          605       4.22           --         --
     Other.................          --         --       17,074       3.64        4,390       6.32           --         --
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
       Total...............         526       4.67       87,770       4.24       20,994       4.66           --         --
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------

Investment Securities
     U.S. Government and
      agency securities....      23,042       4.40       98,337       3.74           --         --           --         --
     Corporate debt
      securities...........       5,986       6.28        6,034       6.71          351         --           --         --
     State and municipal
      securities...........          --         --          157       2.05          785       2.74          351       3.23
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
       Total...............      29,028       4.79      104,528       3.91          785       2.74          351       3.23
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------

   Total debt securities
    available for sale.....   $  29,554       4.79%   $ 192,298       4.06%   $  21,779       4.59%   $     351       3.23%
                              =========   ========    =========   ========    =========   ========    =========   ========

Held to Maturity:

Mortgage-Backed Securities
     Fannie Mae............   $      --         --%   $  31,260       4.87%   $      --         --%   $     362       4.92%
     Freddie Mac...........          95       3.34       27,756       5.12          466       8.10        3,045       6.22
     Other.................          --         --        1,259       7.51           --         --           --         --
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
       Total...............          95       3.34       60,275       5.04          466       8.10        3,407       6.08

Investment Securities
     State and municipal
      securities...........         270       1.62        7,937       2.99       10,015       4.13          322       6.75
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------

   Total debt securities
    held to maturity.......   $     365       2.07%   $  68,212       4.80%   $  10,481       4.31%   $   3,729       6.14%
                              =========   ========    =========   ========    =========   ========    =========   ========

                                       Total Securities
                              --------------------------------
                                                      Weighted
                              Amortized               Average
                                 Cost     Fair Value    Yield
                              ---------   ----------  --------
                                   (Dollars in thousands)
Available for Sale:

Mortgage-Backed Securities

     Fannie Mae............   $  69,903   $   70,836      4.26%
     Freddie Mac...........      17,923       18,482      4.70
     Other.................      21,464       22,075      4.19
                              ---------   ----------  --------
       Total...............     109,290      111,393      4.32
                              ---------   ----------  --------

Investment Securities
     U.S. Government and
      agency securities....     121,379      125,086      3.87
     Corporate debt
      securities...........      12,020       12,855      6.50
     State and municipal
      securities...........       1,293        1,274      2.79
                              ---------   ----------  --------
       Total...............     134,692      139,215      4.09
                              ---------   ----------  --------

   Total debt securities
    available for sale.....   $ 243,982   $  250,608      4.19%
                              =========   ==========  ========

Held to Maturity:

Mortgage-Backed Securities
     Fannie Mae............   $  31,622   $   32,515      4.87%
     Freddie Mac...........      31,362       32,062      5.27
     Other.................       1,259        1,334      7.51
                              ---------   ----------  --------
       Total...............      64,243       65,911      5.12

Investment Securities
     State and municipal
      securities...........      18,544       19,665      3.65
                              ---------   ----------  --------

   Total debt securities
    held to maturity.......   $  82,787   $   85,576      4.79%
                              =========   ==========  ========

Sources of Funds

         General. Deposits, borrowings, repayments and prepayments of loans and securities, proceeds from sales of loans and securities, proceeds from maturing securities and cash flows from operations are the primary sources of our funds for use in lending, investing and for other general purposes.

         Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, NOW accounts, checking accounts, money market accounts, club accounts, certificates of deposit and IRAs and other qualified plan accounts. We provide commercial checking accounts for businesses. In addition, we provide low-cost checking account services for low-income customers.

         At June 30, 2003, our deposits totaled $857.5 million. Interest-bearing deposits totaled $709.9 million, and non-interest-bearing demand deposits totaled $147.7 million. NOW, savings and money market deposits totaled $477.5 million at June 30, 2003. Also at that date, we had a total of $232.3 million in certificates of deposit, of which $168.8 million had maturities of one year or less. Although we have a significant portion of our deposits in shorter-term certificates of deposit, management monitors activity on these accounts and, based on historical experience and our current pricing strategy we believe we will retain a large portion of such accounts upon maturity.

         Our deposits are obtained predominantly from the areas in which our branch offices are located. We rely on our favorable locations, customer service and competitive pricing to attract and retain these deposits. While we accept certificates of deposit in excess of $100,000 for which we may provide preferential rates, we do not actively solicit such deposits as they are more difficult to retain than core deposits. With the commencement of operations of our limited purpose commercial bank subsidiary, Provident Municipal Bank, in April 2002, we began accepting municipal deposits. Municipal time accounts (certificates of deposit) are generally obtained through a bidding process, and tend to carry higher average interest rates than retail certificates of deposit of similar term.

         The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

                                          June 30, 2003                   September 30, 2002
                                --------------------------------    ---------------------------------
                                                        Weighted                             Weighted
                                                         Average                              Average
                                 Amount      Percent      Rate       Amount      Percent       Rate
                                ---------   ---------   --------    ---------   ---------    --------
                                                        (Dollars in thousands)
Demand deposits:
   Retail..................     $  83,165         9.7%        --%   $  54,399         6.8%         --%
   Commercial..............        64,508         7.5         --       55,732         6.9          --
                                ---------   ---------               ---------   ---------
   Total demand deposits...       147,673        17.2         --      110,131        13.7          --
NOW deposits...............        70,963         8.3       0.20       82,983        10.4        0.40
Savings deposits...........       279,016        32.5       0.40      247,918        31.0        0.99
Money market deposits......       127,560        14.9       0.55      115,065        14.4        1.23
                                ---------   ---------               ---------   ---------
                                  625,212        72.9       0.41      556,097        69.5        0.76
Certificates of deposit....       232,322        27.1       2.03      243,529        30.5        2.64
                                ---------   ---------               ---------   ---------

   Total deposits..........     $ 857,534       100.0%      0.78%   $ 799,626       100.0%       1.33%
                                =========   =========               =========   =========

                                                           September 30,
                                ---------------------------------------------------------------------
                                               2001                               2000
                                --------------------------------    ---------------------------------
                                                        Weighted                             Weighted
                                                         Average                              Average
                                 Amount      Percent      Rate       Amount      Percent       Rate
                                ---------   ---------   --------    ---------   ---------    --------
Demand deposits:
   Retail..................     $  41,280         6.3%        --%   $  38,145         6.3%         --%
   Commercial..............        33,081         5.1         --       28,324         4.7          --
                                ---------   ---------               ---------   ---------
   Total demand deposits...        74,361        11.4         --       66,469        11.0          --
NOW deposits...............        63,509         9.7       0.49       54,800         9.0        1.01
Savings deposits...........       160,777        24.6       1.05      161,987        26.6        2.02
Money market deposits......       109,126        16.7       1.81       76,332        12.5        2.55
                                ---------   ---------               ---------   ---------
                                  407,773        62.4       1.00      359,588        59.1        1.61
Certificates of deposit....       245,327        37.6       4.63      249,388        40.9        5.83
                                ---------   ---------               ---------   ---------

   Total deposits..........     $ 653,100       100.0%      2.31%   $ 608,976       100.0%       3.34%
                                =========   =========               =========   =========

         The following table sets forth, by interest rate ranges, information concerning certificates of deposit at the dates indicated.

                                               At June 30, 2003
                       ------------------------------------------------------------------------------
                                             Period to Maturity
                       ------------------------------------------------------------------------------     Total at September 30,
                        Less than     One to Two     Two to      More than                  Percent of   -------------------------
                         One Year       Years     Three Years   Three Years     Total         Total         2002          2001
                       -----------   -----------  -----------   -----------  -----------   ----------    -----------   -----------
                                                                 (Dollars in thousands)
Interest Rate Range:

   2.00% and below...  $   136,128   $    13,614  $       341   $        48  $   150,131         64.6%  $   107,202   $        --
   2.01% to 3.00%....       23,868         8,965        3,906           229       36,968         15.9        73,101            --
   3.01% to 4.00%....        6,723        13,385        1,229         6,354       27,691         11.9        27,373       108,161
   4.01% to 5.00%....        1,744         6,811        1,121         4,682       14,358          6.2        20,245        33,785
   5.01% to 6.00%....          179         1,985          244            31        2,439          1.1         6,563        30,416
   6.01% and above...          126           163          446            --          735          0.3         9,045        72,965
                       -----------   -----------  -----------   -----------  -----------   ----------   -----------   -----------

   Total.............  $   168,768   $    44,923  $     7,287   $    11,344  $   232,322        100.0%  $   243,529   $   245,327
                       ===========   ===========  ===========   ===========  ===========   ==========   ===========   ===========

         The following table sets forth certificates of deposit by time remaining until maturity as of June 30, 2003.

                                                                           Maturity
                                                  ---------------------------------------------------------
                                                   3 Months or    Over 3 to 6   Over 6 to 12     Over 12
                                                      Less          Months         Months         Months          Total
                                                  ------------   ------------   ------------   ------------   ------------
                                                                               (In thousands)
Certificates of deposit less than $100,000......  $     55,638   $     42,602   $     45,950   $     48,388   $    192,578
Certificates of deposit of $100,000 or
 more /(1)/.....................................         9,205          4,473         10,900         15,166         39,744
                                                  ------------   ------------   ------------   ------------   ------------
   Total of certificates of deposit.............  $     64,843   $     47,075   $     56,850   $     63,554   $    232,322
                                                  ============   ============   ============   ============   ============

----------
/(1)/ The weighted average interest rates for these accounts, by maturity period, are 1.46% for 3 months or less; 1.47% for 3 to 6 months; 1.94% for 6 to 12 months; and 2.28% for over 12 months. The overall weighted average interest rate for accounts of $100,000 or more was 1.90%.

         Borrowings. Our borrowings consist of advances and repurchase agreements. At June 30, 2003, we had access to additional Federal Home Loan Bank advances of up to $202.7 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances and repurchase agreements at the dates and for the periods indicated.

                                          At or For the Nine Months
                                                Ended June 30,        At or For the Years Ended September 30,
                                          -------------------------   ---------------------------------------
                                              2003          2002          2002           2001         2000
                                          ------------   ----------   ------------   -----------   ----------
                                                             (Dollars in thousands)
Balance at end of period                  $    116,732   $  113,127   $    102,968   $   110,427   $  121,975
Average balance during period                  108,688      116,805        113,446       113,975      122,315
Maximum outstanding at any month end           119,388      131,637        131,637       135,727      131,458
Weighted average interest rate at end
 of period                                        3.79%        4.42%          4.37%         5.32%        6.36%
Average interest rate during period               3.88%        4.93%          4.85%         5.98%        5.98%

Activities of Subsidiaries and Affiliated Entities

         Provident Municipal Bank is a wholly-owned subsidiary of Provident Bank. Provident Municipal Bank is a New York State-chartered commercial bank whose purpose is limited to accepting municipal deposits and investing funds obtained into investment securities. New York State law requires municipalities located in the State of New York to deposit funds with commercial banks, effectively forbidding these municipalities from depositing funds with savings institutions, including federally chartered savings associations, such as Provident Bank. Provident Municipal Bank began operations on April 19, 2002, and at June 30, 2003 had $19.8 million in deposits from municipal entities in the communities served by Provident Bank.

         Provest Services Corp. I is a wholly-owned subsidiary of Provident Bank, holding an investment in a limited partnership that operates an assisted-living facility. A percentage of the units in the facility are for low-income individuals. Provest Services Corp. II is a wholly-owned subsidiary of Provident Bank that has engaged a third-party provider to sell annuities, mutual funds, life and health insurance products to Provident Bank's customers. Through June 30, 2003, the activities of these subsidiaries have had an insignificant effect on our consolidated financial condition and results of operations. During fiscal 1999, Provident Bank established Provident REIT, Inc., a wholly-owned subsidiary in the form of a real estate investment trust. Provident REIT, Inc. holds both residential and commercial real estate loans.

         At the time of our initial public offering, approximately 46.7% of our common stock was sold to the public, and the remaining 53.3% was retained by Provident Bancorp, MHC, the successor to our original mutual savings and loan association. The accounts of Provident Bancorp, MHC are not included in our consolidated financial statements. Provident Bancorp, MHC's primary activity is to hold its majority ownership interest in us. Provident Bancorp, MHC waives the receipt of most cash dividends with respect to its shares of our common stock, but uses the proceeds of those dividends it accepts principally to make charitable contributions in the communities Provident Bank serves. In fiscal 2002, Provident Bancorp, MHC accepted $500,000 in dividends and made charitable contributions of $557,000. Provident Bancorp, MHC has commitments to make future charitable contributions of $43,000. These commitments will be assumed by Provident Bank following the conversion.

Competition

         We face significant competition in both originating loans and attracting deposits. The New York metropolitan area has a high concentration of financial institutions, many of which are significantly larger institutions with greater financial resources than us, and many of which are our competitors to varying degrees. Our competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. We have emphasized personalized banking and the advantage of local decision making in our banking business and this strategy appears to have been well received in our market area. We do not rely on any individual, group, or entity for a material portion of our deposits.

Employees

         As of June 30, 2003, we had 285 full-time employees and 49 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

Properties

         As of June 30, 2003, Provident Bank leased 11 properties, including its headquarters location, from third parties. In addition, Provident Bank owns eight properties. The following is a list of our locations:

Corporate Office, Commercial Lending Division, and Investment Management and Trust Department:

         400 Rella Boulevard
         Montebello, NY 10901
         (845) 369-8040

Rockland County Branches:                  26 North Middletown Road
                                           (In the ShopRite Supermarket)
44 West Route 59                           Pearl River, NY  10965
Nanuet, NY  10954                          (845) 627-6170
(845) 627-6180
                                           196 Route 59
38-40 New Main Street                      Suffern, NY  10901
Haverstraw, NY  10927                      (845) 369-8360
(845) 942-3880
                                           1633 Route 202
375 Route 303 at Kings Highway             Pomona, NY  10970
Orangeburg, NY  10962                      (845) 364-5690
(845) 398-4810
                                           44 North Main Street
148 Route 9W                               (In the ShopRite Supermarket)
Stony Point, NY  10980                     New City, NY  10956
(845) 942-3890                             (845) 639-7650

179 South Main Street                      Orange County Branches:
New City, NY  10956
(845) 639-7750                             125 Dolson Avenue
                                           (In the ShopRite Supermarket)
72 West Eckerson Rd.                       Middletown, NY  10940
Spring Valley, NY  10977                   (845) 342-5777
(845) 426-7230
                                           153 Route 94
715 Route 304                              (In the ShopRite Supermarket)
Bardonia, NY  10954                        Warwick, NY  10990
(845) 623-6340                             (845) 986-9540

1 Lake Road West                           7 Edward J. Lempka Drive
Congers, NY  19020                         Florida, NY  10921
(845) 267-2180                             (845) 651-4091

71 Lafayette Avenue                        1992 Route 284
Suffern, NY  10901                         Slate Hill, NY  10973
(845) 369-8350                             (845) 355-6181

                                           300 Larkin Drive
                                           Harriman Commons
                                           Monroe, NY 10950
                                           (845) 782-7226

Legal Proceedings

         We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to our financial condition and results of operations.

                           SUPERVISION AND REGULATION

General

         As a federally-chartered savings association, Provident Bank is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Provident Municipal Bank is regulated by the New York State Department of Banking and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which a financial institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution's operations and assigns its rating (known as an institution's CAMELS). Under federal law, an institution may not disclose its CAMELS rating to the public. Provident Bank also is a member of, and owns stock in, The Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System. Provident Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Provident Bank and prepares reports for the consideration of its board of directors on any operating deficiencies. Provident Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Provident Bank's loan documents.

         Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision, the New York State Department of Banking or Congress, could have a material adverse impact on Provident Bancorp, Inc., Provident Bank, Provident Municipal Bank and their respective operations.

Federal Banking Regulation

         Business Activities. A federal savings association derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Provident Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets. Provident Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Provident Bank directly, including real estate investment, securities brokerage and insurance agency.

         Capital Requirements. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital

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

ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

         The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

         At June 30, 2003, Provident Bank's capital exceeded all applicable requirements.

         Loans to One Borrower. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2003, Provident Bank was in compliance with the loans-to-one-borrower limitations.

         Qualified Thrift Lender Test. As a federal savings association, Provident Bank is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, Provident Bank must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association's business.

         "Qualified thrift investments" include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. Provident Bank also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986.

         A savings association that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At June 30, 2003, Provident Bank maintained approximately 72.1% of its portfolio assets in qualified thrift investments, and therefore satisfied the QTL test.

         Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the institution's capital account. A savings association must file an application for approval of a capital distribution if:

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

         . the total capital distributions for the applicable calendar year exceed the sum of the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years;

         . the savings association would not be at least adequately capitalized following the distribution;

         . the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

         . the savings association is not eligible for expedited treatment of its filings.

         Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

         The Office of Thrift Supervision may disapprove a notice or application if:

         . the savings association would be undercapitalized following the distribution;

         . the proposed capital distribution raises safety and soundness concerns; or

         . the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

         Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

         Community Reinvestment Act and Fair Lending Laws. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the savings association's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Provident Bank received an "outstanding" Community Reinvestment Act rating in its most recent federal examination.

         Transactions with Related Parties. A federal savings association's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act. The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. Provident Bancorp, Inc. and its non-savings institution subsidiaries will be affiliates of Provident Bank. In general, transactions with affiliates must be on terms that are as favorable to the savings association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of

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

the savings association's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

         Provident Bank's authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and
(ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Provident Bank's capital. In addition, extensions of credit in excess of certain limits must be approved by Provident Bank's board of directors.

         Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

         Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

         Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association's capital:

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

         . well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

         . adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

         . undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

         . significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); and

         .        critically undercapitalized (less than 2% tangible capital).

         Generally, the banking regulator is required to appoint a receiver or conservator for a savings association that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a bank receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the savings association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         At June 30, 2003, Provident Bank met the criteria for being considered "well-capitalized."

         Insurance of Deposit Accounts. Deposit accounts in Provident Bank are insured by the Savings Association Insurance Fund and, to a limited extent, the Bank Insurance Fund of the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Provident Bank's deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds maturing in 2017 that were issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

         Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

         Federal Home Loan Bank System. Provident Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of The Federal Home Loan Bank of New York, Provident Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its

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

unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of June 30, 2003, Provident Bank was in compliance with this requirement.

Federal Reserve System

         Federal Reserve Board regulations require savings associations to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At June 30, 2003, Provident Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

The USA PATRIOT Act

         In response to the events of September 11th, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, was signed into law on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Title III of the USA PATRIOT Act amended the Bank Secrecy Act to encourage information sharing among bank regulatory agencies and law enforcement bodies. Moreover, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, savings associations, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

         Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

         . Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

         . Section 326 authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened. On July 23, 2002, the Office of Thrift Supervision and the other federal bank regulators jointly issued proposed rules to implement Section 326. The proposed rules require financial institutions to establish a program specifying procedures for obtaining identifying information from customers seeking to open new accounts. This identifying information would be essentially the same information currently obtained by most financial institutions for individual customers.

         . Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

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

         . Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

         . Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

Holding Company Regulation

         Upon completion of the conversion, Provident Bancorp, Inc. will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over Provident Bancorp, Inc. and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Provident Bank.

         Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it could engage, provided that its subsidiary savings association was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999 to those activities permissible for financial holding companies or for multiple savings and loan holding companies. Provident Bancorp, Inc. will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

         Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Sarbanes-Oxley Act of 2002

         On July 30, 2002 the President signed into law the Sarbanes-Oxley Act of 2002 (the "Act"), which provides for corporate governance, disclosure and accounting reforms intended to address corporate and accounting fraud. The Act establishes a new accounting oversight board that will enforce auditing, quality control and independence standards, and will be funded by fees from all publicly traded companies. The Act also places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public

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

company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for audit partner rotation after a period of time. The Act also requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report to the chief executive officer or chief legal officer of the company, evidence of a material violation of the securities laws or a breach of fiduciary duty by a company and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

         Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restating a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in beneficial ownership in a company's securities within two business days of the change.

         The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the public company. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term will be defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company's registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.

         Although we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

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Federal Securities Laws

         Provident Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued pursuant to the conversion. Upon completion of the conversion, Provident Bancorp, Inc. common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Provident Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

         The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Provident Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Provident Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Provident Bancorp meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of Provident Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Provident Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Provident Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                    TAXATION
Federal Taxation

         General. Provident Bancorp and Provident Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Provident Bancorp and Provident Bank.

         Method of Accounting. For federal income tax purposes, Provident Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30 for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

         Bad Debt Reserves. Prior to the Small Business Protection Act of 1996, Provident Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at Provident Bank's taxable income. As a result of the Small Business Protection Act, Provident Bank must use the specific charge off method in computing its bad debt deduction.

         Taxable Distributions and Recapture. Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to 1988 were subject to recapture into taxable income should Provident Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Provident Bank make certain distributions from its tax bad debt reserve or cease to maintain a bank charter. At June 30, 2003, Provident Bank's total federal pre-1988 reserve was approximately

$4.6 million. This reserve reflects the cumulative effects of federal tax deductions by Provident Bank for which no federal income tax provision has been made.

         Minimum Tax. The Internal Revenue Code of 1986, as amended imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Provident Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding five taxable years (for losses incurred in 2001 and 2002) and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At June 30, 2002, Provident Bank had no net operating loss carryforwards for federal income tax purposes.

         Corporate Dividends. Provident Bancorp may exclude from its income 100% of dividends received from Provident Bank as a member of the same affiliated group of corporations.

         The Internal Revenue Service completed an audit of Provident Bancorp's federal income tax returns for the fiscal year ended September 30, 1998.

State and Local Taxation

         We are subject to the New York State Franchise Tax on Banking Corporations in the annual amount equal to the greater of 7 1/2% of "entire net income" allocable to New York State during the taxable year, or (ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) 0.01% of the value of taxable assets allocable to New York State with certain modifications, (b) 3% of "alternative entire net income" allocable to New York State, or (c) $250. Entire net income is similar to taxable income, subject to certain modifications and alternative entire net income is equal to entire net income without certain deductions. Provident Bank is also subject to a similarly calculated New York City tax of 9% on income allocated to New York City and similar alternative taxes.

         A temporary Metropolitan Transportation Business Tax Surcharge on banking corporations doing business in the metropolitan district has been applied since 1982. Provident Bank does most of its business within this district (except for the anticipated branch offices in Ulster and Sullivan counties), and is subject to this surcharge rate of 17% of the New York State tax liability computed as though the franchise tax rate was still 9%.

         As a Delaware business corporation, Provident Bancorp will be required to file annual returns and pay annual fees and an annual franchise tax to the State of Delaware.

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                         MANAGEMENT OF PROVIDENT BANCORP

         Provident Bancorp, Inc.'s Board of Directors is comprised of ten members. Our bylaws provide that approximately one-third of the directors are to be elected annually. Directors of Provident Bancorp, Inc. are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify.

         The table below sets forth certain information, as of June 30, 2003, regarding current members of our Board of Directors and Executive Officers who are not Directors, including the terms of office of board members.

                                 Position(s) Held With
            Name                 Provident Bancorp, Inc.       Age       Director Since/(1)/    Current Term Expires
----------------------     ---------------------------------   ---       -------------------    --------------------
                                                     DIRECTORS

William F. Helmer          Chairman of the Board               69               1974                    2004
Dennis L. Coyle            Vice Chairman                       67               1984                    2005
George Strayton            President, Chief Executive          59               1991                    2005
                            Officer and Director
Judith Hershaft            Director                            62               2000                    2006
Thomas F. Jauntig, Jr.     Director                            58               2000                    2006
Donald T. McNelis          Director                            70               1987                    2006
Richard A. Nozell          Director                            69               1990                    2006
William R. Sichol, Jr.     Director                            63               1990                    2004
Burt Steinberg             Director                            58               2000                    2005
F. Gary Zeh                Director                            65               1979                    2004

                                     EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Daniel G. Rothstein        Executive Vice President,           56                N/A                     N/A
                            Chief Risk Management
                            Officer and Regulatory
                            Counsel
Robert J. Sansky           Executive Vice President and        56                N/A                     N/A
                            Chief Retail Banking
                            Officer
Paul A. Maisch             Senior Vice President and           47                N/A                     N/A
                            Chief Financial Officer
Stephen G. Dormer          Senior Vice President               52                N/A                     N/A
John F. Fitzpatrick        Senior Vice President and           51                N/A                     N/A
                            Director of Support Services

----------

/(1)/    Includes service with Provident Bank in mutual form.

         The merger agreement between Provident Bancorp and E.N.B. Holding Company, Inc. provides that upon completion of the merger, two current directors of E.N.B. Holding Company, Inc. will be appointed to the board of directors of Provident Bancorp and Provident Bank.

         The business experience for the past five years for each of our directors and executive officers is as follows:

         William F. Helmer has served as the Chairman of the board of directors of Provident Bank since 1994 and Chairman of the board of directors of Provident Bancorp, Inc. since its formation in 1999. Mr. Helmer is the President of Helmer-Cronin Construction, Inc., a construction company.

         Dennis L. Coyle has served as Vice Chairman of the board of directors of Provident Bank since 1994 and Vice Chairman of the board directors of Provident Bancorp, Inc. since its formation in 1999. Mr. Coyle is the owner and President of Denlo Realty Corp., the owner of Dennis L. Coyle Rental Properties, and is formerly the co-owner of the Coyle Insurance Agency, Inc.

         George Strayton has been employed by Provident Bank since 1982, was named President and Chief Executive Officer of Provident Bank in 1986, and has served as President and Chief Executive Officer of Provident Bancorp, Inc. since its formation in 1999.

         Judith Hershaft is the Chief Executive Officer of Innovative Plastics Corp., a manufacturer of custom plastic products. She is also the Chairman of Greenway Plastics and Innovative Plastics South Corp.

         Thomas F. Jauntig, Jr, is a partner in Korn, Rosenbaum, Phillips & Jauntig LLP, certified public accountants.

         Dr. Donald T. McNelis served as President of St. Thomas Aquinas College in Sparkill, New York from 1974 until his retirement in 1995.

         Richard A. Nozell is the owner of Richard Nozell Building Construction and serves as a general building contractor.

         William R. Sichol, Jr. is a principal of Sichol & Hicks, P.C., a private law firm.

         Burt Steinberg is the Executive Director of The Dress Barn, Inc., a woman's specialty store retailer.

         F. Gary Zeh is the President of Haverstraw Transit Inc., a bus contracting company, and President of Quality Bus Sales and Service, Inc.

         Daniel G. Rothstein has been employed by Provident Bank since 1983, and was named Executive Vice President in 1989. Mr. Rothstein served as Provident Bank's Chief Credit Officer and Regulatory Counsel from 1996 until August 2003, when he was appointed Chief Risk Management Officer.

         Robert J. Sansky has been employed by Provident Bank since 1985, and was named Executive Vice President in 1989. Mr. Sansky served as Provident Bank's Director of Human Resources from 1996 until August 2003, when he was appointed Chief Retail Banking Officer.

         Paul A. Maisch has served as Senior Vice President and Chief Financial Officer of Provident Bank and Provident Bancorp, Inc. since March 2003. From 1998 through 2001, Mr. Maisch served as Executive Vice President and Chief Financial Officer of Premier National Bancorp, Inc., and had been employed by Premier National Bancorp, Inc. and its predecessors since 1984.

         Stephen G. Dormer was named Senior Vice President of Provident Bank in 1994 and served as Provident Bank's Director of Business Development from 1996 until August 2003, when he was appointed Assistant to the Office of the President, Strategic Planning and Commercial Lending Officer.

         John F. Fitzpatrick has been employed by Provident Bank since 1986, and was named Senior Vice President and Director of Support Services in 1997.

Meetings and Committees of the Board of Directors

         The business of Provident Bancorp, Inc. is conducted at regular and special meetings of the Board and its standing committees. The standing committees consist of the Executive and Audit Committees.

The full Board of Directors currently acts as Nominating Committee for Provident Bancorp. During the fiscal year ended September 30, 2002, the Board of Directors met at 11 regular meetings and no special meetings. No member of the board or any committee thereof attended less than 75% of said meetings.

         The Executive Committee consists of Chairman Helmer, President, Chief Executive Officer and Director Strayton, and Directors Coyle, McNelis and Sichol. The Executive Committee meets as necessary when the board is not in session to exercise general control and supervision in all matters pertaining to the interests of Provident Bancorp, Inc., subject at all times to the direction of the board of directors. The Executive Committee met three times during the fiscal year ended September 30, 2002.

         The Audit Committee consists of Directors Nozell, who serves as Chairman, Jauntig and Steinberg. This committee meets with the independent auditors to review the results of the annual audit and other related matters. In addition, the Audit Committee meets with the internal auditor to review audit programs and the results of audits of specific areas. Each member of the Audit Committee is "independent" as defined in the listing standards of the National Association of Securities Dealers. The Audit Committee met five times during the fiscal year ended September 30, 2002.

Compensation of Directors

         Fees. For the fiscal year ended September 30, 2002, directors of Provident Bank received an annual retainer fee that enabled them to purchase 1,000 shares of common stock of Provident Bancorp, Inc., paid in quarterly installments, except for Chairman Helmer. Mr. Helmer received a retainer fee of $75,000, which was utilized to purchase 1,000 shares of common stock, and Mr. Helmer received the remainder in cash. Directors also received a fee of $1,000 per Board meeting attended and $500 per committee meeting attended. The chairman of each committee received an additional $2,000 per year. Directors who are also employees of Provident Bank are not eligible to receive any fees for their service as a director.

         Deferred Compensation Agreements. Provident Bank has entered into non-qualified deferred compensation agreements for the benefit of all of Provident Bank's directors. The deferred compensation agreements comprise a non-qualified deferred compensation plan into which a non-employee director can defer up to 100% of his or her board fees earned during the calendar year. When a director reaches the mandatory retirement age, the director's account will be paid to him or her in generally equal quarterly installments beginning on the first day of the first calendar quarter after the director becomes entitled to such payments and continuing for up to ten years. A director may elect to receive distributions from the deferred compensation prior to the director's mandatory retirement age, and such distributions may be paid over a longer period of time. In the event of the director's death, the balance of the director's account will be paid to the director's designated beneficiary in the first calendar quarter after death. A director may also request a distribution from his or her account in the event the director suffers a hardship, such as a sudden or unexpected illness or accident, affecting the director, his beneficiary, or family member. Whether to grant a hardship distribution is within the sole discretion of the board of directors. All obligations arising under the deferred compensation agreements are payable from Provident Bank's general assets; however, Provident Bank has established a trust to ensure that sufficient assets will be available to pay the benefits under the deferred compensation agreements. All record keeping, distributions and investments are accomplished through a trustee that maintains complete control over all deferred balances.

         Stock Benefit Plans. During the fiscal year ended September 30, 2000, Provident Bank adopted, and Provident Bancorp, Inc.'s stockholders approved, the Provident Bank 2000 Recognition and Retention Plan and the Provident Bank 2000 Stock Option Plan. Pursuant to the recognition and retention plan, 7,245 shares of Provident Bancorp, Inc. common stock were awarded to non-employee directors Coyle, Helmer, McNelis, Nozell, Sichol, and Zeh. Pursuant to the stock option plan, options to purchase 11,000 shares of common stock were granted to non-employee Directors Coyle, Helmer, Hershaft, Jauntig, McNelis, Nozell, Sichol, Steinberg and Zeh. During the fiscal year ended September 30, 2002, there were no grants of shares of common stock or options to purchase shares of common stock to directors of Provident Bancorp.

Executive Compensation

         Summary Compensation Table. The following table sets forth for the three years ended September 30, 2002, certain information as to the total remuneration paid by Provident Bancorp, Inc. to its Chief Executive Officer, and Provident Bancorp's other five most highly compensated Executive Officers at September 30, 2002 who received total annual compensation in excess of $100,000 (together, "Named Executive Officers").

                                                                                 Long-Term Compensation
                                                        -----------------------------------------------------------------------
                                 Annual Compensation                Awards                               Payouts
                            --------------------------- -----------------------------  ----------------------------------------
                             Year                        Other Annual    Restricted      Options/                  All Other
   Name and Principal       Ended                        Compensation       Stock         SARS           LTIP     Compensation
     Position /(1)/         9/30    Salary      Bonus         /(2)/      Awards /(3)/      (#)         Payouts        /(4)/
-------------------------   -----  ---------  --------- --------------   ------------   ---------      -------  ---------------
George Strayton,            2002   $ 368,750  $ 183,750  $          --   $        --       7,746/(5)/  $    --  $        43,057
President, Chief            2001     344,000    145,800             --            --       4,731/(5)/       --           32,982
Executive Officer and       2000     326,209    120,000             --       754,688      90,000            --           32,831
Director

Daniel G. Rothstein,        2002   $ 191,250  $  68,625  $          --   $        --      11,785/(5)/  $    --  $        20,748
Executive Vice              2001     180,693     64,875             --            --          --            --           16,011
President, Chief Credit     2000     171,385     58,100             --       332,063      20,200            --           15,732
Officer and Regulatory
Counsel

Robert J. Sansky,           2002   $ 167,625  $  62,063  $          --   $        --       4,885/(5)/  $    --  $        19,937
Executive Vice President    2001     163,469     58,763             --            --          --            --           15,508
and Director of Human       2000     155,815     52,745             --       301,875      18,200            --           15,279
Resources

Stephen G. Dormer,          2002   $ 154,075  $  55,388  $          --   $        --       1,994/(5)/  $    --  $        10,150
Senior Vice President       2001     146,085     52,762             --            --          --            --            7,646
and Director of Business    2000     139,365     47,145             --       241,500      16,200            --            7,443
Development

John F. Fitzpatrick,        2002   $ 144,231  $  47,813  $          --   $        --       1,994/(5)/  $    --  $         6,511
Senior Vice President       2001     124,231     40,594             --            --          --            --            5,407
and Director of Support     2000     106,146     40,594             --       241,500     241,200            --            4,864
Services

Katherine A. Dering,        2002   $ 154,975  $  55,725  $          --   $        --       7,252/(5)/       --  $        11,081
Senior Vice President       2001     146,754     52,725             --            --          --            --            7,565
and Chief Financial         2000     139,035     46,760             --       241,500      16,200            --            7,332
Officer /(6)/

----------
/(1)/ Information is not included for Senior Vice President and Chief Financial Officer Paul Maisch, who commenced employment in March 2003.
/(2)/ Provident Bank provides certain members of senior management with certain other personal benefits, the aggregate value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer. The value of such personal benefits is not included in this table.
/(3)/ Represents the fair market value of shares granted pursuant to the Provident Bank 2000 Recognition and Retention Plan. Dividends are paid on the restricted stock and participants can vote the restricted stock to the extent shares have vested or are available for issuance. At September 30, 2002 the following shares of unvested restricted stock awards were held by the named executive officers: 19,320 shares for Mr. Strayton with a market value of $549,654; 8,499 shares for Mr. Rothstein with a market value of $241,797; 7,728 shares for Mr. Sansky with a market value of $219,862; 6,183 shares for Mr. Dormer with a market value of $175,906; 6,183 shares for Mr. Fitzpatrick with a market value of $175,906; and 6,183 shares for Ms. Dering with a market value of $175,906.
/(4)/ Includes employer contributions to a 401(k) plan, as well as the payment of premiums for life insurance policies.
/(5)/ Represents reload options received upon the exercise of stock options when previously-owned shares of common stock were utilized to pay the option exercise price.
/(6)/ Ms. Dering retired from Provident Bancorp and Provident Bank, effective March 11, 2003.

         Employment Agreements. In January 1996, Provident Bank entered into an employment agreement with President and Chief Executive Officer George Strayton, which agreement was amended in 1998. On each day during the term of the agreement, the term of the agreement automatically renews so that the agreement shall continually be for a three-year term unless notice of non-renewal is provided at least 60 days prior to the anniversary date of the agreement. In the event that notice of non-renewal is given, the agreement will expire at the end of its then three-year term. Under the agreement, Mr. Strayton will be paid an annual rate of salary, which was $375,000 as of September 30, 2002. For each calendar year beginning after a change in control (as defined in the agreement) of Provident Bank or Provident Bancorp, Inc., Mr. Strayton's annual salary will be increased by a formula set forth in the agreement. In addition to his annual salary, Mr. Strayton is entitled to participate in all of Provident Bank's tax-qualified plans and other incentive programs, and Provident Bank's group life, health, dental and disability plans.

         In the event Provident Bank terminates Mr. Strayton's employment for any reason other than for cause (as defined in the agreement), in the event of his voluntary resignation within one year following a demotion in title or duties or a change in control of Provident Bank or Provident Bancorp, Inc., or in the event of termination of his employment due to total and permanent disability, Mr. Strayton will be entitled to certain benefits payable by Provident Bank. These benefits include his earned but unpaid salary, continuation of his life, health and disability insurance benefits for the remaining unexpired employment period under the agreement, and continued health insurance for Mr. Strayton and his spouse for their remaining lifetimes. Mr. Strayton also will be entitled to certain lump sum payments, such as the present value of any salary and director's fees that he would have earned for the remaining unexpired employment period under the agreement, although Mr. Strayton does not currently receive director's fees. Within 60 days of termination of his employment, Mr. Strayton also will be entitled to payments relating to Provident Bank's defined benefit pension plan, 401(k) Plan, employee stock ownership plan and Supplemental Executive Retirement Plan. Mr. Strayton will also be entitled to immediate vesting of any unearned options or shares of restricted stock awarded to him under any stock benefit plan maintained by Provident Bancorp, Inc., and the payments that would have been made to him under all incentive compensation plans and programs adopted by Provident Bank, including the Management Incentive Program. In the event that Provident Bank gives Mr. Strayton a notice of non-renewal, or if Provident Bank does not extend the employment period at least 60 days prior to any renewal date set forth under the agreement, Mr. Strayton may resign from Provident Bank at any time and will receive a lump sum cash benefit within 30 days equal to the amounts set forth above. Also, in such event Provident Bank will provide the life and health insurance benefits set forth above. In the event that Mr. Strayton becomes subject to an excise tax on payments made under the agreement in connection with a change in control, Mr. Strayton will be reimbursed an amount determined pursuant to a formula set forth in the agreement for payment of such excise taxes by Provident Bank, so long as during the six-month period prior to such change in control Provident Bank was in compliance with all applicable minimum regulatory capital requirements. For a period of one year following the date of his termination with Provident Bank for cause, the agreement provides that Mr. Strayton shall not compete with Provident Bank.

         Provident Bank has entered into employment agreements with Messrs. Rothstein, Sansky, Dormer and Fitzpatrick. The employment agreements are for terms of up to two years and renew on a daily basis so that the remaining term under the agreements is for up to two years unless notice of non-renewal is given. In the event of a change in control (as defined in the agreements), the terms of the employment agreements extend to three years. Each executive officer covered by an employment agreement receives an annual rate of salary, as specified in the employment agreement, and will be entitled to participate in all of Provident Bank's tax-qualified plans and other incentive programs, and any group life, health, and disability plans maintained by Provident Bank from time to time. The employment agreements for these officers are substantially similar to the agreement with Mr. Strayton except that health insurance for the remaining officers does not continue for their lifetimes.

         Stock Option Plan. During the fiscal year ended September 30, 2000, Provident Bank adopted, and Provident Bancorp, Inc.'s stockholders approved, the Provident Bank 2000 Stock Option Plan. Set forth in the table that follows is information relating to options granted under the stock option plan to the Named Executive Officers during the fiscal year ended September 30, 2002.

                                         OPTION GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------------------------
                                                 Individual Grants
------------------------------------------------------------------------------------------------------------------
                                            Percent of Total
                                            Options Granted    Exercise or
                          Options Granted   to Employees in     Base Price   Expiration   Grant Date Present Value
       Name                     (1)             FY 2002           ($)(2)        Date              ($)(3)
-----------------------   ---------------   ----------------   -----------   ----------   ------------------------
George Strayton                   4,293           9.68%           23.29       2/22/2010           30,609
                                  3,453           7.79%           28.95       2/22/2010           24,620

Daniel G. Rothstein               5,302          11.96%           23.62       2/22/2010           37,803
                                  6,483          14.62%           28.97       2/22/2010           46,224

Robert J. Sansky                  2,393           5.40%           28.97       2/22/2010           17,062
                                  2,492           5.62%           24.42       2/22/2010           17,768

Stephen G. Dormer                 1,994           4.50%           24.70       2/22/2010           14,217

John F. Fitzpatrick               1,994           4.50%           24,70       2/22/2010           14,217

Katherine A. Dering               4,043           9.12%           23.00       2/22/2010           28,827
                                  3,209           7.24%           28.97       2/22/2010           22,880

----------
(1) Represents reload options received upon the exercise of stock options when previously-owned shares of common stock were utilized to pay the option exercise price.
(2) The exercise price of the options is equal to the fair market value of the underlying shares on the date of the award.
(3) Based on a grant date present value of $7.13 per share derived using the Black-Scholes option pricing model with the following assumptions: volatility of 22.32%; risk free rate of return of 4.25%; dividend yield of 1.43%; and a 5.77-year option life.

Set forth below is certain information concerning options outstanding to the Named Executive Officers at September 30, 2002, and the options exercised by the Named Executive Officers during 2002.

                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                      FISCAL YEAR-END OPTION VALUES
--------------------------------------------------------------------------------------------------------
                                                     Number of Unexercised        Value of Unexercised
                                                           Options at           In-The-Money Options at
                                                            Year-End                  Year-End (1)
                                         Value     -------------------------   -------------------------
                      Shares Acquired   Realized   Exercisable/Unexercisable   Exercisable/Unexercisable
       Name            Upon Exercise      ($)                (#)                         ($)
-------------------   ---------------   --------   -------------------------   -------------------------
George Strayton           19,353        173,362        47,124 / 36,000               505,446 / 466,200

Daniel G. Rothstein       17,422        148,394         6,483 / 8,080                     -- / 104,636

Robert J. Sansky           8,400         95,280         7,405 / 7,280                 42,677 / 94,276

Stephen G. Dormer          3,178         29,328         8,536 / 6,480                 92,196 / 83,916

John F. Fitzpatrick        3,188         29,528        11,766 / 6,480                133,925 / 83,916

Katherine A. Dering       10,043         69,137         6,959 / 6,480                 48,174 / 83,916

----------
(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of common stock that would be received upon exercise, assuming such exercise occurred on September 30, 2002, at which date the last trade price of the common stock as quoted on the Nasdaq National Market was $28.45.

         Supplemental Executive Retirement Plan. Provident Bank maintains a non-qualified supplemental executive retirement plan to compensate executives whose benefits under Provident Bank's tax-qualified benefit plans are limited by the Internal Revenue Code of 1986, as amended. The supplemental executive retirement plan provides executives with retirement benefits generally equal to the difference between (i) the annual benefit the executive would have received under Provident Bank's defined benefit pension plan if such benefits were computed without giving effect to the limitations on benefits imposed by the Internal Revenue Code, and (ii) the amounts actually payable to the executive under the terms of the defined benefit pension plan. In addition, the executive is entitled to a 401(k) benefit under the supplemental executive retirement plan equal to the product of (i) Provident Bank's contributions that could not be credited to his or her account in the Provident Bank 401(k) Plan due to applicable limitations plus an earnings factor, and (ii) his or her vested percentage in the 401(k) Plan. The supplemental executive retirement plan was amended in connection with the adoption of the employee stock ownership plan so that an executive who does not receive the maximum contribution under the employee stock ownership plan due to an applicable limitation will be entitled to an employee stock ownership plan benefit under the supplemental executive retirement plan, credited in units of common stock, equal to the difference between the fair market value of the number of shares of common stock that would have been allocated to the account of the executive under the employee stock ownership plan had the limitations under the Internal Revenue Code not been applicable, and the fair market value of the number of shares of common stock actually allocated to the account of the executive. The supplemental executive retirement plan is considered an unfunded plan for tax and the Employee Retirement Income Security Act of 1974, as amended ("ERISA") purposes. All obligations arising under the supplemental executive retirement plan are payable from the general assets of Provident Bank; however, Provident Bank has established a trust to ensure that sufficient assets will be available to pay the benefits under the supplemental executive retirement plan. The trust is entitled to purchase shares of common stock to fund the employee stock ownership plan benefit under the supplemental executive retirement plan.

         As of December 31, 2002, Messrs. Strayton and Rothstein had accrued annual benefits of $60,060 and $1,848, respectively, under the Retirement Plan portion of the supplemental executive retirement plan, which would be payable upon their reaching age 65. Contributions to the supplemental executive retirement plan under the 401(k) and employee stock ownership plan portions of the supplemental executive retirement plan are included in "--Summary Compensation Table," above.

         Defined Benefit Pension Plan. Provident Bank maintains the Provident Bank Defined Benefit Pension Plan, which is a qualified, tax-exempt defined benefit plan. Employees age 21 or older who have worked at Provident Bank for a period of one year and have been credited with 1,000 or more hours of service with Provident Bank during the year are eligible to accrue benefits under this plan. Provident Bank contributes each year, if necessary, an amount to the Retirement Plan at least equal to the actuarially determined minimum funding requirements in accordance with ERISA. For the plan year ended September 30, 2002, a contribution of $600,000 was made to the Retirement Plan. At September 30, 2002, the total market value of the Defined Benefit Pension Plan trust fund assets was approximately $6.2 million.

         In the event of retirement at normal retirement age (i.e., the later of age 65 or the 5th anniversary of participation in the Defined Benefit Pension
Plan), the plan provides a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) a joint and 100% survivor annuity, a joint and 75% survivor annuity, a different form of annuity, or installments payable over a period of not more than the life of the participant (and spouse, if applicable). Payment may be made in a lump sum in cash, provided the participant has completed 20 years of service with Provident Bank and attained age 55 or has attained normal retirement age. All forms in which a participant's benefit may be paid will be actuarially equivalent to the single life annuity. The monthly retirement benefit provided is an amount equal to the greater of a participant's frozen accrued benefit (as provided for in the Retirement Plan) or 1.6% of a participant's average monthly compensation, multiplied by the participant's years of service (up to a maximum of 35 years) plus 0.5% of the participant's average monthly compensation in excess of one-twelfth of the participant's Covered Compensation (as defined in the Defined Benefit Pension Plan) multiplied by the participant's months of service (up to a maximum of 35 years), computed to the nearest dollar. Retirement benefits are also payable upon retirement due to early and late retirement or death and disability. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 10 years of vested service with Provident Bank. No reduction in benefit will occur as a result of special early retirement on or after age 62 and the completion of 20 years of vested service, if payment is made at the time of retirement. Upon termination of employment other than as specified above, a participant who has five years of vested service is eligible to receive his or her accrued benefit commencing on such participant's retirement date, death or disability.

         The following table indicates the annual retirement benefit that would be payable under the Defined Benefit Pension Plan upon retirement at age 65 in calendar year 2002, expressed in the form of a single life annuity for the average monthly salary and benefit service classifications specified below.

            Average                   Years of Service and Annual Benefit Payable at Retirement
            Monthly                 ---------------------------------------------------------------
          Compensation                  15           20            25           30           35
          ------------              -----------  -----------  -----------  -----------  -----------
            $4,167                  $    13,416  $    17,892  $    22,356  $    26,832  $    31,306
             6,250                       21,288       28,392       35,484       42,576       49,678
             8,333                       29,160       38,880       48,612       58,332       68,050
            10,417                       37,044       49,392       61,740       74,088       86,431
           $14,167 and above/(1)/        51,000       68,000       85,000      102,000      119,000

----------
/(1)/ Reflects the maximum benefit payable under the Retirement Plan due to tax law limitations.

         As of September 30, 2002, Messrs. Strayton, Rothstein, Sansky, Dormer and Fitzpatrick, and Ms. Dering had 20, 20, 17, 8, 16 and 8 years, respectively, of credited service (i.e., benefit service) under the Retirement Plan.

Transactions With Certain Related Persons

         No directors, executive officers or immediate family members of such individuals were engaged in transactions with Provident Bancorp, Inc. or any subsidiary involving more than $60,000 (other than through a loan) during the fiscal year ended September 30, 2002. In addition, during the fiscal year ended September 30, 2002, no directors, executive officers or immediate family members of such individuals were involved in loans from Provident Bancorp, Inc. or Provident Bank involving more than $60,000 which had not been made in the ordinary course of business and on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features.

Benefits to Be Considered Following Completion of the Conversion

         Stock Option Plan. We will consider the submission for stockholder approval of a stock option plan no earlier than six months after the completion of the conversion. If approved by the stockholders, the new stock option plan would reserve an amount equal to 10% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) for issuance when options granted to recipients are exercised. 10% of the shares of common stock issued in the offering would amount to 1,187,500 shares, 1,390,000 shares, 1,592,500 shares or 1,825,375 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 4.6% in their ownership interest in Provident Bancorp at the midpoint of the offering range.

         The exercise price of the options granted under the new stock option plan will be equal to the fair market value of Provident Bancorp common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock reclassification, splits and stock dividends. Awards will be 100% vested upon termination of employment due to death or disability or upon a change in control, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. Under Office of Thrift Supervision rules, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

         The stock option plan would be administered by a committee of non-employee members of the Provident Bancorp's Board of Directors. Options granted under the stock option plan to employees may be "incentive" stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to Provident Bancorp. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate during certain specified periods.

         Stock Recognition and Retention Plan. We will consider the submission for stockholder approval of a new stock recognition and retention plan, no earlier than six months after the completion of the conversion. If approved by stockholders, the new stock recognition and retention plan would, if implemented within one year of conversion, reserve an amount equal to 4% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation, and assuming Provident Bank has a tangible capital to assets ratio in excess of 10%) or 475,000 shares, 556,000 shares, 637,000 shares or 730,150 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. We must recognize an expense for shares of common stock awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded shares of common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares of the common stock totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 1.9% in their ownership interest in Provident Bancorp at the midpoint of the offering range.

         Awards granted under the stock recognition and retention plan would be nontransferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares of common stock which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock reclassifications, dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability, or following a change in control, and if the stock recognition and retention plan is adopted more than one year after the conversion, awards also would be 100% vested upon normal retirement. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service were to terminate for cause (as defined), shares not already delivered would be forfeited. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

         The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense for tax purposes for Provident Bancorp.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table provides the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of August 31, 2003. The business address of each director and executive officer is 400 Rella Boulevard, Montebello, New York 10901.

                                                     Number of Shares of Common     Percent of All Common
Name of Beneficial Owner                           Stock Beneficially Owned(1)(2)    Stock Outstanding(3)
-----------------------------------------------    ------------------------------   ---------------------
William F. Helmer                                             75,233                         *
Dennis L. Coyle                                               84,282                      1.1
George Strayton                                              162,625                      2.0
Judith Hershaft                                               15,911                         *
Thomas F. Jauntig, Jr.                                        12,017                         *
Donald T. McNelis                                             37,357                         *
Richard A. Nozell                                             27,208                         *
William R. Sichol, Jr.                                        40,851                         *
Burt Steinberg                                                23,517                         *
F. Gary Zeh                                                   59,282                         *
Daniel G. Rothstein                                           58,250                         *
Robert J. Sansky                                              41,043                         *
Paul A. Maisch                                                 1,805                         *
Stephen G. Dormer                                             32,417                         *
John F. Fitzpatrick                                           29,116                         *

All directors and executive officers as a group
(15 persons)                                                 700,914                      8.6%

Provident Bancorp, MHC
400 Rella Boulevard, Montebello, NY 10901                  4,416,000                     55.5%

Provident Bancorp, MHC and all directors and
executive officers as a group (15 persons)                 5,116,914                     62.9%
                                                           =========                     ====

BL Advisers, Inc.
Barry Lewis
177 S. Mountain Road
New City, New York 10956(4)                                  450,777                      5.7%

----------
*    Less than 1%.
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) The shares of common stock in this column include 179,308 shares in total and by individual the following shares which may be acquired by the persons indicated pursuant to the exercise of stock options within 60 days of August 31, 2003: 7,941 for Mr. Helmer; 7,932 for Mr. Coyle; 61,858 for Mr. Strayton; 8,800 for Ms. Hershaft; 8,800 for Mr. Jauntig; 6,145 for Dr. McNelis; 8,800 for Mr. Nozell; 8,800 for Mr. Sichol; 8,800 for Mr. Steinberg; 7,932 for Mr. Zeh; 8,913 for Mr. Rothstein; 11,045 for Mr. Sansky; 0 for Mr. Maisch; 11,776 for Mr. Dormer; and 11,766 for Mr. Fitzpatrick.
(3) Calculated by dividing the number of shares by the total shares of common stock outstanding at August 31, 2003 (7,954,825 shares) plus the number of shares that each individual may acquire pursuant to the exercise of stock options within 60 days of August 31, 2003.
(4) Based on a joint schedule 13G filed with the Securities and Exchange Commission on January 3, 2003.

                SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

         The table below sets forth, for each of Provident Bancorp's directors and executive officers and for all of the directors and executive officers as a group, the following information:

         (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Provident Bancorp common stock as of August 31, 2003;

         (2) the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

         (3) the total amount of Provident Bancorp common stock to be held upon consummation of the conversion.

         In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See "The Conversion--Limitations on Common Stock Purchases."

                                                  Proposed Purchases
                                                    of Stock in the        Total Common Stock to
                                                      Offering (1)               be Held
                                                 --------------------   ---------------------------
                                Number of                                            Percentage of
                            Exchange Shares to    Number of             Number of       Total
Name of Beneficial Owner        be Held (2)        Shares      Amount    Shares     Outstanding (3)
-------------------------   ------------------   -----------   ------   ---------   ---------------
William F. Helmer                                              $
Dennis L. Coyle
George Strayton
Judith Hershaft
Thomas F. Jauntig, Jr.
Donald T. McNelis
Richard A. Nozell
William R. Sichol, Jr.
Burt Steinberg
F. Gary Zeh
                            ------------------   -----------   ------   ---------   ---------------
     Total                                                     $                                   %
                            ------------------   -----------   ------   ---------   ---------------

Daniel G. Rothstein                                            $
Robert J. Sansky
Paul A. Maisch
Stephen G. Dormer
John F. Fitzpatrick
                            ------------------   -----------   ------   ---------   ---------------
     Total                                                     $                                   %
                            ==================   ===========   ======   =========   ===============
     Total for Directors
      and Executive
      Officers                                                 $                                   %
                            ==================   ===========   ======   =========   ===============

----------
*    Less than 1%.
(1)  Includes proposed subscriptions, if any, by associates.
(2)  Based on information presented in "Beneficial Ownership of Common Stock."
(3) Calculated by dividing the total shares of Provident Bancorp common stock to be issued at the midpoint of the offering range (_________ shares) plus the number of shares each individual may acquire pursuant to the exercise of stock options within 60 days of August 31, 2003, which in the aggregate totaled _______ shares.

                                 THE CONVERSION

         The Boards of Directors of Provident Bancorp and Provident Bancorp, MHC have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of Provident Bancorp, MHC (depositors and certain borrowers of Provident Bank) and the stockholders of Provident Bancorp. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

         The respective Boards of Directors of Provident Bancorp, MHC and Provident Bancorp adopted the plan of conversion and reorganization on July 1, 2003. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. Provident Bancorp, MHC, the mutual holding company parent of Provident Bancorp, will be merged into Provident Bank, and Provident Bancorp, MHC will no longer exist. Provident Bancorp, Inc., which owns 100% of Provident Bank, will be succeeded by a new Delaware corporation with the same name. As part of the conversion, the ownership interest of Provident Bancorp, MHC, will be offered for sale in the stock offering, and we will issue shares of common stock and contribute cash to a newly established charitable foundation. When the conversion is completed, all of the capital stock of Provident Bank will be owned by Provident Bancorp, Inc., our newly formed Delaware holding company, and all of the common stock of Provident Bancorp will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the Summary of this document.

         Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of Provident Bancorp common stock owned by persons other than Provident Bancorp, MHC will be converted automatically into the right to receive new shares of Provident Bancorp common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Provident Bancorp for new shares, the public stockholders of Provident Bancorp common stock will own the same aggregate percentage of shares of common stock of Provident Bancorp, a Delaware corporation, that they owned immediately prior to the conversion, excluding any shares they purchased in the offering, excluding shares issued to the charitable foundation and excluding any shares issued in connection with the acquisition of E.N.B. Holding Company (except offering shares issued as merger consideration).

         We intend to retain 50% of the net proceeds of the offering and to contribute the balance of the net proceeds to Provident Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization, which may include shares of common stock of Provident Bancorp issued in connection with the acquisition of E.N.B. Holding Company.

         The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including the employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. Subject to the prior rights of these holders of subscription rights, we will offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

         (1) Natural persons residing in the New York counties of Rockland and Orange;

         (2) Provident Bancorp's public stockholders as of [stockholder date]; and

         (3) Ellenville National Bank's depositors as of [stockholder date].

         We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin at the same time as the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See "--Community Offering."

         We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Provident Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

         The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Provident Bank and at the Northeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to Provident Bancorp's application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See "Where You Can Find Additional Information."

Reasons for the Conversion

         The primary reasons for the conversion and related stock offering are:

         . to provide us with the capital to acquire E.N.B. Holding Company and its subsidiary, Ellenville National Bank;

         . to facilitate growth through other acquisitions as opportunities arise;

         . to support internal growth through lending in communities we serve;

         . to support the development of new products and services and enhance existing products and services;

         .        to improve our overall competitive position; and

         . to enhance stockholder returns through higher earnings and more flexible capital management strategies.

         As a fully converted stock holding company, we will have greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since Provident Bancorp, MHC is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Except for the agreement to acquire E.N.B. Holding Company, Inc., we do not have any agreement or understanding as to any specific acquisition.

Approvals Required

         The affirmative vote of a majority of the total eligible votes of the members of Provident Bancorp, MHC at the special meeting of members is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of Provident Bancorp, MHC will also be approving the merger of Provident Bancorp, MHC into Provident Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Provident Bancorp and a majority of the votes cast by the public stockholders of Provident Bancorp are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

         The establishment and funding of the Provident Bank Charitable Foundation must be approved by members of Provident Bancorp, MHC and stockholders of Provident Bancorp, Inc. Consummation of the conversion and the offering of common stock, however, is not conditioned upon member or stockholder approval of the charitable foundation.

Share Exchange Ratio

         Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Provident Bancorp common stock will, on the effective date of the conversion, be automatically converted into the right to receive a number of new shares of Provident Bancorp common stock. The number of new shares of common stock will be determined pursuant to the exchange ratio which ensures that the public stockholders of Provident Bancorp common stock will own the same percentage of new common stock in Provident Bancorp after the conversion as they held in Provident Bancorp immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering, their receipt of cash in lieu of fractional exchange shares and the issuance of shares of common stock to the charitable foundation and to stockholders of E.N.B. Holding Company (except for offering shares issued as merger consideration). In addition, if options to purchase shares of Provident Bancorp are exercised before consummation of the conversion, there will be an increase in the percentage of shares of Provident Bancorp held by public stockholders, an increase in the number of shares issued to public stockholders in the share exchange and a decrease in the exchange ratio and the offering range. At June 30, 2003, there were 7,953,075 shares of Provident Bancorp common stock outstanding and 3,537,075 shares were publicly held. The exchange ratio is not dependent on the market value of Provident Bancorp common stock. The exchange ratio is calculated based on the percentage of Provident Bancorp common stock held by the public, the independent valuation of Provident Bancorp prepared by RP Financial, LC and the number of shares of common stock in the offering. The exchange ratio is expected to range from approximately 2.5985 exchange shares for each publicly held share of Provident Bancorp at the minimum of the offering range to 4.0430 exchange shares for each publicly held share of Provident Bancorp at the adjusted maximum of the offering range.

         If you are currently a stockholder of Provident Bancorp, a federal corporation, your existing shares will be cancelled and exchanged for new shares of Provident Bancorp, Inc., a Delaware corporation. The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion.

         The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares a hypothetical owner of Provident Bancorp common stock would receive in the exchange, adjusted for the number of shares sold in the offering. The table excludes the effect of the issuance of shares of common stock to the charitable foundation and the effect of the issuance of shares of common stock to stockholders of E.N.B. Holding Company.


                                                 New Shares to be
                       New Shares to be       Exchanged for Existing  Total Shares of
                        Issued in This         Shares of Provident    Common Stock to             New Shares to
                           Offering                  Bancorp           be Issued in                be Received
                    ------------------------  ----------------------  Conversion and   Exchange      for 100
                       Amount        Percent    Amount       Percent      Offering       Ratio   Existing Shares
                    -----------      -------  ----------     -------  ---------------  --------  ---------------
Minimum............  11,475,000/(1)/    55.5%  9,191,109      44.5%      20,666,109      2.5985        259
Midpoint...........  13,500,000         55.5  10,813,069      44.5       24,313,069      3.0571        305
Maximum............  15,525,000         55.5  12,435,029      44.5       27,960,029      3.5156        351
15% above Maximum..  17,853,750         55.5  14,300,284      44.5       32,154,034      4.0430        404

----------
(1) If we do not receive orders for at least 11,475,000 shares of common stock in the offering then we may issue up to 3,677,320 unsubscribed offering shares to E.N.B. Holding Company, Inc. stockholders as merger consideration in order to complete the offering at the minimum of the offering range. If shares of common stock are so issued, the minimum number of shares of shares that must be sold in offering is 7,797,680. If none of the offering shares are so issued, the 3,677,320 shares of common stock to be issued to E.N.B. Holding Company, Inc. stockholders will be in addition to the total shares issued in the conversion and offering.

         Outstanding options to purchase shares of Provident Bancorp common stock also will be converted into and become options to purchase new shares of Provident Bancorp common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2003, there were 275,539 outstanding options to purchase shares of Provident Bancorp common stock, 209,586 of which were vested.

Ownership of Provident Bancorp After the Transactions

         The following table shows information regarding the shares of common stock that we will issue in the stock offering and the acquisition, and that we will issue to the charitable foundation. The table also shows the number of shares that will be owned by Provident Bancorp's public stockholders at the completion of the conversion who will receive our shares of common stock in exchange for their existing shares of common stock.

         Information is presented at the adjusted minimum of the offering range to reflect the discretionary issuance of unsubscribed shares to E.N.B. Holding Company's stockholders, and at the minimum, midpoint, maximum and adjusted maximum of the offering range. The number of shares of common stock to be issued is based, in part, on our independent appraisal.

                            11,475,000 Shares
                            Issued at Adjusted      11,475,000 Shares       13,500,000 Shares       15,525,000 Shares
                           Minimum of Offering      Issued at Minimum      Issued at Midpoint       Issued at Maximum
                                Range(1)              Offering Range        of Offering Range       of Offering Range
                          ---------------------   ---------------------   ---------------------   ---------------------
                                        Percent                 Percent                 Percent                 Percent
                            Number     of Total     Number     of Total     Number     of Total     Number     of Total
                          ----------   --------   ----------   --------   ----------   --------   ----------   --------
Shares outstanding
 after conversion,
 stock offering and
 merger:
Purchasers in the
 stock offering.........   7,797,680       37.0%  11,475,000       46.4%  13,500,000       47.6%  15,525,000       48.5%
Charitable foundation...     400,000        1.9      400,000        1.6      400,000        1.4      400,000        1.2
Provident Bancorp
 public stockholders
 in the share exchange..   9,191,109       43.6    9,191,109       37.1   10,813,069       38.1   12,435,029       38.8
E.N.B. Holding Company
 stockholders in the
 merger(1)..............   3,677,320       17.5    3,677,320       14.9    3,677,320       12.9    3,677,320       11.5
                          ----------   --------   ----------   --------   ----------   --------   ----------   --------

   Total shares
    outstanding after
    conversion, stock
    offering and
    merger(2)...........  21,066,109      100.0%  24,743,429      100.0%  28,390,389      100.0%  32,037,349      100.0%
                          ==========   ========   ==========   ========   ==========   ========   ==========   ========

                            17,853,750 Shares
                            Issued at Adjusted
                           Maximum of Offering
                                  Range
                          ---------------------
                                        Percent
                            Number     of Total
                          ----------   --------
Shares outstanding
 after conversion,
 stock offering and
 merger:
Purchasers in the
 stock offering.........  17,853,750       49.3%
Charitable foundation...     400,000        1.1
Provident Bancorp
 public stockholders
 in the share exchange..  14,300,284       39.5
E.N.B. Holding Company
 stockholders in the
 merger(1)..............   3,677,320       10.1
                          ----------   --------

   Total shares
    outstanding after
    conversion, stock
    offering and
    merger(2)...........  36,231,354      100.0%
                          ==========   ========

----------
(1) If Provident Bancorp does not receive orders for at least 11,475,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the stock offering and conversion, up to 3,677,320 unsubscribed offering shares may be issued to stockholders of E.N.B. Holding Company as merger consideration. Assumes that 3,677,320 unsubscribed shares are so issued, that 7,797,680 shares are sold for cash, and that all 11,475,000 of such shares are issued in the stock offering.
(2) Does not include options that were unexercised as of June 30, 2003. Information regarding outstanding options to purchase common stock of Provident Bancorp and E.N.B. Holding Company is set forth in "Management of Provident Bancorp."

Effects of Conversion on Depositors, Borrowers and Members

         Continuity. While the conversion is being accomplished, the normal business of Provident Bank of accepting deposits and making loans will continue without interruption. Provident Bank will continue to be a federally chartered savings association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, Provident Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Provident Bancorp at the time of the conversion will be the directors of Provident Bancorp after the conversion, although two existing directors of E.N.B. Holding Company will become additional directors of Provident Bancorp and Provident Bank at the completion of the acquisition of E.N.B. Holding Company.

         Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Provident Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         Effect on Loans. No loan outstanding from Provident Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

         Effect on Voting Rights of Members. At present, all depositors of Provident Bank and certain borrowers of Provident Bank are members of, and have voting rights in, Provident Bancorp, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of Provident Bancorp, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in Provident Bank will be vested in Provident Bancorp as the sole stockholder of Provident Bank. The stockholders of Provident Bancorp will possess exclusive voting rights with respect to Provident Bancorp common stock.

         Tax Effects. Provident Bancorp will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Provident Bancorp, MHC, Provident Bancorp, the public stockholders of Provident Bancorp, members of Provident Bancorp, MHC, eligible account holders, supplemental eligible account holders, or Provident Bank. See "--Tax Aspects."

         Effect on Liquidation Rights. Each depositor in Provident Bank has both a deposit account in Provident Bank and a pro rata ownership interest in the net worth of Provident Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Provident Bancorp, MHC and Provident Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Provident Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Provident Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed.

         Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Provident Bancorp, MHC and Provident Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Provident Bancorp, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

         In the unlikely event that Provident Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account" to depositors as of June 30, 2002 and September 30, 2003 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Provident Bancorp as the holder of Provident Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See "--Liquidation Rights."

Stock Pricing and Number of Shares to be Issued

         The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Provident Bank and Provident Bancorp have retained RP Financial, LC to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC will receive a fee of $150,000. This amount does not include a fee of $30,000 to be paid to RP Financial, LC for assistance in the preparation of a business

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plan. Provident Bank and Provident Bancorp have agreed to indemnify RP
Financial, LC and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

         The independent valuation appraisal considered the pro forma impact of the offering, the acquisition of E.N.B. Holding Company and the issuance of shares to the charitable foundation. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC to account for differences between Provident Bancorp and the peer group. RP Financial, LC placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

         The independent valuation was prepared by RP Financial, LC in reliance upon the information contained in this prospectus, including the consolidated financial statements of Provident Bancorp. RP Financial, LC also considered the following factors, among others:

         . the present and projected operating results and financial condition of Provident Bancorp, including the pro forma impact of the acquisition of E.N.B. Holding Company;

         . the economic and demographic conditions in Provident Bancorp's existing market area;

         . certain historical, financial and other information relating to Provident Bancorp;

         . a comparative evaluation of the operating and financial characteristics of Provident Bancorp with those of other similarly situated publicly traded savings institutions located in the State of New York, and other nearby areas including the mid-Atlantic and New England regions;

         .        the aggregate size of the offering of the common stock;

         . the impact of the conversion and offering on Provident Bancorp's stockholders' equity and earnings potential, including the pro forma impact of the acquisition of E.N.B. Holding Company and the contribution to the charitable foundation;

         .        the proposed dividend policy of Provident Bancorp; and

         . the trading market for securities of comparable institutions and general conditions in the market for such securities.

         Included in RP Financial's independent valuation were certain assumptions as to the pro forma earnings of Provident Bancorp after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 purchase price. See "Pro Forma Conversion and Acquisition

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Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.

         The independent valuation states that as of August 29, 2003, the estimated pro forma market value, or valuation range, of Provident Bancorp ranged from a minimum of $247.4 million to a maximum of $320.4 million with a midpoint of $283.9 million. The Board of Directors of Provident Bancorp decided to offer the shares of common stock for a price of $10.00 per share. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Provident Bancorp common stock owned by Provident Bancorp, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Provident Bancorp common stock owned by Provident Bancorp, MHC and the $10.00 price per share, the minimum of the offering range will be 11,475,000 shares, the midpoint of the offering range will be 13,500,000 shares and the maximum of the offering range will be 15,525,000 shares.

         The Board of Directors of Provident Bancorp reviewed the independent valuation and, in particular, considered the following:

         . Provident Bancorp's financial condition and results of operations, including the pro forma impact of the acquisition of E.N.B. Holding Company;

         . comparison of financial performance ratios of Provident Bancorp to those of other financial institutions of similar size;

         . market conditions generally and in particular for financial institutions;

         . the historical trading price of the publicly held shares of Provident Bancorp common stock; and

         .        the valuation attributed to the acquisition of E.N.B. Holding
                  Company.

         All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Provident Bancorp or Provident Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Provident Bancorp to less than $247.4 million or more than $362.3 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Provident Bancorp's registration statement.

         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial, LC did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC independently value our assets or liabilities. The independent valuation considers Provident Bank as a going concern and should not be considered as an indication of the liquidation value of Provident Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

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

         Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $362.3 million, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 17,853,750 shares, to reflect changes in the market and financial conditions or demand for the shares without resoliciting subscribers. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

         If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $362.3 million and a corresponding increase in the offering range to more than 17,853,750 shares, or a decrease in the minimum of the valuation range to less than $247.4 million and a corresponding decrease in the offering range to fewer than 11,475,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received with interest at Provident Bank's passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion or offering. In the event that a resolicitation is commenced, and unless we receive an affirmative response within a reasonable period of time, we will promptly return all funds received to investors as described above. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

         An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Provident Bancorp's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and Provident Bancorp's pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see "Pro Forma Conversion and Acquisition Data."

         The merger agreement with E.N.B. Holding Company provides that, in the event Provident Bancorp sells more than $181.3 million of shares of common stock in the offering following an update to the independent appraisal (excluding shares we issue to the Provident Bank Charitable Foundation and excluding shares we issue in exchange for existing shares of common stock of Provident Bancorp, a federal corporation), the number of shares to be issued to stockholders of E.N.B. Holding Company will be increased so that stockholders of E.N.B. Holding Company would have the same ownership percentage in Provident Bancorp following the conversion and merger as they would if Provident Bancorp sold $181.3 million of shares of common stock in the offering.

         Copies of the independent valuation appraisal report of RP Financial, LC and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the Administrative Offices of Provident Bank and as specified under "Where You Can Find Additional Information."

Exchange of Stock Certificates

         The conversion of existing outstanding shares of Provident Bancorp common stock into the right to receive new shares of Provident Bancorp common stock will occur automatically on the effective date

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of the conversion. As soon as practicable after the effective date of the conversion, we or a bank or trust company or other entity designated by us in the capacity of exchange agent, will send a transmittal form to each public stockholder of Provident Bancorp who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange old shares of Provident Bancorp common stock for new shares of Provident Bancorp common stock. We expect that stock certificates evidencing new shares of Provident Bancorp common stock will be distributed within five business days after we receive properly executed transmittal forms and other required documents. Shares held by public stockholders in street name will be exchanged automatically upon the effective date of the conversion; no transmittal forms will be mailed relating to these shares.

         No fractional shares of Provident Bancorp common stock will be issued to any public stockholder of Provident Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled to by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered Provident Bancorp stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of fractional shares.

         You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.

         After the conversion, until existing certificates representing shares of Provident Bancorp common stock are surrendered for exchange in compliance with the terms of the transmittal form, stockholders will not receive new shares of Provident Bancorp common stock and will not be paid dividends on the new shares of Provident Bancorp common stock. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of Provident Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of new shares of Provident Bancorp common stock into which those shares have been converted by virtue of the conversion.

         If a certificate for Provident Bancorp common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder's expense.

         All new shares of Provident Bancorp common stock that we issue in exchange for existing shares of Provident Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date and which remain unpaid at the effective date.

Subscription Offering and Subscription Rights

         In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock

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after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under "--Limitations on Common Stock Purchases."

         Priority 1: Eligible Account Holders. Each Provident Bank depositor with aggregate deposit account balances of $50.00 or more (a "Qualifying Deposit") on June 30, 2002 ("Eligible Account Holders") will receive, without payment therefor, nontransferable subscription rights to purchase up to 40,000 shares of our common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

         To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on June 30, 2002. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also executive directors or officers of Provident Bancorp or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding June 30, 2002.

         Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the common stock issued in the offering (although we anticipate our employee stock ownership plan will purchase 5% of the shares of common stock issued in the offering, including shares we issue to the Provident Bank Charitable Foundation).

         Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Provident Bank depositor with a Qualifying Deposit on September 30, 2003 who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase up to 40,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at September 30, 2003. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

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

         Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Provident Bank on the voting record date of [other member date] and each borrower of Provident Bank as of January 7, 1999 whose borrowings remained outstanding as of [other member date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to purchase up to 40,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member whose order remains unfilled.

         Expiration Date. The Subscription Offering will expire at ___:00 a.m., New York Time, on December ____, 2003, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

         We will not execute orders until at least the minimum number of shares of common stock have been issued, which can include up to 3,677,320 shares allocated to E.N.B. Holding Company, Inc. stockholders as merger consideration. If at least 11,475,000 shares have not been issued within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Provident Bank's passbook savings rate and all deposit account withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, we will notify subscribers of the extension of time and of the rights of subscribers to modify or rescind their subscriptions for a specified period of time. Extensions may not go beyond January ___, 2006, which is two years after the special meeting of members of Provident Bancorp, MHC to vote on the conversion.

Community Offering

         To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:

         (1) Natural persons residing in the New York counties of Rockland and Orange;

         (2) Provident Bancorp's public stockholders as of [stockholder date];

         (3) Ellenville National Bank's depositors as of [stockholder date]; and

         (4)      Other members of the general public.

         Subscribers in the community offering may purchase up to 40,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the

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

community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

         If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the New York counties of Rockland and Orange, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the New York counties of Rockland and Orange whose orders remain unsatisfied based on the size of the unfilled order of each such person relative to the size of the aggregate unfilled orders of other natural persons residing in the New York counties of Rockland and Orange. If oversubscription occurs due to the orders of public stockholders of Provident Bancorp as of [stockholder date], the allocation procedures described above will apply to the stock orders of such persons. If oversubscription occurs due to the orders of depositors of Ellenville National Bank as of [stockholder date], the allocation procedures described above will apply to the stock orders of such persons. If oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.

         The term "residing" or "resident" as used in this prospectus means any person who occupies a dwelling within the New York counties of Rockland and Orange, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

         Expiration Date. The community offering may begin with or during the subscription offering and is expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. Provident Bancorp may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond ______________, 2003. If 11,475,000 shares have not been issued by ______________, 2003, unless this period is further extended with the consent of the Office of Thrift Supervision, all funds delivered to us will be returned promptly to the purchasers with interest at Provident Bank's passbook savings rate and all withdrawal authorizations will be cancelled. If an extension is granted, we will notify purchasers of the extension of time and of the rights of purchasers to modify or rescind their orders for a specified period of time. These extensions may not go beyond January ___, 2006, which is two years after the special meeting of members of Provident Bancorp, MHC to vote on the conversion.

Syndicated Community Offering

         If feasible, our Board of Directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of our shares of common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 40,000 shares of common stock, subject to the overall maximum purchase limitations. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

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

         Since all shares of common stock are being offered on a best-efforts basis, broker-dealers offering shares in the syndicated community offering must conform with certain Securities and Exchange Commission rules. To comply with these rules in a practical and efficient manner, Ryan Beck & Co. expects it will utilize procedures that permit prospective investors in the syndicated community offering to transmit their funds to Ryan Beck & Co., which will deposit the funds it receives prior to the closing date in a non-interest bearing bank account with an independent bank. Pursuant to the agreement with the independent bank, such funds will be released to us on the closing or returned, without interest, to prospective purchasers if the conversion is terminated. Because Ryan Beck & Co. will be selling to its existing customers, standard sales confirmation procedures will be employed instead of subscription procedures. If other broker-dealers are involved, such broker-dealers must comply with the same Securities and Exchange Commission rules.

         If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining unsold after the subscription and community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

Limitations on Common Stock Purchases

         The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

         (1) No person may purchase fewer than 25 shares of common stock or more than 40,000 shares;

         (2) Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%.

         (3) Except for the employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 80,000 shares in all categories of the offering combined;

         (4) Current stockholders of Provident Bancorp are subject to an ownership limitation. As previously described, current stockholders of Provident Bancorp will receive new shares of Provident Bancorp common stock in exchange for their existing shares of Provident Bancorp common stock. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Provident Bancorp common stock, may not exceed 5% of the shares of common stock of Provident Bancorp to be issued and outstanding at the completion of the conversion; and

         (5) The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Provident Bank and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion.

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

         Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Provident Bancorp, MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

         In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

         (1) to fill the employee benefit plans' subscription for up to 10% of the total number of shares of common stock issued in the offering;

         (2) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

         (3) to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the New York counties of Rockland and Orange, then to Provident Bancorp's public stockholders as of [stockholder date], then to Ellenville National Bank's depositors as of [stockholder date] and then to other members of the general public.

         The term "associate" of a person means:

         (1) any corporation or organization, other than Provident Bancorp, Provident Bank or a majority-owned subsidiary of Provident Bank, of which the person is a senior officer, partner or 10% beneficial stockholder;

         (2) any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

         (3) any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Provident Bancorp or Provident Bank.

         The term "acting in concert" means:

         (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

         (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

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         A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

         Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Provident Bancorp or Provident Bank and except as described below. Any purchases made by any associate of Provident Bancorp or Provident Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see "--Certain Restrictions on Purchase or Transfer of Our Shares after Conversion" and "Restrictions on Acquisition of Provident Bancorp."

Plan of Distribution; Selling Agent Compensation

         To assist in the marketing of our common stock, we have retained Ryan Beck & Co., which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Ryan Beck & Co. will assist us in the offering by:

         (1) acting as our financial advisor for the conversion, providing administration services and managing the Stock Information Center;

         (2) targeting our sales efforts, including assisting in the preparation of marketing materials;

         (3)      soliciting orders for common stock; and

         (4)      assisting in soliciting proxies of our members.

         For these services, Ryan Beck & Co. will receive a management fee of $50,000 and a marketing fee equal to 1.0% of the dollar amount of shares of common stock sold in the subscription and community offerings. No fee will be payable to Ryan Beck & Co. with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans and shares issued to the charitable foundation. No fee will be payable to Ryan Beck & Co. with respect to shares issued to stockholders of E.N.B. Holding Company, except under limited circumstances when such shares are issued as part of the offering so that we can sell at least 11,475,000 shares of common stock in the offering. In the event that Ryan Beck & Co. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee and the fee payable to selected dealers (which may include Ryan Beck & Co.) will not exceed 6.0% in the aggregate. Ryan Beck & Co. will also be reimbursed for allocable expenses in an amount not to exceed $15,000, and for attorney's fees in an amount not to exceed $60,000.

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         We will indemnify Ryan Beck & Co. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

         Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Provident Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Provident Bank's Administrative Offices apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Ryan Beck & Co. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares

         Expiration Date. The offering will expire at ___:00 a.m., New York Time, on December ___, 2003, unless we extend it for up to 45 days, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond ____________, 2003 would require the Office of Thrift Supervision's approval, and potential purchasers would be given the right to increase, decrease or rescind their orders for common stock. If we have not sold the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may issue up to 3,677,320 of such unsubscribed shares as merger consideration in the acquisition of E.N.B. Holding Company, Inc. or we may terminate the offering and promptly refund all orders for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, purchasers will be given an opportunity to increase, decrease or rescind their orders.

         To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Provident Bank and will earn interest at our passbook savings rate from the date of receipt.

         We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest at Provident Bank's passbook savings rate from the date of receipt.

         We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

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         Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received prior to ___:00 a.m. New York Time, on December ___, 2003. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. Order forms may not be delivered to Provident Bank branches. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

         By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by Provident Bank or the Federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

         Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

         (1) personal check, bank check or money order, made payable to Provident Bancorp, Inc.; or

         (2) authorization of withdrawal from Provident Bank deposit accounts designated on the stock order form.

         Appropriate means for designating withdrawals from deposit accounts at Provident Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Provident Bank and will earn interest at the passbook savings rate of Provident Bank from the date payment is received until the offering is completed or terminated. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

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

         If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm or those offered by Provident Bank's Investment Management and Trust Department. By regulation, Provident Bank's individual retirement accounts that were not established through our Investment Management and Trust Department are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Provident Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account or Provident Bank's Investment Management and Trust Department. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

         Provident Bancorp shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

         If our employee stock benefit plans purchase shares in the offering, they will not be required to pay for such shares until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Provident Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

         Regulations prohibit Provident Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

         Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Provident Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

         Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

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Restrictions on Transfer of Subscription Rights and Shares

         Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

         If you have any questions regarding the offering, please call our Stock Information Center, toll free, at (____) ____-______, from 9:00 a.m. to 4:00 p.m., New York Time, Monday through Friday. The Stock Information Center is located at Provident Bancorp's headquarters, 400 Rella Boulevard, Montebello, New York. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

         In the unlikely event of a complete liquidation of Provident Bancorp prior to the conversion, all claims of creditors of Provident Bancorp, including those of depositors of Provident Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Provident Bancorp remaining, these assets would be distributed to stockholders, including Provident Bancorp, MHC. In the unlikely event that Provident Bancorp, MHC and Provident Bancorp liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of Provident Bancorp, MHC remaining, members of Provident Bancorp, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Provident Bank immediately prior to liquidation. In the unlikely event that Provident Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to Provident Bancorp as the holder of Provident Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

         The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion and reorganization) in an amount equal to the greater of:

         (1) Provident Bancorp, MHC's ownership interest in the retained earnings of Provident Bancorp as of the date of its latest balance sheet contained in this prospectus; or

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

         (2) the retained earnings of Provident Bank at the time that Provident Bank reorganized into Provident Bancorp, MHC on January 7, 1999.

         The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Provident Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Provident Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Provident Bank, would be entitled, on a complete liquidation of Provident Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Provident Bancorp. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Provident Bank on June 30, 2002, or September 30, 2003. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2002, or September 30, 2003 bears to the balance of all deposit accounts in Provident Bank on such dates.

         If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2002 or September 30, 2003 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Provident Bancorp as the sole stockholder of Provident Bank.

Tax Aspects

         Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Provident Bancorp, MHC, Provident Bancorp, Provident Bank, Eligible Account Holders, Supplemental Eligible Account Holders, and other members of Provident Bancorp, MHC. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Provident Bancorp or Provident Bank would prevail in a judicial proceeding.

         Provident Bancorp, MHC and Provident Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

         1. The conversion of Provident Bancorp to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of Provident Bancorp with and into Provident Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

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

         2. Neither Provident Bancorp, Provident Bank, nor the stockholders of Provident Bancorp will recognize any gain or loss upon the transfer of assets of Provident Bancorp to Provident Bank in exchange for shares of common stock of Provident Bank, which will be constructively received by Provident Bancorp's stockholders. (Sections 361 and 1032(a) of the Internal Revenue Code.)

         3. The basis of the assets of Provident Bancorp and the holding period of such assets to be received by Provident Bank will be the same as the basis and holding period in such assets in the hands of Provident Bancorp immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

         4. The conversion of Provident Bancorp, MHC, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of Provident Bancorp, MHC with and into Provident Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

         5. The exchange of Eligible Account Holders' and Supplemental Account Holders' interests in Provident Bancorp, MHC for interests in a liquidation account established in Provident Bank will satisfy the continuity of interest requirement of
                  Section 1.368-1(b) of the Federal Income Tax Regulations.

         6. None of Provident Bancorp, MHC, Provident Bancorp, Provident Bank nor eligible account holders, supplemental eligible account holders or other members will recognize any gain or loss on the transfer of the assets of Provident Bancorp, MHC to Provident Bank in exchange for an interest in a liquidation account established in Provident Bank for the benefit of eligible account holders and supplemental eligible account holders who remain depositors of Provident Bank.

         7. Current stockholders of Provident Bancorp will not recognize any gain or loss upon their constructive exchange of Provident Bancorp common stock for shares of Provident Bank which will in turn be exchanged for new shares of Provident Bancorp common stock.

         8. Each stockholder's aggregate basis in new shares of Provident Bancorp common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Provident Bancorp common stock surrendered in exchange therefor.

         9. Each stockholder's holding period in his or her Provident Bancorp common stock received in the exchange will include the period during which Provident Bancorp common stock surrendered was held, provided that the Provident Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

         10. Cash received by any current stockholder of Provident Bancorp in lieu of a fractional share interest in new shares of Provident Bancorp common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of new Provident Bancorp common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

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         11.      Assuming that nontransferable subscription rights have no
                  value, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon distribution to them of nontransferable subscription rights to purchase shares of Provident Bancorp common stock, provided that the amount to be paid for Provident Bancorp common stock is equal to the fair market value of Provident Bancorp common stock.

         12. The basis of the shares of Provident Bancorp common stock purchased in the offering will be its purchase price. The holding period of the Provident Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

         13. No gain or loss will be recognized by Provident Bancorp on the receipt of money in exchange for Provident Bancorp common stock sold in the offering.

         In the view of RP Financial, LC., which view is not binding on the Internal Revenue Service, the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the unsubscribed shares of common stock. If the subscription rights granted to eligible account holders and supplemental eligible account holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders and supplemental eligible account holders who exercise the subscription rights in an amount equal to the value and Provident Bancorp could recognize gain on a distribution. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

         Unlike private letter rulings, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Provident Bancorp, MHC and/or the members of Provident Bancorp, MHC, Provident Bancorp, the public stockholders of Provident Bancorp, and/or the eligible account holders and supplemental eligible account holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that the Internal Revenue Service would not prevail in a judicial or administrative proceeding.

         The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Provident Bancorp's registration statement. Advice regarding the New York state income tax consequences consistent with the federal tax opinion has been issued by KPMG LLP, tax advisors to Provident Bancorp, MHC and Provident Bancorp.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

         All shares of common stock purchased in the offering by a director or an executive officer of Provident Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be

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similarly restricted. The directors and executive officers of Provident Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

         Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

         Office of Thrift Supervision regulations prohibit Provident Bancorp from repurchasing its common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

                      PROVIDENT BANK CHARITABLE FOUNDATION

General

         In furtherance of our commitment to our local community, the plan of conversion provides that we will establish the Provident Bank Charitable Foundation as a non-stock, nonprofit Delaware corporation in connection with the conversion. The charitable foundation will be funded with cash and Provident Bancorp, Inc. common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of Provident Bank's community banking franchise. The conversion presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation

         The purpose of the charitable foundation is to enhance the relationship between Provident Bank and the communities in which it operates and to enable the communities to share in our long-term growth. The Provident Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that the Provident Bank Charitable Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act. Provident Bank received a "Outstanding" rating in its last Community Reinvestment Act examination by the Office of Thrift Supervision.

         We further believe that the funding of the Provident Bank Charitable Foundation with cash and Provident Bancorp common stock will allow our community to share in the potential growth and success of Provident Bank long after the conversion. The Provident Bank Charitable Foundation will accomplish that goal by providing for continued ties between it and Provident Bank, thereby forming a partnership within the communities in which Provident Bank operates and surrounding marketing areas.

         We do not expect the contribution to Provident Bank Charitable Foundation to take the place of our traditional community lending and charitable activities. For the nine months ended June 30, 2003, Provident Bank contributed $131,000 to various organizations. We expect to continue making charitable

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contributions within our community. In connection with the closing of the conversion, Provident Bancorp intends to issue 400,000 shares of common stock to the Provident Bank Charitable Foundation and contribute $1.0 million in cash to the charitable foundation.

Structure of the Charitable Foundation

         The Provident Bank Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the Provident Bank Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in
Section 501(c)(3) of the Internal Revenue Code. The Provident Bank Charitable Foundation's certificate of incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

         We have selected George Strayton, Donald T. McNelis and Rita Champ to serve on the initial board of directors of the charitable foundation. As required by Office of Thrift Supervision regulations, we also will select one additional person to serve on the initial board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the conversion, following the first anniversary of the conversion, the foundation may alter the size of and composition of its board of directors. For five years after the conversion, one seat on the foundation's board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation's board of directors will be reserved for one of Provident Bank's directors.

         The business experience of Mr. Strayton and Dr. McNelis is described in "Management of Provident Bancorp." The business experience of Ms. Champ is as follows:

         Rita Champ is Provident Bank's Vice-President, Director of Marketing, and has been employed by Provident Bank since August 2001. Prior to joining Provident Bank, Ms. Champ was Senior Vice-President, General Manager for the North and South American Financial Services Division of ICL, Ltd, a subsidiary of Fujitsu Limited.

         The board of directors of the Provident Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Provident Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of the Provident Bank Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of the common stock of Provident Bank held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by the Provident Bank Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Provident Bancorp.

         The Provident Bank Charitable Foundation's place of business will be located at our administrative offices. The board of directors of the Provident Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Provident Bank and the foundation.

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         The Provident Bank Charitable Foundation will receive working capital from:

         (1) any dividends that may be paid on Provident Bancorp's common stock in the future;

         (2) within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

         (3) the proceeds of the sale of any of the shares of common stock in the open market from time to time.

         As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Provident Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. Legislation has been introduced that, if enacted, could have the impact of increasing the foundation's required annual distribution in grants or donations. One of the conditions imposed on the gift of common stock is that the amount of common stock that may be sold by the Provident Bank Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Provident Bank Charitable Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

         Our independent tax advisor, Luse Gorman Pomerenk & Schick, P.C., has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Provident Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Provident Bank Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Provident Bank Charitable Foundation's tax exempt status will be affected by the regulatory requirement that all shares of common stock of Provident Bancorp held by the Provident Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock of Provident Bancorp on all proposals considered by stockholders of Provident Bancorp.

         Provident Bank is authorized by federal law to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Provident Bank Charitable Foundation. We believe that the contribution to the Provident Bank Charitable Foundation in excess of the 10% annual limitation on charitable deductions described below is justified given Provident Bank's capital position and its earnings, the substantial additional capital being raised in the conversion and the potential benefits of the Provident Bank Charitable Foundation to our community. See "Capitalization," "Historical and Pro Forma Regulatory Capital Compliance, and "Comparison of Valuation and Pro Forma Information With and Without the Foundation." The amount of the contribution will not adversely affect our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position, and it does not raise safety and soundness concerns.

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         We have received an opinion from our independent tax advisor that
Provident Bancorp's contribution of its shares of stock to the Provident Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the Provident Bank Charitable Foundation is required to pay Provident Bancorp for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Provident Bank Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Provident Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

         Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Provident Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Provident Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

         As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Legislation has been introduced that, if enacted, would reduce this rate to 1.0%. The Provident Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Provident Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

         Office of Thrift Supervision regulations impose the following conditions on the establishment of the charitable foundation:

         . the Office of Thrift Supervision may examine the foundation at the foundation's expense;

         . the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

         . the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the Internal Revenue Service;

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         .        the foundation must operate according to written policies
                  adopted by its board of directors, including a conflict of interest policy;

         . the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

         . the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by the stockholders of Provident Bancorp.

         Within six months of completing the conversion, the Provident Bank Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

         Additionally, the establishment and funding of the Provident Bank Charitable Foundation must be separately approved by:

         . at least a majority of the total number of votes eligible to be cast by members of Provident Bancorp, MHC at the special meeting of members;

         . at least two-thirds of the votes eligible to be cast by stockholders of Provident Bancorp common stock; and

         . at least a majority of the votes eligible to be cast by stockholders of Provident Bancorp common stock, excluding those shares held by Provident Bancorp, MHC.

         Consummation of the conversion and the offering of common stock is not conditioned upon member or stockholder approval of the charitable foundation. Failure to approve the charitable foundation may, however, materially increase the pro forma market value of Provident Bancorp. See "Comparison of Valuation and Pro Forma Information With and Without the Foundation."

                RESTRICTIONS ON ACQUISITION OF PROVIDENT BANCORP

         Although the Board of Directors of Provident Bancorp is not aware of any effort that might be made to obtain control of Provident Bancorp after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Provident Bancorp's certificate of incorporation to protect the interests of Provident Bancorp and its stockholders from takeovers which the Board of Directors of Provident Bancorp might conclude are not in the best interests of Provident Bank, Provident Bancorp or Provident Bancorp's stockholders.

         The following discussion is a general summary of the material provisions of Provident Bancorp's certificate of incorporation and bylaws, Provident Bank's charter and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Provident Bancorp's certificate of incorporation and bylaws and Provident Bank's stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Provident Bancorp, MHC's application for conversion with the Office of Thrift Supervision and Provident Bancorp's registration statement filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information."

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Provident Bancorp's Certificate of Incorporation and Bylaws

         Provident Bancorp's Delaware certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Provident Bancorp more difficult.

         The following description is a summary of the provisions of the certificate of incorporation and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

         Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of Provident Bancorp's board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

         Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of Directors.

         Limitation of Voting Rights. The certificate of incorporation provides that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

         Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in "--Limitation of Voting Rights.")

         Authorized but Unissued Shares. After the conversion, Provident Bancorp will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock of Provident Bancorp Following the Conversion." The certificate of incorporation authorizes 10,000,000 shares of serial preferred stock. Provident Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Provident Bancorp that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Provident Bancorp. The Board of Directors has no present plan or understanding to issue any preferred stock.

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         Amendments to Certificate of Incorporation and Bylaws. Amendments to
the certificate of incorporation must be approved by Provident Bancorp's Board of Directors and also by a majority of the outstanding shares of Provident Bancorp's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

         (i) The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

         (ii)     The inability of stockholders to act by written consent;

         (iii) The inability of stockholders to call special meetings of stockholders;

         (iv) The division of the Board of Directors into three staggered classes;

         (v) The ability of the Board of Directors to fill vacancies on the board;

         (vi) The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

         (vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

         (viii) The ability of the Board of Directors to amend and repeal the bylaws; and

         (ix) The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Provident Bancorp.

         The bylaws may be amended by the affirmative vote of a majority of the directors of Provident Bancorp or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

         Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution's or its holding company's behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who

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controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change of Control Regulations

         Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision.

         Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank's voting stock, if the acquiror is also subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank's stock who do not intend to participate in or seek to exercise control over a savings bank's management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

         The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

         (1) the acquisition would result in a monopoly or substantially lessen competition;

         (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

         (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

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                DESCRIPTION OF CAPITAL STOCK OF PROVIDENT BANCORP
                            FOLLOWING THE CONVERSION

General

         At the effective date, Provident Bancorp will be authorized to issue 75,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Provident Bancorp currently expects to issue in the offering up to 15,525,000 shares of common stock, subject to adjustment, 400,000 shares to the Provident Bank Charitable Foundation, and up to 12,435,029 shares, subject to adjustment, in exchange for the publicly held shares of Provident Bancorp. Provident Bancorp will not issue shares of preferred stock in the conversion. Each share of Provident Bancorp common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

         The common stock of Provident Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

         Dividends. Provident Bancorp may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by Provident Bancorp is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Provident Bancorp will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of Provident Bancorp out of funds legally available therefor. If Provident Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. Upon consummation of the conversion, the holders of common stock of Provident Bancorp will have exclusive voting rights in Provident Bancorp. They will elect Provident Bancorp's Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Provident Bancorp's common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Provident Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

         As a federal stock savings association, corporate powers and control of Provident Bank are vested in its Board of Directors, who elect the officers of Provident Bank and who fill any vacancies on the Board of Directors. Voting rights of Provident Bank are vested exclusively in the owners of the shares of capital stock of Provident Bank, which will be Provident Bancorp, and voted at the direction of Provident Bancorp's Board of Directors. Consequently, the holders of the common stock of Provident Bancorp will not have direct control of Provident Bank.

         Liquidation. In the event of any liquidation, dissolution or winding up of Provident Bank, Provident Bancorp, as the holder of 100% of Provident Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Provident Bank, including all deposit

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accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of Provident Bank available for distribution. In the event of liquidation, dissolution or winding up of Provident Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Provident Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights. Holders of the common stock of Provident Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

         None of the shares of Provident Bancorp's authorized preferred stock will be issued as part of the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                 TRANSFER AGENT

         The transfer agent and registrar for Provident Bancorp's common stock is Registrar and Transfer Company, Cranford, New Jersey.

                                     EXPERTS

         The consolidated financial statements of Provident Bancorp, Inc. as of September 30, 2002 and 2001, and for each of the years in the three-year period ended September 30, 2002, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is included herein and upon the authority of said firm as experts in accounting and auditing.

         RP Financial, LC. has consented to the publication herein of the summary of its report to Provident Bancorp setting forth its opinion as to the estimated pro forma market value of the common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

                                  LEGAL MATTERS

         The legality of the common stock has been opined upon for Provident Bancorp by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Provident Bancorp. Certain legal matters will be passed upon for Ryan Beck & Co. by Pitney, Hardin, Kipp & Szuch, LLP, Morristown, New Jersey.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         Provident Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the

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appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Provident Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

         Provident Bancorp, MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision, 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

         In connection with the offering, Provident Bancorp will register its common stock under Section 12 of the Securities Exchange Act of 1934 and, upon such registration, Provident Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, Provident Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the stock offering.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Index of Consolidated Financial Statements

                                                                                      Page
Independent Auditors' Report                                                         F - 2

Consolidated Balance Sheets at September 30, 2002 and 2001 (audited) and at
 June 30, 2003 (unaudited)                                                           F - 3

Consolidated Statements of Income for the years ended September 30, 2002,
 2001, and 2000 (audited) and for the nine-month periods ended June 30, 2003
 and 2002 (unaudited)                                                                F - 4

Consolidated Statements of Changes in Stockholders' Equity for the years ended
 September 30, 2002, 2001, and 2000 (audited) and for the nine-month period
 ended June 30, 2003 (unaudited)                                                     F - 5

Consolidated Statements of Cash Flows for the years ended September 30, 2002,
 2001, and 2000 (audited) and for the nine-month periods ended June 30, 2003
 and 2002 (unaudited)                                                                F - 6

Notes to Consolidated Financial Statements                                           F - 7

All schedules are omitted because the required information is not applicable or is included in the consolidated financial statements and related notes.

                          Independent Auditors' Report

The Board of Directors and Stockholders
Provident Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Provident Bancorp, Inc. and subsidiary (the Company) as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Provident Bancorp, Inc. and subsidiary as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

Stamford, Connecticut
October 25, 2002

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                  (Dollars in thousands, except per share data)

                                                                                                 At September 30,
                                                                               At June 30,   -------------------------
                                                                                  2003          2002           2001
                                                                               -----------   -----------    ----------
                                                                               (Unaudited)
                                     Assets

Cash and due from banks                                                        $    32,473   $    35,093    $   16,447
Federal funds sold                                                                  11,000            --            --
                                                                               -----------   -----------    ----------
            Total cash and cash equivalents                                         43,473        35,093        16,447

Securities (including $40,317, $29,624 and $41,690 pledged as collateral for borrowings at the respective dates):
      Available for sale, at fair value (note 4)                                   251,913       206,146       163,928
      Held to maturity, at amortized cost (fair value of $85,576,
       $90,706 and $73,660 at the respective dates) (note 5)                        82,787        86,791        71,355
                                                                               -----------   -----------    ----------
            Total securities                                                       334,700       292,937       235,283
                                                                               -----------   -----------    ----------
Loans held for sale                                                                  2,554            --            --

Loans (note 6):
   One-to four-family residential mortgage loans                                   379,794       366,111       358,198
   Commercial real estate, commercial business, and construction loans             232,563       221,669       180,179
   Consumer loans                                                                   81,253        83,419        76,892
   Allowance for loan losses                                                       (11,055)      (10,383)       (9,123)
                                                                               -----------   -----------    ----------
            Total loans, net                                                       682,555       660,816       606,146
                                                                               -----------   -----------    ----------
Accrued interest receivable, net (note 7)                                            4,427         5,491         5,597
Federal Home Loan Bank (FHLB) stock, at cost                                         5,819         5,348         5,521
Premises and equipment, net (note 8)                                                11,616        11,071         8,917
Goodwill (note 2)                                                                   13,540        13,540            --
Core deposit intangible, net (note 2)                                                1,156         1,501            --
Other assets (notes 6, 11, and 12)                                                  14,858         1,904         3,349
                                                                               -----------   -----------    ----------
            Total assets                                                       $ 1,114,698   $ 1,027,701    $  881,260
                                                                               ===========   ===========    ==========
                      Liabilities and Stockholders' Equity

Liabilities:
   Deposits (note 9)                                                           $   857,534   $   799,626    $  653,100
   FHLB borrowings (note 10)                                                       116,732       102,968       110,427
   Mortgage escrow funds (note 6)                                                   13,055         3,747         6,197
   Other (note 11)                                                                  11,640        10,493         8,916
                                                                               -----------   -----------    ----------
            Total liabilities                                                      998,961       916,834       778,640
                                                                               -----------   -----------    ----------
Commitments and contingencies (notes 16 and 17)

Stockholders' equity (notes 1 and 15):
   Preferred stock (par value $0.10 per share; 10,000,000 shares
    authorized; None issued or outstanding)                                             --            --            --
   Common stock (par value $0.10 per share; 20,000,000 shares authorized;
    8,280,000 shares issued; 7,953,075 shares, 7,997,512 shares,
    and 8,024,166 shares outstanding at the respective dates)                          828           828           828
   Additional paid-in capital                                                       37,252        36,696        36,535
   Unallocated common stock held by employee stock ownership Plan
    ("ESOP") (note 12)                                                              (1,691)       (1,974)       (2,350)
   Common stock awards under recognition and retention plan
    ("RRP") (note 12)                                                                 (618)       (1,108)       (1,729)
   Treasury stock, at cost (326,925 shares at June 30, 2003, 282,488 shares at September 30, 2002, and 255,834 shares at September 30,
    2001) (note 15)                                                                 (7,469)       (5,874)       (4,298)
   Retained earnings                                                                83,376        76,727        69,252
   Accumulated other comprehensive income, net of taxes (note 13)                    4,059         5,572         4,382
                                                                               -----------   -----------    ----------
            Total stockholders' equity                                             115,737       110,867       102,620
                                                                               -----------   -----------    ----------
            Total liabilities and stockholders' equity                         $ 1,114,698   $ 1,027,701    $  881,260
                                                                               ===========   ===========    ==========

See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                  (Dollars in thousands, except per share data)

                                                                       Nine months ended
                                                                           June 30,                 Years ended September 30,
                                                                    -----------------------   ------------------------------------
                                                                       2003         2002         2002         2001         2000
                                                                    ----------   ----------   ----------   ----------   ----------
                                                                          (Unaudited)
Interest and dividend income:
     Loans                                                          $   33,199   $   33,434   $   44,967   $   46,434   $   45,043
     Securities                                                         10,224       10,546       14,496       13,916       13,268
     Other earning assets                                                  292          349          488          628          588
                                                                    ----------   ----------   ----------   ----------   ----------
               Total interest and dividend income                       43,715       44,329       59,951       60,978       58,899
                                                                    ----------   ----------   ----------   ----------   ----------
Interest expense:
     Deposits (note 9)                                                   6,147        8,881       11,701       19,423       18,721
     Borrowings                                                          3,164        4,319        5,500        6,821        7,313
                                                                    ----------   ----------   ----------   ----------   ----------
               Total interest expense                                    9,311       13,200       17,201       26,244       26,034
                                                                    ----------   ----------   ----------   ----------   ----------
               Net interest income                                      34,404       31,129       42,750       34,734       32,865

Provision for loan losses (note 6)                                         800          600          900        1,440        1,710
                                                                    ----------   ----------   ----------   ----------   ----------
               Net interest income after provision for loan losses      33,604       30,529       41,850       33,294       31,155
                                                                    ----------   ----------   ----------   ----------   ----------
Non-interest income:
     Banking fees and service charges                                    3,399        2,932        4,201        3,555        3,025
     Net gain on sales of securities available for sale (note 4)         1,895          288          461          531            9
     Net gain on sales of loans                                            836           92          146           --           28
     Other                                                               1,058          540          593          620          329
                                                                    ----------   ----------   ----------   ----------   ----------
               Total non-interest income                                 7,188        3,852        5,401        4,706        3,391
                                                                    ----------   ----------   ----------   ----------   ----------
Non-interest expense:
     Compensation and employee benefits (note 12)                       15,109       12,227       17,246       14,129       13,509
     Occupancy and office operations (note 17)                           3,811        3,495        4,808        4,261        3,805
     Advertising and promotion                                           1,289        1,030        1,470        1,507        1,096
     Data processing                                                     1,700        1,316        1,890        1,561        1,494
     Consulting fees                                                       628          256          415          320          376
     Merger integration costs (note 2)                                      --          354          531           --           --
     Amortization of intangible assets (notes 2 and 3)                     345          150          286          359        1,625
     Other                                                               4,254        4,074        5,515          294        3,903
                                                                    ----------   ----------   ----------   ----------   ----------
               Total non-interest expense                               27,136       22,902       32,161       22,431       25,808
                                                                    ----------   ----------   ----------   ----------   ----------
               Income before income tax expense                         13,656       11,479       15,090       15,569        8,738

Income tax expense (note 11)                                             4,989        4,209        5,563        4,087        2,866
                                                                    ----------   ----------   ----------   ----------   ----------
               Net income                                           $    8,667   $    7,270   $    9,527   $   11,482   $    5,872
                                                                    ==========   ==========   ==========   ==========   ==========
Earnings per common share (note 14):
     Basic                                                          $     1.12   $     0.94   $     1.24   $     0.98   $     0.76
     Diluted                                                              1.11         0.93         1.22         0.97         0.76
                                                                    ==========   ==========   ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                  (Dollars in thousands, except per share data)

                                                                                        Additional   Unallocated      Common
                                                                             Common      paid-in        ESOP       stock awards
                                                                             stock       capital       shares       under RRP
                                                                           ----------   ----------   -----------   ------------
Balance at September 30, 1999                                              $      828   $   36,262   $    (3,102)  $         --

Net income                                                                         --           --            --             --
Other comprehensive income (note 13)                                               --           --            --             --

          Total comprehensive income

Cash dividends paid ($0.15 per common share)                                       --           --            --             --

Purchases of treasury stock (202,200 shares)                                       --           --            --             --
ESOP shares allocated or committed to be released for allocation                   --           94           376             --
Awards of RRP shares                                                               --           --            --         (2,995)
Vesting of RRP shares                                                              --           --            --            689
                                                                           ----------   ----------   -----------   ------------
Balance at September 30, 2000                                                     828       36,356        (2,726)        (2,306)

Net income                                                                         --           --            --             --
Other comprehensive income (note 13)                                               --           --            --             --

          Total comprehensive income

Cash dividends paid ($0.22 per common share)                                       --           --            --             --
Purchases of treasury stock (59,034 shares)                                        --           --            --             --
ESOP shares allocated or committed to be released for allocation                   --          179           376             --
Vesting of RRP shares                                                              --           --            --            577
Stock option transactions                                                          --           --            --             --
                                                                           ----------   ----------   -----------   ------------
Balance at September 30, 2001                                                     828       36,535        (2,350)        (1,729)

Net income                                                                         --           --            --             --
Other comprehensive income (note 13)                                               --           --            --             --

          Total comprehensive income

Cash dividends paid ($0.41 per common share)                                       --           --            --             --
Purchases of treasury stock (69,317 shares)                                        --           --            --             --
ESOP shares allocated or committed to be released for allocation                   --          459           376             --
Vesting of RRP shares                                                              --           --            --            621
Stock option and other equity transactions                                         --         (298)           --             --
                                                                           ----------   ----------   -----------   ------------
Balance at September 30, 2002                                                     828       36,696        (1,974)        (1,108)

Net income (unaudited)                                                             --           --            --             --
Other comprehensive loss (note 13) (unaudited)                                     --           --            --             --

          Total comprehensive income (unaudited)

Cash dividends paid ($0.42 per common share) (unaudited)                           --           --            --             --
Purchases of treasury stock (60,700 shares) (unaudited)                            --           --            --             --
ESOP shares allocated or committed to be released for
 allocation (unaudited)                                                            --          439           283             --
Vesting (forfeiture) of RRP shares (unaudited)                                     --           --            --            490
Stock option and other equity transactions (unaudited)                             --          117            --             --
                                                                           ----------   ----------   -----------   ------------
Balance at June 30, 2003 (unaudited)                                       $      828   $   37,252   $    (1,691)  $       (618)
                                                                           ==========   ==========   ===========   ============

                                                                                                      Accumulated
                                                                                                         other           Total
                                                                            Treasury     Retained    comprehensive   stockholders'
                                                                             stock       earnings    income (loss)      equity
                                                                           ----------   ----------   -------------   -------------
Balance at September 30, 1999                                              $       --   $   57,754   $      (1,443)  $      90,299

Net income                                                                         --        5,872              --           5,872
Other comprehensive income (note 13)                                               --           --             903             903
                                                                                                                     -------------
          Total comprehensive income                                                                                         6,775

Cash dividends paid ($0.15 per common share)                                       --       (1,049)             --          (1,049)

Purchases of treasury stock (202,200 shares)                                   (3,203)          --              --          (3,203)
ESOP shares allocated or committed to be released for allocation                   --           --              --             470
Awards of RRP shares                                                               --           --              --          (2,995)
Vesting of RRP shares                                                              --           --              --             689
                                                                           ----------   ----------   -------------   -------------
Balance at September 30, 2000                                                  (3,203)      62,577            (540)         90,986

Net income                                                                         --        7,482              --           7,482
Other comprehensive income (note 13)                                               --           --           4,922           4,922
                                                                                                                     -------------
          Total comprehensive income                                                                                        12,404

Cash dividends paid ($0.22 per common share)                                       --         (807)             --            (807)
Purchases of treasury stock (59,034 shares)                                    (1,155)          --              --          (1,155)
ESOP shares allocated or committed to be released for allocation                   --           --              --             555
Vesting of RRP shares                                                              --           --              --             577
Stock option transactions                                                          60           --              --              60
                                                                           ----------   ----------   -------------   -------------
Balance at September 30, 2001                                                  (4,298)      69,252           4,382         102,620

Net income                                                                         --        9,527              --           9,527
Other comprehensive income (note 13)                                               --           --           1,190           1,190
                                                                                                                     -------------
          Total comprehensive income                                                                                        10,717

Cash dividends paid ($0.41 per common share)                                       --       (1,935)             --          (1,935)
Purchases of treasury stock (69,317 shares)                                    (1,971)          --              --          (1,971)
ESOP shares allocated or committed to be released for allocation                   --           --              --             835
Vesting of RRP shares                                                              --           --              --             621
Stock option and other equity transactions                                        395         (117)             --             (20)
                                                                           ----------   ----------   -------------   -------------
Balance at September 30, 2002                                                  (5,874)      76,727           5,572         110,867

Net income (unaudited)                                                             --        8,667              --           8,667
Other comprehensive loss (note 13) (unaudited)                                     --           --          (1,513)         (1,513)
                                                                                                                     -------------
          Total comprehensive income (unaudited)                                                                             7,154

Cash dividends paid ($0.42 per common share) (unaudited)                           --       (1,871)             --          (1,871)
Purchases of treasury stock (60,700 shares) (unaudited)                        (1,898)          --              --          (1,898)
ESOP shares allocated or committed to be released for
 allocation (unaudited)                                                            --           --              --             722
Vesting (forfeiture) of RRP shares (unaudited)                                    (96)          --              --             394
Stock option and other equity transactions (unaudited)                            399         (147)             --             369
                                                                           ----------   ----------   -------------   -------------
Balance at June 30, 2003 (unaudited)                                       $   (7,469)  $   83,376   $       4,059   $     115,737
                                                                           ==========   ==========   =============   =============

See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                             (Dollars in thousands)

                                                                                         Nine months ended
                                                                                              June 30,
                                                                                     ------------------------
                                                                                        2003          2002
                                                                                     ----------    ----------
                                                                                           (Unaudited)
Cash flows from operating activities:
     Net income                                                                      $    8,667    $    7,270
     Adjustments to reconcile net income to net cash
      provided by operating activities:
          Provision for loan losses                                                         800           600
          Depreciation and amortization of premises and equipment                         1,456         1,345
          Amortization of intangible assets                                                 345           150
          Net amortization of premiums and discounts on securities                          796           274
          ESOP and RRP expense                                                            1,116         1,080
          Originations of loans held for sale                                           (34,997)      (12,722)
          Proceeds from sales of loans                                                   33,279        12,004
          Net gain on sales of securities available for sale                             (1,895)         (288)
          Net gain on sales of loans                                                       (836)          (92)
          Deferred income tax expense (benefit)                                             485          (928)
          Net changes in accrued interest receivable and payable                            920           100
          Other adjustments (principally net changes in other
           assets and other liabilities)                                                    787         1,456
                                                                                     ----------    ----------
               Net cash provided by operating activities                                 10,923        10,249
                                                                                     ----------    ----------
Cash flows from investing activities:
     Purchases of securities:
       Available for sale                                                              (128,102)      (67,576)
       Held to maturity                                                                 (27,458)      (34,480)
     Proceeds from maturities, calls and other principal payments on securities:
          Available for sale                                                             58,113        15,137
          Held to maturity                                                               31,255        16,120
     Proceeds from sales of securities available for sale                                22,979        52,961
     Loan originations                                                                 (278,856)     (150,372)
     Loan principal payments                                                            256,183       129,906
     Purchase of The National Bank of Florida, net of cash and cash equivalents
      acquired                                                                               --        (6,000)
     Redemption (purchase) of FHLB stock                                                   (471)         (866)
     Purchase of bank owned life insurance                                              (12,000)           --
     Purchases of premises and equipment                                                 (2,001)       (2,012)
     Proceeds from sales of other real estate owned                                         210            --
     Other investing activities                                                              --            --
                                                                                     ----------    ----------
               Net cash used in investing activities                                    (80,148)      (47,182)
                                                                                     ----------    ----------
Cash flows from financing activities:
     Net deposits                                                                        57,933        55,780
     Net increase (decrease) in borrowings                                               13,764         2,700
     Net increase (decrease) in mortgage escrow funds                                     9,308         6,496
     Treasury shares purchased                                                           (1,898)         (775)
     Stock option transactions                                                              369           234
     Shares purchased for RRP awards                                                         --            --
     Cash dividends paid                                                                 (1,871)       (1,500)
                                                                                     ----------    ----------
               Net cash provided by financing activities                                 77,605        62,935
                                                                                     ----------    ----------
               Net increase in cash and cash equivalents                                  8,380        26,002

Cash and cash equivalents at beginning of year                                           35,093        16,447
                                                                                     ----------    ----------
Cash and cash equivalents at end of year                                             $   43,473    $   42,449
                                                                                     ==========    ==========
Supplemental information:
     Interest payments                                                               $    9,457    $   13,395
     Income tax payments                                                                  4,101         6,469
     Securities transferred from available for sale to held to maturity                      --            --
     Loans transferred to real estate owned                                                  99           132
                                                                                     ==========    ==========
     Acquisition of The National Bank of Florida, accounted for using the purchase method:
          Fair value of assets acquired                                              $       --    $  121,186
          Fair value of liabilities assumed                                                  --        93,086
                                                                                     ----------    ----------
               Cash paid for common stock                                            $       --    $   28,100
                                                                                     ==========    ==========

                                                                                            Years ended September 30,
                                                                                     --------------------------------------
                                                                                        2002          2001          2000
                                                                                     ----------    ----------    ----------

Cash flows from operating activities:
     Net income                                                                      $    9,527    $    7,482    $    5,872
     Adjustments to reconcile net income to net cash
      provided by operating activities:
          Provision for loan losses                                                         900         1,440         1,710
          Depreciation and amortization of premises and equipment                         1,876         1,741         1,625
          Amortization of intangible assets                                                 286           359         1,625
          Net amortization of premiums and discounts on securities                          383           109            85
          ESOP and RRP expense                                                            1,456         1,132         1,159
          Originations of loans held for sale                                           (11,912)           --          (361)
          Proceeds from sales of loans                                                   12,058            --           808
          Net gain on sales of securities available for sale                               (461)         (531)           (9)
          Net gain on sales of loans                                                       (146)           --           (28)
          Deferred income tax expense (benefit)                                          (1,172)        1,897          (642)
          Net changes in accrued interest receivable and payable                           (428)         (786)          992
          Other adjustments (principally net changes in other
           assets and other liabilities)                                                  2,302           133          (612)
                                                                                     ----------    ----------    ----------
               Net cash provided by operating activities                                 14,669        12,976        12,224
                                                                                     ----------    ----------    ----------
Cash flows from investing activities:
     Purchases of securities:
       Available for sale                                                               (73,491)      (51,368)      (35,746)
       Held to maturity                                                                 (34,411)      (30,366)       (4,710)
     Proceeds from maturities, calls and other principal payments on securities:
          Available for sale                                                             29,907        29,743        17,439
          Held to maturity                                                               22,083        19,396        12,869
     Proceeds from sales of securities available for sale                                56,049        17,291         6,010
     Loan originations                                                                 (202,483)     (139,297)     (135,467)
     Loan principal payments                                                            169,652       121,129       109,580
     Purchase of The National Bank of Florida, net of cash and cash equivalents
      acquired                                                                           (6,000)           --            --
     Redemption (purchase) of FHLB stock                                                    173         1,502          (847)
     Purchase of bank owned life insurance                                                   --            --            --
     Purchases of premises and equipment                                                 (2,382)       (1,706)       (2,345)
     Proceeds from sales of other real estate owned                                          --            --            --
     Other investing activities                                                              --           259           350
                                                                                     ----------    ----------    ----------
               Net cash used in investing activities                                    (40,903)      (33,417)      (32,867)
                                                                                     ----------    ----------    ----------
Cash flows from financing activities:
     Net deposits                                                                        58,417        44,124        22,336
     Net increase (decrease) in borrowings                                               (7,459)      (17,144)        9,818
     Net increase (decrease) in mortgage escrow funds                                    (2,450)          226        (4,518)
     Treasury shares purchased                                                           (1,971)       (1,155)       (3,203)
     Stock option transactions                                                              278            60            --
     Shares purchased for RRP awards                                                         --        (1,201)       (1,794)
     Cash dividends paid                                                                 (1,935)         (807)       (1,049)
                                                                                     ----------    ----------    ----------
               Net cash provided by financing activities                                 44,880        24,103        21,590
                                                                                     ----------    ----------    ----------
               Net increase in cash and cash equivalents                                 18,646         3,662           947

Cash and cash equivalents at beginning of year                                           16,447        12,785        11,838
                                                                                     ----------    ----------    ----------
Cash and cash equivalents at end of year                                             $   35,093    $   16,447    $   12,785
                                                                                     ==========    ==========    ==========
Supplemental information:
     Interest payments                                                               $   17,735    $   26,928    $   25,382
     Income tax payments                                                                  7,752         3,110         4,183
     Securities transferred from available for sale to held to maturity                      --        11,865            --
     Loans transferred to real estate owned                                                 132           218           154
                                                                                     ==========    ==========    ==========
     Acquisition of The National Bank of Florida, accounted for using the purchase method:
          Fair value of assets acquired                                              $  121,186    $       --    $       --
          Fair value of liabilities assumed                                              93,086            --            --
                                                                                     ----------    ----------    ----------
               Cash paid for common stock                                            $   28,100    $       --    $       --
                                                                                     ==========    ==========    ==========

See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(1)     Reorganization and Stock Offering

        Initial Public Offering

        On January 7, 1999, Provident Bank (the Bank) completed its reorganization into a mutual holding company structure (the Reorganization). As part of the Reorganization, the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the Conversion). The Bank became the wholly owned subsidiary of Provident Bancorp, Inc., which became the majority-owned subsidiary of Provident Bancorp, MHC (the Mutual Holding Company). Collectively, Provident Bancorp, Inc. and the Bank are referred to herein as "the Company".

        Provident Bancorp, Inc. issued a total of 8,280,000 common shares on January 7, 1999, consisting of 3,864,000 shares (or 46.67%) sold to the public (the Offering) and 4,416,000 shares (or 53.33%) issued to the Mutual Holding Company. The net proceeds from the sale of shares to the public amounted to $37,113. Provident Bancorp, Inc. utilized net proceeds of $24,000 to make a capital contribution to the Bank. The Company's employee stock ownership plan (ESOP) purchased 309,120 shares (or 8% of the number of shares sold in the Offering) in open market transactions, during January and February 1999, at a total cost of $3,760.

        At September 30, 2002 and June 30, 2003, the Mutual Holding Company owned 4,416,000 (or 55.22% and 55.53%) of the outstanding common shares of Provident Bancorp, Inc. and the remaining 3,581,512 and 3,537,075 shares (or 44.78% and 44.47%), respectively, were owned by other shareholders.

        Second Step Conversion and Acquisition of E.N.B Holding Company, Inc.

        On July 1, 2003, the respective Boards of Directors of Provident Bancorp, Inc. and the Mutual Holding Company adopted a plan to convert from the mutual holding company form of organization to a fully public holding company structure. The Mutual Holding Company will merge into the Bank, and will no longer exist. Provident Bancorp, Inc. will be succeeded by a new Delaware corporation with the same name. Shares of common stock of Provident Bancorp, Inc. representing the ownership interest of the Mutual Holding Company will be offered for sale in a subscription offering and a community offering, the net proceeds of which will result in additional capital for Provident Bancorp, Inc. Shares of common stock of Provident Bancorp, Inc. owned by public shareholders (shareholders other than the Mutual Holding Company) will be converted into the right to receive new shares of Provident Bancorp, Inc. common stock determined pursuant to an exchange ratio. In connection with the second step conversion, Provident Bancorp, Inc. intends to establish a charitable foundation and contribute $5,000 to the foundation. A contribution of $1,000 will be paid to the foundation in cash, with the remainder of the contribution being contributed in shares. The charitable foundation is subject to the approval of the majority of the members of the Mutual Holding Company and two-thirds of the shareholders of Provident Bancorp, Inc. as well as the separate approval of the public shareholders. Except for the effect of the issuance of shares to the charitable foundation, the exchange ratio will ensure that immediately after the conversion and exchange of existing shares of Provident Bancorp, Inc. for new shares, the public shareholders will own the same aggregate percentage of new Provident Bancorp, Inc. common stock that they owned immediately prior to the conversion, excluding any shares purchased in the offering.

                                      F - 7                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion) in an amount equal to the greater of (i) the Mutual Holding Company's ownership interest in the retained earnings of Provident Bancorp, Inc. as of the date of its latest balance sheet contained in this prospectus, or (ii) the retained earnings of the Bank at the time that the Bank reorganized into the Mutual Holding Company in 1999. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at the Bank would be entitled, in the event of a complete liquidation of the Bank after the conversion, to a pro rata interest in the liquidation account prior to any payment to the stockholders of Provident Bancorp, Inc. The liquidation account will be reduced annually on December 31 to the extent that Eligible Account Holders and Supplemental Eligible Account Holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore such account holder's interest in the liquidation account. Subsequent to the conversion, the Bank may not pay cash dividends or make other capital distributions if the effect thereof would be to reduce its stockholder's equity below the amount of the liquidation account.

        The conversion and related transactions will be accounted for at historical cost, with no resulting change in the historical carrying amounts of assets and liabilities. Costs related to the offering will be netted against the gross proceeds from the sale of common stock; if the offering is not completed, the costs would be charged to expense. No such costs had been incurred as of June 30, 2003.

        At the time of the adoption of the plan of conversion and reorganization, the Company entered into an agreement to acquire all of the outstanding shares of common stock of E.N.B. Holding Company, Inc. E.N.B. Holding Company, Inc. is a New York corporation that owns all of the outstanding common stock of Ellenville National Bank. Stockholders of E.N.B. Holding Company, Inc. will receive $4,830 for each share of E.N.B. Holding Company common stock in the form of (i) cash; (ii) shares of common stock of Provident Bancorp, Inc. a Delaware corporation (valued at $10.00 per share); or (iii) a combination of cash and shares of common stock, provided that the aggregate merger consideration to be paid to all stockholders of E.N.B. Holding Company will consist of 50% cash and 50% shares of Provident Bancorp common stock.

        The conversion, stock offering and acquisition are expected to be completed simultaneously in January 2004. However, the merger is not contingent upon the completion of the mutual-to-stock conversion. If the conversion is not completed by March 31, 2004, E.N.B. Holding Company, Inc. can elect to either: (1) proceed with the merger transaction, in which case, E.N.B. Holding Company, Inc. shareholders will receive merger consideration of $4,500 per share in cash or (2) terminate the merger transaction and receive a fee of $3,700.

(2)     Acquisition of The National Bank of Florida

        On April 23, 2002, the Company consummated its acquisition of The National Bank of Florida (NBF), which was merged with and into the Bank, in an all-cash transaction. The Company acquired 100% of the outstanding common stock of NBF for $28,100, pursuant to an Agreement and Plan of Merger entered into during November 2001. The acquisition was made to further the Company's strategic objective of expanding its retail and commercial banking market share in Orange County, New York, where NBF conducted its operations.

                                      F - 8                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The NBF acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Accordingly, the assets acquired and liabilities assumed were recorded by the Company at their fair values at the acquisition date. The total acquisition cost (including direct transaction costs) exceeded the fair value of the net assets acquired by $15,327. This amount was recognized as intangible assets, consisting of goodwill of $13,540 (none of which is tax deductible) and a core deposit intangible of $1,787.

        The core deposit intangible represents the estimated value of acquired depositor relationships, principally attributable to the relatively low-cost funding provided by such deposits. Amortization expense for the core deposit intangible was $286 for the period from the acquisition date through September 30, 2002, representing the accumulated amortization at that date and amortization expense was $345 for the nine months ended June 30, 2003 and accumulated amortization at June 30, 2003 was $631. Scheduled core deposit amortization expense is $301 for fiscal 2004, $220 for fiscal 2005, $164 for fiscal 2006, $123 for fiscal 2007 and $255 for later years.

        Costs incurred by the Company to integrate the operations of NBF into the Bank amounted to $531 and are included in non-interest expense for the year ended September 30, 2002.

        The following is a summary of the fair values of the assets acquired and liabilities assumed at the acquisition date (in thousands):

                         Assets acquired:
                              Cash and cash equivalents              $   24,286
                              Securities                                 55,809
                              Loans, net                                 23,112
                              Goodwill                                   13,540
                              Core deposit intangible                     1,787
                              Other                                       2,652
                                                                     ----------
                                                                        121,186

                         Liabilities assumed:
                              Deposits                                   88,182
                              Other                                       4,904
                                                                     ----------
                                                                         93,086
                                                                     ----------
                                   Cash paid for NBF common Stock    $   28,100
                                                                     ==========

        Amounts attributable to NBF are included in the Company's consolidated financial statements from the date of acquisition. Pro forma combined operating results for the fiscal years ended September 30, 2002 and 2001, as if NBF had been acquired at the beginning of those periods, have not been presented since the NBF acquisition would not materially affect such results.

                                      F - 9                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(3)     Summary of Significant Accounting Policies

        The Bank is a community bank offering financial services to individuals and businesses primarily in Rockland County, New York and contiguous areas such as Orange County, New York. The Bank's principal business is accepting deposits and, together with funds generated from operations and borrowings, investing in various types of loans and securities. The Bank is a federally-chartered savings bank and its deposits are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (FDIC) and deposits related to the NBF acquisition and Provident Municipal Bank are insured by the Bank Insurance Fund of the FDIC. The Office of Thrift Supervision (OTS) is the primary regulator for the Bank, Provident Bancorp, Inc. and the Mutual Holding Company.

        (a)     Basis of Financial Statement Presentation

                The consolidated financial statements include the accounts of Provident Bancorp, Inc., the Bank, and the Bank's wholly owned subsidiaries. These subsidiaries are (i) Provident Municipal Bank (PMB) which is a limited-purpose, New York State-chartered commercial bank formed to accept deposits from municipalities in the Company's market area, (ii) Provident REIT, Inc. which is a real estate investment trust that holds a portion of the Company's real estate loans, (iii) Provest Services Corp. I which has invested in a low-income housing partnership, and (iv) Provest Services Corp. II which has engaged a third-party provider to sell mutual funds and annuities to the Bank's customers. Intercompany transactions and balances are eliminated in consolidation. The accounts of the Mutual Holding Company are not included in the consolidated financial statements.

                The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. Actual results could differ significantly from these estimates. An estimate that is particularly susceptible to significant near-term change is the allowance for loan losses, which is discussed below.

                Certain prior-year amounts have been reclassified to conform to the current-year presentation. For purposes of reporting cash flows, cash equivalents (if any) include highly-liquid, short-term investments such as overnight federal funds.

        (b)     Securities

                SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires entities to classify securities among three categories - held to maturity, trading, and available for sale. Management determines the appropriate classification of the Company's securities at the time of purchase.

                Held-to-maturity securities are limited to debt securities for which management has the intent and the Company has the ability to hold to maturity. These securities are reported at amortized cost.

                                     F - 10                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                Trading securities are debt and equity securities held principally for the purpose of selling them in the near term. These securities are reported at fair value, with unrealized gains and losses included in earnings. The Company does not engage in security trading activities.

                All other debt and marketable equity securities are classified as available for sale. These securities are reported at fair value, with unrealized gains and losses (net of the related deferred income tax effect) excluded from earnings and reported in a separate component of stockholders' equity (accumulated other comprehensive income or loss). Available-for-sale securities include securities that management intends to hold for an indefinite period of time, such as securities to be used as part of the Company's asset/liability management strategy or securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase capital, or similar factors.

                Premiums and discounts on debt securities are recognized in interest income on a level-yield basis over the period to maturity. The cost of securities sold is determined using the specific identification method. Unrealized losses are charged to earnings when management determines that the decline in fair value of a security is other than temporary.

        c)      Loans

                Loans (other than loans held for sale) are reported at amortized cost less the allowance for loan losses. Mortgage loans originated and held for sale in the secondary market (if any) are reported at the lower of aggregate cost or estimated market value. Market value is estimated based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Net unrealized losses, if any, are recognized in a valuation allowance by a charge to earnings.

                A loan is placed on nonaccrual status when management has determined that the borrower may be unable to meet contractual principal or interest obligations, or when payments are 90 days or more past due. Accrual of interest ceases and, in general, uncollected past due interest (including interest applicable to prior years, if any) is reversed and charged against current interest income. Interest payments received on nonaccrual loans, including impaired loans under SFAS No. 114, are not recognized as income unless warranted based on the borrower's financial condition and payment record.

                The Company defers nonrefundable loan origination and commitment fees, and certain direct loan origination costs, and amortizes the net amount as an adjustment of the yield over the contractual term of the loan. If a loan is prepaid or sold, the net deferred amount is recognized in the statement of income at that time.

        (d)     Allowance for Loan Losses

                The allowance for loan losses is established through provisions for losses charged to earnings. Losses on loans (including impaired loans) are charged to the allowance for loan losses when management believes that the collection of principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized.

                                     F - 11                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                The allowance for loan losses is an amount that management believes is necessary to absorb probable losses on existing loans that may become uncollectable, based on evaluations of the collectability of the loans. Management's evaluations, which are subject to periodic review by the OTS, take into consideration factors such as the Company's past loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and collateral values, and current economic conditions that may affect the borrowers' ability to pay. Future adjustments to the allowance for loan losses may be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, results of regulatory examinations, the identification of additional problem loans, and other factors.

                In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, the Company considers a loan to be impaired when, based on current information and events, it is probable that it will be unable to collect all principal and interest contractually due. SFAS No. 114 applies to loans that are individually evaluated for collectability in accordance with the Company's ongoing loan review procedures (principally commercial real estate, commercial business and construction loans). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans. Under SFAS No. 114, creditors are permitted to report impaired loans based on one of three measures - the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

        (e)     Mortgage Servicing Assets

                The cost of an originated mortgage loan that is sold with servicing retained is allocated between the loan and the servicing right. The cost allocated to the retained servicing right is capitalized as a separate asset and amortized thereafter in proportion to, and over the period of, estimated net servicing income. Capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and impairment losses are recognized in a valuation allowance by charges to income.

        (f)     Federal Home Loan Bank Stock

                As a member of the Federal Home Loan Bank (FHLB) of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is a nonmarketable equity security under SFAS No. 115 and, accordingly, is reported at cost.

        (g)     Premises and Equipment

                Premises and equipment are reported at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years. Leasehold improvements are amortized on a straight-line basis over the terms of the respective leases or the estimated useful lives of the improvements,

                                     F - 12                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                whichever is shorter. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized.

        (h)     Goodwill and Other Intangible Assets

                In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill recorded in the NBF acquisition is not amortized to expense, but instead is evaluated for impairment at least annually. The core deposit intangible recorded in the NBF acquisition is amortized to expense using an accelerated method over its estimated life of approximately nine years, and is evaluated for impairment at least annually. Impairment losses on intangible assets are charged to expense if and when they occur.

                Core deposit intangibles recorded in the Company's 1996 branch acquisitions became fully amortized during fiscal 2001, prior to the effective date of SFAS No. 142. Amortization expense for these intangible assets was $359 in fiscal 2001 and $1,625 in fiscal 2000.

        (i)     Real Estate Owned

                Real estate properties acquired through loan foreclosures are recorded initially at estimated fair value less expected sales costs, with any resulting writedown charged to the allowance for loan losses. Subsequent valuations are performed by management, and the carrying amount of a property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and other available information. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized. Gains and losses on sales of real estate owned are recognized upon disposition.

        (j)     Securities Repurchase Agreements

                In securities repurchase agreements, the Company transfers securities to a counterparty under an agreement to repurchase the identical securities at a fixed price on a future date. These agreements are accounted for as secured financing transactions since the Company maintains effective control over the transferred securities and the transfer meets other specified criteria. Accordingly, the transaction proceeds are recorded as borrowings and the underlying securities continue to be carried in the Company's securities portfolio. Disclosure of the pledged securities is made in the consolidated statements of financial condition if the counterparty has the right by contract to sell or repledge such collateral.

        (k)     Income Taxes

                Deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

                                     F - 13                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

        (l)     Interest Rate Cap Agreements

                Interest rate cap agreements are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company adopted as of October 1, 2000. These agreements are cash flow hedges since they are used to reduce the variability of cash flows from potentially higher interest payments associated with upward interest rate repricings on a portion of the Company's certificate of deposit accounts and borrowings. In accordance with SFAS No. 133, the interest rate cap agreements are reported at fair value. Changes in fair value attributable to time value are reported in interest expense, while changes attributable to intrinsic value are reported in accumulated other comprehensive income until earnings are affected by the variability in cash flows of the hedged liabilities. In fiscal 2000, prior to the adoption of SFAS No. 133, payments (if any) due from the counterparties to the agreements were recognized as a reduction of interest expense and premiums paid by the Company were amortized on a straight-line basis to interest expense.

        (m)     Stock-based Compensation Plans

                Compensation expense is recognized for the ESOP equal to the fair value of shares that have been allocated or committed to be released for allocation to participants. Any difference between the fair value at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of ESOP shares that have not yet been allocated or committed to be released for allocation is deducted from stockholders' equity.

                The Company accounts for the Stock Option Plan in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation expense is recognized only if the exercise price of an option is less than fair value of the underlying stock on the date of the grant. The fair value of shares awarded under the recognition and retention plan
                (RRP), measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested. Tax benefits attributable to any tax deductions that are greater than the amount of compensation expense recognized for financial statement purposes are credited to additional paid-in capital.

                SFAS No. 123, Accounting for Stock-Based Compensation, encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits the continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under

                                     F - 14                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                SFAS No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period. The Company has elected to continue to apply APB Opinion No. 25 and disclose the pro forma information required by SFAS No. 123. Had stock-based compensation expense been recognized in accordance with SFAS No. 123, the Company's net income and earnings per common share would have been adjusted to the following pro forma amounts:

                                      Nine months ended
                                          June 30,                 Years ended September 30,
                                   -----------------------   ------------------------------------
                                      2003         2002         2002         2001         2000
                                   ----------   ----------   ----------   ----------   ----------
Net income, as reported            $    8,667        7,270        9,527        7,482        5,872
Add RRP expense included in
 reported net income, net
 of related tax effects                   250          294          392          373          463
Deduct RRP and stock option
 expense determined under
 the fair-value-based method,
 net of related tax effects              (627)        (663)        (886)        (812)      (1,046)
                                   ----------   ----------   ----------   ----------   ----------
Pro forma net income               $    8,290        6,901        9,033        7,043        5,289
                                   ==========   ==========   ==========   ==========   ==========
Earnigs per share:
   Basic, as reported              $     1.12         0.94         1.24         0.98         0.76
                                   ==========   ==========   ==========   ==========   ==========
   Basic, pro forma                      1.07         0.90         1.17         0.93         0.68
                                   ==========   ==========   ==========   ==========   ==========
   Diluted, as reported                  1.11         0.93         1.22         0.97         0.76
                                   ==========   ==========   ==========   ==========   ==========
   Diluted, pro forma                    1.06         0.88         1.15         0.92         0.68
                                   ==========   ==========   ==========   ==========   ==========

                The estimated per-share fair value of stock options granted for the nine months ended June 30, 2003 and 2002, and in fiscal 2002, 2001 and 2000 was $4.99, $7.11, $7.06, $5.80, and $5.90,
                respectively, using the Black-Scholes option-pricing model with assumptions as follows: dividend yields of 1.8%, 1.4%, 1.4%, 1.3% and 1.0%; expected volatility rates of 14.7%, 22.4%, 22.4%, 22.7%, and 22.0%; risk-free interest rates of 3.3%, 4.3%, 4.2%,
                3.9%, and 6.6%; and expected option lives of approximately 5 years, 6 years, 6 years, 6 years and 8 years.

        (n)     Earnings Per Share

                Basic earnings per share (EPS) is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period. Diluted EPS is computed in a similar manner, except that the weighted average number of common shares is increased to include incremental shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive stock options and unvested RRP shares were exercised or became vested during the period. For purposes of computing both basic and diluted EPS, outstanding shares include all shares issued to the Mutual Holding Company, but exclude unallocated ESOP shares.

                                     F - 15                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        (o)     Segment Information

                Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes.

                                     F - 16                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(4)     Securities Available for Sale

        The following is a summary of securities available for sale:

                                                                Gross          Gross
                                                 Amortized    Unrealized    Unrealized      Fair
                                                    Cost        Gains         Losses        Value
                                                 ----------   ----------    ----------    ----------
        June 30, 2003
        -------------
           Mortgage-backed securities
              Fannie Mae                         $   69,903   $    1,036    $     (103)   $   70,836
              Freddie Mac                            17,923          559            --        18,482
              Other                                  21,464          671           (60)       22,075
                                                 ----------   ----------    ----------    ----------
                                                    109,290        2,266          (163)      111,393
                                                 ----------   ----------    ----------    ----------
           Investment securities
              U.S. Government and
               Agency securities                    121,379        3,710            (3)      125,086
              Corporate debt securities              12,020          835            --        12,855
              State and municipal securities          1,293           --           (19)        1,274
              Equity securities                       1,051          339           (85)        1,305
                                                 ----------   ----------    ----------    ----------
                                                    135,743        4,884          (107)      140,520
                                                 ----------   ----------    ----------    ----------
                 Total available for sale        $  245,033   $    7,150    $     (270)   $  251,913
                                                 ==========   ==========    ==========    ==========
        September 30, 2002
        ------------------
           Mortgage-backed securities
              Fannie Mae                         $   29,643   $    1,046    $       (5)   $   30,684
              Freddie Mac                            18,135          483            (5)       18,613
              Other                                   8,671          680            --         9,351
                                                 ----------   ----------    ----------    ----------
                                                     56,449        2,209           (10)       58,648
                                                 ----------   ----------    ----------    ----------
           Investment securities
              U.S. Government and
               Agency securities                    109,077        4,206            --       113,283
              Corporate debt securities              30,079        2,065            --        32,144
              Equity securities                       1,113        1,060          (102)        2,071
                                                 ----------   ----------    ----------    ----------
                                                    140,269        7,331          (102)      147,498
                                                 ----------   ----------    ----------    ----------
                 Total available for sale        $  196,718   $    9,540    $     (112)   $  206,146
                                                 ==========   ==========    ==========    ==========
        September 30, 2001
        ------------------
           Mortgage-backed securities
              Fannie Mae                         $   21,525   $      613    $       --    $   22,138
              Freddie Mac                            26,875          883            (9)       27,749
              Other                                   9,478          162            --         9,640
                                                 ----------   ----------    ----------    ----------
                                                     57,878        1,658            (9)       59,527
                                                 ----------   ----------    ----------    ----------
           Investment securities
              U.S. Government and
               Agency securities                     48,869        2,288            --        51,157
              Corporate debt securities              48,367        2,505            --        50,872
              Equity securities                       1,290        1,143           (61)        2,372
                                                 ----------   ----------    ----------    ----------
                                                     98,526        5,936           (61)      104,401
                                                 ----------   ----------    ----------    ----------
                 Total available for sale        $  156,404   $    7,594    $      (70)   $  163,928
                                                 ==========   ==========    ==========    ==========

        Equity securities principally consist of Freddie Mac and Fannie Mae common and preferred stock.

                                     F - 17                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The following is a summary of the amortized cost and fair value of investment securities available for sale (other than equity securities), by remaining period to contractual maturity. Actual maturities may differ because certain issuers have the right to call or prepay their obligations.

                                               June 30, 2003          September 30, 2002
                                          -----------------------   -----------------------
                                          Amortized                 Amortized
                                            Cost       Fair Value     Cost       Fair Value
                                          ----------   ----------   ----------   ----------
        Remaining period to contractual
         maturity:
              Less than one year          $   29,028   $   29,522   $   27,207   $   27,802
              One to five years              104,528      108,574      110,844      116,515
              Five to ten years                  785          774           --           --
              Greater than ten years             351          344        1,105        1,110
                                          ----------   ----------   ----------   ----------
                     Total                $  134,692   $  139,214   $  139,156   $  145,427
                                          ==========   ==========   ==========   ==========

        Proceeds from sales of securities available for sale during the nine months ended June 30, 2003 and the years ended September 30, 2002, 2001 and 2000 totaled $22,979, $56,049, $17,291 and $6,010, respectively.
        These sales resulted in gross realized gains of $1,895 and $744 and gross realized losses of $0 and $283 for the nine months ended June 30, 2003 and the year ended September 30, 2002, respectively, and gross realized gains of $531 and $9 in fiscal 2001 and fiscal 2000, respectively.

        The Company transferred securities with a fair value of $11,865 from its available-for-sale portfolio to its held-to-maturity portfolio during the year ended September 30, 2001, based on management's evaluation of the respective portfolios and the Company's investment policy and strategies. The securities were assigned a new cost basis in the held-to-maturity portfolio equal to their fair value at the transfer date. The net unrealized loss of $146 at the transfer date and the related discounts are being amortized as offsetting yield adjustments over the terms of the securities.

        Securities with carrying amounts of $40,317, $29,624 and $41,690 were pledged as collateral for borrowings under securities repurchase agreements at June 30, 2003, September 30, 2002 and September 30, 2001, respectively. U.S. Government securities with carrying amounts of $35,655, $15,656 and $4,772 were pledged as collateral for municipal deposits and other purposes at June 30, 2003, September 30, 2002 and September 30, 2001, respectively.

                                     F - 18                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(5)     Securities Held to Maturity

        The following is a summary of securities held to maturity:

                                                                Gross         Gross
                                                 Amortized    Unrealized    Unrealized       Fair
                                                    Cost        Gains         Losses         Value
                                                 ----------   ----------    ----------    ----------
        June 30, 2003

        Mortgage-backed securities
             Fannie Mae                          $   31,622   $      915    $      (22)   $   32,515
             Freddie Mac                             31,362          712           (12)       32,062
             Other                                    1,259           75            --         1,334
                                                 ----------   ----------    ----------    ----------
                                                     64,243        1,702           (34)       65,911

        Investment securities
             State and municipal securities          18,544        1,121            --        19,665
                                                 ----------   ----------    ----------    ----------
                  Total held to maturity         $   82,787   $    2,823    $      (34)   $   85,576
                                                 ==========   ==========    ==========    ==========
        September 30, 2002

        Mortgage-backed securities
             Fannie Mae                          $   32,904   $    1,700    $       --    $   34,604
             Freddie Mac                             34,693        1,116           (21)       35,788
             Other                                    2,785          204            --         2,989
                                                 ----------   ----------    ----------    ----------
                                                     70,382        3,020           (21)       73,381

        Investment securities
             State and municipal securities          16,409          916            --        17,325
                                                 ----------   ----------    ----------    ----------
                  Total held to maturity         $   86,791   $    3,936    $      (21)   $   90,706
                                                 ==========   ==========    ==========    ==========
        September 30, 2001

        Mortgage-backed securities
             Fannie Mae                          $   27,971   $      983    $       (1)   $   28,953
             Freddie Mac                             26,477          917            --        27,394
             Other                                    5,001          152            --         5,153
                                                 ----------   ----------    ----------    ----------
                                                     59,449        2,052            (1)       61,500

        Investment securities
             State and municipal securities          11,906          254            --        12,160
                                                 ----------   ----------    ----------    ----------
                  Total held to maturity         $   71,355   $    2,306    $       (1)   $   73,660
                                                 ==========   ==========    ==========    ==========

                                     F - 19                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The following is a summary of the amortized cost and fair value of investment securities held to maturity, by remaining period to contractual maturity. Actual maturities may differ because certain issuers have the right to call or repay their obligations.

                                               June 30, 2003         September 30, 2002
                                         -----------------------   -----------------------
                                         Amortized                 Amortized
                                            Cost      Fair Value      Cost      Fair Value
                                         ----------   ----------   ----------   ----------
        Remaining period to
         contractual maturity:
              Less than one year         $      270   $      270   $    1,750   $    1,750
              One to five years               7,937        8,346        3,097        3,287
              Five to ten years              10,015       10,727        9,963       10,600
              Greater than ten years            322          322        1,599        1,688
                                         ----------   ----------   ----------   ----------
                       Total             $   18,544   $   19,665   $   16,409   $   17,325
                                         ==========   ==========   ==========   ==========

        There were no sales of securities held to maturity during the nine months ended June 30, 2003 and the years ended September 30, 2002, 2001 and 2000.

                                     F - 20                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(6)     Loans

        The components of the loan portfolio, excluding loans held for sale, were as follows:

                                                              September 30,
                                            June 30,     ------------------------
                                              2003          2002          2001
                                           ----------    ----------    ----------
        One- to four-family residential
         mortgage loans:
             Fixed rate                    $  323,084    $  299,851    $  278,668
             Adjustable rate                   56,710        66,260        79,530
                                           ----------    ----------    ----------
                                              379,794       366,111       358,198
                                           ----------    ----------    ----------
        Commercial real estate loans          179,945       163,329       129,295
        Commercial business loans              45,306        41,320        31,394
        Construction loans                      7,312        17,020        19,490
                                           ----------    ----------    ----------
                                              232,563       221,669       180,179
                                           ----------    ----------    ----------
        Consumer loans:
             Home equity lines of credit       48,026        39,727        31,125
             Homeowner loans                   27,771        36,880        39,501
             Other consumer loans               5,456         6,812         6,266
                                           ----------    ----------    ----------
                                               81,253        83,419        76,892
                                           ----------    ----------    ----------
                  Total loans                 693,610       671,199       615,269

        Allowance for loan losses             (11,055)      (10,383)       (9,123)
                                           ----------    ----------    ----------
                  Total loans, net         $  682,555    $  660,816    $  606,146
                                           ==========    ==========    ==========

        Total loans include net deferred loan origination costs of $1,013, $1,048 and $914 at June 30, 2003, September 30, 2002 and September 30, 2001, respectively.

        A substantial portion of the Company's loan portfolio is secured by residential and commercial real estate located in Rockland County, New York and contiguous areas such as Orange County, New York. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area. Commercial real estate and construction loans are considered by management to be of somewhat greater credit risk than loans to fund the purchase of a primary residence due to the generally larger loan amounts and dependency on income production or sale of the real estate. Substantially all of these loans are collateralized by real estate located in the Company's primary market area.

                                     F - 21                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The principal balances of nonaccrual loans were as follows:

                                                                   September 30,
                                                  June 30,    -----------------------
                                                    2003         2002         2001
                                                 ----------   ----------   ----------
        One- to four-family residential
         mortgage loans                          $    1,727   $    2,291   $    1,684
        Commercial real estate loans                  3,488        2,492          418
        Construction loans                               --           --           --
        Commercial loans                                 39           --           --
        Consumer loans                                  116          171          175
                                                 ----------   ----------   ----------
                      Total nonaccrual loans     $    5,370   $    4,954   $    2,277
                                                 ==========   ==========   ==========

        Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $294 for the nine months ended June 30, 2003, and $371, $165 and $337 for the years ended September 30, 2002, 2001 and 2000, respectively, compared to interest income actually recognized (including income recognized on a cash basis) of $153, $83, $13, and $77, respectively.

        The Company's total recorded investment in impaired loans, as defined by SFAS No. 114, was $622, $588 and $358 at June 30, 2003, September 30,
        2002 and September 30, 2001, respectively. Substantially all of these loans were collateral-dependent loans measured based on the fair value of the collateral. The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. An impairment allowance was not required at June 30, 2003 or September 30, 2002 and September 30, 2001 due to the adequacy of collateral values. The Company's average recorded investment in impaired loans was $605 for the nine months ended June 30, 2003 and $473, $768, and $1,196 during the years ended September 30, 2002, 2001, and 2000, respectively.

        Activity in the allowance for loan losses is summarized as follows:

                                          Nine months ended June 30,          Year ended September 30,
                                          --------------------------   --------------------------------------
                                             2003           2002          2002          2001          2000
                                          -----------    -----------   ----------    ----------    ----------
        Balance at beginning of year      $    10,383    $     9,123   $    9,123    $    7,653    $    6,202
        Provision for loan losses                 800            600          900         1,440         1,710
        Charge-offs                              (232)          (137)        (324)         (159)         (370)
        Recoveries                                104             99          147           189           111
        Allowance recorded in NBF
         acquisition                               --            537          537            --            --
                                          -----------    -----------   ----------    ----------    ----------
        Balance at end of year            $    11,055    $    10,222   $   10,383    $    9,123    $    7,653
                                          ===========    ===========   ==========    ==========    ==========

        Real estate owned properties are included in other assets at net carrying amounts of $41 and $109 at September 30, 2002 and September 30, 2001, respectively (none at June 30, 2003). Provisions for losses

                                     F - 22                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        and other activity in the allowance for losses on real estate owned were insignificant during the nine months ended June 30, 2003 and the years ended September 30, 2002, 2001 and 2000.

        Certain residential mortgage loans originated by the Company are sold in the secondary market. Other non-interest income includes net gains on such sales of $836 and $92 for the nine months ended June 30, 2003 and 2002, respectively, $146 in fiscal 2002, none in fiscal 2001 and $28 in fiscal 2000. At June 30, 2003 there was $2,554 in loans held for sale. There were no loans held for sale at September 30, 2002 and September 30, 2001. Other assets at June 30, 2003, September 30, 2002 and September 30, 2001 include capitalized mortgage servicing rights with an amortized cost of $557, $193 and $201, respectively, which approximated fair value.

        The Company generally retains the servicing rights on mortgage loans sold. Servicing loans for others involves collecting payments, maintaining escrow accounts, making remittances to investors and, if necessary, processing foreclosures. Mortgage loans serviced for others totaled approximately $79,659, $73,600, $86,700 and $98,500 at June 30,
        2003, September 30, 2002, 2001 and 2000, respectively. These amounts include loans sold with recourse (approximately $541 and $838 at June 30, 2003 and September 30, 2002, respectively) for which management does not expect the Company to incur any significant losses. Mortgage escrow funds include balances of $2,558, $879 and $1,416 at June 30, 2003, September 30, 2002 and September 30, 2001, respectively, related to loans serviced for others.

(7)     Accrued Interest Receivable

        The components of accrued interest receivable were as follows:

                                                             September 30,
                                            June 30,    -----------------------
                                              2003         2002         2001
                                           ----------   ----------   ----------
        Loans                              $    2,180   $    2,561   $    2,971
        Securities                              2,247        2,930        2,626
                                           ----------   ----------   ----------
              Total accrued interest
               receivable                  $    4,427   $    5,491   $    5,597
                                           ==========   ==========   ==========

                                     F - 23                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(8)     Premises and Equipment, Net

        Premises and equipment are summarized as follows:

                                                                            September 30,
                                                         June 30,     ------------------------
                                                           2003          2002          2001
                                                        ----------    ----------    ----------
        Land and land improvements                      $    1,407    $    1,368    $    1,090
        Buildings                                            6,614         6,802         4,775
        Leasehold improvements                               6,076         4,600         4,163
        Furniture, fixtures, and equipment                  11,569        10,895         9,607
                                                        ----------    ----------    ----------
                                                            25,666        23,665        19,635

        Accumulated depreciation and amortization          (14,050)      (12,594)      (10,718)
                                                        ----------    ----------    ----------
             Total premises and equipment, net          $   11,616    $   11,071    $    8,917
                                                        ==========    ==========    ==========

(9)     Deposits

        Deposit balances and weighted average interest rates are summarized as follows:

                                                                                       September 30,
                                                                     -------------------------------------------------
                                                June 30, 2003                 2002                      2001
                                           -----------------------   -----------------------   -----------------------
                                             Amount        Rate        Amount        Rate        Amount        Rate
                                           ----------   ----------   ----------   ----------   ----------   ----------
        Demand deposits:
             Retail                        $   83,165         0.00%  $   54,399         0.00%  $   41,280         0.00%
             Commercial                        64,508           --       55,732           --       33,081           --
        NOW deposits                           70,963         0.20       82,983         0.40       63,509         0.49
        Savings deposits                      279,016         0.40      247,918         0.99      160,777         1.05
        Money market deposits                 127,560         0.55      115,065         1.23      109,126         1.81
        Certificates of deposit               232,322         2.03      243,529         2.64      245,327         4.63
                                           ----------                ----------                ----------
                      Total deposits       $  857,534         0.78%  $  799,626         1.33%  $  653,100         2.31%
                                           ==========                ==========                ==========

        Municipal deposits held by PMB totaled $19,813 and $8,800 at June 30, 2003 and September 30, 2002, respectively.

                                     F - 24                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        Certificates of deposit had remaining periods to contractual maturity as follows:

                                                                          September 30,
                                                         June 30,    -----------------------
                                                           2003         2002         2001
                                                        ----------   ----------   ----------
        Remaining period to contractual maturity:
             Less than one year                         $  168,768   $  186,160   $  218,850
             One to two years                               44,923       36,168       20,433
             Two to three years                              7,287       13,485        2,499
             Greater than three years                       11,344        7,716        3,545
                                                        ----------   ----------   ----------
                       Total certificates of deposit    $  232,322   $  243,529   $  245,327
                                                        ==========   ==========   ==========

        Certificate of deposit accounts with a denomination of $100 or more totaled $39,744, $38,562 and $32,660 at June 30, 2003, September 30,
        2002 and September 30, 2001, respectively. The FDIC generally insures depositor accounts up to $100 as defined in the applicable regulations.

        Interest expense on deposits is summarized as follows:

                                                       Nine months                     Years ended
                                                      ended June 30,                   September 30,
                                                 -----------------------   ------------------------------------
                                                    2003         2002         2002         2001         2000
                                                 ----------   ----------   ----------   ----------   ----------
        Savings deposits                         $    1,207   $    1,610   $    2,289   $    2,898   $    3,435
        Money market and NOW deposits                   955        1,304        1,750        2,610        2,499
        Certificates of deposit                       3,985        5,967        7,662       13,915       12,787
                                                 ----------   ----------   ----------   ----------   ----------
                      Total interest expense     $    6,147   $    8,881   $   11,701   $   19,423   $   18,721
                                                 ==========   ==========   ==========   ==========   ==========

                                     F - 25                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(10)    FHLB Borrowings

        The Company's FHLB borrowings and weighted average interest rates are summarized as follows:

                                                                                           September 30,
                                                                        -------------------------------------------------
                                                   June 30, 2003                 2002                      2001
                                              -----------------------   -----------------------   -----------------------
                                                Amount        Rate        Amount        Rate        Amount        Rate
                                              ----------   ----------   ----------   ----------   ----------   ----------
        By type of borrowing:
             Advances                         $   76,374         3.40%  $   72,968         3.63%  $   70,677         5.39%
             Repurchase agreements                40,358         4.52       30,000         5.17       39,750         5.18
                                              ----------                ----------                ----------
                  Total borrowings            $  116,732         3.79%  $  102,968         4.08%  $  110,427         5.32%
                                              ----------                ----------                ----------
        By remaining period to maturity:
             Less than one year               $   11,238         4.30%  $   30,319         3.24%  $   39,950         6.20%
             One to two years                     15,000         5.31       20,000         5.02       20,477         4.73
             Two to three years                   38,000         2.67       15,000         2.69       15,000         5.43
             Three to four years                  19,285         4.77        8,000         4.72       10,000         3.74
             Four to five years                   29,219         3.46        9,649         4.69           --           --
             Greater than five years               3,990         4.89       20,000         4.88       25,000         4.96
                                              ----------                ----------                ----------
                  Total borrowings            $  116,732         3.79%  $  102,968         4.08%  $  110,427         5.32%
                                              ==========                ==========                ==========

        As a member of the FHLB of New York, the Bank may borrow in the form of term and overnight FHLB advances up to 30% of its total assets, or approximately $334,000 and $308,000 at June 30, 2003 and September 30, 2002. The Bank's unused FHLB borrowing capacity was approximately $202,700 and $235,000, respectively, at those dates. FHLB advances are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (such as securities and residential mortgage loans) not otherwise pledged. The Bank satisfied this collateral requirement at June 30, 2003, September 30, 2002 and September 30, 2001.

        Securities repurchase agreements had weighted average remaining terms to maturity of approximately 3.1 years, 4.3 years and 5.3 years at June 30, 2003, September 30, 2002 and September 30, 2001, respectively. Average borrowings under securities repurchase agreements were $33,643 for the nine months ended June 30, 2003 and $34,479, $36,417, and $40,515 during the years ended September 30, 2002, 2001 and 2000, respectively, and the maximum outstanding month-end balance was $40,358, $39,750, $39,750 and $44,750, respectively.

        FHLB borrowings of $35,000 and $35,000 at June 30, 2003 and September 30, 2002 are callable quarterly, at the discretion of the FHLB. These borrowings have a weighted average remaining term to the contractual maturity dates of approximately 3 years and 4 years, respectively and weighted average interest rates of 5.11% and 5.11% at June 30, 2003 and September 30, 2002, respectively.

                                     F - 26                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(11)    Income Taxes

        Income tax expense consists of the following:

                                           Nine months ended June 30,          Years ended September 30,
                                           --------------------------   --------------------------------------
                                              2003            2002         2002          2001          2000
                                           ----------      ----------   ----------    ----------    ----------
        Current tax expense:
             Federal                       $    3,911      $    5,754   $    5,872    $    1,839    $    3,214
             State                                593             793          863           351           294
                                           ----------      ----------   ----------    ----------    ----------
                                                4,504           6,547        6,735         2,190         3,508
                                           ----------      ----------   ----------    ----------    ----------
        Deferred tax (benefit) expense:
             Federal                              490          (1,966)        (918)        1,800          (472)
             State                                 (5)           (372)        (254)           97          (170)
                                           ----------      ----------   ----------    ----------    ----------
                                                  485          (2,338)      (1,172)        1,897          (642)
                                           ----------      ----------   ----------    ----------    ----------
                  Total income tax
                   expense                 $    4,989      $    4,209   $    5,563    $    4,087    $    2,866
                                           ==========      ==========   ==========    ==========    ==========

        Actual income tax expense differs from the tax computed based on pre-tax income and the applicable statutory Federal tax rate, for the following reasons:

                                             Nine months ended June 30,           Years ended September 30,
                                             --------------------------    ----------------------------------------
                                                2003            2002          2002           2001           2000
                                             ----------     -----------    ----------     ----------     ----------
        Tax at Federal statutory rate        $    4,779     $     4,018    $    5,282     $    3,933     $    2,971
        State income taxes, net of
         Federal tax benefit                        382             270           396            296             82
        Tax-exempt interest                        (170)           (130)         (193)          (148)          (139)
        Nondeductible portion of ESOP
         expense                                    153             117           161             61             32
        Low-income housing tax credits              (54)            (54)          (72)           (72)           (72)
        BOLI Income                                (113)             --
        Other, net                                   12             (12)          (11)            17             (8)
                                             ----------     -----------    ----------     ----------     ----------
              Actual income tax expense      $    4,989     $     4,209    $    5,563     $    4,087     $    2,866
                                             ==========     ===========    ==========     ==========     ==========
        Effective income tax rate                  36.5%           36.7%         36.9%          35.3%          32.8%
                                             ==========     ===========    ==========     ==========     ==========

                                     F - 27                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The tax effects of temporary differences that give rise to deferred tax assets and liabilities are summarized below. The net amount is reported in other assets or other liabilities in the consolidated statements of financial condition.

                                                                               September 30,
                                                             June 30,     ------------------------
                                                               2003          2002          2001
                                                            ----------    ----------    ----------
        Deferred tax assets:
             Allowance for loan losses                      $    4,518    $    4,226    $    3,516
             Deferred compensation                               2,090         1,924         1,389
             Core deposit intangibles                            1,124         1,132         1,904
             Depreciation of premises and equipment                245           540           448
             Other                                                 178           150           164
                                                            ----------    ----------    ----------
                       Total deferred tax assets                 8,155         7,972         7,421
                                                            ----------    ----------    ----------
        Deferred tax liabilities:
             Net unrealized gain on securities
              available for sale                                (2,705)       (3,720)       (2,954)
             Undistributed earnings of subsidiary not
              consolidated for tax return purposes
              (Provident REIT, Inc.)                            (3,974)       (3,067)       (3,193)
             Purchase accounting fair value
              adjustments                                         (694)         (578)           --
             Prepaid pension costs                                (178)         (484)         (394)
             Other                                                (555)         (604)         (509)
                                                            ----------    ----------    ----------
                       Total deferred tax liabilities           (8,106)       (8,453)       (7,050)
                                                            ----------    ----------    ----------
                       Net deferred tax asset (liability)   $       49    $     (481)   $      371
                                                            ==========    ==========    ==========

        Based on management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at June 30, 2003, September 30, 2002 and September 30, 2001.

        The Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. Tax bad debt reserves consist of a defined "base-year" amount, plus additional amounts accumulated after the base year. Deferred tax liabilities are recognized with respect to reserves accumulated after the base year, as well as any portion of the base-year amount that is expected to become taxable (or recaptured) in the foreseeable future. The Bank's base-year tax bad debt reserves were $4,600 for Federal tax purposes and $34,700 and $32,100 for New York State tax purposes at June 30, 2003 and September 30, 2002, respectively. Associated deferred tax liabilities of $3,600 and $3,500 have not been recognized at those dates since the Company does not expect that the base-year reserves will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of certain of these reserves include (i) redemptions of the Bank's stock or

                                     F - 28                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        certain excess distributions by the Bank to Provident Bancorp, Inc. and
        (ii) failure of the Bank to maintain a specified qualifying-assets ratio or meet other thrift definition tests for New York State tax purposes.

(12)    Employee Benefit Plans and Stock-Based Compensation Plans

        (a)     Pension Plan

                The Company has a noncontributory defined benefit pension plan covering substantially all of its employees. Employees who are twenty-one years of age or older and have worked for the Company for one year are eligible to participate in the plan. The Company's funding policy is to contribute annually an amount sufficient to meet statutory minimum funding requirements, but not in excess of the maximum amount deductible for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for benefits expected to be earned in the future.

                The following is a summary of changes in the projected benefit obligation and fair value of plan assets, together with a reconciliation of the funded status to the amount of prepaid pension costs reported in other assets in the consolidated statements of financial condition:

                                                           September 30,
                                                     ------------------------
                                                        2002          2001
                                                     ----------    ----------
        Changes in projected benefit obligation:
             Beginning of year                       $    6,889    $    5,421
             Service cost                                   430           465
             Interest cost                                  490           427
             Actuarial (gain) loss                         (427)          640
             Acquisition of NBF                           1,875            --
             Benefits paid                                 (125)          (64)
                                                     ----------    ----------
                       End of year                        9,132         6,889
                                                     ----------    ----------
        Changes in fair value of plan assets:
             Beginning of year                            6,385         7,459
             Actual loss on plan assets                    (895)       (1,150)
             Employer contributions                         600           140
             Acquisition of NBF                           1,922            --
             Benefits paid                                 (125)          (64)
                                                     ----------    ----------
                       End of year                        7,887         6,385
                                                     ----------    ----------
        Funded status at end of year                     (1,245)         (504)
        Unrecognized net actuarial loss                   2,555         1,500
        Unrecognized prior service cost                     (70)          (82)
        Unrecognized net transition obligation               62            86
                                                     ----------    ----------
                       Prepaid pension costs         $    1,302    $    1,000
                                                     ==========    ==========

                                     F - 29                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        A discount rate of 6.75% and a rate of increase in future compensation levels of 5.0% were used in determining the actuarial present value of the projected benefit obligation at September 30, 2002 (7.25% and 5.5%, respectively, at September 30, 2001). The long-term rate of return on plan assets was 8.0% for fiscal 2002 and 2001.

        The components of the net periodic pension expense were as follows:

                                                           Years ended September 30,
                                                     --------------------------------------
                                                        2002          2001          2000
                                                     ----------    ----------    ----------
        Service cost                                 $      430    $      465    $      515
        Interest cost                                       490           427           409
        Expected return on plan assets                     (598)         (600)         (539)
        Amortization of prior service cost                  (14)          (14)          (14)
        Amortization of net transition obligation            26            26            26
        Recognized net actuarial loss (gain)                 12            (2)           --
                                                     ----------    ----------    ----------
              Net periodic pension expense           $      346    $      302    $      397
                                                     ==========    ==========    ==========

                Net periodic pension expense was $554 and $293 for the nine months ended June 30, 2003 and 2002, respectively.

                The Company has also established a nonqualified Supplemental Executive Retirement Plan to provide certain executives with supplemental retirement benefits in addition to the benefits provided by the pension plan. The periodic pension expense for the supplemental plan amounted to $77 and $33 for the nine months ended June 30, 2003 and 2002, respectively, and $90, $59 and $54 for the years ended September 30, 2002, 2001 and 2000, respectively. The actuarial present value of the projected benefit obligation was $555 and $426 at September 30, 2002 and 2001, respectively, all of which is unfunded.

        (b)     Other Postretirement Benefits Plan

                The Company's postretirement health care plan, which is unfunded, provides optional medical, dental and life insurance benefits to retirees. In accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, the cost of postretirement benefits is accrued over the years in which employees provide services to the date of their full eligibility for such benefits. As permitted by SFAS No. 106, the Company has elected to amortize the transition obligation for accumulated benefits as an expense over a 20-year period. The periodic expense recognized for this plan was $38 and $32 for the nine months ended June 30, 2003 and 2002, respectively, and $32, $37 and $39 for the years ended September 30, 2002, 2001 and 2000, respectively.

                                     F - 30                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        (c)     Employee Savings Plans

                The Company also sponsors a defined contribution plan established under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to 10% of their compensation to the plan. The Company currently makes matching contributions equal to 50% of a participant's contributions up to a maximum matching contribution of 3% of compensation. Voluntary and matching contributions are invested, in accordance with the participant's direction, in one or a number of investment options. Savings plan expense was $184 and $148 for the nine months ended June 30, 2003 and 2002, respectively, and $206, $184 and $180 for the years ended September 30, 2002, 2001 and 2000, respectively. A supplemental savings plan has also been established for certain senior officers. Expense recognized for this plan was $50 and $51 for the nine months ended June 30, 2003 and 2002, respectively, and $68, $62 and $53 for the years ended September 30, 2002, 2001 and 2000, respectively.

        (d)     Employee Stock Ownership Plan

                In connection with the Reorganization and Offering, the Company established an ESOP for eligible employees who meet certain age and service requirements. The ESOP borrowed $3,760 from Provident Bancorp, Inc. and used the funds to purchase 309,120 shares of common stock in the open market subsequent to the Offering. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loan which has a ten-year term and bears interest at the prime rate. The ESOP uses these contributions, and any dividends received by the ESOP on unallocated shares, to make principal and interest payments on the loan.

                ESOP shares are held by the plan trustee in a suspense account until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation. Participants become vested in the allocated shares over a period not to exceed five years. Any forfeited shares are allocated to other participants in the same proportion as contributions.

                ESOP expense was $721 and $615 for the nine months ended June 30, 2003 and 2002, respectively, and $835, $555 and $470 for the years ended September 30, 2002, 2001 and 2000, respectively. Through June 30, 2003 and September 30, 2002, a cumulative total of 169,766 shares and 146,582 shares have been allocated to participants or committed to be released for allocation, respectively. The cost of ESOP shares that have not yet been allocated to participants or committed to be released for allocation is deducted from stockholders' equity (139,354 shares with a cost of $1,691 and a fair value of approximately $4,473 at June 30, 2003 and 162,538 shares with a cost of $1,974 and a fair value of approximately $4,600 at September 30, 2002, respectively).

        (e)     Recognition and Retention Plan

                In February 2000, the Company's stockholders approved the Provident Bank 2000 Recognition and Retention Plan (the RRP). The principal purpose of the RRP is to provide executive officers and directors a proprietary interest in the Company in a manner designed to encourage their continued performance and service. A total of 193,200 shares were awarded under the RRP in February 2000,

                                     F - 31                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                and the grant-date fair value of these shares $(2,995) was charged to stockholders' equity. The awards vest at a rate of 20% on each of five annual vesting dates, the first of which was September 30, 2000. RRP expense was $394 and $464 for the nine months ended June 30, 2003 and 2002, respectively, and $621, $577 and $689 for the years ended September 30, 2002, 2001 and 2000, respectively.

        (f)     Stock Option Plan

                The stockholders also approved the Provident Bank 2000 Stock Option Plan (the Stock Option Plan) in February 2000. A total of 386,400 shares of authorized but unissued common stock has been reserved for issuance under the Stock Option Plan, although the Company may also fund option exercises using treasury shares. Options have a ten-year term and may be either nonqualified stock options or incentive stock options. Reload options may be granted and provide for the automatic grant of a new option at the then-current market price in exchange for each previously owned share tendered by an employee in a stock-for-stock exercise. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

                The following is a summary of activity in the Stock Option Plan:

                                                                        Weighted
                                                    Shares subject      average
                                                       to option     exercise price
                                                    --------------   --------------
                Granted in February 2000                   366,650   $        15.50
                Forfeited                                  (11,250)           15.50
                                                    --------------   --------------
                Outstanding at September 30, 2000          355,400            15.50

                Granted                                      5,451            21.15
                Exercised                                  (10,851)           15.50
                Forfeited                                   (1,200)           15.50
                                                    --------------   --------------
                Outstanding at September 30, 2001          348,800            15.59

                Granted                                     44,331            25.97
                Exercised                                  (86,994)           16.43
                Forfeited                                   (3,100)           15.50
                                                    --------------   --------------
                Outstanding at September 30, 2002          303,037            16.87

                Granted                                     10,620            31.36
                Exercised                                  (33,068)           24.99
                Forfeited                                   (5,050)           15.50
                                                    --------------   --------------
                Outstanding at June 30, 2003               275,539   $        17.26
                                                    ==============   ==============

                                     F - 32                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                Options exercisable at June 30, 2003 and September 30, 2002, 2001 and 2000 totaled 209,586, 157,463, 137,815 and 71,080, respectively, with a weighted average exercise price of approximately $17.71, $16.70, $15.50, and $15.50 per share, respectively. These options had weighted average remaining terms of 6.7 years, 7.4 years, 8.4 years, and 9.4 years at the respective dates. There were 35,300 shares available for future option grants at June 30, 2003 and September 30, 2002, respectively.

(13)    Comprehensive Income

        Comprehensive income represents the sum of net income and items of other comprehensive income or loss that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale. The Company has reported its comprehensive income in the consolidated statements of changes in stockholders' equity.

                                     F - 33                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The components of other comprehensive income (loss) are summarized as follows:

                                                   Nine months ended June 30,          Year ended September 30,
                                                   --------------------------   --------------------------------------
                                                       2003          2002          2002          2001          2000
                                                   -----------   ------------   ----------    ----------    ----------
        Net unrealized   holding gain
         (loss) arising during the year on
         securities available  for  sale,
         net of related income taxes of
         $256, $304, $950, $3,526 and
         $606, respectively                        $      (386)  $       (473)  $    1,429    $    5,289    $      908

        Reclassification adjustment for
         net realized gains included in net
         income, net of related income taxes
         of $758 and $115 for the nine
         months ended June 30, 2003 and
         2002, respectively, and $184, $212
         and $4 for the years ended
         September 30, 2002, 2001 and 2000,
         respectively                                   (1,137)          (173)        (277)         (319)           (5)
                                                   -----------   ------------   ----------    ----------    ----------
                                                        (1,523)          (646)       1,152         4,970           903

        Net unrealized gain (loss) on
         derivatives, net of related income
         taxes of $6 and $19 for the nine
         months ended June 30, 2003 and 2002,
         respectively, and $26 and $32 for the
         years ended September 30, 2002 and
         2001, respectively (note 16)                       10             28           38           (48)           --
                                                   -----------   ------------   ----------    ----------    ----------
                  Other comprehensive
                   income (loss)                   $    (1,513)  $       (618)  $    1,190    $    4,922    $      903
                                                   ===========   ============   ==========    ==========    ==========

        The Company's accumulated other comprehensive income included in stockholders' equity at June 30, 2003, September 30, 2002 and September 30, 2001 consists of (i) the after-tax net unrealized gain of $4,059, $5,582 and $4,430, respectively, on securities available for sale, and
        (ii) the after-tax net unrealized loss of $0, $10 and $48, respectively, on derivatives accounted for as cash flow hedges.

                                     F - 34                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(14)    Earnings Per Common Share

        The following is a summary of the calculation of earnings per share
        (EPS):

                                             Nine months ended June 30,        Years ended September 30,
                                             --------------------------   ------------------------------------
                                                 2003          2002          2002         2001         2000
                                             -----------   ------------   ----------   ----------   ----------
                                                           (In thousands, except per share data)
        Net income                           $     8,667   $      7,270   $    9,527   $    7,482   $    5,872
                                             ===========   ============   ==========   ==========   ==========
        Weighted average common shares
         outstanding for computation of
         basic EPS //(1)//                         7,715          7,701        7,702        7,661        7,773
        Common-equivalent shares due to
         the dilutive effect of stock
         options and RRP awards //(2)//              114            128          118           50           --
                                             -----------   ------------   ----------   ----------   ----------
        Weighted average common shares
         for computation of diluted EPS      $     7,829   $      7,829   $    7,820   $    7,711   $    7,773
                                             ===========   ============   ==========   ==========   ==========
        Earnings per common share:
           Basic                             $      1.12   $       0.94   $     1.24   $     0.98   $     0.76
           Diluted                                  1.11           0.93         1.22         0.97         0.76
                                             ===========   ============   ==========   ==========   ==========

        (1) Includes all shares issued to the Mutual Holding Company, but excludes unallocated ESOP shares.
        (2) Represents incremental shares computed using the treasury stock method.

(15)    Stockholders' Equity

        (a)     Regulatory Capital Requirements

                OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%, a minimum ratio of Tier 1 (core) capital to total adjusted assets of 4.0%, and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

                Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories - well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1
                (core) capital ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0%, and a total risk-based capital ratio of at least 10.0%.

                                     F - 35                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors. These capital requirements apply only to the Bank, and do not consider additional capital retained by Provident Bancorp, Inc.

        Management believes that, as of June 30, 2003, September 30, 2002 and September 30, 2001, the Bank met all capital adequacy requirements to be classified as a well-capitalized institution.

        The following is a summary of the Bank's actual regulatory capital amounts and ratios at June 30, 2003, September 30, 2002 and September 30, 2001, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution. PMB is also subject to certain regulatory capital requirements which it satisfied as of June 30, 2003 and September 30, 2002.

                                                                              OTS requirements
                                                              -------------------------------------------------
                                                                  Minimum capital       Classification as well
                                          Bank actual                adequacy                capitalized
                                    -----------------------   -----------------------   -----------------------
                                      Amount       Ratio        Amount       Ratio        Amount       Ratio
                                    ----------   ----------   ----------   ----------   ----------   ----------
        June 30, 2003:
           Tangible capital         $   91,149          8.4%  $   16,372          1.5%  $       --          0.0%
           Tier 1 (core) capital        91,149          8.4       43,658          4.0       54,573          5.0
           Risk-based capital:
              Tier 1                    91,149         13.9           --          0.0       39,440          6.0
              Total                     98,976         15.1       52,587          8.0       65,734         10.0
                                    ==========                ==========                ==========
        September 30, 2002:
           Tangible capital         $   84,307          8.5%  $   14,963          1.5%  $       --          0.0%
           Tier 1 (core) capital        84,307          8.5       39,901          4.0       49,875          5.0
           Risk-based capital:
              Tier 1                    84,307         14.2           --          0.0       35,552          6.0
              Total                     91,747         15.5       47,403          8.0       59,254         10.0
                                    ==========                ==========                ==========
        September 30, 2001:
           Tangible capital         $   88,526         10.2%  $   13,015          1.5%  $       --          0.0%
           Tier 1 (core) capital        88,526         10.2       34,706          4.0       43,383          5.0
           Risk-based capital:
              Tier 1                    88,526         16.9           --          0.0       31,404          6.0
              Total                     95,100         18.2       41,873          8.0       52,341         10.0
                                    ==========                ==========                ==========

        Tangible and Tier 1 capital amounts represent the stockholder's equity of the Bank, less intangible assets and after-tax net unrealized gains on securities available for sale. Total capital represents Tier 1 capital plus the allowance for loan losses up to a maximum amount equal to 1.25% of risk-weighted assets.

                                     F - 36                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The following is a reconciliation of the Bank's total stockholder's equity under accounting principles generally accepted in the United States of America ("GAAP") and its regulatory capital:

                                                                         September 30,
                                                      June 30,     ------------------------
                                                        2003          2002          2001
                                                     ----------    ----------    ----------
        Total GAAP stockholder's equity              $  109,251    $  104,779    $   92,769
        Goodwill and intangible assets                  (14,150)      (15,041)           --
        Unrealized gain on securities available
         for sale                                        (3,952)       (5,431)       (4,243)
                                                     ----------    ----------    ----------
             Tangible, tier 1 core and
              Tier 1 risk-based capital                  91,149        84,307        88,526
        Allowance for loan losses                         7,827         7,440         6,574
                                                     ----------    ----------    ----------
             Total risk-based capital                $   98,976    $   91,747    $   95,100
                                                     ==========    ==========    ==========

        (b)     Dividend Payments

                Under OTS regulations, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to the sum of net income for the current year and net income retained for the two preceding years. Dividend payments in excess of this amount require OTS approval. The Bank paid cash dividends of $3,500 and $2,000 to Provident Bancorp, Inc. during the nine months ended June 30, 2003 and the year ended September 30, 2000, respectively (none during the years ended September 30, 2002 and 2001).

                Unlike the Bank, Provident Bancorp, Inc. is not subject to OTS regulatory limitations on the payment of dividends to its shareholders. The Mutual Holding Company waived the receipt of cash dividends with respect to its shares of Provident Bancorp, Inc. amounting to $1,402 for the nine months ended June 30, 2003, $1,310 in fiscal 2002, $972 in fiscal 2001 and $177 in fiscal 2000, for a cumulative total of $3,993 through June 30, 2003.

        (c)     Stock Repurchase Programs

                The Company completed a stock repurchase program during the year ended September 30, 2000, purchasing 193,200 common shares for the treasury at a total cost of $3,061. In July 2000, the Company announced a second repurchase program to acquire up to 5%, or approximately 185,000, of its publicly-traded shares as market conditions warrant. This program was completed in May 2003. A third repurchase program was announced in March 2003 to acquire up to 5% or approximately $177,250. A total of 14,511 shares have been purchased for the treasury under the third program through June 30, 2003 at a total cost of $456.

                                     F - 37                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        (d)     Liquidation Rights

                All depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization continue to have such rights solely with respect to the Mutual Holding Company, as long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have liquidation rights with respect to the Mutual Holding Company.

(16)    Off-Balance-Sheet Financial Instruments

        In the normal course of business, the Company is a party to off-balance-sheet financial instruments that involve, to varying degrees, elements of credit risk and interest rate risk in addition to the amounts recognized in the consolidated financial statements. The contractual or notional amounts of these instruments, which reflect the extent of the Company's involvement in particular classes of off-balance-sheet financial instruments, are summarized as follows:

                                                                  September 30,
                                                June 30,    -----------------------
                                                  2003         2002         2001
                                               ----------   ----------   ----------
        Lending-related instruments:
             Loan origination commitments:
                  Fixed-rate loans             $   58,245   $   36,285   $    9,983
                  Adjustable-rate loans            46,325       26,048        2,282
             Unused lines of credit                71,189       63,091       37,748
             Standby letters of credit              8,120        6,862        6,716
        Interest rate risk management:
             Interest rate cap agreements              --       50,000       50,000
                                               ==========   ==========   ==========

        (a)     Lending-Related Instruments

                The contractual amounts of loan origination commitments, unused lines of credit and standby letters of credit represent the Company's maximum potential exposure to credit loss, assuming
                (i) the instruments are fully funded at a later date, (ii) the borrowers do not meet the contractual payment obligations, and
                (iii) any collateral or other security proves to be worthless. The contractual amounts of these instruments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded and others may not be fully drawn upon. Substantially all of these lending-related instruments have been entered into with customers located in the Company's primary market area described in note 6.

                Loan origination commitments are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates (generally ranging up to 60 days) or other termination clauses, and may require payment of a fee by the customer. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral, if any, obtained by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include mortgages on

                                     F - 38                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                residential and commercial real estate, deposit accounts with the Company, and other property. The Company's fixed-rate loan origination commitments at June 30, 2003 provide for interest rates ranging principally from 4.50% to 7.88%.

                Unused lines of credit are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates or other termination clauses. The amount of collateral obtained, if deemed necessary by the Company, is based on management's credit evaluation of the borrower.

                Standby letters of credit are conditional commitments issued by the Company to assure the performance of financial obligations of a customer to a third party. These commitments are primarily issued in favor of local municipalities to support the obligor's completion of real estate development projects. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        (b)     Interest Rate Cap Agreements

                At September 30, 2002 and 2001, the Company was a party to two interest rate cap agreements with a total notional amount of $50,000 and maturity dates in March and April 2003. These agreements were entered into to reduce the variability of cash flows from potentially higher interest payments associated with upward interest rate repricings on a portion of the Company's certificate of deposit accounts and borrowings. The counterparties to the agreements are obligated to make payments to the Company, based on the notional amounts, to the extent that the three-month LIBOR rate exceeds specified levels during the term of the agreements. These specified rate levels are 8.25% and 6.50% for interest rate cap agreements with notional amounts of $30,000 and $20,000, respectively.

                The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as of October 1, 2000, and recorded an after-tax transition adjustment of $41 to recognize the interest rate cap agreements at fair value. The Company's interest rate cap agreements are accounted for as cash flow hedges under SFAS No. 133 and are reported at fair value, which was insignificant at both September 30, 2002 and 2001. Interest expense for the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002 and 2001 includes charges of $16, $51, $68 and $157, respectively, for the effect of the interest rate cap agreements. The remaining amount reported in accumulated other comprehensive income with respect to these agreements at September 30, 2002 will be reclassified into earnings during fiscal 2003.

(17)    Commitments and Contingencies

        Certain premises and equipment are leased under operating leases with terms expiring through 2025. The Company has the option to renew certain of these leases for terms of up to five years. Future minimum rental payments due under noncancelable operating leases with initial or remaining terms of more than one year at September 30, 2002 are $2,005 for fiscal 2003, $2,070 for fiscal 2004, $1,870 for fiscal 2005, $1,329 for fiscal 2006, $1,279 for fiscal 2007 and a total of $3,382 for later years. Occupancy and office operations expense includes net rent expense of $900 and $853 for the nine months ended

                                     F - 39                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        June 30, 2003 and 2002, respectively, and $1,137, $1,076 and $1,008 for the years ended September 30, 2002, 2001 and 2000, respectively.

        The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. Management, after consultation with legal counsel, does not anticipate losses on any of these claims or actions that would have a material adverse effect on the consolidated financial statements.

(18)    Fair Values of Financial Instruments

        SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information for those financial instruments for which it is practicable to estimate fair value, whether or not such financial instruments are recognized in the consolidated statements of financial condition. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

        Quoted market prices are used to estimate fair values when those prices are available, although active markets do not exist for many types of financial instruments. Fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These estimates are highly subjective and require judgments regarding significant matters, such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

        The following is a summary of the carrying amounts and estimated fair values of financial assets and liabilities (none of which were held for trading purposes):

                                                                                         September 30,
                                                    June 30,          -------------------------------------------------
                                                     2003                      2002                      2001
                                            -----------------------   -----------------------   -----------------------
                                             Carrying    Estimated     Carrying    Estimated     Carrying    Estimated
                                              amount     fair value     amount     fair value     amount     fair value
                                            ----------   ----------   ----------   ----------   ----------   ----------
        Financial assets:
           Cash and due from banks          $   43,473   $   43,473   $   35,093   $   35,093   $   16,447   $   16,447
           Securities available for sale       251,913      251,913      206,146      206,146      163,928      163,928
           Securities held to maturity          82,787       85,576       86,791       90,706       71,355       73,660
           Loans                               682,555      713,430      660,816      678,927      606,146      624,020
           Accrued interest receivable           4,427        4,427        5,491        5,491        5,597        5,597
           FHLB stock                            5,819        5,819        5,348        5,348        5,521        5,521
        Financial liabilities:
           Deposits                            857,534      860,218      799,626      802,040      653,100      655,675
           FHLB borrowings                     116,732      120,529      102,968      106,308      110,427      113,970
           Mortgage escrow funds                13,055       13,055        3,747        3,747        6,197        6,197
                                            ==========   ==========   ==========   ==========   ==========   ==========

                                     F - 40                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        The following paragraphs summarize the principal methods and assumptions used by management to estimate the fair value of the Company's financial instruments.

        (a)     Securities

                The estimated fair values of securities were based on quoted market prices.

        (b)     Loans

                Fair values were estimated for portfolios of loans with similar financial characteristics. For valuation purposes, the total loan portfolio was segregated into adjustable-rate and fixed-rate categories. Fixed-rate loans were further segmented by type, such as residential mortgage, commercial mortgage, commercial business and consumer loans. Loans were also segmented by maturity dates.

                Fair values were estimated by discounting scheduled future cash flows through estimated maturity using a discount rate equivalent to the current market rate on loans that are similar with regard to collateral, maturity and the type of borrower. The discounted value of the cash flows was reduced by a credit risk adjustment based on loan categories. Based on the current composition of the Company's loan portfolio, as well as past experience and current economic conditions and trends, the future cash flows were adjusted by prepayment assumptions that shortened the estimated remaining time to maturity and therefore affected the fair value estimates.

        (c)     Deposits

                In accordance with SFAS No. 107, deposits with no stated maturity (such as savings, demand and money market deposits) were assigned fair values equal to the carrying amounts payable on demand. Certificates of deposit were segregated by account type and original term, and fair values were estimated by discounting the contractual cash flows. The discount rate for each account grouping was equivalent to the current market rates for deposits of similar type and maturity.

                These fair values do not include the value of core deposit relationships that comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source that has a substantial value separate from the deposit balances.

        (d)     FHLB Borrowings

                Fair values of FHLB borrowings were estimated by discounting the contractual cash flows. A discount rate was utilized for each outstanding borrowing equivalent to the then-current rate offered by the FHLB on borrowings of similar type and maturity.

        (e)     Other Financial Instruments

                The other financial assets and liabilities listed in the preceding table have estimated fair values that approximate the respective carrying amounts because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

                                     F - 41                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                The fair values of the Company's off-balance-sheet financial instruments described in note 16 were estimated based on current market terms (including interest rates and fees), considering the remaining terms of the agreements and the credit worthiness of the counterparties. At June 30, 2003, September 30, 2002 and 2001, the estimated fair values of these instruments approximated the related carrying amounts, which were insignificant.

(19)    Recent Accounting Standards and Interpretations

        In October 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 147, Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No.
        9. This statement removes acquisitions of financial institutions from the scope of both SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. As a result, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the statement. The Company does not currently have any SFAS No. 72 goodwill and, as a result, the adoption of this statement is not expected to have a material impact on the consolidated financial statements.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results. The provisions of this standard are not expected to have a material impact on the consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, for certain decisions made by the Board as part of the Derivative Implementation Group process. This statement is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. Management does not expect that the provisions of SFAS No. 149 will have a material impact on the results of operations or financial condition.

        SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity was issued in May 2003. Under this statement, certain freestanding financial instruments that embody obligations for the issuer and that are now classified in equity, must be classified as liabilities (or as assets in some circumstances). Generally, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this standard is not expected to have a material impact on the consolidated financial statements.

                                     F - 42                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

        FASB Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, was issued in November 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation also requires a guarantor to recognize, at fair value, a liability for the obligation at inception of the guarantee (effective for guarantees issued or modified after December 31, 2002). The provisions of FIN No. 45 is not expected to have a material impact on the consolidated financial statements.

        In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, to provide guidance on the identification of entities controlled through means other than voting rights. FIN No. 46 specifies how a business enterprise should evaluate its interests in a variable interest entity to determine whether to consolidate that entity. A variable interest entity must be consolidated by its primary beneficiary if the entity does not effectively disperse risks among the parties involved. A public company with a variable interest in an entity created before February 1, 2003 must apply FIN No. 46 in the first interim or annual period beginning after June 15, 2003. The adoption of FIN No. 46 is not expected to have a significant effect on the consolidated financial statements.

(20)    Condensed Parent Company Financial Statements

        Set forth below are the condensed statements of financial condition of Provident Bancorp, Inc. and the related condensed statements of income and cash flows:

                                                                    September 30,
Condensed Statements of                           June 30,    -----------------------
 Financial Condition                                2003         2002         2001
                                                 ----------   ----------   ----------
        Assets:
             Cash                                $    5,053   $      641   $    2,847
             Securities available for sale            2,316        6,466        6,510
             Loan receivable from ESOP                1,880        2,256        2,632
             Investment in Provident Bank           107,559      102,805       90,419
             Other assets                                93          195          305
                                                 ----------   ----------   ----------
                       Total assets              $  116,901   $  112,363   $  102,713
                                                 ==========   ==========   ==========
        Liabilities                              $    1,164   $    1,496   $       93
        Stockholders' equity                        115,737      110,867      102,620
                                                 ----------   ----------   ----------
                       Total liabilities and
                        stockholders' equity     $  116,901   $  112,363   $  102,713
                                                 ==========   ==========   ==========

                                     F - 43                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                                                        Nine months ended June 30,           Year ended September 30,
                                                        --------------------------    --------------------------------------
                                                           2003           2002           2002          2001          2000
                                                        ----------    ------------    ----------    ----------    ----------
Condensed statements of income
     Interest income                                    $      210    $        342    $      450    $      626    $      902
     Dividends from Provident Bank                           3,500              --            --            --         2,000
     Gain on sale of securities available
      for sale                                                  92             123           123           431            --
     Non-interest expense                                     (129)           (182)         (226)         (180)         (180)
     Income tax expense                                        (72)           (109)         (134)         (338)         (279)
                                                        ----------    ------------    ----------    ----------    ----------
               Income before equity in undistributed
                earnings of Provident Bank                   3,601             174           213           539         2,443
     Equity in undistributed earnings of
      Provident Bank                                         5,066           7,096         9,314         6,943         3,429
                                                        ----------    ------------    ----------    ----------    ----------
               Net income                               $    8,667    $      7,270    $    9,527    $    7,482    $    5,872
                                                        ==========    ============    ==========    ==========    ==========
Condensed statements of cash flows
     Cash flows from operating activities:
          Net income                                    $    8,667    $      7,270    $    9,527    $    7,482    $    5,872
          Adjustments  to reconcile  net income
           to net cash provided  by (used in)
           operating activities:
               Equity in undistributed earnings of
                Provident Bank                              (5,066)         (7,096)       (9,314)       (6,943)       (3,429)
               Other adjustments, net                         (407)           (851)          755          (674)         (781)
                                                        ----------    ------------    ----------    ----------    ----------
               Net cash provided by (used in)
                operating activities                         3,194            (677)          968          (135)        1,662
     Cash flows from investing activities:
          Purchases of securities available for sale            --          (2,261)       (2,296)       (2,431)       (1,008)
          Proceeds from maturities of securities
           available for sale                                2,100              --            --            --            --
          Proceeds from sales of securities available
           for sale                                          2,142           2,324         2,374         6,810           984
          ESOP loan principal repayments                       376             376           376           376           376
                                                        ----------    ------------    ----------    ----------    ----------
               Net cash provided by investing
                activities                                   4,618             439           454         4,755           352
                                                        ----------    ------------    ----------    ----------    ----------
     Cash flows from financing activities:
          Treasury shares purchased                         (1,898)           (775)       (1,971)       (1,155)       (3,203)
          Cash dividends paid                               (1,871)         (1,500)       (1,935)         (807)       (1,049)
          Stock option transactions                            369             234           278            60            --
                                                        ----------    ------------    ----------    ----------    ----------
               Net cash used in financing activities        (3,400)         (2,041)       (3,628)       (1,902)       (4,252)
                                                        ----------    ------------    ----------    ----------    ----------
               Net increase (decrease) in cash               4,412          (2,279)       (2,206)        2,718        (2,238)
     Cash at beginning of year                                 641           2,847         2,847           129         2,367
                                                        ----------    ------------    ----------    ----------    ----------
     Cash at end of year                                $    5,053    $        568    $      641    $    2,847    $      129
                                                        ==========    ============    ==========    ==========    ==========

                                     F - 44                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

(21)    Quarterly Results of Operations (Unaudited)

        The following is a condensed summary of quarterly results of operations for the years ended September 30, 2002 and 2001:

                                         First        Second        Third       Fourth
                                        quarter      quarter       quarter     quarter
                                       ----------   ----------   ----------   ----------
Year ended September 30, 2002
-----------------------------
   Interest and dividend income        $   14,761   $   14,558   $   15,010   $   15,622
   Interest expense                         4,791        4,192        4,217        4,001
                                       ----------   ----------   ----------   ----------
              Net interest income           9,970       10,366       10,793       11,621

   Provision for loan losses                  225          175          200          300
   Non-interest income                      1,284        1,230        1,338        1,549
   Non-interest expense                     7,153        7,270        8,479        9,259
                                       ----------   ----------   ----------   ----------
              Income before income
               tax expense                  3,876        4,151        3,452        3,611
   Income tax expense                       1,350        1,550        1,309        1,354
                                       ----------   ----------   ----------   ----------
              Net income               $    2,526   $    2,601   $    2,143   $    2,257
                                       ==========   ==========   ==========   ==========
   Earnings per common share:
   Basic                               $     0.32   $     0.34   $     0.28   $     0.29
   Diluted                                   0.32         0.33         0.27         0.29
                                       ==========   ==========   ==========   ==========

Year ended September 30, 2001
-----------------------------
   Interest and dividend income        $   15,369   $   15,361   $   15,155   $   15,093
   Interest expense                         7,061        6,921        6,412        5,850
                                       ----------   ----------   ----------   ----------
              Net interest income           8,308        8,440        8,743        9,243
   Provision for loan losses                  360          360          360          360
   Non-interest income                      1,051        1,023        1,477        1,155
   Non-interest expense                     6,125        6,739        6,664        6,903
                                       ----------   ----------   ----------   ----------
              Income before income
                 tax expense                2,874        2,364        3,196        3,135
   Income tax expense                         999          799        1,092        1,197
                                       ----------   ----------   ----------   ----------
              Net income               $    1,875   $    1,565   $    2,104   $    1,938
                                       ==========   ==========   ==========   ==========
   Earnings per common share:
   Basic                               $     0.24   $     0.20   $     0.27   $     0.25
   Diluted                                   0.24         0.20         0.27         0.25
                                       ==========   ==========   ==========   ==========

--------------------------------------------------------------------------------
No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Provident Bancorp, Inc. or Provident Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Provident Bancorp, Inc. or Provident Bank since any of the dates as of which information is furnished herein or since the date hereof.

                             Up to 15,525,000 Shares
                              (Anticipated Maximum)

                             Provident Bancorp, Inc.

                              (Holding Company for
                                 Provident Bank)

                                  COMMON STOCK
                            par value $0.01 per share

                                   ----------

                                   PROSPECTUS

                                   ----------

                                 Ryan Beck & Co.

                               November ___, 2003

                                   ----------

 These securities are not deposits or accounts and are not federally insured or guaranteed.

                                   ----------

Until December ___, 2003 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.
--------------------------------------------------------------------------------

PART II:          INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution

                                                                                          Amount(1)
                                                                                         -----------

         *        Registrant's Legal Fees and Expenses...............................    $   600,000
         *        E.N.B. Holding Company's Legal Fees and Expenses...................        550,000
         *        Registrant's Accounting Fees and Expenses..........................        175,000
         *        E.N.B. Holding Company's Accounting Fees and Expenses..............        290,000
         *        E.N.B. Holding Company's Financial Advisory Fees and Expenses......      2,574,124
         *        Conversion Agent and Data Processing Fees..........................         75,000
         *        Marketing Agent Fees and Expenses (2)..............................      1,309,040
         *        Appraisal and Business Plan Fees and Expenses......................        187,500
         *        Registrant's Financial Advisory Fees and Expenses..................        157,500
         *        Printing, Postage and Mailing......................................        325,000
         *        Filing Fees (OTS, NASD, Nasdaq and SEC)............................         97,660
         *        Other..............................................................        159,176
                                                                                         -----------
         *        Total .............................................................    $ 6,500,000
                                                                                         ===========

---------------
*        Estimated
(1) Includes expenses related to the acquisition of E.N.B. Holding Company, Inc.
(2) Provident Bancorp, Inc. has retained Ryan, Beck & Co., Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the midpoint of the offering range.

Item 14.          Indemnification of Directors and Officers

         Articles TENTH and ELEVENTH of the Certificate of Incorporation of Provident Bancorp, Inc. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

         TENTH:
         -----

         A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an

"undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

         ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 15.          Recent Sales of Unregistered Securities

                  Not Applicable.

Item 16.          Exhibits and Financial Statement Schedules:

                  The exhibits and financial statement schedules filed as part of this registration statement are as follows:

         (a)      List of Exhibits

1.1      Engagement Letter between Provident Bancorp, Inc. and Ryan, Beck & Co.,
         Inc.
1.2 Form of Agency Agreement between Provident Bancorp, Inc. and Ryan, Beck & Co., Inc. *
2.1      Plan of Conversion and Reorganization
2.2 Agreement and Plan of Reorganization by and between Provident Bancorp, MHC, Provident Bancorp, Inc., a Federal corporation, Provident Bancorp, Inc., a Delaware corporation, Provident Bank and E.N.B. Holding Company, Inc. and Ellenville National Bank*****
3.1      Certificate of Incorporation of Provident Bancorp, Inc.
3.2      Bylaws of Provident Bancorp, Inc.
4        Form of Common Stock Certificate of Provident Bancorp, Inc.
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8        Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1     Employee Stock Ownership Plan**
10.2     Employment Agreement with George Strayton, as amended**
10.3     Form of Employment Agreement**
10.4     Deferred Compensation Agreement**
10.5     Supplemental Executive Retirement Plan, as amended**
10.6     Management Incentive Program**
10.7     1996 Long-Term Incentive Plan for Officers and Directors, as amended**
10.8     Provident Bank 2000 Stock Option Plan***
10.9     Provident Bank 2000 Recognition and Retention Plan***
21       Subsidiaries of Registrant
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2     Consent of KPMG LLP
23.3     Consent of RP Financial, LC.
24       Power of Attorney (set forth on signature page)
99.1     Appraisal Agreement between Provident Bancorp, Inc. and RP Financial,
         LC.
99.2     Business Plan Agreement between the Registrant and RP Financial, LC
99.3     Appraisal Report of RP Financial, LC.****
99.4     Letter of RP Financial, LC. with respect to Subscription Rights
99.5     Marketing Materials*
99.6     Order and Acknowledgment Form*
99.7     Prospectus Supplement for participants in the Provident Bank 401(k)
         Plan

------------------------------
*        To be filed supplementally or by amendment.
** Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-63593), originally filed with the Commission on September 17, 1998 and amended on November 6, 1998 and November 12, 1998.
*** Incorporated by reference from Provident Bancorp, Inc.'s Proxy Statement for the 2000 Annual Meeting of Stockholders filed with the Commission on January 18, 2000.
****     Supporting financial schedules filed pursuant to Rule 202 of Regulation
         S-T.

***** Incorporated by Reference to Exhibit 2.1 to the Current Report on Form 8-K of Provident Bancorp, Inc., a Federal corporation, filed with the Commission on July 3, 2003 (File No. 0-25223).

         (b)      Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.          Undertakings

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Villiage of Montebello, State of New York on September __, 2003.


                                            PROVIDENT BANCORP, INC.


                                       By:  /s/ GEORGE STRAYTON
                                            ------------------------------------
                                            George Strayton
                                            President, Chief Executive Officer
                                            and Director
                                            (Duly Authorized Representative)


                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Provident Bancorp, Inc. (the "Company") hereby severally constitute and appoint George Strayton as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said George Strayton may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said George Strayton shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signatures                              Title                            Date
          ----------                              -----                            ----

/s/ GEORGE STRAYTON                  President, Chief Executive             September __, 2003
-------------------------------      Officer and Director (Principal
George Strayton                      Executive Officer)


/s/ PAUL A. MAISCH                   Senior Vice President and Chief        September __, 2003
-------------------------------      Financial Officer (Principal
Paul A. Maisch                       Financial and Accounting Officer)


/s/ WILLIAM F. HELMER                Chairman of the Board                  September __, 2003
-------------------------------
William F. Helmer


/s/ DENNIS L. COYLE                  Vice Chairman of the Board             September __, 2003
-------------------------------
Dennis L. Coyle


/s/ JUDITH HERSHAFT                  Director                               September __, 2003
-------------------------------
Judith Hershaft

/s/ THOMAS F. JAUNTIG, JR.           Director                               September 10, 2003
-------------------------------
Thomas F. Jauntig, Jr.


/s/ DONALD T. MCNELIS                Director                               September 10, 2003
-------------------------------
Donald T. McNelis


/s/ RICHARD A. NOZELL                Director                               September 10, 2003
-------------------------------
Richard A. Nozell


/s/ WILLIAM R. SICHOL, JR.           Director                               September 10, 2003
-------------------------------
William R. Sichol, Jr.


/s/ BURT STEINBERG                   Director                               September 10, 2003
-------------------------------
Burt Steinberg


                                     Director
-------------------------------
F. Gary Zeh

   As filed with the Securities and Exchange Commission on September 15, 2003

                                                   Registration No. 333-________
================================================================================


                     ---------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     ---------------------------------------









                                    EXHIBITS
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1










                             Provident Bancorp, Inc.
                              Montebello, New York




================================================================================

                                  EXHIBIT INDEX


1.1      Engagement Letter between Provident Bancorp, Inc. and Ryan, Beck & Co.,
         Inc.
1.2 Form of Agency Agreement between Provident Bancorp, Inc. and Ryan, Beck & Co., Inc. *
2.1      Plan of Conversion and Reorganization
2.2 Agreement and Plan of Reorganization by and between Provident Bancorp, MHC, Provident Bancorp, Inc., a Federal corporation, Provident Bancorp, Inc., a Delaware corporation, Provident Bank and E.N.B. Holding Company, Inc. and Ellenville National Bank*****
3.1      Certificate of Incorporation of Provident Bancorp, Inc.
3.2      Bylaws of Provident Bancorp, Inc.
4        Form of Common Stock Certificate of Provident Bancorp, Inc.
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8        Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1     Employee Stock Ownership Plan**
10.2     Employment Agreement with George Strayton, as amended**
10.3     Form of Employment Agreement**
10.4     Deferred Compensation Agreement**
10.5     Supplemental Executive Retirement Plan**
10.6     Management Incentive Program**
10.7     1996 Long-Term Incentive Plan for Officers and Directors, as amended**
10.8     Provident Bank 2000 Stock Option Plan**
10.9     Provident Bank 2000 Recognition and Retention Plan***
21       Subsidiaries of Registrant
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2     Consent of KPMG LLP
23.3     Consent of RP Financial, LC.
24       Power of Attorney (set forth on signature page)
99.1     Appraisal Agreement between the Provident Bancorp, Inc. and RP
         Financial, LC.
99.2     Business Plan Agreement between Provident Bancorp, Inc. and RP
         Financial, LC.
99.3     Appraisal Report of RP Financial, LC.*, ****
99.4     Letter of RP Financial, LC. with respect to Subscription Rights
99.5     Marketing Materials*
99.6     Order and Acknowledgment Form*
99.7     Prospectus Supplement for participants in the Provident Bank 401(k)
         Plan

------------------------------
*        To be filed supplementally or by amendment.
** Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-63593), originally filed with the Commission on September 17, 1998 and amended on November 6, 1998 and November 12, 1998.
*** Incorporated by reference from Provident Bancorp, Inc.'s Proxy Statement for the 2000 Annual Meeting of Stockholders filed with the Commission on January 18, 2000.
****     Supporting financial schedules filed pursuant to Rule 202 of Regulation
         S-T.
***** Incorporated by Reference to Exhibit 2.1 to the Current Report on Form 8-K of Provident Bancorp, Inc., a Federal corporation, filed with the Commission on July 3, 2003 (File No. 0-25223).